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INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on May 17, 2019

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Elanco Animal Health Incorporated
(Exact name of registrant as specified in its charter)

Indiana (State or Other Jurisdiction of Incorporation or Organization)	2834 (Primary Standard Industrial Classification Code Number)	82-5497352 (I.R.S. Employer Identification Number)

2500 Innovation Way
Greenfield, Indiana 46140
(877) 352-6261
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Michael-Bryant Hicks, Esq.
2500 Innovation Way
Greenfield, Indiana 46140
(877) 352-6261
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Taavi Annus, Esq.
Bryan Cave Leighton Paisner LLP
One Metropolitan Square
211 N. Broadway, Suite 3600
St. Louis, Missouri 63102
Tel: (314) 259-2000
Fax: (314) 259-2020

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after the effectiveness of this registration statement.

           If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐ Emerging growth company ☐

           If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

           If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

           Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐

           Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fees(3)

3.912% Senior Notes due 2021	$500,000,000	100%	$500,000,000	$60,600.00

4.272% Senior Notes due 2023	$750,000,000	100%	$750,000,000	$90,900.00

4.900% Senior Notes due 2028	$750,000,000	100%	$750,000,000	$90,900.00

Total			$2,000,000,000(2)	$242,400.00

(1)
Represents the aggregate principal amount of each series of notes to be offered in the exchange offers to which the registration statement relates.

(2)
Represents the maximum aggregate offering price of all notes to be offered in the exchange offers to which the registration statement relates.

(3)
Computed in accordance with Rule 457(f) under the Securities Act.

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 17, 2019

Elanco Animal Health Incorporated

Offer to Exchange

up to $500,000,000 principal amount of our 3.912% Senior Notes due 2021 registered under the Securities Act, for any and all of its outstanding 3.912% Senior Notes due 2021;

up to $750,000,000 principal amount of our 4.272% Senior Notes due 2023 registered under the Securities Act, for any and all of its outstanding 4.272% Senior Notes due 2023; and

up to $750,000,000 principal amount of our 4.900% Senior Notes due 2028 registered under the Securities Act, for any and all outstanding unregistered 4.900% Senior Notes due 2028

          We are offering, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letters of transmittal, to exchange up to $500,000,000 aggregate principal amount of our new 3.912% Senior Notes due 2021 (the "2021 Exchange Notes") for a like amount of our outstanding unregistered 3.912% Senior Notes due 2021 (the "2021 Original Notes"), up to $750,000,000 aggregate principal amount of our new 4.272% Senior Notes due 2023 (the "2023 Exchange Notes") for a like amount of our outstanding unregistered 4.272% Senior Notes due 2023 (the "2023 Original Notes"), and up to $750,000,000 aggregate principal amount of our new 4.900% Senior Notes due 2028 (the "2028 Exchange Notes" and, collectively with the 2021 Exchange Notes and the 2023 Exchange Notes, the "Exchange Notes") for a like amount of our outstanding unregistered 4.900% Senior Notes due 2028 (the "2028 Original Notes" and, collectively with the 2021 Original Notes and the 2023 Original Notes, the "Original Notes"). We refer to the Exchange Notes and the Original Notes together as the "notes" in this prospectus. We refer to the offers to exchange, collectively, as the "Exchange Offers."

  Terms of the Exchange Offers:

  •
  The Exchange Offers expire at 5:00 p.m., New York City time, on                        , 2019, unless extended.

  •
  All outstanding Original Notes that are validly tendered and not validly withdrawn prior to the expiration of the Exchange Offers will be exchanged.

  •
  You may withdraw tenders of Original Notes at any time prior to the expiration of the Exchange Offers.

  •
  We issued the Original Notes in a transaction not requiring registration under the Securities Act of 1933, as amended (the "Securities Act"). We are making the Exchange Offers in order to satisfy certain of our obligations under the exchange and registration rights agreement entered into in connection with that transaction.

  •
  The exchange of Original Notes for Exchange Notes will not be a taxable event for U.S. federal income tax purposes.

  •
  We will not receive any proceeds from the Exchange Offers.

  •
  The terms of each series of Exchange Notes are substantially identical to the terms of the applicable series of Original Notes, except (i) the Exchange Notes are registered under the Securities Act, (ii) the transfer restrictions and registration rights applicable to the Original Notes do not apply to the Exchange Notes, and (iii) the Exchange Notes will not contain provisions relating to additional interest relating to our registration obligations.

          There is no established trading market for the Exchange Notes or the Original Notes. We do not intend to apply for listing of the Exchange Notes on any national securities exchange or for quotation through any quotation system.

          Any Original Notes not tendered in the Exchange Offers will remain outstanding and continue to be subject to all the terms and conditions specified in the indenture, including transfer restrictions, but will not retain any rights under the exchange and registration rights agreement (including the right to earn additional interest relating to our registration obligations) after the consummation of the Exchange Offers. Except in limited circumstances with respect to specific types of holders of Original Notes, we will have no further obligation to provide for the registration under the Securities Act of such Original Notes. In general, the Original Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

          Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offers must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration of the Exchange Offers, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

          For a discussion of factors you should consider in determining whether to tender your Original Notes, see the information under "Risk Factors" beginning on page 15 of this prospectus.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2019

ABOUT THIS PROSPECTUS

        We have not authorized anyone to give any information or to make any representations concerning these Exchange Offers except that which is in this prospectus, or which is referred to under "Where You Can Find More Information." If anyone gives or makes any other information or representation, you should not rely on it. This prospectus is not an offer to sell or a solicitation of an offer to buy securities in any circumstances in which the offer or solicitation is unlawful. You should not interpret the delivery of this prospectus, or any sale of securities, as an indication that there has been no change in our affairs since the date of this prospectus. You should also be aware that information in this prospectus may change after this date.

        We have filed with the Securities and Exchange Commission, or the SEC, a registration statement on Form S-4 with respect to the Exchange Notes. This prospectus, which forms part of this registration statement, does not contain all the information included in the registration statement, including its exhibits and schedules. For further information about us and the notes described in this prospectus, you should refer to the registration statement and its exhibits and schedules. Statements we make in this prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement, because those statements are qualified in all respects by reference to those exhibits. The registration statement, including the exhibits and schedules, is available at the SEC's website at www.sec.gov.

i

        You may also obtain this information without charge by writing or telephoning us at the following address and telephone number:

Elanco Animal Health Incorporated
2500 Innovation Way
Greenfield, Indiana 46140
(877) 352-6261
Attn: General Counsel and Corporate Secretary

        If you would like to request copies of these documents, please do so by                              , 2019 (which is five business days before the scheduled expiration of the exchange offers) in order to receive them before the expiration of the Exchange Offers.

        As used in this prospectus, unless the context requires otherwise, (i) references to "Elanco," the "Company," "we," "us" or "our" refer to Elanco Animal Health Incorporated, an Indiana corporation and its subsidiaries and (ii) references to "Lilly" refer to Eli Lilly and Company, an Indiana corporation, and its subsidiaries, except Elanco and Elanco's subsidiaries shall not be deemed part of Lilly during the periods before March 11, 2019, when the majority of Elanco's shares were controlled by Lilly.

        Unless otherwise indicated, information contained in this prospectus concerning Elanco's industry and the markets in which Elanco operates, including general expectations and market positions, market opportunity and market share, is based on information from third-party sources and estimates of Elanco's management. Certain statements, where indicated, are based on information published by Vetnosis Limited ("Vetnosis"), a research and consulting firm specializing in global animal health and veterinary medicine, and estimates of Elanco's management. Management estimates are derived from publicly available information, knowledge of Elanco's industry and assumptions based on such information and knowledge, which Elanco believes to be reasonable. Management estimates have not been verified by any independent source. In addition, assumptions and estimates of Elanco's and its industry's future performances are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in "Risk Factors." These and other factors could cause future performance to differ materially from Elanco's assumptions and estimates. See "Cautionary Statement Concerning Forward-Looking Statements."

ii

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements, including, without limitation, statements concerning the Exchange Offers, our indebtedness, our ability to make interest and principal payments on our indebtedness, our ability to satisfy the covenants contained in our indebtedness, the redemption of the notes, our industry and our operations, performance and financial condition, including in particular, statements relating to our business, growth strategies, product development efforts, and future expenses. Forward-looking statements can be identified by words such as "anticipates," "intends," "plans," "seeks," "believes," "estimates," "expects," and similar references to future periods, or by the inclusion of forecasts or projections. Examples of forward-looking statements include, but are not limited to, statements we make regarding the outlook for our future business and financial performance, such as those contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy, and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions and the following:

  •
  heightened competition, including from innovation or generics;

  •
  the impact of disruptive innovations and advances in veterinary medical practices, animal health technologies and alternatives to animal-derived protein;

  •
  changes in regulatory restrictions on the use of antibiotics in food animals;

  •
  impact of generic products;

  •
  our ability to implement our business strategies or achieve targeted cost efficiencies and gross margin improvements;

  •
  consolidation of our customers and distributors;

  •
  an outbreak of infectious disease carried by food animals;

  •
  the success of our R&D and licensing efforts;

  •
  our ability to complete acquisitions and successfully integrate the businesses we acquire;

  •
  misuse or off-label use of our products;

  •
  unanticipated safety, quality or efficacy concerns associated with our products;

  •
  the impact of weather conditions and the availability of natural resources;

  •
  risks related to our presence in emerging markets;

  •
  changes in U.S. foreign trade policy, imposition of tariffs or trade disputes;

  •
  the impact of global macroeconomic conditions; and

  •
  the effect on our business of the transactions involving the separation of our business from that of Lilly and the distribution of Lilly's interest in us to its shareholders through an exchange offer consummated on March 11, 2019.

        See "Risk Factors" for a further description of these and other factors. Although we have attempted to identify important risk factors, there may be other risk factors not presently known to us or that we presently believe are not material that could cause actual results and developments to differ materially from those made in or suggested by the forward-looking statements contained in this prospectus. If any of these risks materialize, or if any of the above assumptions underlying forward-looking statements prove incorrect, actual results and developments may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus. For the reasons described above, we caution you against relying on any forward-looking statements, which should also be read in conjunction with the other cautionary statements that are included elsewhere in this prospectus. Any forward-looking statement made by us in this prospectus speaks only as of the date thereof. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or to revise any forward-looking statement, whether as a result of new information, future developments, or otherwise, except as may be required by law. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless specifically expressed as such, and should be viewed as historical data.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may access this information on the SEC's website, which contains reports, proxy statements and other information that we file electronically with the SEC. The address of that website is www.sec.gov. You may also consult our website for more information about Elanco. Our website is www.elanco.com. Information included on this website is not incorporated by reference into this prospectus.

 PROSPECTUS SUMMARY

        This summary highlights selected information appearing elsewhere in this prospectus and is, therefore, qualified in its entirety by the more detailed information appearing elsewhere in this prospectus. It may not contain all the information that is important to you. We urge you to read carefully this entire prospectus and the other documents to which it refers to understand fully the terms of the Exchange Notes and the Exchange Offers. You should pay special attention to "Risk Factors" and "Cautionary Statement Concerning Forward-Looking Statements."

Our Company

        Elanco is a premier animal health company that innovates, develops, manufactures and markets products for companion and food animals. Headquartered in Greenfield, Indiana, Elanco is the fourth largest animal health company in the world, with revenue of $3.1 billion for the year ended December 31, 2018. Globally, Elanco is #1 in medicinal feed additives, #2 in poultry and #3 in cattle, measured by 2017 revenue, according to Vetnosis. Elanco also has one of the broadest portfolios of pet parasiticides in the companion animal sector. Elanco offers a diverse portfolio of more than 125 brands that make it a trusted partner to veterinarians and food animal producers in more than 90 countries.

        On September 24, 2018, Elanco's initial public offering (the "IPO") was completed, pursuant to which Elanco issued and sold 19.8% of Elanco's total outstanding shares. On September 20, 2018, Elanco common stock began trading on the NYSE under the symbol "ELAN." On September 24, 2018, immediately preceding the completion of the IPO, Lilly transferred to Elanco substantially all of its animal health businesses in exchange for (i) all of the net proceeds ($1,659.7 million) Elanco received from the sale of Elanco common stock in the IPO, including the net proceeds it received as a result of the exercise in full of the underwriters' option to purchase additional shares, (ii) all of the net proceeds (approximately $2,000 million) Elanco received in the Senior Notes Offering (as defined below) and (iii) all of the net proceeds ($498.6 million) Elanco received from the entry into the Term Facility (as defined below).

        On March 11, 2019, Lilly completed the disposition of its remaining interest in us through a tax-free exchange offer pursuant to which it transferred its remaining holdings in us to its shareholders in exchange for shares of Lilly common stock. We refer to this transaction in this prospectus as the "Split-Off." Following the Split-Off, Lilly no longer owns any shares in us, and we are an independent publicly trading company.

        In addition, immediately prior to the completion of the IPO, Elanco and Lilly entered into certain agreements that provide a framework for Elanco's ongoing relationship with Lilly, which agreements remain in effect following the completion of the Split-Off. For more information, see "Certain Relationships and Related Party Transactions—Relationship between Elanco and Lilly."

        Elanco's vision is to enrich the lives of people through food—making protein more accessible and affordable—and through pet companionship—helping pets live longer, healthier lives. Elanco advances its vision by offering products in four primary categories:

  •
  Companion Animal Disease Prevention ("CA Disease Prevention").  Elanco has one of the broadest parasiticide portfolios in the companion animal sector based on indications, species and formulations, with products that protect pets from worms, fleas and ticks. Combining its parasiticide portfolio with its vaccines presence, Elanco is a leader in the U.S. in the disease prevention category based on share of revenue.

  •
  Companion Animal Therapeutics ("CA Therapeutics").  Elanco has a broad pain and osteoarthritis portfolio across species, modes of action, indications and disease stages. Pet owners are increasingly treating osteoarthritis in their pets, and Elanco's Galliprant product is one of the fastest growing osteoarthritis treatments in the U.S. Elanco also has treatments for otitis (ear infections), as well as cardiovascular and dermatology indications.

  •
  Food Animal Future Protein & Health ("FA Future Protein & Health").  Elanco's portfolio in this category, which includes vaccines, nutritional enzymes and animal-only antibiotics, serves the growing demand for protein and includes innovative products in poultry and aquaculture production, where demand for animal health products is outpacing overall industry growth. Elanco is focused on developing functional nutritional health products that promote food animal health, including enzymes, probiotics and prebiotics. Elanco is a leader in providing vaccines as alternatives to antibiotics to promote animal health based on share of revenue.

  •
  Food Animal Ruminants & Swine ("FA Ruminants & Swine").  Elanco has developed a range of food animal products used extensively in ruminant (e.g., cattle, sheep and goats) and swine production.

Corporate Information

        Elanco Animal Health Incorporated was incorporated in Indiana on May 3, 2018. Elanco's principal executive offices are located at 2500 Innovation Way, Greenfield, Indiana 46140, and the telephone number is (877) 352-6261. The corporate website address is www.elanco.com. Elanco's website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this prospectus. You should not rely on any such information in making your decision whether to participate in the Exchange Offers.

The Exchange Offers

        The following summary contains basic information about the Exchange Offers. It does not contain all of the information that may be important to you. For a more complete description of the terms of the Exchange Offers, see "The Exchange Offers."

The Exchange Offers	We are offering, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letters of transmittal, to exchange:
• up to $500,000,000 aggregate principal amount of the 2021 Exchange Notes which have been registered under the Securities Act for a like amount of the unregistered 2021 Original Notes,
• up to $750,000,000 aggregate principal amount of the 2023 Exchange Notes which have been registered under the Securities Act for a like amount of the unregistered 2023 Original Notes, and
• up to $750,000,000 aggregate principal amount of the 2028 Exchange Notes which have been registered under the Securities Act for a like amount of the unregistered 2028 Original Notes.

To exchange your Original Notes, you must properly tender them, and we must accept them. We will accept and exchange all Original Notes that you validly tender and do not validly withdraw prior to the expiration of the Exchange Offers. We will issue registered Exchange Notes promptly after the expiration of the Exchange Offer.
Resale of Exchange Notes
Based on interpretations by the staff of the SEC as detailed in a series of no-action letters issued to third parties, we believe that, as long as you are not a broker-dealer, the Exchange Notes offered in the Exchange Offers may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:
• you are acquiring the Exchange Notes in the ordinary course of your business;
• you are not participating, do not intend to participate in and have no arrangement or understanding with any person to participate in a "distribution" of the Exchange Notes; and
• you are not an "affiliate" of ours within the meaning of Rule 405 of the Securities Act.

If any of these conditions is not satisfied and you transfer any Exchange Notes issued to you in the Exchange Offers without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. Moreover, our belief that transfers of Exchange Notes would be permitted without registration or prospectus delivery under the conditions described above is based on SEC interpretations given to other, unrelated issuers in similar Exchange Offers. We cannot assure you that the SEC would make a similar interpretation with respect to our Exchange Offers. We will not be responsible for or indemnify you against any liability you may incur under the Securities Act.

Any broker-dealer that acquires Exchange Notes for its own account in exchange for Original Notes must represent that the Original Notes to be exchanged for the Exchange Notes were acquired by it as a result of market-making activities or other trading activities and acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any offer to resell, resale or other retransfer of the Exchange Notes. However, by so acknowledging and by delivering a prospectus, such participating broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. During the period ending 180 days after the consummation of the Exchange Offers, subject to extension in limited circumstances, a participating broker-dealer may use this prospectus for an offer to sell, a resale or other retransfer of Exchange Notes received in exchange for Original Notes which it acquired through market-making activities or other trading activities.
Expiration Date	The Exchange Offers will expire at 5:00 p.m., New York City time, on , 2019, unless we extend the expiration date.
Accrued Interest on the Exchange Notes and the Original Notes
The Exchange Notes will bear interest from the most recent date to which interest has been paid on the Original Notes. If your Original Notes are accepted for exchange, then you will receive interest on the Exchange Notes and not on the Original Notes. Any Original Notes not tendered will remain outstanding and continue to accrue interest according to their terms.

Conditions	Our obligation to consummate the Exchange Offers is not subject to any conditions, other than that the applicable Exchange Offer does not violate any applicable law or SEC staff interpretation. See "The Exchange Offers—Conditions." We reserve the right to terminate or amend the exchange offers at any time prior to the expiration date if, among other things, there shall have been proposed, adopted or enacted any law, statute, rule, regulation or SEC staff interpretation which, in our judgment, could reasonably be expected to materially impair our ability to proceed with the Exchange Offers.
Procedures for Tendering Original Notes	Each holder of Original Notes that wishes to tender their Original Notes must either:

•

properly complete, sign and date the letter of transmittal, including all other documents required by the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and deliver that letter of transmittal and other required documents to the exchange agent on or before the expiration date;

• if the Original Notes are tendered under the book-entry transfer procedures, transmit to the exchange agent, on or before the expiration date, an "agent's message;" or
• comply with the procedures set forth below under "—Guaranteed Delivery Procedures."
Each holder of Original Notes that tenders their Original Notes in the Exchange Offers must represent to us that the following are true:
• any Exchange Notes that the holder receives will be acquired in the ordinary course of its business;
• the holder has no arrangement or understanding with any person or entity to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes;
• the holder is not an "affiliate" of us within the meaning of Rule 405 of the Securities Act; and

•

if the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Original Notes that were acquired as a result of market-making or other trading activities, then such holder will deliver a prospectus in connection with any resale of the Exchange Notes.

Special Procedures for Beneficial Owners	If you beneficially own original notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and wish to tender your beneficially owned original notes in the Exchange Offers, you should contact the registered holder promptly and instruct it to tender the original notes on your behalf and comply with the instructions set forth in this prospectus and the letter of transmittal.
Guaranteed Delivery Procedures	If you desire to tender your Original Notes, but:
• our Original Notes are not immediately available;
• you cannot deliver your Original Notes, the letter of transmittal or any other documents required by the letter of transmittal to the exchange agent prior to the expiration date; or
• the procedures for book-entry transfer of your Original Notes cannot be completed prior to the expiration date, you may tender your Original Notes pursuant to the procedures described in "The Exchange Offers—Procedures for Tendering Original Notes—Guaranteed Delivery."
Withdrawal Rights
You may withdraw your tender of Original Notes under the Exchange Offers at any time before the applicable Exchange Offer expires. Any withdrawal must be in accordance with the procedures described in "The Exchange Offers—Withdrawal Rights."
Consequences of Failure to Exchange Original Notes
Any Original Notes not tendered in the Exchange Offers will remain outstanding and continue to be subject to all the terms and conditions specified in the indenture, including transfer restrictions, but will not retain any rights under the exchange and registration rights agreement (including the right to earn additional interest relating to our registration obligations) after the consummation of the Exchange Offers. Except in limited circumstances with respect to specific types of holders of Original Notes, we will have no further obligation to provide for the registration under the Securities Act of such Original Notes. In general, the Original Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.
Any trading market for the Original Notes could be adversely affected if some but not all of the Original Notes are tendered and accepted in the Exchange Offers.

Accounting Treatment	The Exchange Notes will be recorded at the same carrying value as the Original Notes, as reflected in our accounting records on the date of exchange. Accordingly, we will recognize no gain or loss for accounting purposes upon the closing of the Exchange Offers. The expenses of the Exchange Offers will be expensed as incurred.
Material U.S. Federal Income Tax Consequences	Your exchange of Original Notes for Exchange Notes will not be treated as a taxable event for U.S. federal income tax purposes. See "Material U.S. Federal Income Tax Consequences."
Use of Proceeds
We will not receive any proceeds from the Exchange Offers or the issuance of the Exchange Notes. Because the Exchange Notes have substantially identical terms as the Original Notes, the issuance of the Exchange Notes will not result in any increase in our indebtedness. The Exchange Offers are intended to satisfy our obligations under the exchange and registration rights agreement.
Exchange Agent
Deutsche Bank Trust Company Americas is serving as the exchange agent in connection with the Exchange Offers. The address, telephone number and facsimile number of the exchange agent is set forth under "The Exchange Offers—Exchange Agent."

The Exchange Notes

        The terms of each series of Exchange Notes are substantially identical to the terms of the applicable series of Original Notes, except (i) the Exchange Notes are registered under the Securities Act, (ii) the transfer restrictions and registration rights applicable to the Original Notes do not apply to the Exchange Notes, and (iii) the Exchange Notes will not contain provisions relating to additional interest relating to our registration obligations. Each series of Exchange Notes will evidence the same debt as the corresponding series of Original Notes and will be issued under the same indenture as the corresponding series of Original Notes.

        The following summary contains basic information about the Exchange Notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the Exchange Notes, please read "Description of the Exchange Notes."

Issuer	Elanco Animal Health Incorporated
Exchange Notes Offered	$500,000,000 aggregate principal amount of 3.912% Senior Notes due 2021
$750,000,000 aggregate principal amount of 4.272% Senior Notes due 2023
$750,000,000 aggregate principal amount of 4.900% Senior Notes due 2028
Interest Rates; Interest Payment Dates; Maturities
The 2021 Exchange Notes will bear interest at a rate of 3.912% per annum and will mature on August 27, 2021. We will pay interest on the 2021 Exchange Notes on February 27 and August 27 of each year until maturity.

The 2023 Exchange Notes will bear interest at a rate of 4.272% per annum and will mature on August 28, 2023. We will pay interest on the 2023 Exchange Notes on February 28 and August 28 of each year until maturity.

The 2028 Exchange Notes will bear interest at a rate of 4.900% per annum and will mature on August 28, 2028. We will pay interest on the 2028 Exchange Notes on February 28 and August 28 of each year until maturity.
Interest on the Exchange Notes will accrue from the most recent date to which interest on the Original Notes has been paid.
Interest Rate Adjustment
The interest rate payable on each series of notes will be subject to adjustment from time to time if S&P or Moody's (or, if applicable, a substitute rating agency) downgrades (or subsequently upgrades) its rating assigned to the respective series of notes. See "Description of the Exchange Notes—Interest Rate Adjustment."

Repurchase Upon Change of Control	Upon the occurrence of a change of control triggering event, we will, in certain circumstances, be required to make an offer to purchase each of the notes at a price equal to 101% of the aggregate principal amount of the notes together with accrued and unpaid interest to, but excluding, the date of repurchase. See "Description of the Exchange Notes—Change of Control."
Optional Redemption	We may redeem the notes of any series, in whole or in part, at any time at the redemption prices described in "Description of the Exchange Notes—Optional Redemption."
Ranking
The notes are our senior unsecured obligations and rank equally with all of our existing and future senior unsecured indebtedness. Following the Separation, substantially all of our assets are the capital stock of our subsidiaries and the notes are not guaranteed by our subsidiaries. As a result, the notes are structurally subordinated to all debt and other liabilities, including trade and other payables, of our subsidiaries.
No Prior Market
There is currently no established market for the Exchange Notes. Accordingly, we cannot assure you as to the development or liquidity of any market for the Exchange Notes. We do not intend to apply for listing of the Exchange Notes on any securities exchange.
Form and Denomination
We will issue the Exchange Notes in the form of one or more global notes in definitive, fully registered book-entry form. The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC. The Exchange Notes will be issued in minimum denominations of $2,000 and $1,000 integral multiples in excess thereof.
Risk Factors
You should consider carefully all of the information set forth in this prospectus prior to exchanging your Original Notes. In particular, we urge you to consider carefully the factors set forth under the heading "Risk Factors."

Selected Historical and Pro Forma Financial Data

        Elanco reports its financial results in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"). The summary historical consolidated and combined statements of operations data for the three months ended March 31, 2019 and 2018 and the summary historical combined balance sheet data as of March 31, 2019 presented below have been derived from our unaudited combined financial statements included elsewhere in this prospectus. The summary historical consolidated and combined statements of operations data for the years ended December 31, 2018, 2017 and 2016 and the consolidated and combined balance sheet data as of December 31, 2018 and 2017 presented below have been derived from Elanco's audited consolidated and combined financial statements included elsewhere in this prospectus. The selected historical combined statement of operations data for the year ended December 31, 2015 and the combined balance sheet data as of December 31, 2016 presented below have been derived from Elanco's audited combined financial information not included elsewhere in this prospectus. The selected historical combined statement of operations data for the year ended December 31, 2014 and the combined balance sheet data as of December 31, 2015 and 2014 presented below have been derived from Elanco's unaudited combined financial information not included elsewhere in this prospectus.

        Elanco's combined financial statements for the periods prior to the IPO include the attribution of certain assets and liabilities that have historically been held at the Lilly corporate level but which are specifically identifiable or attributable to Elanco. Elanco's combined financial statements for the period prior to the IPO also include expense allocations related to certain Lilly corporate functions, including executive oversight, treasury, legal, finance, human resources, tax, internal audit, financial reporting, information technology and investor relations. These expenses have been allocated to Elanco based on direct usage or benefit where specifically identifiable, with the remainder allocated primarily on a pro rata basis of revenue, headcount or other measures. Elanco believes that this expense methodology, and the results thereof, is reasonable for all periods presented. However, the allocations may not be indicative of the actual expense that would have been incurred if Elanco had operated as an independent, publicly traded company for the periods presented. It is impractical to estimate what Elanco's standalone costs would have been for the historical periods presented.

        The selected unaudited pro forma condensed consolidated and combined statement of operations data for the year ended December 31, 2018 presented below have been derived from Elanco's unaudited pro forma condensed consolidated and combined statement of operations included elsewhere in this prospectus. The unaudited pro forma information set forth below reflects Elanco's historical consolidated and combined statement of operations, as adjusted to give effect to the Transactions (as defined below) as if they had occurred as of January 1, 2018. The unaudited pro forma information is illustrative and not intended to represent what Elanco's results of operations or financial position would have been had the Transactions occurred on the date indicated or to project Elanco's results of operations or financial position for any future period. For an understanding of the pro forma statement of operations that give pro forma effect to the Transactions, see "Unaudited Pro Forma Condensed Consolidated and Combined Statement of Operations" included elsewhere in this prospectus.

        The financial statements included in this prospectus may not be indicative of Elanco's future performance and do not necessarily reflect what Elanco's financial position and results of operations would have been had Elanco operated as an independent, publicly traded company for the entirety of the periods presented, including changes that occurred and will occur in Elanco's operations and capital structure as a result of the IPO and the separation.

        The unaudited pro forma condensed consolidated and combined statement of operations gives effect to the following transactions, which are referred to, collectively, as the "Transactions," as if they each had occurred on January 1, 2018:

  •
  the impact of the entry into the Credit Facilities and the Senior Notes Offering (the "Debt Transactions") and the use of the proceeds therefrom.

        Due to local regulatory and operational requirements, in certain non-U.S. jurisdictions, the transfer of certain assets and liabilities of Lilly's animal health businesses will occur following the date of this prospectus. Elanco has not adjusted the accompanying unaudited pro forma condensed consolidated and combined statement of operations for the potential impact of such delayed transfers because any impact of these transfers is not material to its unaudited pro forma condensed consolidated and combined statement of operations, individually or in the aggregate.

        You should read the information set forth below together with "Unaudited Pro Forma Condensed Consolidated and Combined Statement of Operations," "Management's Discussion and Analysis of Financial Condition and Results of Operation" and Elanco's consolidated and combined financial statements and the related notes thereto included elsewhere in this prospectus.

	Three Months Ended March 31,			Year Ended December 31,
	Historical			Historical
			Pro Forma 2018
	2019	2018		2018	2017	2016	2015	2014
	(In millions, except per share data)
Statement of Operations Data:
Revenue	$731.1	$736.2	$3,066.8	$3,066.8	$2,889.0	$2,913.5	$2,909.1	$2,066.0

Costs, expenses and other:
Cost of sales	343.8	360.0	1,573.8	1,573.8	1,493.9	1,409.0	1,533.7	932.6
Research and development	64.1	65.2	246.6	246.6	251.7	265.8	291.0	208.5
Marketing, selling and administrative	181.1	180.0	735.2	735.2	779.8	784.8	916.0	561.2
Amortization of intangible assets	49.0	49.2	197.4	197.4	221.2	170.7	163.0	57.6
Asset impairment, restructuring and other special charges	24.9	2.4	128.8	128.8	375.1	308.4	263.3	38.8
Interest expense, net of capitalized interest	20.8	—	110.7	29.6	—	—	—	—
Other (income) expense, net	2.6	1.9	41.3	41.3	(0.1)	(2.8)	1.6	1.4

Income (loss) before income taxes	44.8	77.5	33.0	114.1	(232.6)	(22.4)	(259.5)	265.9
Income tax expense (benefit)	13.3	4.8	8.1	27.6	78.1	25.5	(48.7)	101.0

Net income (loss)	$31.5	$72.7	$24.9	$86.5	$(310.7)	$(47.9)	$(210.8)	$164.9

Net income (loss) as a percent of revenue	4%	10%	1%	3%	(11)%	(2)%	(7)%	8%
Net income (loss) per share—basic and diluted	$0.09	$0.25	$0.08	$0.28	$(1.06)	$(0.16)	$(0.72)	$0.56
Weighted average shares outstanding—basic(1)	365.7	293.3	313.7	313.7	293.3	293.3	293.3	293.3
Weighted average shares outstanding—diluted(1)	366.0	293.3	313.7	313.7	293.3	293.3	293.3	293.3

(1)
The weighted average shares for the periods prior to the IPO represents shares of Elanco common stock held by Lilly as if such shares had been outstanding for the entire period.

		As of December 31,
	As of March 31,
		Historical
	2019	2018	2017	2016	2015	2014
	(In millions, except per share data)
Balance Sheet Data:
Total assets	$8,747.4	$8,956.7	$8,940.3	$8,099.7	$8,433.6	$2,980.6
Total liabilities	708.2	3,759.2	1,160.0	1,082.3	1,004.1	551.5
Long-term debt	2,436.6	2,443.3	—	—	—	—
Total equity	5,196.2	5,197.5	7,780.3	7,017.4	$7,429.5	$2,429.1
Cash dividends declared per common share	—	—	—	—	—	—
Book value per common share(2)	14.20	$14.22	—	—	—	—

(2)
Represents Elanco shareholders' equity divided by the actual number of outstanding shares.

RISK FACTORS

        You should carefully consider the risks described below and all of the information contained in this prospectus before making a decision on whether or not to participate in the Exchange Offers. The occurrence of the events described below could have a material adverse effect on Elanco's businesses, prospects, financial condition, results of operations and/or cash flows. In addition, other unknown or unpredictable economic, business, competitive, regulatory, geopolitical or other factors could have material adverse effects on our businesses, prospects, financial condition, results of operations and/or cash flows. Please read "Cautionary Statement Regarding Forward-Looking Statements" in this prospectus.

Risks Related to Elanco's Business and Industry

The animal health industry is highly competitive.

        The animal health industry is highly competitive. Elanco's competitors include standalone animal health businesses, the animal health businesses of large pharmaceutical companies, specialty animal health businesses and companies that mainly produce generic products. Elanco believes many of its competitors are conducting R&D activities in areas served by Elanco's products and in areas in which it is developing products. Several new start-up companies also compete in the animal health industry. Elanco also faces competition from manufacturers of drugs globally, as well as producers of nutritional health products. These competitors may have access to greater financial, marketing, technical and other resources. As a result, they may be able to devote more resources to developing, manufacturing, marketing and selling their products, initiating or withstanding substantial price competition or more readily taking advantage of acquisitions or other opportunities. Further, consolidation in the animal health industry could result in existing competitors realizing additional efficiencies or improving portfolio bundling opportunities, thereby potentially increasing their market share and pricing power, which could lead to a decrease in Elanco's revenue and profitability and an increase in competition. For example, many of Elanco's competitors have relationships with key distributors and, because of their size, the ability to offer attractive pricing incentives, which may negatively impact or hinder Elanco's relationships with these distributors. In addition to competition from established market participants, new entrants to the animal health medicines and vaccines industry could substantially reduce Elanco's market share, render Elanco's products obsolete or disrupt Elanco's business model.

        To the extent that any of Elanco's competitors are more successful with respect to any key competitive factor, or Elanco is forced to reduce, or is unable to raise, the price of any of its products in order to remain competitive, its business, financial condition and results of operations could be materially adversely affected. Competitive pressure could arise from, among other things, more favorable safety and efficacy product profiles, limited demand growth or a significant number of additional competitive products being introduced into a particular market, price reductions by competitors, the ability of competitors to capitalize on their economies of scale, the ability of competitors to produce or otherwise procure animal health products at lower costs than Elanco and the ability of competitors to access more or newer technology than Elanco.

Disruptive innovation and advances in veterinary medical practices, animal health technologies and alternatives to animal-derived protein could negatively affect the market for Elanco's products.

        The markets for Elanco's products are regularly impacted by the introduction and/or broad market acceptance of newly-developed or alternative products that address the diseases and conditions for which Elanco sells products, including "green" or "holistic" health products, specially bred disease-resistant animals or replacements for meat, milk, eggs or fish from alternative natural or synthetic sources. For example, the market for Elanco's companion animal therapeutics has been particularly affected by innovation in new molecules and delivery formulations in recent years. Technological breakthroughs by others may render obsolete Elanco's products and reduce or eliminate the market for its products. Introduction or acceptance of competing animal health products and innovation or disruptive protein alternatives could materially adversely affect Elanco's business, financial condition and results of operations.

Regulatory restrictions and bans on the use of antibiotics and productivity products in food animals, as well as changing market demand, may continue to negatively affect demand for certain of Elanco's food animal products.

        Over the past few years, Elanco's operational results have been, and will continue to be, affected by regulations and changing market demand. In certain markets, including the U.S., sales of certain of Elanco's food animal products have been negatively affected by an increase in consumer sentiment for proteins and dairy products produced without the use of antibiotics or other products intended to increase animal production.

        There are two classes of antibiotics used in animal health: shared-class, or medically important, antibiotics, which are used to treat infectious disease caused by pathogens that occur in both humans and animals; and animal-only antibiotics, which are used to treat infectious disease caused by pathogens that occur in animals only. See "Business of Elanco—Products—Antibiotics." Concerns that the use of antibiotics in food animal production may lead to increased antibiotic resistance of human pathogens have resulted in increased regulation and changing market demand. In December 2013, the U.S. Food & Drug Administration (the "FDA") announced final guidance establishing procedures for the voluntary phase-out in the U.S. over a three-year period of the use of shared-class antibiotics in animal feed or water for growth promotion in food animal production. The guidance allows for continued use of shared-class antibiotics in food-producing animals under the supervision of a veterinarian for treatment, control and, under certain circumstances, for prevention of disease. The FDA indicated that it took this action to help preserve the efficacy of shared-class antibiotics to treat infections in humans. As part of those efforts, stricter guidelines governing the administration of shared-class antibiotics have recently come into effect. As of January 1, 2017, under the FDA's guidance and the related rule known as the Veterinary Feed Directive, the use of shared-class antibiotics in the water or feed of food-producing animals requires written authorization by a licensed veterinarian. In addition, other countries in which Elanco sells or plans to sell its products, such as France and Vietnam, have passed restrictions or bans on antibiotic use. Other countries have placed restrictions or bans on the use of specific antibiotics in certain food-producing animals, regardless of the route of administration (in feed or injectable).

        From 2015 to 2018, Elanco's revenue from shared-class antibiotics declined at a CAGR of 6%, excluding the impact of foreign exchange. This was driven primarily by changing regulations in many markets, including the Veterinary Feed Directive, as well as changing market demand and Elanco's tiered-approach to antibiotic stewardship, which included removing growth promotion from labels and requiring veterinary oversight in the U.S. and other markets. Globally, during 2018, Elanco's revenue from shared-class antibiotics declined 2%, excluding the impact of foreign exchange, and represented 12% (4% from sales in the U.S. and 8% from sales outside the U.S.) of total revenue, down from 16% in 2015. From 2015 to 2018, Elanco's revenue from animal-only antibiotics grew at a CAGR of 5%, excluding the impact of foreign exchange, driven by sales outside the U.S., which offset a slight decline in the U.S. Globally, during 2018, Elanco's revenue from animal-only antibiotics grew 8%, excluding the impact of foreign exchange, and represented 25% of total revenue, up from 23% in 2015. In 2018, 87% of Elanco's revenue from animal-only antibiotics resulted from the sale of ionophores. Ionophores are a special class of animal-only antimicrobials, and because of their animal-only designation, mode of action and spectrum of activity, their use has not to date been impacted by regulations or changing market demand in many markets outside of the U.S.

        The impact of changes in regulations and market preferences regarding the use of antibiotics in food animals could have a material adverse effect on Elanco's business, financial condition and results of operations. If there is an increased public perception that consumption of food derived from animals that utilize Elanco's products poses a risk to human health, there may be a further decline in the production of those food products and, in turn, demand for Elanco's products. In addition, antibiotic resistance concerns will likely result in additional restrictions or bans, expanded regulations or public pressure to further reduce the use of antibiotics in food animals, increased demand for antibiotic-free protein, or changes in the market acceptance or regulatory treatment of ionophores, any of which could materially adversely affect Elanco's business, financial condition and results of operations.

        In addition, Elanco's revenue has been impacted by regulatory changes in China and other markets restricting the use of productivity products, such as those containing ractopamine in food animals. This has resulted in many U.S. food producers who access such markets eliminating their use of ractopamine. Elanco's FA Ruminants & Swine products Optaflexx and Paylean contain ractopamine. If more producers decide to access such markets or additional markets restrict the use of ractopamine or other productivity products, Elanco's business, financial condition and results of operations could be materially adversely affected.

Generic products may be viewed as more cost-effective than Elanco's products.

        Elanco faces competition from products produced by other companies, including generic alternatives to Elanco's products. Elanco depends on patents and regulatory data exclusivity periods to provide it with exclusive marketing rights for some of its products. Patents for individual products expire at different times based on the date of the patent filing (or sometimes the date of patent grant) and the legal term of patents in the jurisdictions where such patents are obtained. The extent of protection afforded by Elanco's patents varies from jurisdiction to jurisdiction and is limited by the scope of the claimed subject matter of its patents, the term of the patent and the availability and enforcement of legal remedies in the applicable jurisdiction. In 2018, approximately 72% of Elanco's revenue was from products that did not have patent protection, including revenue from some of its top products such as Rumensin, Maxiban, Denagard and Tylan Premix. Other products are protected by patents that expire over the next several years. For example, certain patents related to Trifexis expire as early as 2020 in the U.S., 2021 in Japan and 2025 in European territories. As the patents for a brand name product expire, competitors may begin to introduce generic or other alternatives, and as a result, Elanco may face competition from lower-priced alternatives to many of its products. For example, Elanco has experienced significant competitive headwinds from generic ractopamine in the U.S. In the third quarter of 2013, a large established animal health company received U.S. approval for generic ractopamine. U.S. revenue from Optaflexx, Elanco's ractopamine beef product, has declined at a CAGR of 24% from 2015 to 2018 as a result of generic competition and international regulatory restrictions. Elanco may face similar competition in the future for existing products that do not benefit from exclusivity, including Rumensin, which has not benefitted from patent protection in the U.S. for over 20 years, or for existing products with material patents expiring in the future. See "Business of Elanco—Intellectual Property."

        Generic competitors are becoming more aggressive in terms of launching products before patent rights expire, and, because of attractive pricing, sales of generic products are an increasing percentage of overall animal health sales in certain regions. Although the impact of generic competition in the animal health industry to date has not typically mirrored that seen in human health, product pricing and the impact of generic competition in the future may more closely mirror human health as a result of changes in industry dynamics, such as channel expansion, consolidation, an increase in the availability and use of pet insurance and the potential for generic competition by established animal health businesses. If animal health customers increase their use of new or existing generic products, Elanco's business, financial condition and results of operations could be materially adversely affected.

Elanco may not successfully implement its business strategies or achieve targeted cost efficiencies and gross margin improvements.

        Elanco is pursuing strategic initiatives that management considers critical to its long-term success, including, but not limited to: improving manufacturing processes, reducing its manufacturing footprint, achieving lean initiatives, consolidating its CMO network, strategically insourcing projects, pursuing cost savings opportunities with respect to raw materials through a new procurement process and improving the productivity of its sales force. Elanco may pursue additional strategic initiatives in the future to improve gross margins and achieve its targeted cost efficiencies. Elanco also has acquired or partnered with a number of smaller animal health businesses, and it intends to continue to do so in the future. There are significant risks involved with the execution of these initiatives, including significant business, economic and competitive uncertainties, many of which are outside of Elanco's control. Accordingly, Elanco may not succeed in implementing these strategic initiatives. Realizing the anticipated benefits from these initiatives, if any benefits are achieved at all, may take several years. Elanco may be unable to achieve its targeted cost efficiencies and gross margin improvements. Additionally, Elanco may have insufficient access to capital to fund investments in strategic initiatives, or its business strategy may change from time to time, which could delay its ability to implement initiatives that it believes are important to its business.

Consolidation of Elanco's customers and distributors could negatively affect the pricing of its products.

        Third-party distributors, veterinarians and food animal producers are Elanco's primary customers. In recent years, there has been a trend towards the concentration of veterinarians in large clinics and hospitals. In addition, food animal producers, particularly swine and poultry producers, and Elanco's distributors have seen recent consolidation in their industries. Furthermore, Elanco has seen the expansion of larger cross-border corporate customers and an increase in the consolidation of buying groups (cooperatives of veterinary practices that leverage volume to pursue discounts from manufacturers). The pace of consolidation and structure of markets varies greatly across geographies. If these trends towards consolidation continue, Elanco's customers could attempt to improve their profitability by leveraging their buying power to obtain favorable pricing. The resulting decrease in Elanco's prices could have a material adverse effect on its business, financial condition and results of operations.

An outbreak of infectious disease carried by food animals could negatively affect the demand for, and sale and production of, Elanco's food animal products.

        Sales of Elanco's food animal products could be materially adversely affected by the outbreak of disease carried by food animals, which could lead to the widespread death or precautionary destruction of food animals as well as the reduced consumption and demand for animal protein. In addition, outbreaks of disease carried by food animals may reduce regional or global sales of particular animal-derived food products or result in reduced exports of such products, either due to heightened export restrictions or import prohibitions, which may reduce demand for Elanco's food animal products due to reduced herd or flock sizes.

        In recent years, outbreaks of various diseases, including avian influenza, foot-and-mouth disease, bovine spongiform encephalopathy (otherwise known as BSE or "mad cow" disease) and porcine epidemic diarrhea virus (otherwise known as PEDV), have negatively impacted sales of Elanco's animal health products. The discovery of additional cases of any of these, or new, diseases may result in additional restrictions on animal protein, reduced herd or flock sizes, or reduced demand for animal protein, any of which may have a material adverse effect on Elanco's business, financial condition and results of operations. In addition, the outbreak of any highly contagious disease near Elanco's main production sites could require Elanco to immediately halt production of its products at such sites or force it to incur substantial expenses in procuring raw materials or products elsewhere.

Elanco's R&D, acquisition and licensing efforts may fail to generate new products or expand the use of its existing products.

        Elanco's future success depends on both its existing product portfolio and its pipeline of new products, including new products that it may develop through joint ventures and products that it is able to obtain through license or acquisition. Elanco commits substantial effort, funds and other resources to R&D, both through its own dedicated resources and through collaborations with third parties.

        Elanco may be unable to determine with accuracy when or whether any of its products now under development will be approved or launched, or it may be unable to develop, license or otherwise acquire product candidates or products. In addition, Elanco cannot predict whether any products, once launched, will be commercially successful or will achieve sales and revenue that are consistent with its expectations. The animal health industry is subject to regional and local trends and regulations and, as a result, products that are successful in some markets may not achieve similar success when introduced into other markets. Furthermore, the timing and cost of Elanco's R&D may increase, and Elanco's R&D may become less predictable as, among other things, regulations applicable to its industry may make it more time-consuming and/or costly to research, develop and register products. If Elanco is unable to generate new products or expand the use of its existing products, its business, financial condition and results of operations will be materially adversely affected. For example, between 2015 and 2017, prior to Elanco's February 2018 launch of Credelio in the U.S., it experienced an innovation lag in the companion animal parasiticide space. In the absence of a competitive combined oral flea and tick product, Elanco's U.S. companion animal parasiticide portfolio revenue declined 15% in 2017, excluding the impact on revenue resulting from a reduction in inventory levels within Elanco's distribution channel.

        In addition, some of Elanco's growth has occurred through Lilly's acquisitions, including Novartis Animal Health, Lohmann Animal Health, Janssen Animal Health and the BI Vetmedica U.S. vaccines portfolio. However, following the separation, Elanco no longer benefits from Lilly's scale, capital base and financial strength.

Elanco may not be able to successfully complete favorable transactions or successfully integrate acquired businesses when it pursues acquisitions, divestitures, joint ventures or other significant transactions, such as the acquisition of Aratana Therapeutics, Inc.

        From time to time, Elanco evaluates potential acquisitions, divestitures or joint ventures, such as the acquisition of Aratana Therapeutics, Inc., that would further its strategic objectives. The completion of such transactions is often subject to conditions that may be outside Elanco's control, including obtaining the requisite approval of the stockholders of the target company and/or government approval pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Accordingly, Elanco may not be able to complete announced and signed transactions and therefore not realize the anticipated benefits therefrom.

        After the closing of an acquisition, including the transaction with Aratana Therapeutics, Inc., Elanco will be required to devote significant management attention and resources to integrating the portfolio and operations of the target company. Potential difficulties that Elanco may encounter in the integration process, including as a result of distraction of its management, include the following:

  •
  the inability to combine businesses of the acquired company with Elanco's in a manner that permits us to achieve the cost savings or other synergies anticipated as a result of the transaction or to achieve such cost savings or other anticipated synergies in a timely manner, which could result in Elanco not realizing some anticipated benefits of the transaction in the time frame anticipated, or at all;

  •
  the inability to realize the anticipated value from various assets of target companies;

  •
  loss of key employees;

  •
  potential unknown liabilities and unforeseen increased expenses, delays or unfavorable conditions in connection with the closing of the transaction and the subsequent integration; and

  •
  performance shortfalls at Elanco or the target company as a result of the diversion of management's attention from ongoing business activities as a result of completing the transaction and integrating the companies' operations.

        Future acquisitions could also result in potentially dilutive issuances of equity securities, the incurrence of debt, contingent liabilities or amortization expenses related to intangible assets, and increased operating expenses, which could adversely affect Elanco's results of operations and financial condition. Furthermore, if Elanco issues equity or debt securities to raise additional funds, Elanco's existing shareholders may experience significant dilution, and the new equity or debt securities may have rights, preferences and privileges senior to those of Elanco's existing stockholders. Furthermore, if Elanco sells a substantial number of shares of common stock in the public markets, the availability of those shares for sale could adversely affect the market price of its common stock. Such sales, or the perception in the market that holders of a large number of shares intend to sell shares, could depress the market price of Elanco's common stock and impair its ability to raise capital through the sale of additional equity securities.

Elanco had losses in recent periods.

        In recent periods, Elanco has incurred net losses, as reported on a combined basis, including a net income (loss) for each of the years ended December 31, 2017 and 2016 of $(310.7) million and $(47.9) million, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Elanco." Elanco could continue to incur asset impairment, restructuring and other special charges and could report losses in the future. Elanco also expects to continue to incur substantial expenditures to develop, manufacture and market its products and implement its business strategies. Elanco may encounter unforeseen expenses, difficulties, complications, delays, adverse events and other unknown factors that may materially adversely affect its business.

The misuse or off-label use of Elanco's products may harm its reputation or result in financial or other damages.

        Elanco's products have been approved for use under specific circumstances for the treatment of certain diseases and conditions in specific species. There may be increased risk of product liability claims if veterinarians, food animal producers, pet owners or others attempt to use Elanco's products off-label, including the use of its products in species (including humans) for which they have not been approved. Furthermore, the use of Elanco's products for indications other than those for which its products have been approved may not be effective, which could harm its reputation and lead to an increased risk of litigation. If Elanco is deemed by a governmental or regulatory agency to have engaged in the promotion of any of its products for off-label use, such agency could request that Elanco modify its training or promotional materials and practices, and Elanco could be subject to significant fines and penalties, and the imposition of these sanctions could also affect its reputation and position within the industry. Any of these events could materially adversely affect Elanco's business, financial condition and results of operations.

Animal health products are subject to unanticipated safety, quality or efficacy concerns, which may harm Elanco's reputation.

        Unanticipated safety, quality or efficacy concerns arise from time to time with respect to animal health products, whether or not scientifically or clinically supported, leading to product recalls, withdrawals or suspended or declining sales, as well as product liability and other claims.

        Regulatory actions based on these types of safety, quality or efficacy concerns could impact all, or a significant portion, of a product's sales and could, depending on the circumstances, materially adversely affect Elanco's results of operations.

        In addition, since Elanco depends on positive perceptions of the safety, quality and efficacy of its products, and animal health products generally, by food producers, veterinarians and pet owners, any concern as to the safety, quality or efficacy of Elanco's products, whether actual or perceived, may harm its reputation. These concerns and the related harm to Elanco's reputation could materially adversely affect its business, financial condition and results of operations, regardless of whether such reports are accurate.

Elanco's business may be negatively affected by weather conditions and the availability of natural resources.

        The animal health industry and demand for many of Elanco's products in a particular region are affected by weather conditions, varying weather patterns and weather-related pressures from pests, such as ticks. As a result, Elanco may experience regional and seasonal fluctuations in its results of operations.

        Food animal producers depend on the availability of natural resources, including large supplies of fresh water. Their animals' health and their ability to operate could be adversely affected if they experience a shortage of fresh water due to human population growth or floods, droughts or other weather conditions. In the event of adverse weather conditions or a shortage of fresh water, veterinarians or food animal producers may purchase less of Elanco's products.

        Further, heat waves may cause stress in animals and lead to increased vulnerability to disease, reduced fertility rates and reduced milk production. Droughts may threaten pasture and feed supplies by reducing the quality and amount of forage available to grazing livestock, while climate change may increase the prevalence of parasites and diseases that affect food animals. Adverse weather conditions may also have a material impact on the aquaculture business. Changes in water temperatures could affect the timing of reproduction and growth of various fish species, as well as trigger the outbreak of certain water borne diseases.

        In addition, veterinary hospitals and practitioners depend on visits from, and access to, the animals under their care. Veterinarians' patient volume and ability to operate could be adversely affected if they experience prolonged snow, ice or other severe weather conditions, particularly in regions not accustomed to sustained inclement weather.

Elanco may not be able to realize the expected benefits of its investments in emerging markets and is subject to certain risks due to its presence in emerging markets, including political or economic instability and failure to adequately comply with legal and regulatory requirements.

        Elanco has taken steps to increase its presence in select emerging markets, including by expanding its sales organization and product offerings in these markets. Failure to continue to maintain and expand Elanco's business in emerging markets could materially adversely affect its business, financial condition and results of operations.

        In addition, certain emerging markets have legal systems that are less developed. Other jurisdictions in which Elanco conducts business may have legal and regulatory regimes that differ materially from U.S. laws and regulations, are continuously evolving or do not include sufficient judicial or administrative guidance to interpret such laws and regulations. Compliance with diverse legal requirements is costly and time-consuming and requires significant resources. Violations or possible violations of applicable laws or regulations by Elanco's employees may result in investigation costs, potential penalties and other related costs which in turn could negatively affect its reputation and its results of operations.

        Some countries within emerging markets may be especially vulnerable to periods of local, regional or global economic, political or social instability or crisis. For example, Elanco's sales in certain emerging markets have suffered from extended periods of disruption due to natural disasters. Furthermore, Elanco has also experienced lower than expected sales in certain emerging markets due to local, regional and global restrictions on banking and commercial activities in those countries. In addition, certain emerging markets have currencies that fluctuate substantially, which may impact Elanco's financial performance. For these reasons, among others, doing business within emerging markets carries significant risks.

Modification of foreign trade policy may harm Elanco's food animal product customers.

        Changes in laws, agreements and policies governing foreign trade in the territories and countries where Elanco's customers do business could negatively impact such customers' businesses and adversely affect its results of operations. A number of Elanco's customers, particularly U.S.-based food animal producers, benefit from free trade agreements, such as the North American Free Trade Agreement ("NAFTA"). In November 2018, the U.S. negotiated a new trade deal with Canada and Mexico known as the United States-Mexico-Canada-Agreement ("USMCA"), aimed at re-negotiating and updating the terms of NAFTA. The USMCA still requires ratification by legislative bodies in all three countries before it can take effect. If the USMCA is not ratified and the U.S. were to withdraw from or materially modify NAFTA or other international trade agreements to which it is a party or if the U.S. were to engage in trade disputes or the imposition of tariffs, Elanco's customers could be harmed, and as a result, Elanco's business, financial condition and results of operations could be materially adversely affected.

Elanco's business is subject to risk based on global economic conditions.

        Macroeconomic business and financial disruptions could have a material adverse effect on Elanco's business, financial condition and results of operations. Certain of Elanco's customers and suppliers could be affected directly by an economic downturn and could face constraints on the availability of credit or decreased cash flow that could give rise to payment delays, increased credit risk, bankruptcies and other financial hardships that could decrease the demand for Elanco's products or hinder its ability to collect amounts due from its customers. If one or more of Elanco's large customers, including distributors, discontinues or modifies their relationship with it as a result of economic conditions or otherwise, its business, financial condition and results of operations may be materially adversely affected. In addition, economic concerns may cause some pet owners to forgo or defer visits to veterinary practices or could reduce their willingness to treat pet health conditions or to continue to own a pet. Furthermore, Elanco's exposure to credit and collectability risk is higher in certain international markets and its ability to mitigate such risks may be limited. Elanco's procedures intended to monitor and limit its exposure to credit and collectability risk may not effectively limit such risk and avoid losses.

Elanco's results of operations are dependent upon the success of its top products.

        If any of Elanco's top products experience issues, such as disruptive innovations or the introduction of more effective competitive products, negative publicity, changes to veterinarian or customer preferences, loss of patent protection, material product liability litigation, new or unexpected side effects, manufacturing disruptions and/or regulatory proceedings, its revenue could be negatively impacted, perhaps significantly. Elanco's top five products, Rumensin, Trifexis, Maxiban, Denagard and Interceptor Plus, contributed approximately 31% of its revenue in 2018. Any issues with these top products, particularly Rumensin, which contributed approximately 11% of Elanco's revenue in 2018, could have a material adverse effect on its business, financial condition and results of operations.

Elanco's business is subject to risk based on customer exposure to rising costs and reduced customer income.

        Feed, fuel, transportation and other key costs for food animal producers may increase or animal protein prices or sales may decrease. Either of these trends could cause deterioration in the financial condition of Elanco's food animal product customers, potentially inhibiting their ability to purchase its products or pay it for products delivered. Elanco's food animal product customers may offset rising costs by reducing spending on its food animal products, including by switching to lower-cost alternatives to its products. In addition, concerns about the financial resources of pet owners could cause veterinarians to alter their treatment recommendations in favor of lower-cost alternatives to Elanco's products, which could result in a decrease in sales of Elanco's companion animal products, especially in developed countries where there is a higher rate of pet ownership. Rising costs or reduced income for Elanco's customers could have a material adverse effect on its business, financial condition and results of operations.

For Elanco's companion animal products, increased use of alternative distribution channels, or changes within existing distribution channels, could negatively impact its market share, margins and distribution of its products.

        In most markets, pet owners typically purchase their animal health products directly from veterinarians. However, pet owners increasingly have the option to purchase animal health products from sources other than veterinarians, such as online retailers, "big-box" retail stores or other over-the-counter distribution channels. This trend has been demonstrated by the significant shift away from the veterinarian distribution channel in the sale of flea and tick products in recent years. Pet owners also could decrease their reliance on, and visits to, veterinarians as they rely more on internet-based animal health information. Because Elanco markets its companion animal prescription products primarily through the veterinarian distribution channel, any decrease in visits to veterinarians by pet owners could reduce its market share for such products and materially adversely affect its business, financial condition and results of operations. In addition, pet owners may substitute human health products for animal health products if human health products are deemed to be lower-cost alternatives.

        Legislation has also been proposed in the U.S., and may be proposed in the U.S. or abroad in the future, that could impact the distribution channels for Elanco's companion animal products. For example, such legislation may require veterinarians to provide pet owners with written prescriptions and disclosure that the pet owner may fill prescriptions through a third party, which may further reduce the number of pet owners who purchase their animal health products directly from veterinarians. Such requirements may lead to increased use of generic alternatives to Elanco's products or the increased substitution of its companion animal products with other animal health products or human health products if such other products are deemed to be lower-cost alternatives. Many states already have regulations requiring veterinarians to provide prescriptions to pet owners upon request and the American Veterinary Medical Association has long-standing policies in place to encourage this practice.

        Over time, these and other competitive conditions may increase Elanco's use of online retailers, "big-box" retail stores or other over-the-counter distribution channels to sell its companion animal products. Elanco may not be adequately prepared or able to distribute its companion animal products if an increased portion of its sales occurs through these channels. Also, Elanco may realize lower margins on sales through these distribution channels than it does on sales through veterinarians. Any of these events could materially adversely affect Elanco's business, financial condition and results of operations.

        In addition, if one or more of Elanco's companion animal distributors discontinues or modifies their relationship with it, Elanco's business, financial condition and results of operations may be materially adversely affected. For example, in 2017, a change in Elanco's U.S. inventory management practices resulted in a revenue lag as existing inventory was sold down, which management estimates decreased its revenue by approximately $35 million.

Loss of Elanco's executive officers or other key personnel could disrupt its operations.

        Elanco depends on the efforts of its executive officers and other key personnel. Elanco's executive officers and other key personnel are not currently, and are not expected to be, subject to non-compete provisions. In addition, Elanco has not entered into employment agreements with its executive officers or other key personnel. Any unplanned turnover or its failure to develop an adequate succession plan for one or more of its executive officer or other key personnel positions could deplete its institutional knowledge base and erode its competitive advantage. The loss or limited availability of the services of one or more of Elanco's executive officers or other key personnel, or its inability to recruit and retain qualified executive officers or other key personnel in the future, could, at least temporarily, have a material adverse effect on its business, financial condition and results of operations.

Elanco may be required to write down goodwill or identifiable intangible assets.

        Under U.S. GAAP, if Elanco determines goodwill or identifiable intangible assets are impaired, it will be required to write down these assets and record a non-cash impairment charge. As of December 31, 2018, Elanco had recorded on its balance sheet goodwill of $3.0 billion and identifiable intangible assets of $2.5 billion. Identifiable intangible assets consist primarily of marketed products acquired or licensed from third parties, licensed platform technologies that have alternative future uses in R&D, manufacturing technologies, and customer relationships from business combinations. Elanco also has indefinite-lived intangible assets, which consist of acquired in-process R&D projects from business combinations that are subject to impairment and non-cash impairment charges.

        Determining whether an impairment exists and the amount of the potential impairment involves quantitative data and qualitative criteria that are based on estimates and assumptions requiring significant management judgment. Future events or new information may change management's valuation of an intangible asset in a short amount of time. The timing and amount of impairment charges recorded in Elanco's consolidated and combined statements of operations and write-downs recorded in its consolidated and combined balance sheets could vary if its management's conclusions change. Any impairment of goodwill or identifiable intangible assets could have a material adverse effect on Elanco's business, financial condition and results of operations.

As a standalone public company, Elanco may expend additional time and resources to comply with rules and regulations that did not previously apply to it, and failure to comply with such rules may lead investors to lose confidence in Elanco's financial data.

        As a standalone public company, Elanco is subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act and regulations of the NYSE. Elanco has established all of the procedures and practices required as a subsidiary of Lilly, but it must continue to implement others as a separate, standalone public company. Continuing to establish and expand such procedures and practices will increase Elanco's legal, accounting and financial compliance costs, will make some activities more difficult, time-consuming and costly and could be burdensome on Elanco's personnel, systems and resources. Elanco is devoting and will continue to devote significant resources to address these public company requirements, including compliance programs and investor relations, as well as Elanco's financial reporting obligations. As a result, Elanco has and will continue to incur significant legal, accounting and other expenses that it did not previously incur to comply with these rules and regulations. Furthermore, the need to establish the corporate infrastructure necessary for a standalone public company may divert some of Elanco management's attention from operating Elanco's business and implementing its strategy. However, the measures Elanco takes may not be sufficient to satisfy its obligations as a public company. In addition, Elanco cannot predict or estimate the amount of additional costs it may incur in order to comply with these requirements.

        Elanco has made, and will continue to make, changes to its internal controls and procedures for financial reporting and accounting systems to meet its reporting obligations. In particular, as a public company, Elanco management is required to conduct an annual evaluation of Elanco's internal controls over financial reporting and include a report of management on Elanco's internal controls in its annual reports on Form 10-K. Under current rules, Elanco will be subject to these requirements beginning with its annual report on Form 10-K for the year ending December 31, 2019. In addition, Elanco will be required to have its independent registered public accounting firm attest to the effectiveness of Elanco's internal controls over financial reporting pursuant to Auditing Standard No. 5 beginning with Elanco's annual report on Form 10-K for the year ending December 31, 2019. If Elanco is unable to conclude that it has effective internal controls over financial reporting, or if Elanco's registered public accounting firm is unable to provide Elanco with an attestation and an unqualified report as to the effectiveness of Elanco's internal controls over financial reporting, investors could lose confidence in the reliability of Elanco's financial statements, which could result in a decrease in the value of its common stock.

Elanco's R&D relies on evaluations of animals, which may become subject to bans, additional restrictive regulations or increased attention from activism movements.

        As an animal health medicines and vaccines business, Elanco is required to evaluate the effect of its existing and new products in animals in order to register such products. Animal testing in certain industries has been the subject of controversy and adverse publicity. Some organizations and individuals have attempted to ban animal testing or encourage the adoption of new regulations applicable to animal testing. To the extent that the activities of such organizations and individuals are successful, Elanco's R&D, and by extension its business, financial condition and results of operations, could be materially adversely affected. In addition, negative publicity about Elanco or its industry could harm its reputation.

Manufacturing problems and capacity imbalances may cause product launch delays, inventory shortages, recalls or unanticipated costs.

        In order to sell its products, Elanco must be able to produce and ship sufficient quantities to its customers. Elanco owns and operates 12 internal manufacturing sites located in nine countries. Elanco also employs a network of approximately 100 third-party CMOs. Many of Elanco's products involve complex manufacturing processes and are sole-sourced from certain manufacturing sites.

        Minor deviations in Elanco's manufacturing or logistical processes, such as temperature excursions or improper package sealing, could result, and have in the past resulted in, delays, inventory shortages, unanticipated costs, product recalls, product liability and/or regulatory action. In addition, a number of factors could cause production interruptions, including:

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  the failure of Elanco or any of its vendors or suppliers, including logistical service providers, to comply with applicable regulations and quality assurance guidelines;

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  mislabeling;

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  construction delays;

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  equipment malfunctions;

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  shortages of materials;

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  labor problems;

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  natural disasters;

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  power outages;

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  criminal and terrorist activities;

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  changes in manufacturing production sites and limits to manufacturing capacity due to regulatory requirements, changes in types of products produced, shipping distributions or physical limitations; and

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  the outbreak of any highly contagious diseases near Elanco's production sites.

        These interruptions could result in launch delays, inventory shortages, recalls, unanticipated costs or issues with Elanco's agreements under which it supplies third parties, which may materially adversely affect its business, financial condition and results of operations.

        Elanco's manufacturing network may be unable to meet the demand for its products or it may have excess capacity if demand for its products changes. The unpredictability of a product's regulatory or commercial success or failure, the lead time necessary to construct highly technical and complex manufacturing sites and shifting customer demand (including as a result of market conditions or entry of branded or generic competition) increase the potential for capacity imbalances. In addition, construction of sites is expensive, and Elanco's ability to recover costs will depend on the market acceptance and success of the products produced at the new sites, which is uncertain.

Elanco relies on third parties to provide it with materials and services and are subject to increased labor and material costs and potential disruptions in supply.

        The materials used to manufacture Elanco's products may be subject to availability constraints and price volatility caused by changes in demand, weather conditions, supply conditions, government regulations, economic climate and other factors. In addition, labor costs may be subject to volatility caused by the supply of labor, governmental regulations, economic climate and other factors. Increases in the demand for, availability or the price of, materials used to manufacture Elanco's products and increases in labor costs could increase the costs to manufacture its products, result in product delivery delays or shortages, and impact its ability to launch new products on a timely basis or at all. Elanco may not be able to pass all or a material portion of any higher material or labor costs on to its customers, which could materially adversely affect its business, financial condition and results of operations.

        Elanco may be unable to meet demand for certain of its products if any of its third-party suppliers cease or interrupt operations, fail to renew contracts with it or otherwise fail to meet their obligations to it.

Elanco may incur substantial costs and receive adverse outcomes in litigation and other legal matters.

        Elanco's business, financial condition and results of operations could be materially adversely affected by unfavorable results in pending or future litigation matters. These matters may include, among other things, allegations of violation of U.S. and foreign competition law, labor laws, consumer protection laws and environmental laws and regulations, as well as claims or litigation relating to product liability, intellectual property, securities, breach of contract and tort. In addition, changes in the interpretations of laws and regulations to which Elanco is subject, or in legal standards in one or more of the jurisdictions in which Elanco operates, could increase its exposure to liability. For example, in the U.S., attempts have been made to allow damages for emotional distress and pain and suffering in connection with the loss of, or injury to, a companion animal. If such attempts were successful, Elanco's exposure with respect to product liability claims could increase materially.

        Litigation matters, regardless of their merits or their ultimate outcomes, are costly, divert management's attention and may materially adversely affect Elanco's reputation and demand for its products. Elanco cannot predict with certainty the eventual outcome of pending or future litigation matters. An adverse outcome of litigation or legal matters could result in Elanco being responsible for significant damages. Any of these negative effects resulting from litigation matters could materially adversely affect Elanco's business, financial condition and results of operations.

Elanco's business is subject to substantial regulation.

        As a global company, Elanco is subject to various state, federal and international laws and regulations, including regulations relating to the development, quality assurance, manufacturing, importation, distribution, marketing and sale of its products. Changes in applicable federal, state, local and foreign laws and regulations could have a material adverse effect on Elanco's business, financial condition and results of operations. In addition, Elanco's manufacturing facilities, including the manufacturing facilities operated by its CMOs, are subject to periodic inspections by regulatory agencies. An inspection may report conditions or practices that indicate possible violations of regulatory requirements. Elanco's failure, or the failure of third parties it relies on, including CMOs, to comply with these regulatory requirements, allegations of such non-compliance or the discovery of previously unknown problems with a product or manufacturer could result in, among other things, inspection observation notices, warning letters or similar regulatory correspondence, fines, a partial or total shutdown of production in one or more of Elanco's facilities while an alleged violation is remediated, withdrawals or suspensions of current products from the market, and civil or criminal prosecution, as well as decreased sales as a result of negative publicity and product liability claims. Any one of these consequences could materially adversely affect Elanco's business, financial condition and results of operations.

        In addition, Elanco will not be able to market new products unless and until it has obtained all required regulatory approvals in each jurisdiction where it proposes to market those products. Even after a product reaches market, it may be subject to re-review and may lose its approvals. Elanco's failure to obtain approvals, delays in the approval process, or its failure to maintain approvals in any jurisdiction, may prevent it from selling products in that jurisdiction until approval or re-approval is obtained, if ever.

The illegal distribution and sale by third parties of counterfeit or illegally compounded versions of Elanco's products or of stolen, diverted or relabeled products could have a negative impact on Elanco's reputation and business.

        Third parties may illegally distribute and sell counterfeit or illegally compounded versions of Elanco's products that do not meet the exacting standards of Elanco's development, manufacturing and distribution processes. Counterfeit or illegally compounded medicines pose a significant risk to animal health and safety because of the conditions under which they may be manufactured and the lack of regulation of their contents. Counterfeit or illegally compounded products are frequently unsafe or ineffective and can be potentially life-threatening to animals. Elanco's reputation and business could suffer harm as a result of counterfeit or illegally compounded products which are alleged to be equivalent and/or which are sold under Elanco's brand name. In addition, products stolen or unlawfully diverted from inventory, warehouses, plants or while in transit, which are not properly stored or which have an expired shelf life and which have been repackaged or relabeled and which are sold through unauthorized channels, could adversely impact animal health and safety, Elanco's reputation and its business. Public loss of confidence in the integrity of vaccines and/or pharmaceutical products as a result of counterfeiting, illegal compounding or theft could have a material adverse effect on Elanco's business, financial condition and results of operations.

Elanco is subject to complex environmental, health and safety laws and regulations.

        Elanco is subject to various federal, state, local and foreign environmental, health and safety laws and regulations. These laws and regulations govern matters such as the emission and discharge of hazardous materials into the ground, air or water; the generation, use, storage, handling, treatment, packaging, transportation, exposure to and disposal of hazardous and biological materials, including recordkeeping, reporting and registration requirements; and the health and safety of Elanco's employees. Due to Elanco's operations, these laws and regulations also require it to obtain, and comply with, permits, registrations or other authorizations issued by governmental authorities. These authorities can modify or revoke Elanco's permits, registrations or other authorizations and can enforce compliance through fines and injunctions.

        Given the nature of Elanco's business, it has incurred, is currently incurring and may in the future incur liabilities for the investigation and remediation of contaminated land under the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or under other federal, state, local and foreign environmental cleanup laws, with respect to Elanco's current or former sites, adjacent or nearby third-party sites, or offsite disposal locations. Elanco could be subject to liability for the investigation and remediation of legacy environmental contamination caused by historical industrial activity on sites that it owns or on which it operates. The costs associated with future cleanup activities that Elanco may be required to conduct or finance could be material. Additionally, Elanco may become liable to third parties for damages, including personal injury, property damage and natural resource damages, resulting from the disposal or release of hazardous materials into the environment. Such liability could materially adversely affect Elanco's business, financial condition and results of operations.

        Furthermore, regulatory agencies are showing increasing concern over the impact of animal health products and food animal operations on the environment. This increased regulatory scrutiny has in the past and may in the future necessitate that additional time and resources be spent to address these concerns in both new and existing products.

        Elanco's failure to comply with the environmental, health and safety laws and regulations to which it is subject, including any permits issued thereunder, may result in environmental remediation costs, loss of permits, fines, penalties or other adverse governmental or private actions, including regulatory or judicial orders enjoining or curtailing operations or requiring corrective measures, installation of pollution control equipment or remedial measures. Elanco could also be held liable for any and all consequences arising out of human exposure to hazardous materials, environmental damage or significant environmental, health and safety issues that might arise at a manufacturing or R&D facility. Environmental laws and regulations are complex, change frequently, have tended to become more stringent and stringently enforced over time and may be subject to new interpretation. It is possible that Elanco's costs of complying with current and future environmental, health and safety laws, and its liabilities arising from past or future releases of, or exposure to, hazardous materials could materially adversely affect its business, financial condition and results of operations.

The actual or purported intellectual property rights of third parties may negatively affect Elanco's business.

        A third party may sue Elanco, or its distributors or licensors, including Lilly, or otherwise make a claim, alleging infringement or other violation of such third-party's patents, trademarks, trade dress, copyrights, trade secrets, domain names or other intellectual property rights. If Elanco, its distributors or licensors do not prevail in this type of litigation, Elanco may be required to:

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  pay monetary damages;

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  obtain a license in order to continue manufacturing or marketing the affected products, which may not be available on commercially reasonable terms, or at all; or

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  stop activities, including any commercial activities, relating to the affected products, which could include a recall of the affected products and/or a cessation of sales in the future.

        The costs of defending an intellectual property claim could be substantial and could materially adversely affect Elanco's business, financial condition and results of operations, even if Elanco successfully defends such claim. Moreover, even if Elanco believes that it does not infringe a validly existing third-party patent, Elanco may choose to license such patent, which would result in associated costs and obligations. Elanco may also incur costs in connection with an obligation to indemnify a distributor, licensor or other third party.

        The intellectual property positions of animal health medicines and vaccines businesses frequently involve complex legal and factual questions, and an issued patent does not guarantee Elanco the right to practice the patented technology or develop, manufacture or commercialize the patented product. For example, while Elanco generally enters into proprietary information agreements with its employees and third parties which assign intellectual property rights to Elanco, these agreements may not be honored or may not effectively assign intellectual property rights to Elanco under the local laws of some countries or jurisdictions. Elanco cannot be certain that a competitor or other third party does not have or will not obtain rights to intellectual property that may prevent Elanco from manufacturing, developing or marketing certain of its products, regardless of whether Elanco believes such intellectual property rights are valid and enforceable or it believes it would otherwise be able to develop a more commercially successful product, which may materially adversely affect its business, financial condition and results of operations.

If Elanco's intellectual property rights are challenged or circumvented, competitors may be able to take advantage of Elanco's research and development efforts or harm the value of Elanco's brands.

        Elanco's long-term success depends on its ability to market innovative, competitive products. Elanco relies and expects to continue to rely on a combination of intellectual property, including patent, trademark, trade dress, copyright, trade secret and domain name protection, as well as confidentiality and license agreements with Elanco's employees and others, to protect its intellectual property and proprietary rights. If Elanco fails to obtain and maintain adequate intellectual property protection, it may not be able to prevent third parties from using its proprietary technologies or from marketing products that are very similar or identical to Elanco's.

        Elanco's currently pending or future patent applications may not result in issued patents, or be approved on a timely basis, if at all. Similarly, any term extensions that Elanco seeks may not be approved on a timely basis, if at all. In addition, Elanco's issued patents, or any patents that may issue in the future, may not contain claims sufficiently broad to protect it against third parties with similar technologies or products or provide it with any competitive advantage, including exclusivity in a particular product area.

        The validity and scope of Elanco's patent claims also may vary between countries, as individual countries have their own patent laws. For example, some countries only permit the issuance of patents covering a novel chemical compound itself, and its first use, and thus further methods of use for the same compound may not be patentable. The validity, enforceability, scope and effective term of patents can be highly uncertain and often involve complex legal and factual questions and proceedings that vary based on the local law of the relevant jurisdiction. Elanco's ability to enforce its patents also depends on the laws of individual countries and each country's practice with respect to enforcement of intellectual property rights. Patent protection must be obtained on a jurisdiction-by-jurisdiction basis, and Elanco only pursues patent protection in countries where it thinks it makes commercial sense for the given product. In addition, if Elanco is unable to maintain its existing license agreements or other agreements pursuant to which third parties grant it rights to intellectual property, including because such agreements terminate, Elanco's financial condition and results of operations could be materially adversely affected.

        Patent law reform in the U.S. and other countries may also weaken Elanco's ability to enforce its patent rights, or make such enforcement financially unattractive. For instance, in September 2011, the U.S. enacted the America Invents Act, which permits enhanced third-party actions for challenging patents and implements a first-to-invent system. These reforms could result in increased costs to protect Elanco's intellectual property or limit its ability to obtain and maintain patent protection for its products in these jurisdictions. Additionally, certain foreign governments have indicated that compulsory licenses to patents may be granted in the case of national emergencies, which could diminish or eliminate sales and profits from those regions and materially adversely affect Elanco's financial condition and results of operations.

        Elanco's trademarks and brands may provide it with a competitive advantage in the market as they may be known or trusted by consumers. In order to maintain the value of such brands, Elanco must be able to enforce and defend its trademarks. Elanco has pursued and will pursue the registration of trademarks and service marks in the U.S. and internationally; however, enforcing rights against those who knowingly or unknowingly dilute or infringe Elanco's brands can be difficult. Effective trademark, service mark, trade dress or related protections may not be available in every country in which Elanco's products and services are available. Enforcement is especially difficult in first-to-file countries where "trademark squatters" can prevent Elanco from obtaining adequate protections for its brands. There can be no assurance that the steps Elanco has taken and will take to protect its proprietary rights in its brands and trademarks will be adequate or that third parties will not infringe, dilute or misappropriate Elanco's brands, trademarks, trade dress or other similar proprietary rights.

        Many of Elanco's products are based on or incorporate proprietary information. Elanco actively seeks to protect its proprietary information, including its trade secrets and proprietary know-how, by generally requiring its employees, consultants, other advisors and other third parties to execute proprietary information and confidentiality agreements upon the commencement of their employment, engagement or other relationship. Despite these efforts and precautions, Elanco may be unable to prevent a third party from copying or otherwise obtaining and using its trade secrets or its other intellectual property without authorization and legal remedies may not adequately compensate it for the damages caused by such unauthorized use. Further, others may independently and lawfully develop substantially similar or identical products that circumvent Elanco's intellectual property by means of alternative designs or processes or otherwise.

Elanco could be subject to changes in its tax rates, the adoption of new U.S. or foreign tax legislation or exposure to additional tax liabilities.

        Elanco is subject to income taxes in the U.S. and numerous foreign jurisdictions. Changes in the relevant tax laws, regulations, administrative practices, principles and interpretations could adversely affect Elanco's future effective tax rates. As discussed further below, the U.S. recently enacted tax reform legislation significantly revising U.S. tax law, and a number of other countries are actively considering or enacting tax changes. Other organizations, such as the Organisation for Economic Cooperation and Development and the European Commission, are also active concerning tax-related matters, which could influence international tax policy in countries in which Elanco operates. While outcomes of these initiatives continue to develop and remain uncertain, modifications to key elements of the U.S. or international tax framework could have a material adverse effect on Elanco's consolidated results of operations and cash flows.

        In December 2017, the President of the United States signed into law the Tax Cuts and Jobs Act (the "2017 Tax Act"). The 2017 Tax Act included significant changes to the U.S. corporate income tax system, such as the reduction in the corporate income tax rate, transition to a modified territorial tax system, changes to business related exclusions, deductions and credits, and modifications to international tax provisions. The U.S. Treasury Department and the IRS began to issue major proposed regulations related to the 2017 Tax Act during the second half of 2018 and are expected to continue issuing such regulations. The proposed regulations are generally subject to comment before being finalized; however, once finalized, these regulations may require Elanco to make adjustments, in particular, as a result of certain complex international provisions contained in the 2017 Tax Act. Such adjustments could materially impact Elanco's provision for income taxes and effective tax rate in the period in which the adjustments are made and could also impact Elanco's net income, earnings per share, consolidated cash flows and liquidity.

        In addition, Elanco's effective tax rate is subject to potential risks that various taxing authorities may challenge the pricing of Elanco's cross-border arrangements and subject Elanco to additional tax, adversely impacting Elanco's effective tax rate and its tax liability. Elanco is also subject to the examination of its tax returns and other tax matters by the Internal Revenue Service (the "IRS") and other tax authorities and governmental bodies. Elanco regularly assesses the likelihood of an adverse outcome resulting from these examinations to determine the adequacy of its provision for taxes. There can be no assurance as to the outcome of these examinations. If Elanco's effective tax rates were to increase, particularly in the U.S. or other material foreign jurisdictions, or if the ultimate determination of Elanco's taxes owed is for an amount in excess of amounts previously accrued, Elanco's business, financial condition and results of operations could be materially adversely affected.

Significant portions of Elanco's operations are conducted in foreign jurisdictions, including jurisdictions presenting a high risk of bribery and corruption, and are subject to the economic, political, legal and business environments of the countries in which Elanco does business.

        Elanco's international operations could be limited or disrupted by any of the following:

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  volatility in the international financial markets;

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  compliance with governmental controls;

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  difficulties enforcing contractual and intellectual property rights;

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  parallel trade in Elanco's products (importation of Elanco's products from European Union ("EU") countries where Elanco's products are sold at lower prices into EU countries where the products are sold at higher prices);

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  compliance with a wide variety of laws and regulations, such as the U.S. Foreign Corrupt Practices Act (the "FCPA") and similar non-U.S. laws and regulations;

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  compliance with foreign labor laws;

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  burdens to comply with multiple and potentially conflicting foreign laws and regulations, including those relating to environmental, health and safety requirements;

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  changes in laws, regulations, government controls or enforcement practices with respect to Elanco's business and the businesses of its customers, including the imposition of limits on its profitability;

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  political and social instability, including crime, civil disturbance, terrorist activities and armed conflicts;

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  trade restrictions and restrictions on direct investments by foreign entities, including restrictions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury and the EU, in relation to Elanco's products or the products of farmers and other customers;

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  government limitations on foreign ownership;

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  government takeover or nationalization of business;

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  changes in tax laws and tariffs;

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  imposition of anti-dumping and countervailing duties or other trade-related sanctions;

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  costs and difficulties and compliance risks in staffing, managing and monitoring international operations, including in the use of overseas third-party goods and service providers;

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  corruption risk inherent in business arrangements and regulatory contacts with foreign government entities;

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  longer payment cycles and increased exposure to counterparty risk; and

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  additional limitations on transferring personal information between countries or other restrictions on the processing of personal information.

        In addition, international transactions may involve increased financial and legal risks due to differing legal systems and customs. Compliance with these requirements may prohibit the import or export of certain products and technologies or may require Elanco to obtain a license before importing or exporting certain products or technologies. A failure to comply with any of these laws, regulations or requirements could result in civil or criminal legal proceedings, monetary or non-monetary penalties, or both, disruptions to Elanco's business, limitations on Elanco's ability to import and export products, and damage to Elanco's reputation. In addition, variations in the pricing of Elanco's products between jurisdictions may result in the unauthorized importation or unauthorized re-importation of its products between jurisdictions and may also result in the imposition of anti-dumping and countervailing duties or other trade-related sanctions. While the impact of these factors is difficult to predict, any of them could materially adversely affect Elanco's business, financial condition and results of operations.

        Further, changes in any of these laws, regulations or requirements, or the political environment in a particular country, may affect Elanco's ability to engage in business transactions in certain markets, including investment, procurement and repatriation of earnings.

Significant portions of Elanco's operations are conducted in Europe and could be impacted by the withdrawal of the United Kingdom ("UK") from the EU, commonly referred to as "Brexit."

        In June 2016, voters in the UK approved an advisory referendum to withdraw from the EU, commonly referred to as Brexit. On March 29, 2017, the UK Prime Minister formally notified the European Council of the UK's intention to withdraw from the EU under Article 50 of the Treaty of Lisbon. The notice began a two-year negotiation period to establish the withdrawal terms. In April 2019, the EU extended the end date of the negotiation period to October 31, 2019, although the UK could leave the EU sooner, depending on political developments.The referendum and notice created political, regulatory and economic uncertainty, particularly in the UK and the EU, and this uncertainty may persist for years if the withdrawal becomes effective without clarification as to whether the UK will continue to be party to the EU Free Trade Agreements ("FTA") at the end of the negotiation period.

        Elanco's business is subject to substantial regulation. If the UK withdraws from the EU without an agreement and mutual recognition of the FTAs, Elanco may not be able to market certain products that entered the EU market following marketing authorization by UK authorities in all the nations that are parties to FTAs with the EU unless and until Elanco has obtained all required regulatory approvals in each jurisdiction where it proposes to market those products.

        In addition, the uncertainty related to Brexit has caused foreign exchange rate fluctuations in the past, including the strengthening of the U.S. dollar relative to the euro and British pound immediately following the announcement of Brexit. The implementation of, or further developments with respect to, Brexit could further impact foreign exchange rates, which could materially adversely affect Elanco's business, financial condition and results of operations.

        A withdrawal with no agreement in place could significantly disrupt the free movement of goods, services, and people between the UK and the EU, and result in increased legal and regulatory complexities, as well as potential higher costs of conducting business in Europe and declining gross domestic product in many European markets. The UK's vote to exit the EU could also result in similar referendums or votes in other European countries in which Elanco does business.

        If no agreement is reached at the end of the extended negotiation period on October 31, 2019 and the UK's separation becomes effective, unless the remaining EU members unanimously agree to an extension, the uncertainty surrounding the terms of the UK's withdrawal and its consequences could adversely impact consumer and investor confidence, and could affect sales or regulation of Elanco's products. Any of these effects, among others, could materially adversely affect Elanco's business, financial condition and results of operations.

Foreign exchange rate fluctuations and potential currency controls affect Elanco's results of operations, as reported in its financial statements.

        Elanco conducts operations in many areas of the world, involving transactions denominated in a variety of currencies. In 2018, Elanco generated approximately 52% of its revenue in currencies other than the U.S. dollar, principally the euro, British pound, Brazilian real, Australian dollar, Japanese yen, Canadian dollar and Chinese yuan. Elanco is subject to currency exchange rate risk to the extent that its costs are denominated in currencies other than those in which it earns revenue. In addition, because Elanco's financial statements are reported in U.S. dollars, changes in currency exchange rates between the U.S. dollar and other currencies have had, and will continue to have, an impact on Elanco's results of operations.

        Elanco also faces risks arising from currency devaluations and the imposition of cash repatriation restrictions and exchange controls. Currency devaluations result in a diminished value of funds denominated in the currency of the country instituting the devaluation. Cash repatriation restrictions and exchange controls may limit Elanco's ability to convert foreign currencies into U.S. dollars or to remit dividends and other payments by Elanco's foreign subsidiaries or businesses located in or conducted within a country imposing restrictions or controls. While Elanco currently has no need, and does not intend, to repatriate or convert cash held in countries that have significant restrictions or controls in place, should Elanco need to do so to fund its operations, it may be unable to repatriate or convert such cash, or may be unable to do so without incurring substantial costs.

        Elanco also bears foreign exchange risk associated with the future cash settlement of an existing net investment hedge ("NIH"). In October 2018, Elanco entered into a fixed interest rate, 5-year, 750 million Swiss franc NIH against Swiss franc assets. The NIH is expected to generate approximately $25 million in cash and contra interest expense per year; however, there is potential for significant 2023 settlement exposure on the 750 million Swiss franc notional if the U.S. dollar devalues versus the Swiss franc.

Elanco depends on sophisticated information technology and infrastructure.

        Elanco relies on various information systems to manage its operations, and it increasingly depends on third parties to operate and support its information technology systems, including by way of virtual and cloud-based operations. These third parties include large established vendors as well as small, privately owned companies. Failure by any provider to adequately service Elanco's operations, or a change in control or insolvency of one or more providers, may materially adversely affect Elanco's business, financial condition and results of operations. Prior to the separation, Elanco relied on Lilly to negotiate and manage many of Elanco's relationships and contracts with these third parties.

        In connection with the IPO and the separation, Elanco substantially changed, and will continue to develop, a number of its business processes, including its financial reporting and supply chain processes and with respect to where and from whom it obtains information technology systems. In order to support the new business processes under the terms of Elanco's transitional services agreement with Lilly, Elanco will make significant configuration, process and data changes within many of the information technology systems it uses. If Elanco's information technology systems and processes are not sufficient to support Elanco's business and financial reporting functions, or if Elanco fails to properly implement its new business processes, Elanco's financial reporting may be delayed or inaccurate and, as a result, Elanco's business, financial condition and results of operations may be materially adversely affected. Even if Elanco is able to successfully configure and change its systems, all technology systems, even with implementation of security measures, are vulnerable to disability, failures or unauthorized access. If Elanco's information technology systems were to fail or be breached, this could materially adversely affect Elanco's reputation and its ability to perform critical business functions, and sensitive and confidential data could be compromised.

Breaches of Elanco's information technology systems or improper disclosure of confidential company or personal data could have a material adverse effect on Elanco's reputation and operations, or Elanco may fail to comply with privacy laws, regulations and its contractual obligations.

        Elanco relies on information technology systems to process, transmit and store electronic information in its day-to-day operations, including customer, employee and company data. The secure processing, maintenance and transmission of this information is critical to Elanco's operations and the legal environment surrounding information security, storage, use, processing, disclosure and privacy is demanding, with the frequent imposition of new and changing requirements. Elanco also stores certain information with third parties. Elanco's information systems and those of Elanco's third-party vendors are subjected to computer viruses or other malicious codes, unauthorized access attempts, and cyber- or phishing-attacks and also are vulnerable to an increasing threat of continually evolving cybersecurity risks and external hazards, as well as improper or inadvertent staff behavior, all of which could expose confidential company and personal data systems and information to security breaches. Any such breach could compromise Elanco's networks, and the information stored therein could be accessed, publicly disclosed, lost or stolen. Such attacks could result in Elanco's intellectual property and other confidential information being lost or stolen, disruption of Elanco's operations, and other negative consequences, such as increased costs for security measures or remediation costs, and diversion of management attention. Any actual or perceived access, disclosure or other loss of information or any significant breakdown, intrusion, interruption, cyber-attack or corruption of customer, employee or company data or Elanco's failure to comply with federal, state, local and foreign privacy laws or contractual obligations with customers, vendors, payment processors and other third parties, could result in legal claims or proceedings, liability under laws or contracts that protect the privacy of personal information, regulatory penalties, disruption of Elanco's operations, and damage to Elanco's reputation, all of which could materially adversely affect Elanco's business, revenue and competitive position. While Elanco will continue to implement additional protective measures to reduce the risk of and detect cyber-incidents, cyber-attacks are becoming more sophisticated and frequent, and the techniques used in such attacks change rapidly. Elanco's protective measures may not protect it against attacks and such attacks could have a significant impact on Elanco's business and reputation. In addition, prior to the separation, Elanco relied on Lilly for certain privacy and compliance functions and personnel and may experience difficulties maintaining and implementing all policies and practices following completion of the separation.

Increased regulation or decreased governmental financial support relating to the raising, processing or consumption of food animals could reduce demand for Elanco's food animal products.

        Companies in the food animal sector are subject to extensive and increasingly stringent regulations. See "Business of Elanco—Regulatory." If food animal producers are adversely affected by new regulations or changes to existing regulations, they may reduce herd or flock sizes or become less profitable and, as a result, they may reduce their use of Elanco's products, which may materially adversely affect Elanco's business, financial condition and results of operations. Also, many food animal producers benefit from governmental subsidies, and if such subsidies were to be reduced or eliminated, these companies may become less profitable and, as a result, may reduce their use of Elanco's food animal products. More stringent regulation of the food animal sector, including regarding the use of food animal products, could have a material adverse effect on Elanco's business, financial condition and results of operations.

Elanco's business could be materially adversely affected by labor disputes, strikes or work stoppages.

        Some of Elanco's employees are members of unions, works councils, trade associations or are otherwise subject to collective bargaining agreements in certain jurisdictions, including the U.S. As a result, Elanco is subject to the risk of labor disputes, strikes, work stoppages and other labor-relations matters. Elanco may be unable to negotiate new collective bargaining agreements on similar or more favorable terms and may experience work stoppages, higher ongoing labor costs or other labor problems in the future at its sites. Elanco may also experience difficulty or delays in implementing changes to its workforce in certain markets. These risks may be increased by the separation because Elanco will no longer be able to benefit from Lilly's prior relationships and negotiations relating to such agreements.

        Further, labor-related issues, including at Elanco's suppliers or CMOs, could cause a disruption of Elanco's operations, which could have a material adverse effect on its business, financial condition and results of operations, potentially resulting in cancelled orders by customers, unanticipated inventory accumulation or shortages and reduced revenue and net income.

The anticipated benefits of the separation may not be achieved.

        Elanco may not be able to achieve the full strategic and financial benefits expected to result from the separation. Further, such benefits, if ultimately achieved, may be delayed. These benefits include the following:

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  improving strategic and operational flexibility and streamlining decision-making by providing the flexibility to implement Elanco's strategic plan and to respond more effectively to different customer needs and the changing economic and industry environment;

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  allowing Elanco to adopt the investment policy and dividend policy best suited to its financial profile and business needs, and allowing it to raise capital as an independent business;

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  creating an independent equity structure that makes possible future acquisitions utilizing Elanco's common stock as well as compensation arrangements; and

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  facilitating incentive compensation arrangements for employees more directly tied to the performance of Elanco's business, and enhancing employee hiring and retention by, among other things, improving the alignment of management and employee incentives with performance and growth objectives of Elanco's business.

        Elanco may not achieve the anticipated benefits of the separation for a variety of reasons, which could materially adversely affect Elanco's business, financial condition and results of operations.

Elanco has underfunded pension plan liabilities. Elanco will require current and future operating cash flow to fund these shortfalls reducing the cash available for other uses.

        Elanco has certain defined benefit pension plans, predominantly outside of the U.S., that Elanco's employees participate in that are either dedicated to Elanco's employees or where the plan assets and liabilities that relate to Elanco's employees were legally required to transfer to Elanco at the time of the separation. The funded status and net periodic pension cost for these plans is materially affected by the discount rate used to measure pension obligations, the longevity and actuarial profile of Elanco's workforce, the level of plan assets available to fund those obligations and the actual and expected long-term rate of return on plan assets. Significant changes in investment performance or a change in the portfolio mix of invested assets can result in corresponding increases and decreases in the valuation of plan assets or in a change in the expected rate of return on plan assets. As of December 31, 2018, for pension plans with projected benefit obligations in excess of plan assets, the projected benefit obligation was $229.2 million with plan assets of $124.1 million. Any changes in the discount rate could result in a significant increase or decrease in the valuation of pension obligations, affecting the reported funded status of Elanco's pension plans as well as the net periodic pension cost in the following years. Similarly, changes in the expected return on plan assets can result in significant changes in the net periodic pension cost in the following years. The need to make additional cash contributions will divert resources from Elanco's operations and may have a material adverse effect on Elanco's business, financial condition and results of operations.

Risks Related to Elanco's Relationship with Lilly

As a result of the separation, Elanco will lose Lilly's brand, reputation, capital base and other resources.

        Elanco believes its association with Lilly has contributed to Elanco's building relationships with Elanco's customers due to Lilly's globally recognized brand and perceived high-quality products. The separation could adversely affect Elanco's ability to attract and retain customers, which could result in reduced sales of its products.

        The loss of Lilly's scale, capital base and financial strength may also prompt suppliers to reprice, modify or terminate their relationships with Elanco. In addition, Lilly's disposition of its ownership of Elanco could potentially cause some of Elanco's existing agreements and licenses to be terminated. Elanco cannot predict with certainty the effect that the separation will have on Elanco's business, Elanco's clients, vendors or other persons, or whether the Elanco brand will be accepted in the marketplace.

        Further, because Elanco has not operated as a standalone company in the past, it may have difficulty doing so. Elanco may need to acquire assets and resources in addition to those provided by Lilly, and in connection with the separation, may also face difficulty in separating Elanco's assets from Lilly's assets and integrating newly acquired assets into Elanco's business. Elanco's business, financial condition and results of operations could be materially adversely affected if it has difficulty operating as a standalone company, fails to acquire assets that prove to be important to Elanco's operations or incurs unexpected costs in separating its assets from Lilly's assets or integrating newly-acquired assets.

Lilly may compete with Elanco.

        Lilly is not restricted from competing with Elanco in the animal health business. Although Lilly has informed Elanco it has no current intention to compete with it in the animal health business, if Lilly in the future decides to engage in the type of business Elanco conducts, it may have a competitive advantage over Elanco, which may cause Elanco's business, financial condition and results of operations to be materially adversely affected.

To preserve the tax-free treatment to Lilly and its shareholders of the Split-Off and certain related transactions, Elanco may not be able to engage in certain transactions.

        To preserve the tax-free treatment to Lilly and its shareholders of the Split-Off and certain related transactions, under the tax matters agreement, Elanco is restricted from taking any action that prevents such transactions from being tax-free for U.S. federal income tax purposes. These restrictions may limit Elanco's ability to pursue certain strategic transactions or engage in other transactions, including using Elanco's common stock to make acquisitions and in connection with equity capital market transactions that might increase the value of Elanco's business. See "Certain Relationships and Related Party Transactions—Relationship between Elanco and Lilly—Tax Matters Agreement."

Lilly's rights as licensor under the intellectual property and technology license agreement could limit Elanco's ability to develop and commercialize certain products.

        Prior to the separation, Elanco had the ability to leverage certain of Lilly's intellectual property. As part of the separation, Elanco entered into an intellectual property and technology license agreement. Pursuant to the intellectual property and technology license agreement, Lilly licenses to Elanco certain of its intellectual property (excluding trademarks) related to the animal health business and also grants a license for Elanco to use Lilly's proprietary compound library for a period of two years plus up to three additional one-year periods, each such period to be granted under Lilly's sole discretion. If Elanco fails to comply with its obligations under this agreement and Lilly exercises its right to terminate it, Elanco's ability to continue to research, develop and commercialize products incorporating that intellectual property will be limited. In addition, this agreement includes limitations that affect Elanco's ability to develop and commercialize certain products, including in circumstances where Lilly has an interest in the licensed intellectual property in connection with its human health development programs. These limitations and termination rights may make it more difficult, time consuming or expensive for Elanco to develop and commercialize certain new products, or may result in Elanco's products being later to market than those of its competitors. For a summary description of the terms of the intellectual property and technology license agreement, see "Certain Relationships and Related Party Transactions—Relationship between Elanco and Lilly—Intellectual Property and Technology License Agreement."

Elanco's historical consolidated and combined financial data is not necessarily representative of the results it would have achieved as a standalone company and may not be a reliable indicator of its future results.

        Elanco's historical consolidated and combined financial data included in this prospectus does not reflect the financial condition, results of operations or cash flows it would have achieved as a standalone company during the periods presented or those it will achieve in the future. This is primarily the result of the following factors:

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  Elanco's historical consolidated and combined financial data does not reflect the separation;

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  Elanco's historical consolidated and combined financial data reflects expense allocations for certain support functions that are provided on a centralized basis within Lilly, such as expenses for executive oversight, treasury, legal, finance, human resources, tax, internal audit, financial reporting, information technology and investor relations that may be higher or lower than the comparable expenses Elanco would have actually incurred, or will incur in the future, as a standalone company;

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  Elanco's cost of debt and Elanco's capital structure is different from that reflected in its historical consolidated and combined financial statements;

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  significant increases may occur in Elanco's cost structure as a result of Elanco being a standalone public company, including costs related to public company reporting, investor relations and compliance with the Sarbanes-Oxley Act; and

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  loss of economies of scale as a result of Elanco no longer being a part of Lilly.

        Elanco's financial condition and future results of operations, after giving effect to the separation, will be materially different from amounts reflected in Elanco's historical consolidated and combined financial statements included in this prospectus. As a result of the separation, it may be difficult for investors to compare Elanco's future results to historical results or to evaluate Elanco's relative performance or trends in Elanco's business.

Elanco has incurred and will continue to incur significant charges in connection with the separation and incremental costs as a standalone public company.

        Elanco will need to replicate or replace certain functions, systems and infrastructure to which Elanco no longer has the same access after the separation. Elanco may also need to make investments or hire additional employees to operate without the same access to Lilly's existing operational and administrative infrastructure. These initiatives may be costly to implement. Due to the scope and complexity of the underlying projects relative to these efforts, the amount of total costs could be materially higher than Elanco's estimate, and the timing of the incurrence of these costs is subject to change.

        Prior to the separation, Lilly performed or supported many important corporate functions for Elanco. Elanco's consolidated and combined financial statements reflect charges for these services on an allocated basis. Following the separation, many of these services are governed by Elanco's transitional services agreement with Lilly. Under the transitional services agreement Elanco is able to use these Lilly services for a fixed term established on a service-by-service basis. Partial reduction in the provision of any service or termination of a service prior to the expiration of the applicable fixed term requires Lilly's consent. In addition, either party is able to terminate the agreement due to a material breach of the other party, upon prior written notice, subject to limited cure periods or if the other party undergoes a change of control.

        Elanco pays Lilly mutually agreed-upon fees for these services, which are based on Lilly's costs (including third-party costs) of providing the services through March 31, 2021 and subject to a mark-up of 7% thereafter, with additional inflation-based escalation beginning January 1, 2022. However, since Elanco's transitional services agreement was negotiated in the context of a parent-subsidiary relationship, the terms of the agreement, including the fees charged for the services, may be higher or lower than those that would be agreed to by parties bargaining at arm's length for similar services and may be higher or lower than the costs reflected in the allocations in Elanco's historical consolidated and combined financial statements. In addition, while these services are being provided to Elanco by Lilly, Elanco's operational flexibility to modify or implement changes with respect to such services or the amounts Elanco pays for them will be limited.

        Elanco may not be able to replace these services or enter into appropriate third-party agreements on terms and conditions, including cost, comparable to those that Elanco received from Lilly under the transitional services agreement. Additionally, after the transitional services agreement terminates, Elanco may be unable to sustain the services at the same levels or obtain the same benefits as when Elanco was receiving such services and benefits from Lilly. When Elanco begins to operate these functions separately, if Elanco does not have its own adequate systems and business functions in place, or is unable to obtain them from other providers, it may not be able to operate its business effectively or at comparable costs, and its profitability may decline. In addition, Elanco has historically received informal support from Lilly, which may not be addressed in the transitional services agreement. The level of this informal support may diminish or be eliminated in the future.

        In addition, Elanco's historical consolidated and combined financial statements include the attribution of certain assets and liabilities that historically have been held at the Lilly corporate level but which are specifically identifiable or attributable to the businesses that were transferred to Elanco in connection with the separation. The value of the assets and liabilities Elanco assumed in connection with the separation could ultimately be materially different than such attributions, which could have a material adverse effect on Elanco's financial condition.

Risks Related to Elanco's Indebtedness

Elanco has substantial indebtedness.

        Elanco has a significant amount of indebtedness, which could materially adversely affect its business, financial condition and results of operations. As of March 31, 2019, Elanco has incurred approximately $2.5 billion aggregate principal amount of senior indebtedness, consisting of the notes and the Term Facility. Elanco has an additional $750 million of borrowing capacity ($1,000 million if certain conditions are met) under the Revolving Facility (as defined below). See "Description of Certain Other Indebtedness."

        Elanco may incur substantial additional debt from time to time to finance working capital, capital expenditures, investments, acquisitions or for other purposes. If Elanco does so, the risks related to its high level of debt could intensify. Specifically, Elanco's high level of debt could have important consequences, including:

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  making it more difficult for Elanco to satisfy its obligations with respect to its debt;

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  limiting Elanco's ability to obtain additional financing to fund future working capital, capital expenditures, business development or other general corporate requirements, including dividends;

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  increasing Elanco's vulnerability to general adverse economic and industry conditions;

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  exposing Elanco to the risk of increased interest rates as certain of its borrowings are and may in the future be at variable rates of interest;

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  limiting Elanco's flexibility in planning for and reacting to changes in the animal health industry;

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  impacting Elanco's effective tax rate; and

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  increasing Elanco's cost of borrowing.

Elanco may not be able to generate sufficient cash to service all of its indebtedness and may be forced to take other actions to satisfy its obligations under its indebtedness, which may not be successful.

        Elanco's ability to make scheduled payments on or refinance its debt obligations depends on its financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond its control. Elanco may be unable to maintain a level of cash flows from operating activities sufficient to permit it to pay the principal and interest on its indebtedness.

        If Elanco's cash flows and capital resources are insufficient to fund its debt service obligations, it could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures, or to dispose of material assets or operations, alter its dividend policy, seek additional debt or equity capital or restructure or refinance its indebtedness. Elanco may not be able to effect any such alternative measures on commercially reasonable terms or at all and, even if successful, those alternative actions may not allow it to meet its scheduled debt service obligations. The instruments that will govern Elanco's indebtedness may restrict its ability to dispose of assets and may restrict the use of proceeds from those dispositions and may also restrict its ability to raise debt or equity capital to be used to repay other indebtedness when it becomes due. Elanco may not be able to consummate those dispositions or to obtain proceeds in an amount sufficient to meet any debt service obligations when due.

        In addition, Elanco conducts its operations through its subsidiaries. Accordingly, repayment of Elanco's indebtedness will depend on the generation of cash flow by its subsidiaries, including certain international subsidiaries, and their ability to make such cash available to Elanco, by dividend, debt repayment or otherwise. Elanco's subsidiaries may not have any obligation to pay amounts due on Elanco's indebtedness or to make funds available for that purpose. Elanco's subsidiaries may not be able to, or may not be permitted to, make adequate distributions to enable Elanco to make payments in respect of its indebtedness. Each subsidiary is a distinct legal entity and, under certain circumstances, legal, tax and contractual restrictions may limit Elanco's ability to obtain cash from its subsidiaries. In the event that Elanco does not receive distributions from its subsidiaries, it may be unable to make required principal and interest payments on its indebtedness.

        Elanco's inability to generate sufficient cash flows to satisfy its debt obligations, or to refinance its indebtedness on commercially reasonable terms or at all, may materially adversely affect Elanco's business, financial condition and results of operations and its ability to satisfy its obligations under its indebtedness.

The notes are unsecured and are effectively junior to any secured indebtedness.

        The notes are our unsecured general obligations. Holders of any future secured indebtedness will have claims that are prior to your claims as holders of the notes, to the extent of the assets securing such indebtedness. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, our pledged assets would be available to satisfy obligations of our secured indebtedness before any payment could be made on the notes. To the extent that such assets cannot satisfy in full our secured indebtedness, the holders of such indebtedness would have a claim for any shortfall that would rank equally in right of payment with the notes. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of the notes may receive less, ratably, than holders of any secured indebtedness. As of March 31, 2019, we had approximately $2.5 billion of long-term debt net of original issue debt discount.

Risks Relating to Participation in the Exchange Offers

Our board of directors has not made a recommendation as to whether you should tender your Original Notes in exchange for Exchange Notes in the Exchange Offers, and we have not obtained a third-party determination that the Exchange Offers are fair to holders of our Original Notes.

        Our board of directors has not made, and will not make, any recommendation as to whether holders of Original Notes should tender their Original Notes in exchange for Exchange Notes pursuant to the Exchange Offers. We have not retained, and do not intend to retain, any unaffiliated representative to act solely on behalf of the holders of the Original Notes for purposes of negotiating the terms of these Exchange Offers, or preparing a report or making any recommendation concerning the fairness of these Exchange Offers. Therefore, if you tender your Original Notes, you may not receive more than or as much value as if you chose to keep them. Holders of Original Notes must make their own independent decisions regarding their participation in the Exchange Offers.

If you fail to exchange your Original Notes, they will continue to be restricted securities and may become less liquid.

        Original Notes that you do not tender or that we do not accept will, following the Exchange Offers, continue to be restricted securities, and you may not offer to sell them except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities law. We will issue Exchange Notes in exchange for the Original Notes pursuant to the Exchange Offers only following the satisfaction of the procedures and conditions set forth in "The Exchange Offers—Conditions" and "The Exchange Offers—Procedures for Tendering Original Notes". These procedures and conditions include timely receipt by the Exchange Agent of such Original Notes (or a confirmation of book-entry transfer) and of a properly completed and duly executed letter of transmittal (or an agent's message from DTC).

        Because we anticipate that most holders of Original Notes will elect to exchange their Original Notes, we expect that the liquidity of the market for any Original Notes remaining after the completion of the Exchange Offers will be substantially limited. Any Original Notes tendered and exchanged in the Exchange Offers will reduce the aggregate principal amount of the applicable series of Original Notes outstanding. Following the Exchange Offers, if you do not tender your Original Notes, you generally will not have any further registration rights, and your Original Notes will continue to be subject to certain transfer restrictions. Accordingly, the liquidity of the market for the Original Notes could be adversely affected.

If an active trading market does not develop for the Exchange Notes, you may be unable to sell the Exchange Notes or to sell them at a price you deem sufficient.

        The Exchange Notes are a new issue of securities for which there is currently no public trading market. We do not intend to list the Exchange Notes on any national securities exchange. Accordingly, there can be no assurances that an active trading market will develop upon completion of the Exchange Offers or, if it develops, that such market will be sustained, or as to the liquidity of any market. If an active trading market does not develop or is not sustained, the market price and the liquidity of the Exchange Notes may be adversely affected. In addition, the liquidity of the trading market for the Exchange Notes, if it develops, and the market price quoted for the Exchange Notes, may be adversely affected by changes in the overall market for those securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally.

USE OF PROCEEDS

        We will not receive any cash proceeds from the issuance of the Exchange Notes pursuant to the Exchange Offers. In consideration for issuing the Exchange Notes as contemplated in this prospectus, we will receive in exchange a like principal amount of Original Notes, the terms of which are identical in all material respects to the Exchange Notes, except that the Exchange Notes will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe certain obligations in the exchange and registration rights agreement. The Original Notes surrendered in exchange for the Exchange Notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the Exchange Notes will not result in any change in our capitalization.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED AND COMBINED STATEMENT OF OPERATIONS

        The following unaudited pro forma condensed consolidated and combined statement of operations should be read in conjunction with the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Elanco's consolidated and combined financial statements and accompanying notes included elsewhere in this prospectus.

        Elanco's unaudited pro forma condensed consolidated and combined statement of operations is based on and has been derived from Elanco's historical consolidated and combined financial statements included elsewhere in this prospectus.

        In management's opinion, the unaudited pro forma condensed consolidated and combined statement of operations reflect certain adjustments that are necessary to present fairly Elanco's unaudited pro forma condensed consolidated and combined results of operations for the period indicated. The pro forma adjustments give effect to events that are (i) directly attributable to the transactions described below, (ii) factually supportable, and (iii) expected to have a continuing impact on Elanco. The pro forma adjustments are based on assumptions that Elanco's management believes are reasonable given the best information currently available.

        The unaudited pro forma condensed consolidated and combined statement of operations is for illustrative and informational purposes only and is not intended to represent what Elanco's results of operations would have been had it operated as an independent, publicly traded company during the period presented or if the transactions described below had actually occurred as of the date indicated. The unaudited pro forma condensed consolidated and combined statement of operations also should not be considered indicative of Elanco's future results of operations as an independent, publicly traded company.

        The unaudited pro forma condensed consolidated and combined statement of operations give effect to the following transactions, which are referred to as the "Transactions," as if they each had occurred on January 1, 2018:

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  the impact of the Debt Transactions and the use of the proceeds therefrom.

        Due to local regulatory and operational requirements, in certain non-U.S. jurisdictions, the transfer of certain assets and liabilities of Lilly's animal health businesses have not legally occurred. Elanco has not adjusted the accompanying unaudited pro forma condensed consolidated and combined statement of operations for the potential impact of the delayed transfers because any impact of these transfers is not material to its unaudited pro forma condensed consolidated and combined statement of operations, individually or in the aggregate.

        Elanco's condensed consolidated and combined statement of operations includes expense allocations related to certain Lilly corporate functions prior to the IPO, including, but not limited to, executive oversight, treasury, legal, finance, human resources, tax, internal audit, financial reporting, information technology and investor relations. These expenses have been allocated to Elanco based on direct usage or benefit where specifically identifiable, with the remainder allocated primarily on a pro rata basis of revenue, headcount or other measures. Elanco's management believes that this expense methodology, and the results thereof, is reasonable for all periods presented. However, the allocations may not be indicative of the actual expense that would have been incurred if Elanco would have operated as an independent, publicly traded company for the entirety of the period presented. Lilly continues to provide Elanco with some of the services related to these functions on a transitional basis in exchange for agreed-upon fees and Elanco expects to incur other costs to replace the services and resources that will not be provided by Lilly. Elanco will also continue to incur new costs relating to its public reporting and compliance obligations as an independent, publicly traded company. The accompanying unaudited pro forma condensed consolidated and combined statement of operations has not been adjusted for any change in such costs, as they are projected amounts based on estimates and are not factually supportable.

        The unaudited pro forma condensed consolidated and combined statement of operations excludes certain adjustments for non-recurring costs that Elanco has incurred or expects to incur related to the separation, including, among other things, the creation of a standalone infrastructure in areas such as information technology, facilities management, distribution, human resources, manufacturing, finance and other functions. Elanco currently estimates these costs in the aggregate to be in a range from $240 million to $290 million, net of potential real estate dispositions, of which a portion will be capitalized and the remainder will be expensed.

 UNAUDITED PRO FORMA CONDENSED CONSOLIDATED AND COMBINED STATEMENT OF
OPERATIONS

YEAR ENDED DECEMBER 31, 2018

	Historical	Pro Forma Adjustments	Notes	Pro Forma
	(In millions, except per share data)
Revenue	$3,066.8	—		$3,066.8

Costs, expenses and other:
Cost of sales	1,573.8	—		1,573.8
Research and development	246.6	—		246.6
Marketing, selling and administrative	735.2	—		735.2
Amortization of intangible assets	197.4	—		197.4
Asset impairment, restructuring and other special charges	128.8	—		128.8
Interest expense, net of capitalized interest	29.6	81.1	(a)	110.7
Other (income) expense, net	41.3	—		41.3

Income / (loss) before income tax expense	114.1	(81.1)		33.0
Income tax expense (benefit)	27.6	(19.5)	(b)	8.1

Net loss	$86.5	$(61.6)		$24.9

Net loss per share—basic and diluted	$0.28			$0.08
Weighted average shares outstanding—basic and diluted	313.7			313.7

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated and Combined Statement of Operations.

Notes to Unaudited Pro Forma Condensed Consolidated and Combined Statement of Operations.

(a)
Reflects interest expense related to the Senior Notes Offering, Term Loan and amortization of the associated deferred debt issuance costs. The interest expense has been calculated based on the fixed interest rates for the notes issued in the Senior Notes Offering and for borrowings under the Term Loan, along with an estimated $24.5 million of debt issuance costs amortized over the term of the debt, calculated as follows:

	Principal	Interest Rate	Year Ended December 31, 2018
	(Dollars in millions)
Senior notes:
3 year	$500.0	3.912%	$19.6
5 year	750.0	4.272%	32.0
10 year	750.0	4.900%	36.8
Term loan*	500.0	3.772%	18.9
Debt issuance cost	24.5	—	4.8

Total cost	$2,524.5	—	$112.1

Less: Historical interest payment**	—	—	(31.0)
Pro forma adjustment	—	—	$81.1

*
Represents interest rate as of December 31, 2018

**
Interest expense included within "Interest expense, net of capitalized interest" financial statement line item.
(b)
Reflects the impact of the pro forma adjustments on income tax calculated using Elanco's U.S. effective tax rate of 24% for the year ended December 31, 2018.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following is a discussion and analysis of Elanco's financial condition and results of operations as of, and for, the periods presented. You should read the following discussion and analysis of Elanco's financial condition and results of operations together with the sections entitled "Prospectus Summary—Selected Historical and Pro Forma Financial Data," "Risk Factors," "Cautionary Statement Concerning Forward-Looking Statements," "Unaudited Pro Forma Condensed Consolidated and Combined Statement of Operations" and Elanco's consolidated and combined financial statements and related notes thereto included elsewhere in this prospectus.

Overview

        Founded in 1954 as part of Eli Lilly and Company, Elanco is a premier animal health company that innovates, develops, manufactures and markets products for companion and food animals. Headquartered in Greenfield, Indiana, Elanco is the fourth largest animal health company in the world, with revenue of $3.1 billion for the year ended December 31, 2018. Globally, it is #1 in medicinal feed additives, #2 in poultry and #3 in cattle, measured by 2017 revenue, according to Vetnosis. Elanco also has one of the broadest portfolios of pet parasiticides in the companion animal sector. Elanco offers a diverse portfolio of more than 125 brands that make it a trusted partner to veterinarians and food animal producers in more than 90 countries.

        Elanco operates its business in a single segment directed at fulfilling its vision of enriching the lives of people through food—making protein more accessible and affordable—and through pet companionship—helping pets live longer, healthier lives. Elanco advances its vision by offering products in four primary categories:

  •
  Companion Animal Disease Prevention ("CA Disease Prevention").  Elanco has one of the broadest parasiticide portfolios in the companion animal sector based on indications, species and formulations, with products that protect pets from worms, fleas and ticks. Combining its parasiticide portfolio with its vaccines presence, Elanco is a leader in the U.S. in the disease prevention category based on share of revenue.

    Companion Animal Therapeutics ("CA Therapeutics").  Elanco has a broad pain and osteoarthritis portfolio across species, modes of action, indications and disease stages. Pet owners are increasingly treating osteoarthritis in their pets, and Elanco's Galliprant product is one of the fastest growing osteoarthritis treatments in the U.S. Elanco also has treatments for otitis (ear infections), as well as cardiovascular and dermatology indications.

  •
  Food Animal Future Protein & Health ("FA Future Protein & Health").  Elanco's portfolio in this category, which includes vaccines, nutritional enzymes and animal-only antibiotics, serves the growing demand for protein and includes innovative products in poultry and aquaculture production, where demand for animal health products is outpacing overall industry growth. Elanco is focused on developing functional nutritional health products that promote food animal health, including enzymes, probiotics and prebiotics. Elanco is a leader in providing vaccines as alternatives to antibiotics to promote animal health based on share of revenue.

  •
  Food Animal Ruminants & Swine ("FA Ruminants & Swine").  Elanco has developed a range of food animal products used extensively in ruminant (e.g., cattle, sheep and goats) and swine production.

        For the three months ended March 31, 2019 and 2018, Elanco's revenue was $731.1 million and $736.2 million, respectively, and for the years ended December 31, 2018, 2017 and 2016, Elanco's revenue was $3.1 billion, $2.9 billion and $2.9 billion, respectively. For the three months ended March 31, 2019 and 2018, Elanco's net income was $31.5 million and $72.7 million, respectively, and for the years ended December 31, 2018, 2017 and 2016, Elanco's net income (loss) was $86.5 million, $(310.7) million and $(47.9) million, respectively.

Key Trends and Conditions Affecting Elanco's Results of Operations

Industry Trends

        The animal health industry, which focuses on both food animals and companion animals, is a growing industry that benefits billions of people worldwide.

        As demand for animal protein grows, food animal health is becoming increasingly important. Factors influencing growth in demand for food animal medicines and vaccines include:

  •
  one in three people needs improved nutrition;

  •
  increased global demand for protein, particularly poultry and aquaculture;

  •
  natural resource constraints, such as scarcity of arable land, fresh water and increased competition for cultivated land, driving the need for more efficient food production;

  •
  loss of productivity due to food animal disease and death;

  •
  increased focus on food safety and food security; and

  •
  human population growth, increased standards of living, particularly in many emerging markets, and increased urbanization.

        Growth in food animal nutritional health products (enzymes, probiotics and prebiotics) is influenced, among other factors, by demand for antibiotic alternatives that can promote animal health and increase productivity.

        Factors influencing growth in demand for companion animal medicines and vaccines include:

  •
  increased pet ownership globally;

  •
  pets living longer; and

  •
  increased pet spending as pets are viewed as members of the family by owners.

Product Development and New Product Launches

        A key element of Elanco's targeted value creation strategy is to drive growth through portfolio development and product innovation, primarily in its three targeted growth categories: CA Disease Prevention, CA Therapeutics and FA Future Protein & Health. Elanco's eleven product launches between 2015 and December 31, 2018 have had a significant positive impact on its revenue over those periods, and Elanco expects new products and innovation will continue to have a positive impact on revenue in the future. Revenue from these product launches contributed $274.2 million to revenue for the year ended December 31, 2018 and $97.8 million to revenue for the three months ended March 31, 2019. Elanco continues to pursue the development of new chemical and biological molecules through its approach to innovation. Elanco's future growth and success depends on both its pipeline of new products, including new products that it may develop through joint ventures and products that it is able to obtain through license or acquisition, and the expansion of the use of its existing products. Elanco believes it is an industry leader in animal health R&D, with a track record of product innovation, business development and commercialization.

Impact of Changing Market Demand for Antibiotics

        In recent years, Elanco's operational results have been, and will continue to be, affected by regulations and changing market demand relating to the use of antibiotics and other products intended to increase food animal production.

        There are two classes of antibiotics used in animal health, shared-class, or medically important, antibiotics and animal-only antibiotics. Shared-class antibiotics are used to treat infectious disease caused by pathogens that occur in both humans and animals. As part of Elanco's antibiotic stewardship plan and in compliance with FDA guidance, shared-class antibiotics are labeled only for the treatment of an established need in animals and only with veterinarian oversight. However, not all pathogens that cause disease in animals are infectious in humans, and accordingly animal-only antibiotics are not used in human medicine (i.e., not medically important). From 2015 to 2018, Elanco's revenue from shared-class antibiotics declined at a CAGR of 6%, excluding the impact of foreign exchange. This was driven primarily by changing regulations in many markets, including the Veterinary Feed Directive, as well as changing market demand and Elanco's tiered-approach to antibiotic stewardship, which included removing growth promotion from labels and requiring veterinary oversight in the U.S. and other markets. Globally, during 2018, Elanco's revenue from shared-class antibiotics declined 2%, excluding the impact of foreign exchange, and represented 12% (4% from sales in the U.S. and 8% from sales outside of the U.S.) of total revenue, down from 16% in 2015. From 2015 to 2018, Elanco's revenue from animal-only antibiotics grew at a CAGR of 5%, excluding the impact of foreign exchange, driven by sales outside the U.S., which offset a slight decline in the U.S. Globally, during 2018, Elanco's revenue from animal-only antibiotics grew 8%, excluding the impact of foreign exchange, and represented 25% of total revenue, up from 23% in 2015. During 2018, 87% of Elanco's revenue from animal-only antibiotics resulted from the sale of ionophores. Ionophores are a special class of animal-only antimicrobials, and because of their animal-only designation, mode of action and spectrum of activity, their use has not to date been impacted by regulations or changing market demand in many markets outside of the U.S.

        Elanco has intentionally shifted away from shared-class antibiotics, and is focusing on animal-only antibiotics, as well as antibiotic-free solutions. When an animal-only antibiotic exists, Elanco believes it should be the first, preferred antibiotic treatment. Antibiotic resistance concerns, or other health concerns regarding food animal products, may result in additional restrictions, expanded regulations or changes in market demand to further reduce the use of antibiotics in food animals. Elanco believes it is important to protect the benefits of antibiotics in human medicine, while responsibly protecting the health of food animals and the safety of our food supply.

Impact of Competition

        The animal health industry is competitive. Established animal health companies who consistently deliver high quality products enjoy brand loyalty from their customers, which often continues after the loss of patent-based or regulatory exclusivity. In 2018, approximately 72% of Elanco's revenue was from products that did not have patent protection. In animal health, while potentially significant, erosion from generic competition is often not as steep as in human health, with the originator often retaining a significant market share. While Elanco's largest product, Rumensin, has been subject to generic competition from monensin outside the U.S. for more than 10 years, revenue from Rumensin sales outside the U.S. grew at a CAGR of 5% from 2015 to 2018. However, generic competition can nevertheless significantly affect Elanco's results. Elanco has experienced significant competitive headwinds from generic ractopamine in the U.S. In the third quarter of 2013, a large, established animal health company received U.S. approval for generic ractopamine. U.S. revenue for Optaflexx, Elanco's ractopamine beef product, has declined at a CAGR of 24% from 2015 to 2018 as a result of generic competition and the impact of international regulatory restrictions. In 2018, Elanco had an estimated 70% market share of all U.S. ractopamine-treated beef cattle based on Elanco management estimates.

        Although Elanco believes brand loyalty is an important contributor to a product's ongoing success, the animal health industry is also impacted by innovation. Elanco experienced an innovation lag in the companion animal parasiticide space from 2015 to 2017. In the absence of a competitive combined oral flea and tick product, Elanco's U.S. companion animal parasiticide portfolio revenue declined 15% in 2017, excluding the impact on revenue resulting from a reduction in inventory levels within Elanco's distribution channel. In February 2018, Elanco launched Credelio in the U.S. for the treatment of fleas and ticks. Since the launch of Credelio, Elanco's sales of parasiticides in the U.S. have begun to grow again.

Productivity

        Elanco's results during the periods presented have benefitted from operational and productivity initiatives implemented following recent acquisitions and in response to changing market demand for antibiotics and other headwinds. Elanco estimates that these initiatives have generated more than $500 million in annualized cost savings from the beginning of 2015 through the end of 2017.

        Elanco's acquisitions of Lohmann Animal Health in 2014, Novartis Animal Health in 2015 and the BI Vetmedica U.S. vaccines portfolio in 2017 added in the aggregate $1.4 billion in revenue, 4,500 full-time employees, 12 manufacturing and eight R&D sites. In addition, from 2015 to 2018, changing market demand for antibiotics and other headwinds, such as competition with generics and innovation, affected some of Elanco's highest gross margin products, resulting in a change to Elanco's product mix and driving operating margin lower. In response, Elanco implemented a number of initiatives across manufacturing, R&D and marketing, selling and administrative, such as rationalization of stock keeping units, reduction of contract manufacturing organizations, implementation of lean manufacturing principles and procurement initiatives.

Foreign Exchange Rates

        Significant portions of Elanco's revenue and costs are exposed to changes in foreign exchange rates. Elanco's products are sold in more than 90 countries and, as a result, its revenue is influenced by changes in foreign exchange rates. For the three months ended March 31, 2019 and 2018, approximately 42% and 47%, respectively, of Elanco's revenue was denominated in foreign currencies. For the years ended December 31, 2018 and 2017, approximately 52% and 50%, respectively, of Elanco's revenue was denominated in foreign currencies. Elanco seeks to manage foreign exchange risk, in part, through operational means, including managing same-currency revenue in relation to same-currency costs, and same-currency assets in relation to same-currency liabilities. As Elanco operates in multiple foreign currencies, including the euro, British pound, Brazilian real, Australian dollar, Japanese yen, Canadian dollar, Chinese yuan, and other currencies, changes in those currencies relative to the U.S. dollar will impact its revenue, cost of goods and expenses, and consequently, net income. Exchange rate fluctuations in emerging markets may also have an impact beyond Elanco's reported financial results and directly impact operations. These fluctuations may also affect the ability to buy and sell Elanco's products between markets impacted by significant exchange rate variances. There has been limited impact on Elanco's revenue due to currency movements during the three months ended March 31, 2019 and 2018. Foreign exchange rates had a negligible effect on revenue from 2016 to 2018.

General Economic Conditions

        In addition to industry-specific factors, Elanco, like other businesses, faces challenges related to global economic conditions. Growth in both the food animal and companion animal sectors is driven in part by overall economic development and related growth, particularly in many emerging markets. In recent years, certain of Elanco's customers and suppliers have been affected directly by economic downturns, which decreased the demand for Elanco's products.

        The cost of Elanco's products to food animal producers is small relative to their other production costs, including feed, and the use of Elanco's products is intended to improve economic outcomes for food animal producers. Similarly, industry sources have reported that pet owners indicated a preference for reducing spending on other aspects of their lifestyle, including entertainment, clothing and household goods, before reducing spending on pet care. While these factors have mitigated the impact of recent downturns in the global economy, further economic challenges could increase cost sensitivity among Elanco's customers, which may result in reduced demand for Elanco's products and could have a material adverse effect on Elanco's financial condition and results of operations.

Weather Conditions and the Availability of Natural Resources

        The animal health industry and demand for many of Elanco's animal health products in a particular region are affected by weather conditions, varying weather patterns and weather-related pressures from pests, such as fleas and ticks. As a result, Elanco may experience regional and seasonal fluctuations in its results of operations.

        Food animal producers depend on the availability of natural resources, including large supplies of fresh water. Their animals' health and their ability to operate could be adversely affected if they experience a shortage of fresh water due to human population growth or floods, droughts or other weather conditions.

        Drought conditions could negatively impact, among other things, the supply of corn and the availability of grazing pastures. A decrease in harvested corn results in higher corn prices, which could negatively impact the profitability of food animal producers of ruminants, pork and poultry. Higher corn prices and reduced availability of grazing pastures contribute to reductions in herd or flock sizes that in turn result in less spending on animal health products. As such, a prolonged drought could have a material adverse effect on Elanco's financial condition and results of operations. Factors influencing the magnitude and timing of effects of a drought on Elanco's performance include, but may not be limited to, weather patterns and herd management decisions.

        In addition, veterinary hospitals and practitioners depend on visits from and access to the animals under their care. Veterinarians' patient volume and ability to operate could be adversely affected if they experience prolonged snow, ice or other severe weather conditions, particularly in regions not accustomed to sustained inclement weather. Adverse weather conditions or a shortage of fresh water may cause veterinarians and food animal producers to purchase less of Elanco's products.

Disease Outbreaks

        Sales of Elanco's food animal products could be adversely affected by the outbreak of disease carried by animals. Outbreaks of disease may reduce regional or global sales of particular animal-derived food products or result in reduced exports of such products, either due to heightened export restrictions or import prohibitions, which may reduce demand for Elanco's products. Also, the outbreak of any highly contagious disease near Elanco's main production sites could require Elanco to immediately halt the production of products at such sites or force Elanco to incur substantial expenses in procuring raw materials or products elsewhere. Alternatively, sales of products that treat specific disease outbreaks may increase.

Manufacturing and Supply

        In order to sell Elanco's products, Elanco must be able to reliably produce and ship products in sufficient quantities. Many of Elanco's products involve complex manufacturing processes and are sole-sourced from certain manufacturing sites.

        Minor deviations in Elanco's manufacturing or logistical processes, unpredictability of a product's regulatory or commercial success or failure, the lead time necessary to construct highly technical and complex manufacturing sites, and shifting customer demand increase the potential for capacity imbalances.

Components of Revenue and Costs and Expenses

Revenue

        Elanco's revenue is primarily derived from sales of its products to third-party distributors, and directly to food producers and veterinarians. For additional information regarding Elanco's products, including descriptions of its products, see "Business of Elanco—Products."

        Elanco aggregates its products into five categories to understand revenue growth:

  •
  CA Disease Prevention includes parasiticides and vaccine products for dogs and cats;

  •
  CA Therapeutics includes products for the treatment of pain, osteoarthritis, otitis, cardiovascular and dermatology indications in dogs and cats;

  •
  FA Future Protein & Health includes vaccines, antibiotics, parasiticides and other products used in poultry and aquaculture production, as well as functional nutritional health products, including enzymes, probiotics and prebiotics;

  •
  FA Ruminants & Swine includes vaccines, antibiotics, implants, parasiticides, and other products used in ruminants and swine production, as well as certain other food animal products; and

  •
  Strategic Exits includes business activities that Elanco has either exited or made the strategic decision to exit, including the transitional contract manufacturing activity that it acquired in connection with its acquisition of the BI Vetmedica U.S. vaccines portfolio, two terminated legacy U.S. distribution agreements, a terminated distribution agreement outside the U.S., an equine product not core to its business and transitional contract manufacturing activity associated with the supply of human growth hormone to Lilly.

Costs, Expenses and Other

        Cost of sales consists primarily of cost of materials, facilities and other infrastructure used to manufacture Elanco's products, shipping and handling, inventory losses and expired products.

        Marketing, selling and administrative expenses consist of, among other things, the costs of marketing, promotion and advertising and the costs of administration (business technology, facilities, legal, finance, human resources, business development, external affairs and procurement).

        Amortization of intangible assets consist of the amortization expense for intangible assets that have been acquired through business combinations.

        R&D expenses consist of project costs specific to new product R&D and product lifecycle management, overhead costs associated with R&D operations, regulatory, product registrations and investments that support local market clinical trials for approved indications. Elanco manages overall R&D based on its strategic opportunities and does not disaggregate its R&D expenses incurred by nature or by product as it does not use or maintain such information in managing its business.

        Asset impairment, restructuring and other special charges consists primarily of impairment of long-term assets, restructuring charges, costs associated with acquiring and integrating businesses, and certain non-recurring expenses, including costs related to the build out of processes and systems to support finance and global supply and logistics, among others, as Elanco becomes an independent company.

        Other—(income) expense, net consists of net interest (income)/expense, realized or unrealized foreign exchange losses and loss or impairment on other investments.

Comparability of Historical Results

        Elanco's historical results of operations for the periods presented may not be comparable with prior periods or with its results of operations in the future due to many factors, including but not limited to the factors identified in "—Key Trends and Conditions Affecting Elanco's Results of Operations."

Elanco's Relationship with Lilly and Additional Standalone Costs

        Prior to the IPO, Elanco's business operated as part of a division of Lilly. Elanco's consolidated and combined financial statements have been derived from Lilly's consolidated financial statements and accounting records for the periods prior to the IPO. Elanco's consolidated and combined financial statements reflect its financial position, results of operations and cash flows of the business that were transferred at the time of the separation and do not purport to reflect what the results of operations, comprehensive income/(loss), financial position, equity or cash flows would have been had Elanco operated as an independent, publicly traded company during the periods presented prior to the IPO.

        Elanco's historical results reflect an allocation of costs for certain Lilly corporate costs for the periods prior to the IPO, including, among others, executive oversight, treasury, legal, finance, human resources, tax, internal audit, financial reporting, information technology and investor relations. These allocations are not necessarily indicative of the expenses Elanco may incur as a standalone public company. Although Elanco entered into certain agreements with Lilly in connection with the IPO and the separation, the amount and composition of its expenses may vary from historical levels since the fees charged for the services under the agreement may be higher or lower than the costs reflected in the historical allocations. The total allocations included in Elanco's results for the three months ended March 31, 2019 and 2018 were $0.0 million and $35.6 million, respectively. The total allocations included in Elanco's results for the years ended December 31, 2018, 2017 and 2016 were $105.2 million, $151.7 million and $145.3 million, respectively. See Note 19: Related Party Agreements and Transactions to Elanco's audited consolidated and combined financial statements and Note 15: Related Party Agreements and Transactions to Elanco's unaudited consolidated and combined financial statements.

        Elanco is currently investing in expanding its own administrative functions, including, but not limited to, information technology, facilities management, distribution, human resources and manufacturing, to replace services previously provided by Lilly. Because of initial stand-up costs and overlaps with services previously provided by Lilly, Elanco has incurred and expects to continue to incur certain temporary, duplicative expenses in connection with the separation. Elanco also incurred and expects to continue to incur costs related to the build out of processes and systems to support finance and global supply and logistics, among others. Elanco currently estimates these costs taken together to be in a range from $240 million to $290 million, net of potential real estate dispositions, of which a portion will be capitalized and the remainder will be expensed. See "Certain Relationships and Related Party Transactions—Relationship between Lilly and Elanco."

        Lilly utilizes a centralized treasury management system of which Elanco was part until its IPO. For periods prior to the IPO, Elanco's consolidated and combined financial statements reflect cash held only in bank accounts in its legal name and no allocation of combined cash positions. Elanco's consolidated and combined financial statements do not reflect an allocation of Lilly's debt or any associated interest expense. In connection with the IPO, Elanco incurred $2.5 billion of long-term borrowings. Elanco's historical results reflect $29.6 million of interest expense during the year ended December 31, 2018 due to the timing of the borrowings, in comparison to $20.8 million for the three months ended March 31, 2019. Elanco has estimated interest expense of approximately $85 million on an annual basis.

        For the periods prior to the IPO, Elanco's consolidated and combined financial statements reflect income tax expense (benefit) computed on a separate company basis, as if operating as a standalone entity or a separate consolidated group in each material jurisdiction in which Elanco operates. Elanco's consolidated and combined financial statements for the periods prior to the IPO also reflect certain deferred tax assets and liabilities and income taxes payable based on this approach that did not transfer to Elanco upon the separation, as the underlying tax attributes were used by Lilly or retained by Lilly. As a result of potential changes to Elanco's business model and the fact that certain deferred tax assets and liabilities and income taxes payable did not transfer to Elanco, income tax expense (benefit) included in the consolidated and combined financial statements may not be indicative of Elanco's future expected tax rate.

        Elanco's historical results prior to the IPO also do not reflect the impact of costs Elanco has incurred and expects to continue to incur as a consequence of becoming a standalone company, including incremental costs associated with being a publicly traded company.

        Elanco is seeking to institute competitive compensation policies and programs as a standalone public company, the expense for which may differ from the compensation expense allocated by Lilly in Elanco's consolidated and combined financial statements.

        As a result of the IPO, Elanco became subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act. Elanco has additional procedures and practices to establish or expand as a standalone public company. As a result, Elanco will continue to incur additional costs as a standalone public company, including internal audit, external audit, investor relations, stock administration, stock exchange fees and regulatory compliance costs.

Recent Significant Acquisitions

        Elanco's financial results have been impacted by acquisitions and integrations. For the periods presented, these include primarily the acquisitions and integrations of Novartis Animal Health, which closed on January 1, 2015, certain rights to develop, manufacture, market and commercialize Galliprant outside the U.S. and co-promote it in the U.S. acquired from Aratana Therapeutics, Inc., which closed on April 22, 2016, and BI Vetmedica U.S. vaccines portfolio, which closed on January 3, 2017. For more information, see Note 6: Acquisitions to Elanco's consolidated and combined financial statements.

        On April 26, 2019, Elanco entered into an agreement (the Merger Agreement) to acquire Aratana Therapeutics, Inc. (Aratana). Aratana is a pet therapeutics company focused on innovative therapies for dogs and cats, and creator of the canine osteoarthritis medicine, Galliprant®, the rights to which Elanco acquired in 2016. Subject to the terms and conditions set forth in the Merger Agreement, upon the consummation of the merger, each share of Aratana common stock will be converted into the right to receive 0.1481 shares of Elanco's common stock plus one contingent value right, which shall represent the right to receive a contingent payment of $0.25 in cash upon the achievement of a specified milestone as outlined in the Merger Agreement. Based on the closing price of a share of Elanco common stock on April 24, 2019, the date on which the exchange ratio was set, the stock portion of the merger consideration represented approximately $234 million. The maximum aggregate contingent payment is approximately $12 million. The transaction is expected to close in the middle of 2019, subject to customary closing conditions, including the registration of shares of Elanco common stock issuable in the merger, receipt of regulatory approvals, and approval by the stockholders of Aratana.

Asset Impairment, Restructuring and Other Special Charges

        During the years ended December 31, 2018, 2017 and 2016 including in connection with the productivity initiatives described above under "—Key Trends and Conditions Affecting Elanco's Results of Operations—Productivity," Elanco incurred charges related to asset impairment, restructuring and other special charges, including integration of acquired businesses. These charges include severance costs resulting from actions taken to reduce Elanco's costs, asset impairment charges primarily related to competitive pressures for certain companion animal products, product rationalizations, site closures, and integration costs related to acquired businesses, primarily Novartis Animal Health, and costs related to the build out of processes and systems to support finance and global supply and logistics, among others, as Elanco becomes an independent company.

        For more information on these charges, see Note 7: Asset Impairment, Restructuring and Other Special Charges to Elanco's consolidated and combined financial statements.

Results of Operations

        The following discussion and analysis of Elanco's consolidated and combined statements of operations should be read along with Elanco's consolidated and combined financial statements and the notes thereto included elsewhere in this prospectus, which reflect the results of operations of the business transferred to Elanco from Lilly. For more information, see Note 2: Basis of Presentation to Elanco's audited consolidated and combined financial statements and Elanco's unaudited consolidated and combined financial statements.

	Three Months Ended March 31,		% Change	Year Ended December 31,			% Change
(Dollars in millions)	2019	2018	19/18	2018	2017	2016	18/17	17/16
Revenue	$731.1	736.2	(1)%	$3,066.8	$2,889.0	$2,913.5	6%	(1)%
Costs, expenses and other:
Cost of sales	343.8	360.0	(5)%	1,573.8	1,493.9	1,409.0	5%	6%
% of revenue	47%	49%	(2)%	51%	52%	48%
Research and development	64.1	65.2	(2)%	246.6	251.7	265.8	(2)%	(5)%
% of revenue	9%	9%	—%	8%	9%	9%
Marketing, selling and administrative	181.1	180.0	1%	735.2	779.8	784.8	(6)%	(1)%
% of revenue	25%	24%	1%	24%	27%	27%
Amortization of intangible assets	49.0	49.2	—%	197.4	221.2	170.7	(11)%	30%
% of revenue	7%	7%	—%	6%	8%	6%
Asset impairment, restructuring and other special charges	24.9	2.4	938%	128.8	375.1	308.4	(66)%	22%
Interest expense, net of capitalized interest	20.8	—	100%	29.6	—	—	NM	NM
Other (income) expense, net	2.6	1.9	NM	41.3	(0.1)	(2.8)	NM	NM
Income (loss) before taxes	44.8	77.5	NM	114.1	$(232.6)	$(22.4)	NM	NM
% of revenue	6%	11%	(5)%	4%	(8)%	(1)%	NM	NM
Income tax expense	13.3	4.8	177%	27.6	78.1	25.5	NM	NM
Net income (loss)	$31.5	$72.7	NM	$86.5	$(310.7)	$(47.9)	NM	NM

Certain amounts and percentages may reflect rounding adjustments.

Revenue

        On a global basis, Elanco's revenue within Elanco's product categories was as follows:

	Three Months Ended March 31,		% Change	Year Ended December 31,			% Change
(Dollars in millions)	2019	2018	19/18	2018	2017	2016	18/17	17/16
CA Disease Prevention	$185.9	201.3	(8)%	$804.6	$660.2	$628.4	22%	5%
CA Therapeutics(a)	81.4	62.3	31%	283.1	260.8	255.6	9%	2%
FA Future Protein & Health	167.2	166.7	—%	711.2	649.2	630.8	10%	3%
FA Ruminants & Swine	274.1	282.5	(3)%	1,174.0	1,175.0	1,309.2	(0)%	(10)%

Subtotal	708.6	712.8	(1)%	2,972.9	$2,745.2	$2,824.0	8%	(3)%
Strategic Exits(a)	22.5	23.4	(4)%	93.9	143.8	89.5	(35)%	61%

Total	$731.1	$736.2	(1)%	$3,066.8	$2,889.0	$2,913.5	6%	(1)%

(a)
Represents revenue from business activities that Elanco has either exited or made a strategic decision to exit. On June 30, 2018, Elanco made the decision to exit an equine product not core to its business. Revenue from this product is reflected in Strategic Exits for the year ended December 31, 2018 and in CA Therapeutics for the years ended December 31, 2017 and 2016. Revenue from this product was $1.6 million, $3.4 million and $3.7 million, for the years ended December 31, 2018, 2017 and 2016, respectively.

        On a global basis, the effect of price, foreign exchange rates and volumes on revenue was as follows:

Full year 2018	Revenue	Price	FX Rate	Volume	Total	CER*
	(in millions)
CA Disease Prevention	$804.6	8%	0%	14%	22%	22%
CA Therapeutics	283.1	7%	1%	0%	9%	7%
FA Future Protein & Health	711.2	4%	(0)%	6%	10%	10%
FA Ruminants & Swine	1,174.0	(1)%	(0)%	1%	(0)%	(0)%

Subtotal	$2,972.9	3%	0%	5%	8%	8%
Strategic Exits	93.9	(0)%	0%	(34)%	(35)%	(35)%

Total	$3,066.8	3%	0%	3%	6%	6%

  Certain amounts and percentages may reflect rounding adjustments.

*
CER = Constant exchange rate

Revenue

Total revenue

Three months ended March 31, 2019 vs. three months ended March 31, 2018

        Total revenue decreased $5.1 million or 1% for the three months ended March 31, 2019 as compared to the three months ended March 31, 2018, reflecting a 2% increase due to higher volumes which were more than offset by a 3% unfavorable foreign exchange rate impact and zero impact due to prices.

        In summary, the total revenue decrease was due primarily to:

  •
  an increase in revenue of $21.4 million or 34% from CA Therapeutics products, excluding the impact of foreign exchange rates;

  •
  an increase in revenue of $9.0 million or 5% from FA Future Protein & Health products, excluding the impact foreign exchange rates; and

more than offset by:

  •
  a decrease in revenue of $12.2 million or 6% from CA Disease Prevention products, excluding the impact of foreign exchange rates;

  •
  a decrease in revenue of $1.3 million from FA Ruminants & Swine products, excluding the impact of foreign exchange rates;

  •
  a decrease in revenue of $0.9 million from Strategic Exits, excluding the impact of foreign exchange rates; and

  •
  a decrease in revenue of $21.2 million due to the negative impact of foreign exchange rates.

        The detailed change in revenue by product category was as follows:

  •
  CA Disease Prevention revenue decreased by $15.4 million or 8%, primarily driven by lower volume and price, as well as unfavorable impact from foreign exchange rates. Declines in older generation parasiticide products and Companion Animal vaccines were partially offset by continued growth in Credelio, Interceptor Plus and certain over-the-counter parasiticide products.

  •
  CA Therapeutics revenue increased by $19.1 million or 31%, driven by increased volume and to a lesser extent price, partially offset by the impact of foreign exchange rates. The revenue increase was primarily driven by the sales of Galliprant and Atopica. In the quarter, backorders of Galliprant in the channel were resolved and the product was launched in several European markets.

  •
  FA Future Protein & Health revenue was flat for the quarter, driven by both increased volume and price, fully offset by an unfavorable impact from foreign exchange rate. Growth was driven by the aqua portfolio and poultry vaccines, offset by timing of international purchasing patterns for poultry animal-only antibiotics.

  •
  FA Ruminants & Swine revenue decreased by $8.4 million or 3% with flat volume negatively impacted by foreign exchange rates and decreased price. Excluding the impact of foreign exchange rates, the increase in revenue for Elanco's U.S. business and decrease in revenue for its international business largely offset each other. The U.S. ruminants business primarily benefitted from the replenishment of the channel for Micotil® after the stock outage in 2018 as well as purchasing patterns for Rumensin. The international business saw softness in swine antibiotics, particularly in Asia primarily driven by the impact of African Swine Fever , continued implementation of antimicrobial policies across the region and production rationalizations aligned with Elanco's productivity agenda.

  •
  Strategic Exits revenue decreased by $0.9 million or 4% and represented 3% of total revenue.

2018 vs. 2017

        Total revenue increased $177.8 million or 6% in 2018 as compared to 2017, reflecting a 3% increase due to higher realized prices and a 3% increase due to higher volumes.

        In summary, the total revenue increase was due primarily to:

  •
  an increase in revenue of $142.1 million or 22% from CA Disease Prevention products, excluding the impact of foreign exchange rates;

  •
  an increase in revenue of $18.4 million or 7% from CA Therapeutics products, excluding the impact of foreign exchange rates;

  •
  an increase in revenue of $63.8 million or 10% from FA Future Protein & Health products, excluding the impact of foreign exchange rates;

partially offset by:

  •
  a decrease in revenue of $0.8 million or 0% from FA Ruminants & Swine, excluding the impact of foreign exchange rates; and

  •
  a decrease in revenue of $49.9 million or 35% from Strategic Exits, excluding the impact of foreign exchange rates.

        The detailed change in revenue by product category was as follows:

  •
  CA Disease Prevention revenue increased by $144.4 million or 22% due primarily to a reduction in channel inventory in 2017 providing a favorable year-on-year comparison, continued uptake of Credelio and Interceptor Plus, as well as realized price increases primarily impacting Trifexis, Capstar (a flea treatment) and Comfortis, partially offset by volume declines in certain parasiticides, primarily Trifexis and Comfortis volumes.

  •
  CA Therapeutics revenue increased by $22.3 million or 9% due primarily to the continued uptake of Galliprant and Osurnia, as well as increased demand for Onsior, partially offset by a temporary supply shortage of Percorten V used for the treatment of canine Addison's Disease.

  •
  FA Future Protein & Health revenue increased by $62.0 million or 10% due primarily to the launch of Imvixa and the growth in poultry animal-only antibiotics and poultry vaccines.

  •
  FA Ruminants & Swine revenue decreased by $1.0 million due primarily to competitive headwinds for ractopamine based products, offset by growth in animal-only antibiotics, primarily in cattle.

  •
  Strategic Exits revenue decreased by $49.9 million or 35% due primarily to the termination of a legacy U.S. distribution agreement in the third quarter of 2017, partially offset by revenue from the contract manufacturing agreement to supply human growth hormone to Lilly.

2017 vs. 2016

        Total revenue decreased $24.5 million or 1% in 2017 as compared to 2016, due to lower volumes.

        In summary, the total revenue decrease was due primarily to:

  •
  a decline in revenue of $133.6 million or 10% from FA Ruminants & Swine products, excluding the impact of foreign exchanges rates; and

  •
  a decline in revenue of $113.6 million or 18% from CA Disease Prevention products, excluding the impact of acquisition and foreign exchange rates;

partially offset by:

  •
  the acquisition of the BI Vetmedica U.S. vaccines portfolio which contributed $216.7 million in 2017; and

  •
  an increase in revenue of $18.7 million or 3% from FA Future Protein & Health products, excluding the impact of foreign exchange rates.

        The detailed change in revenue by product category was as follows:

  •
  CA Disease Prevention revenue increased by $31.8 million or 5%. Excluding product revenue from the acquisition of the BI Vetmedica U.S. vaccines portfolio and the impact of foreign exchange rates, revenue declined $113.6 million or 18% due primarily to competition in certain parasiticides, primarily impacting Trifexis and Comfortis, and a reduction in inventory levels within Elanco's U.S. companion animal distribution channel partially offset by the growth of Interceptor Plus.

  •
  CA Therapeutics revenue increased by $5.2 million or 2% due primarily to the launch of Galliprant, partially offset by volume declines from competition in Elanco's dermatology portfolio.

  •
  FA Future Protein & Health revenue increased by $18.4 million or 3% due primarily to growth in poultry products, including animal-only antibiotics, enzymes and vaccines, and to a lesser extent aquaculture products.

  •
  FA Ruminants & Swine revenue decreased by $134.2 million or 10% due primarily to competition from generic ractopamine-based products, as well as declines in shared-class antibiotics and a reduction in inventory levels within Elanco's China distribution channel, partially offset by growth in animal-only antibiotics.

  •
  Strategic Exits revenue increased by $54.3 million or 61% due primarily to the acquisition of a transitional contract manufacturing arrangement at Fort Dodge as part of the BI Vetmedica U.S. vaccines portfolio acquisition, partially offset by the termination in the third quarter of 2017 of a legacy U.S. distribution agreement acquired as part of Elanco's Novartis Animal Health acquisition.

Costs, Expenses and Other

Cost of sales

Three months ended March 31, 2019 vs. three months ended March 31, 2018

        Cost of sales decreased $16.2 million in the three months ended March 31, 2019 as compared to the three months ended March 31, 2018 due primarily to manufacturing productivity improvements, partially offset by the impact of foreign exchange rates, unfavorable product mix, and higher affiliate losses and logistics costs.

2018 vs. 2017

        Cost of sales increased $79.9 million in 2018 as compared to 2017 primarily due to:

  •
  increased volume of products sold; and

  •
  the write-off of inventory related to the suspension of activities for Imrestor in 2018;

partially offset by:

  •
  non-recurring costs incurred in 2017 associated with fair value adjustments to inventory acquired in the BI Vetmedica U.S. vaccines portfolio acquisition and subsequently sold.

2017 vs. 2016

        Cost of sales increased $84.9 million in 2017 as compared to 2016 due primarily to:

  •
  the addition of approximately $134.1 million of costs in 2017 related to the acquisition of the BI Vetmedica U.S. vaccines portfolio, including $54.0 million associated with Strategic Exits contract manufacturing obligations and approximately $42.7 million in non-recurring costs associated with the incremental purchase accounting charges related to the fair value adjustments to inventory acquired that was subsequently sold;

  •
  an unfavorable product mix as a result of disproportional revenue decreases of higher margin products primarily resulting from changing market demand for antibiotics and competition headwinds; and

  •
  contractual increases in third-party manufacturing agreements;

partially offset by:

  •
  operational efficiencies and cost savings associated with manufacturing footprint consolidation and overall cost reductions.

Research and development

Three months ended March 31, 2019 vs. three months ended March 31, 2018

        R&D expenses decreased $1.1 million for the three months ended March 31, 2019 as compared to the three months ended March 31, 2018 primarily driven by normal project spend fluctuations and external innovation milestone payments in the first quarter of 2018 that created a favorable comparison.

2018 vs. 2017

        R&D expenses decreased $5.1 million for 2018 as compared to 2017 due primarily to cost control measures and timing of projects leading to lower spend in 2018.

2017 vs. 2016

        R&D expenses decreased $14.1 million in 2017 as compared to 2016 due primarily to savings realized from the consolidation of acquired R&D sites and operations, as well as the termination of certain R&D projects. This decrease was partially offset by expenses incurred in connection with the acquisition of the BI Vetmedica U.S. vaccines portfolio in 2017.

Marketing, selling and administrative

Three months ended March 31, 2019 vs. three months ended March 31, 2018

        Marketing, selling and administrative expenses increased $1.1 million for the three months ended March 31, 2019 as compared to the three months ended March 31, 2018 due primarily to increased expenses as a result of operating as a public company, which were partially offset by continued productivity initiatives and cost control measures across the business.

2018 vs. 2017

        Marketing, selling and administrative expenses decreased $44.6 million for 2018 as compared to 2017 due primarily to productivity initiatives in sales and administrative functions and reduced direct to consumer programs combined with new product launches in 2017.

2017 vs. 2016

        Marketing, selling and administrative expenses decreased $5.0 million in 2017 as compared to 2016 due primarily to savings from productivity initiatives related to salesforce, marketing and administrative functions, more than offsetting the increase from the acquisition of the BI Vetmedica U.S. vaccines portfolio.

Amortization of intangible assets

Three months ended March 31, 2019 vs. three months ended March 31, 2018

        Amortization of intangible assets decreased $0.2 million for the three months ended March 31, 2019 as compared to the three months ended March 31, 2018 due to a number of assets becoming fully amortized during 2018.

2018 vs. 2017

        Amortization of intangible assets decreased $23.8 million for 2018 as compared to 2017 due primarily to the acceleration of amortization related to certain product exits in 2017.

2017 vs. 2016

        Amortization of intangible assets increased $50.5 million in 2017 as compared to 2016 due primarily to the impact of the acquisition of the BI Vetmedica U.S. vaccines portfolio and, to a lesser extent, the acceleration of amortization related to certain product exits.

Asset impairment, restructuring and other special charges

        For additional information regarding Elanco's asset impairment, restructuring and other special charges, see Note 7: Asset Impairment, Restructuring and Other Special Charges to Elanco's audited consolidated and combined financial statements and Note 6: Asset Impairment, Restructuring and Other Special Charges to Elanco's unaudited consolidated and combined financial statements.

Three months ended March 31, 2019 vs. three months ended March 31, 2018

        Asset impairment, restructuring and other special charges increased $22.5 million for the three months ended March 31, 2019 as compared to the three months ended March 31, 2018 primarily due to integration costs associated with the implementation of new systems, programs, and processes due to the Separation from Lilly.

2018 vs. 2017

        Asset impairment, restructuring and other special charges decreased $246.3 million for the year ended December 31, 2018 as compared to the year ended December 31, 2017 primarily due to a decrease in severance related to the U.S. voluntary early retirement program offered in 2017 as well as a decrease in integration costs related to the acquisition of the BI Vetmedica U.S. vaccines portfolio in 2017, partially offset by a gain on the 2017 disposal of a site that was previously closed as part of the acquisition and integration of Novartis Animal Health.

2017 vs. 2016

        Asset impairment, restructuring and other special charges increased $66.7 million in 2017 as compared to 2016 due primarily to higher severance costs recognized in 2017 due to the U.S. voluntary early retirement program offered to Elanco's employees, partially offset by lower integration costs relating to Elanco's acquired businesses.

Interest expense, net of capitalized interest

Three months ended March 31, 2019 vs. three months ended March 31, 2018

        Interest expense, net of capitalized interest, was $20.8 million for the three months ended March 31, 2019 due to Elanco's issuance of debt in the third quarter of 2018. There was no interest expense in the three months ended March 31, 2018.

2018 vs. 2017

        Interest expense was $29.6 million for the year ended December 31, 2018 due to Elanco's issuance of debt in the third quarter of 2018. There was no interest expense in 2017 and prior years.

Other (income) expense, net

2018 vs. 2017

        Other (income) expense, net was expense of $41.3 million in 2018 compared to income of $0.1 million in 2017. The increase in expense is primarily due to the increase in the Aratana Therapeutics, Inc. contingent consideration liability of $37.6 million associated with the Galliprant acquisition.

2017 vs. 2016

        Other (income) expense, net was flat when comparing 2017 to 2016 with income of $0.1 million in 2017 compared to income of $2.8 million in 2016, a decrease of $2.7 million.

Income tax expense

        Elanco's historical income tax expense may not be indicative of its future expected tax rate. See "—Comparability of Historical Results—Elanco's Relationship with Lilly and Additional Standalone Costs."

Three months ended March 31, 2019 vs. three months ended March 31, 2018

        Income tax expense increased $8.5 million for the three months ended March 31, 2019 as compared to the three months ended March 31, 2018 primarily due to the benefit received in the three months ended March 31, 2018 from the release of certain valuation allowances related to net operating losses generated in prior periods of Elanco's separate company financial statements. See Note 11: Income Taxes to Elanco's unaudited consolidated and combined financial statements for further information.

2018 vs. 2017

        Income tax expense decreased $50.5 million for the year ended December 31, 2018 as compared to the year ended December 31, 2017 primarily due to a decrease in the U.S. valuation allowance which was recorded in 2017 based upon the pre-IPO separate return methodology (see Note 2: Basis of Presentation to Elanco's consolidated and combined financial statements).

2017 vs. 2016

        Income tax expense increased $52.6 million due primarily to an increase in unrecognized deferred tax assets in 2017 due to a valuation allowance and the tax effect of asset impairment, restructuring and other special charges, partially offset by an income tax benefit related to U.S. tax reform.

Quarterly Results of Operations

        The following tables present Elanco's quarterly results for the years ended December 31, 2018, 2017 and 2016.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In millions, except per share data)
2018:
Revenue	736.2	770.2	761.1	799.3
Costs, expenses and other(a)	654.4	733.4	656.4	708.8
Asset impairment, restructuring and other special charges	2.4	68.0	12.4	46.0
Net income (loss)	72.7	(62.8)	60.2	16.4

Earnings (loss) per share: Basic and diluted	0.25	(0.21)	0.20	0.04
Weighted average shares outstanding: Basic and diluted(b)	293.3	293.3	301.9	365.6

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2017:
Revenue	704.8	732.8	697.1	754.3
Costs, expenses and other(a)	650.8	687.4	684.4	724.0
Asset impairment, restructuring and other special charges	106.8	58.8	23.7	185.8
Net income (loss)	(98.3)	(30.2)	(20.7)	(161.5)

Earnings (loss) per share: Basic and diluted	(0.34)	(0.10)	(0.07)	(0.55)
Weighted average shares outstanding: Basic and diluted(b)	293.3	293.3	293.3	293.3

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2016:
Revenue	689.2	794.3	648.9	781.1
Costs, expenses and other(a)	670.4	693.3	595.7	670.9
Asset impairment, restructuring and other special charges	130.2	59.8	45.7	72.7
Net income (loss)	(117.9)	45.7	6.0	18.3

Earnings (loss) per share: Basic and diluted	(0.40)	0.16	0.02	0.06
Weighted average shares outstanding: Basic and diluted(b)	293.3	293.3	293.3	293.3

(a)
Excludes Asset impairment, restructuring and other special charges; other (income) expense, net; interest expense, net of capitalized interest; and income tax expense.

(b)
Prior to the IPO, this represents an aggregate of 293,290,000 shares of Elanco common stock held by Lilly (which represents the 100 shares of Elanco common stock held by Lilly prior to giving effect to the 2,932,900-for-1 stock split that occurred on September 19, 2018). In connection with the completion of the IPO, 72,335,000 additional shares of Elanco common stock were issued. Elanco has calculated earnings per share based on 365,625,000 shares of Elanco common stock outstanding for the full period post-IPO and weighted average for 2018 year-to-date.

Liquidity and Capital Resources

        Elanco's primary sources of liquidity are cash on hand, cash flows from operations and funds available under its Credit Facilities. As a significant portion of Elanco's business is conducted outside the U.S., Elanco holds a significant portion of cash outside of the U.S. Elanco monitors and adjusts the amount of foreign cash based on projected cash flow requirements. Elanco's ability to use foreign cash to fund cash flow requirements in the U.S. may be impacted by local regulations and, to a lesser extent, following U.S. tax reforms, the income taxes associated with transferring cash to the U.S. See "Business of Elanco." Elanco currently intends to indefinitely reinvest foreign earnings for continued use in its foreign operations. As Elanco's structure evolves as a standalone company, Elanco may change that strategy, particularly to the extent it identifies tax efficient reinvestment alternatives for its foreign earnings or change its cash management strategy.

        Elanco's principal liquidity needs going forward include funding existing marketed and pipeline products, capital expenditures, business development in its targeted areas, interest expense and an anticipated dividend.

        Elanco believes its cash and cash equivalents on hand, its operating cash flows and its existing financing arrangements will be sufficient to support its cash needs for the foreseeable future, including for at least the next 12 months.

        Elanco's ability to meet future funding requirements may be impacted by macroeconomic, business and financial volatility. As markets change, Elanco will continue to monitor its liquidity position. However, a challenging economic environment or an economic downturn may impact Elanco's liquidity or ability to obtain future financing. See "Cautionary Statement Concerning Forward-Looking Statements" and "Risk Factors—Risks Related to Elanco's Indebtedness—Elanco may not be able to generate sufficient cash to service all of its indebtedness and may be forced to take other actions to satisfy its obligations under its indebtedness, which may not be successful."

        As of December 31, 2018, cash and cash equivalents was $474.8 million, an increase of $151.4 million, compared to $323.4 million at December 31, 2017. Elanco also held $202.7 million of restricted cash at December 31, 2018, which is available solely to pay the remainder of the purchase price for Elanco's businesses to Lilly. Elanco has a corresponding liability recorded on its balance sheet and included in Payable to Lilly. See Elanco's consolidated and combined statements of cash flows for additional details on the significant sources and uses of cash for the years ended December 31, 2018 and December 31, 2017.

        As of March 31, 2019, cash and cash equivalents was $272.1 million, a decrease of $202.7 million, compared to $474.8 million at December 31, 2018. Elanco also held $28.5 million of restricted cash at March 31, 2019, which is available solely to pay the remainder of the purchase price for Elanco's businesses to Lilly. Elanco has a receivable of $35.5 million due from Lilly recorded on its balance sheet as of March 31, 2019.

Revolving and Term Credit Facilities

        On September 5, 2018, Elanco entered into the Revolving Facility with a syndicate of banks providing for a five-year $750.0 million senior unsecured revolving credit facility. The Revolving Facility bears interest at a variable rate plus specified margin as defined in the agreement and is payable quarterly. There were no borrowings outstanding under the Revolving Facility at March 31, 2019. The Revolving Facility is payable in full at the end of the term.

        On September 5, 2018 Elanco also entered into the $500.0 million three-year Term Facility with a syndicate of banks. The Term Facility bears interest at a variable rate plus margin as defined in Term Facility (3.75% at March 31, 2019). Interest is paid monthly, while 1.5% of principal is payable quarterly. The Term Facility also requires a quarterly principal payment equal to 1.5% of the aggregate initial principal less any prepayment. The Term Facility is payable in full at the end of the term.

        The Credit Facilities are subject to various financial and other covenants including restrictions on the level of borrowings based on a consolidated leverage ratio and a consolidated interest coverage ratio. Elanco was in compliance with all such covenants as of March 31, 2019. See Note 8: Debt to Elanco's unaudited consolidated and combined financial statements.

Senior Notes

        On August 28, 2018, Elanco issued $2.0 billion of Senior Notes in the Senior Notes Offering. The Senior Notes are comprised of $500.0 million of 3.912% Senior Notes due August 27, 2021, $750.0 million of 4.272% Senior Notes due August 28, 2023, and $750.0 million of 4.900% Senior Notes due August 28, 2028. Elanco was in compliance with all covenants under the indenture governing the Senior Notes as of March 31, 2019. Long-term debt as of December 31, 2017 was not material. See Note 9: Debt to Elanco's audited consolidated and combined financial statements and Note 8: Debt to Elanco's unaudited consolidated and combined financial statements.

        Capital expenditures were $134.5 million during 2018, an increase of $35.9 million compared to 2017.

Cash Flows

        The following table provides a summary of cash flows from operating, investing and financing activities for the periods presented:

	Three Months Ended March 31,		% Change	Year Ended December 31,			% Change
(Dollars in millions)	2019	2018	19/18	2018	2017	2016	18/17	17/16
Net cash provided by/(used in):
Operating activities	$5.6	$47.0	(88)%	$487.3	$173.8	$155.9	180%	11%
Investing activities	(28.5)	(34.4)	(17)%	(127.0)	(964.6)	(182.1)	(87)%	430%
Financing activities	(339.5)	(76.5)	344%	(35.2)	847.5	(149.6)	(104)%	(667)%
Effect of exchange-rate changes on cash and cash equivalents	(14.5)	3.9	(472)%	29.0	7.9	(26.0)	267%	(130)%

Net increase in cash, cash equivalents and restricted cash	$(376.9)	$(60.0)	528%	$354.1	$64.6	$(201.8)	448%	(132)%

Operating activities

Three months ended March 31, 2019 vs. three months ended March 31, 2018

        Elanco's cash provided by operating activities decreased by $41.4 million, from $47.0 million for the three months ended March 31, 2018 to $5.6 million for the three months ended March 31, 2019. The decrease in operating cash flows was primarily attributable to:

  •
  a decrease in net income;

  •
  an increase in accounts receivable; and

  •
  a decrease in accounts payable.

The impact of the above items was partially offset by an increase in the amount due to Lilly for certain services and back office functions that are shared by Elanco and Lilly (see Note 15: Related Party Agreements and Transactions in Elanco's unaudited consolidated and combined financial statements for further discussion).

2018 vs. 2017

        Elanco's cash flow from operating activities increased by $313.5 million from $173.8 million for the year ended December 31, 2017 to $487.3 million for the year ended December 31, 2018. The increase is a result of an increase in net income, which was partially offset by cash used to finance working capital, primarily focused on accounts receivable and inventory.

2017 vs. 2016

        Elanco's net cash provided by operating activities was $173.8 million in 2017 as compared to cash provided by operating activities of $155.9 million in 2016. This increase in operating cash flows was primarily attributable to:

  •
  a decrease in receivables in 2017 as compared to an increase in 2016 due to a one-time impact of standardizing payment terms across Elanco's acquired businesses as well as payment receipt timing due to integration of acquired assets;

  •
  a decrease in other assets in 2017 as compared to an increase in 2016 primarily due to the timing of tax payments; and

  •
  a smaller increase in inventory levels in 2017 as compared to 2016;

partially offset by:

  •
  increased net losses.

Investing activities

Three months ended March 31, 2019 vs. three months ended March 31, 2018

        Elanco's cash used for investing activities decreased $5.9 million, to $(28.5) million for the three months ended March 31, 2019 compared to $(34.4) million for the three months ended March 31, 2018. The change was primarily driven by a decrease in capital expenditures from 2018 to 2019.

2018 vs. 2017

        Elanco's cash flow used in investing activities decreased from $964.6 million for the year ended December 31, 2017 to $127.0 million for the year ended December 31, 2018. Elanco's net cash used in investing activities for the year ended December 31, 2017 included $882.1 million related to the acquisition of the BI Vetmedica U.S. vaccines portfolio in 2017. This decrease was offset by a net increase of $35.9 million in capital expenditures from 2017 to 2018.

2017 vs. 2016

        Elanco's net cash used in investing activities was $964.6 million in 2017 as compared to cash used in investing activities of $182.1 million in 2016. This increase in net cash flows used in investing activities was primarily attributable to the acquisition of the BI Vetmedica U.S. vaccines portfolio in 2017.

Financing activities

Three months ended March 31, 2019 vs. three months ended March 31, 2018

        Elanco's cash used for financing activities increased $263.0 million, from $76.5 million for the three months ended March 31, 2018 to $339.5 million for the three months ended March 31, 2019. The increase was primarily attributable to $174.2 million of restricted cash paid to Lilly in connection with the Separation during the three months ended March 31, 2019 and other financing with Lilly during the period.

        As part of Elanco's separation from Lilly, for a period of time, Elanco continues to operate through a single treasury settlement process and in certain instances (as described above) continued to transact through Lilly's processes. As a result of these activities, there was a certain amount of financing that occurred between Lilly and Elanco during the three-month period ended March 31,

2019. This resulted in a net financing cash outflow during the period of $156.4 million, which will be repaid to Elanco in the second quarter of 2019.

2018 vs. 2017

        Elanco's cash from financing activities was a use of cash of $35.2 million in 2018 compared to cash provided by financing activities of $847.5 million in 2017, a change of $882.7 million. The cash flows in 2017 relate to net cash provided by transactions with Lilly of $848.3 million compared to cash used in transactions with Lilly of $154.4 million in 2018, a reduction in financing of cash flows between periods of $1.0 billion. This, in addition to the consideration paid to Lilly in connection with the separation, was partially offset by net cash provided from financing transactions related to the separation including the proceeds from long-term debt and the IPO. The remainder of the proceeds from the financing related to the separation will be paid to Lilly in future periods and is reflected as restricted cash in Elanco's consolidated balance sheet.

2017 vs. 2016

        Elanco's net cash provided by financing activities was $847.5 million in 2017 as compared to cash used in financing activities of $149.6 million in 2016. This increase in net cash provided was primarily attributable to financing provided by Lilly for the acquisition of the BI Vetmedica U.S. vaccines portfolio in 2017.

Contractual Obligations

        Payments due under contractual obligations as of December 31, 2018, are set forth below:

		Years
(Dollars in millions)	Total(2)	Less Than 1 Year	1 - 3 Years	4 - 5 Years	More Than 5 Years
Long-term debt obligations	$2,958.4	$79.9	$1,137.9	$829.7	$910.9
Operating leases	95.6	25.2	33.6	18.3	18.5
Purchase obligations(1)	1,207.9	1,108.9	42.8	39.8	16.4
Other long-term liabilities	12.3	0.5	10.8	0.1	0.9
Total	$4,274.2	$1,214.5	$1,225.1	$887.9	$946.7

(1)
Represents open purchase orders as of December 31, 2018 and contractual payment obligations with each of Elanco's significant vendors that are noncancelable and are not contingent.

(2)
Elanco excluded deferred taxes because it cannot reasonably estimate the timing of future cash outflows associated with those liabilities.

Off-Balance Sheet Arrangements

        Elanco has no off-balance sheet arrangements that have a material current effect or that are reasonably likely to have a material future effect on Elanco's financial condition, changes in financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies

        The preparation of financial statements in accordance with U.S. GAAP requires Elanco to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. Certain of Elanco's accounting policies are considered critical because these policies are the most important to the depiction of Elanco's financial statements and require significant, difficult or complex judgments by Elanco, often requiring the use of estimates about the effects of matters that are inherently uncertain. Actual results that differ from Elanco's estimates could have an unfavorable effect on Elanco's financial position and results of operations. Elanco applies estimation methodologies consistently from year to year. There have been no significant changes in the application of Elanco's critical accounting policies during the three months ended March 31, 2019, aside from its adoption of ASC 842, Leases, on January 1, 2019. See Note 10: Leases in Elanco's unaudited consolidated and combined financial statements for further information. The following is a summary of accounting policies that Elanco considers critical to the consolidated and combined financial statements.

Revenue Recognition

        Elanco's gross product revenue is subject to deductions that are generally estimated and recorded in the same period that the revenue is recognized and primarily represents revenue incentives (rebates and discounts) and sales returns. For example:

  •
  for revenue incentives, Elanco uses its historical experience with similar incentives programs and current sales data to estimate the impact of such programs on revenue and continually monitor the impact of this experience and adjust as necessary; and

  •
  for sales returns, Elanco considers items such as: local returns policies and practices; returns as a percentage of revenue; an understanding of the reasons for past returns; estimated shelf life by product; and estimate of the amount of time between shipment and return to estimate the impact of sales returns.

        If any of these ratios, factors, assessments, experiences or judgments are not indicative or accurate predictors of Elanco's future experience, Elanco's results could be materially affected.

        Although the amounts recorded for these revenue deductions are dependent on estimates and assumptions, historically Elanco's adjustments to actual results have not been material. The sensitivity of Elanco's estimates can vary by program, type of customer and geographic location. Amounts recorded for revenue deductions can result from a complex series of judgments about future events and uncertainties and can rely on estimates and assumptions.

Acquisitions and Fair Value

        Elanco accounts for the assets acquired and liabilities assumed in an acquisition based on the fair values as of the acquisition date. The excess of the purchase price over the fair value of the acquired net assets, where applicable, is recorded as goodwill.

        The judgments made in determining estimated fair values assigned to assets acquired and liabilities assumed in a business combination, as well as estimated asset lives, can materially affect Elanco's consolidated results of operations. The fair values of intangible assets are re-determined using information available near the acquisition date based on expectations and assumptions that are deemed reasonable by Elanco's management. Depending on the facts and circumstances, Elanco may deem it necessary to engage an independent valuation expert to assist in valuing significant assets and liabilities.

        The fair value of any contingent consideration liability that results from a business combination is determined using a market approach based on quoted market values, significant other observable inputs for identical or comparable assets or liabilities, or a discounted cash flow analysis. Estimating the fair value of contingent consideration requires the use of significant estimates and judgments, including, but not limited to, revenue and the discount rate and will be remeasured every reporting period.

Impairment of Indefinite-Lived and Long-Lived Assets

        Elanco reviews the carrying value of long-lived assets (both intangible and tangible) for potential impairment on a periodic basis and whenever events or changes in circumstances indicate the carrying value of an asset (or asset group) may not be recoverable. Elanco identifies impairment by comparing the projected undiscounted cash flows to be generated by the asset (or asset group) to its carrying value. If an impairment is identified, a loss is recorded equal to the excess of the asset's net book value over its fair value utilizing a discounted cash flow analysis, and the cost basis is adjusted.

        Goodwill and indefinite-lived intangible assets are reviewed for impairment at least annually and when certain impairment indicators are present. When required, a comparison of fair value to the carrying amount of assets is performed to determine the amount of any impairment.

        The estimated cash flows and fair values used in Elanco's impairment reviews require significant judgment with respect to future volume; use of working capital; foreign currency exchange rates; the selection of appropriate discount rates; product mix; income tax rates and other assumptions and estimates. Such estimates and assumptions are determined based upon Elanco's business plans and when applicable, market participants' views of Elanco and other similar companies. Elanco makes these judgments based on Elanco's historical experience, relevant market size, historical pricing of similar products and expected industry trends. These assumptions are subject to change in future periods because of, among other things, additional information, financial information based on further historical experience, changes in competition, Elanco's investment decisions, volatility in foreign currency exchange rates, and results of research and development. A change in these assumptions or the use of alternative estimates and assumptions could have a significant impact on the estimated fair values of the assets, and may result in an impairment of the existing assets in a future period.

        During the years ended December 31, 2018, 2017 and 2016, Elanco recorded asset impairments of $81.9 million, $110.6 million and $98.3 million, respectively, due to changes in estimates or judgments related to the use of the assets. For more information related to Elanco's impairment charges, see Note 7: Asset Impairment, Restructuring and Other Special Charges to Elanco's consolidated and combined financial statements.

        During the three months ended March 31, 2019, Elanco recorded an asset impairment of $4.0 million which resulted from the adjustment to fair value of intangible assets that were subject to product rationalization.

Deferred Tax Asset Valuation Allowances

        Elanco maintains valuation allowances unless it is more likely than not that all or a portion of the deferred tax asset will be realized. Changes in valuation allowances are included in Elanco's tax provision in the period of change. In determining whether a valuation allowance is warranted, Elanco evaluates factors such as prior earnings history, expected future earnings, carryback and carryforward periods, and tax strategies that could potentially enhance the likelihood of realization of a deferred tax asset. The realizability assessments made at a given balance sheet date are subject to change in the future, particularly if earnings of a subsidiary are significantly higher or lower than expected, or if Elanco takes operational or tax planning actions that could impact the future taxable earnings of a subsidiary. A change in these assumptions may result in an increase or decrease in the realizability of Elanco's existing deferred tax assets, and therefore a change in the valuation allowance, in future periods. As of December 31, 2018 and 2017, Elanco had valuation allowances of $21.4 million and $127.7 million, respectively.

        As of March 31, 2019, Elanco had a valuation allowance of $19.8 million.

Qualitative and Quantitative Disclosures About Market Risk

Foreign Exchange Risk

        Elanco operates on a global basis and is exposed to the risk that its earnings, cash flows and equity could be adversely impacted by fluctuations in foreign exchange rates. Elanco is primarily exposed to foreign exchange risk with respect to net assets denominated in the euro, British pound, Canadian dollar, Australian dollar and Brazilian real. Lilly maintains a foreign currency risk management program through a central shared entity, which enters into derivative contracts to hedge foreign currency risk associated with forecasted transactions for the entire company, including historically for Elanco's operations. Gains and losses on derivative contracts entered into by Lilly have been allocated to Elanco's results to the extent they were to cover exposure related to Elanco's business and offset gains and losses on underlying foreign currency exposures. Elanco intends to implement its own foreign currency risk management program by the end of the second quarter of 2019.

        Elanco also faces currency exposure that arises from translating the results of its global operations to the U.S. dollar at exchange rates that have fluctuated from the beginning of the period. Elanco may enter into foreign currency forward or option derivative contracts to reduce the effect of fluctuating currency exchange rates in future periods, but its historical results do not reflect the impact of any such derivatives related to its exposure to foreign currency impacts on translation.

        Elanco estimates that a hypothetical 10% adverse movement in all foreign currency exchange rates related to the translation of the results of Elanco's foreign operations would decrease its net income by approximately $11.9 million for the three months ended March 31, 2019.

        Elanco also bears foreign exchange risk associated with the future cash settlement of an existing net investment hedge. In October 2018, Elanco entered into a fixed interest rate, 5-year, 750 million Swiss franc NIH against Swiss franc assets. The NIH is expected to generate approximately $25 million in cash and contra interest expense per year; however, there is potential for significant 2023 settlement exposure on the 750 million Swiss franc notional if the U.S. dollar devalues versus the Swiss franc.

Interest Risk

        Elanco is exposed to interest rate risk on the long-term debt Elanco incurred in connection with its IPO. Prior to the IPO, Elanco did not have any interest rate exposure. Elanco has cash flow risk associated with its $485.0 million of borrowings that pay interest based on variable rates. Elanco actively monitors its exposure and may enter into financial instruments for the purpose of limiting its exposure based on its assessment of risk.

Recently Issued Accounting Pronouncements

        For discussion of Elanco's new accounting standards, see Note 4: Summary of Significant Accounting Policies—Implementation of New Financial Accounting Pronouncements to Elanco's audited consolidated and combined financial statements and Note 4: Implementation of New Financial Accounting Pronouncements to Elanco's unaudited consolidated and combined financial statements.

 INDUSTRY

Overview

        Global animal health industry revenue is projected to grow nominally at a CAGR of 5% from 2017 to 2023, according to Vetnosis. Importantly, this growing industry, which includes both food and companion animals, benefits billions of people worldwide. The food animal sector focuses on species raised to provide animal protein, such as cattle, other ruminants (e.g., sheep and goats), swine, poultry and aqua. The companion animal—or pet—sector focuses primarily on dogs and cats.

        Animal health medicines, vaccines and functional nutritionals represent an estimated global market of $34.3 billion, based on 2017 revenue, according to industry sources. Medicines and vaccines represent a global market of $32.0 billion, based on 2017 revenue, and grew at a CAGR of 4% from 2007 to 2017, according to Vetnosis. Elanco's management expects this trend to continue through at least 2023 based on industry projections. Functional nutritionals (specifically enzymes, probiotics and prebiotics) used in food animal production represent a global market of $2.3 billion, according to industry sources. Based on industry projections, Elanco's management expects functional nutritionals to grow faster than the medicines and vaccines market.

        Food Animal.    Food animal medicines and vaccines, including aquaculture, represented $21.2 billion of revenue in 2017 and grew at a CAGR of 4% from 2007 to 2017, according to Vetnosis.

        Factors influencing growth in demand for food animal medicines and vaccines include:

  •
  one in three people needs improved nutrition;

  •
  increased global demand for protein, particularly poultry and aquaculture;

  •
  natural resource constraints, such as scarcity of arable land, fresh water and increased competition for cultivated land, driving the need for more efficient food production;

  •
  loss of productivity due to food animal disease and death;

  •
  increased focus on food safety and food security; and

  •
  human population growth, increased standards of living, particularly in many emerging markets, and increased urbanization.

        Functional nutritionals used in food animal production represent an additional market estimated at $2.3 billion. Growth in functional nutritionals is influenced, among other factors, by demand for antibiotic alternatives that can promote animal health and increase productivity.

        Companion Animal.    Companion animal medicines and vaccines represented $10.8 billion of revenue in 2017 and grew at a CAGR of 4% from 2007 to 2017, according to Vetnosis.

        Factors influencing growth in demand for companion animal medicines and vaccines include:

  •
  increased pet ownership globally;

  •
  pets living longer; and

  •
  increased pet spending as pets are viewed as members of the family by owners.

Food Animal Sector

Food Animal Growth Drivers

        The global food animal sector is primarily focused on the production of cattle (both dairy and beef), other ruminants, swine, poultry and fish. These animals are the basis for most of the worldwide consumption of animal-based protein.

        Animal protein now constitutes a larger percentage of the average human diet than ever before. Annual meat production would need to rise by 74%, or over 200 million tons, to reach 470 million tons by 2050 to meet expected global demand. The growth in animal protein consumption is being influenced in part by a growing middle class in developing countries, the global industrialization of food animal production and easier access to safe and affordable meat products. With billions of people currently receiving insufficient daily nutrition, Elanco expects the demand for food animal protein to continue to rise to address this unmet need.

        To meet the growing demand for animal protein, additional output is necessary. Simply adding livestock strains the environment and results in the overuse of natural resources. In order to meet the increased demand for animal protein, producers are increasingly looking for ways to drive efficiency and promote animal health through the use of medicines and vaccines.

        Industry sources estimate that 20% of production animals are lost to disease and death. By improving health and lowering mortality rates of food animals—predominantly by actively preventing common parasites, diseases and viruses—producers are able to increase production yields and promote more efficient feeding. Elanco believes most food producers find that the positive impact of these therapies outweighs their price, especially as they represent a small portion of the total cost of production. Consequently, Elanco expects that use of these treatments will continue.

Food Animal Product Categories

        Food animal medicines, vaccines and functional nutritionals are divided into two main categories: FA Ruminants & Swine and FA Future Protein & Health.

FA Ruminants & Swine

        Ruminants and swine, which is comprised of beef and dairy cattle, sheep, goats and pigs, constituted approximately three quarters of the food animal sector revenue by species in 2017, representing an estimated $15.5 billion of revenue, according to Vetnosis. Ruminants and swine are important sources of animal protein throughout the world, and Elanco believes it will continue to be a material category going forward. Management believes this category will continue to grow, albeit at a slower pace than FA Future Protein & Health, and that medicines and vaccines will continue to play a prominent role in the health and productivity of food animals.

FA Future Protein & Health (Poultry, Aquaculture and Functional Nutritionals)

        Poultry and fish are among the fastest growing proteins in the food animal sector. The rapid growth of these proteins is expected to continue.

        Fish is the fastest growing animal protein globally. Aquaculture—the farming of aquatic organisms such as fish and crustaceans—remains an immature market where low production yields and high costs due to mortality and biological challenges have limited market growth. These factors have led to increased expenditures on aquaculture-specific animal health products.

        The use of functional nutritionals to promote animal health and immunity is another path to help producers maximize animal production efficiency and limit use of antibiotics. Enzymes, prebiotics and probiotics are being studied and used across food animal species today. Enzymes in animal feed act to improve feed digestibility and reduce gut inflammation, improving nutrient absorption and reducing cost for producers. Prebiotics are non-digestible functional ingredients fermented in the large colon that feed the beneficial bacteria in the animal's gut and support microbiome health. Probiotics are live bacteria added to feed in order to manage the microbiome and prevent infections. This category is expected to grow faster than the food animal medicines and vaccines market. The FA Future Protein & Health market represented an estimated $7.9 billion of revenue in 2017.

Companion Animal Sector

Companion Animal Growth Drivers

        Pets are becoming a larger part of the average family dynamic and are increasingly viewed as "members of the family." The number of pets owned in the U.S. has increased in recent years, and in 2017, 68% of all U.S. households owned a pet. With pets living longer, consumers are spending more disposable income to give their "family member" a healthier, more comfortable life. Most veterinary expenditures are paid out of pocket. Even in times of recession, pet owners are less sensitive to the overall price of pet care than to other aspects of their lifestyle. As new innovations emerge, pet owners now have a greater ability to extend the life of their pet by treating chronic diseases and ailments associated with old age.

        The U.S. pet ownership trend is being echoed in other parts of the world. Outside the U.S., the number of dogs and cats receiving healthcare is growing with the increasing middle class. In emerging markets, from 2003 to 2016, cat and dog pet ownership grew by approximately 50%.

Companion Animal Product Categories

        Companion animal medicines and vaccines are divided into two main categories: CA Disease Prevention and CA Therapeutics.

CA Disease Prevention

        CA Disease Prevention consists primarily of parasiticides, which predominantly target fleas, ticks, heartworms, roundworms, hookworms, whipworms and tapeworms; and vaccines, which target rabies, rhinotracheitis, feline leukemia, hepatitis, parainfluenza and other conditions. As pet owners become increasingly willing to spend money on their pets, they are extending the lives and quality of life of their pets through preventative care, mirroring human health trends. Prevention of fleas, ticks, worms and other parasites, as well as vaccination against infection, have become widely adopted by consumers. The CA Disease Prevention market represented an estimated $6.4 billion of revenue in 2017.

CA Therapeutics

        CA Therapeutics consists of products used to treat or manage chronic disease in pets. Examples include products for pain, inflammation, arthritis, cardiovascular issues, otitis (ear infections), dermatology conditions, diabetes and many others. These therapies, which offer a higher quality of life for pets, are growing, driven by innovation in new molecules and improved delivery formulations. As pets live longer and owners' willingness to provide them with medical treatment strengthens, innovation has further expanded with therapies influenced by human health, offering the potential for development of new animal health medicines and capabilities. The CA Therapeutics market represented an estimated $4.4 billion in revenue in 2017.

Key Structural Characteristics of the Animal Health Industry

  •
  Brands often have long, sustainable value.  Branded animal health products often retain significant, and occasionally increased, market share after many years on the market, even after the loss of patent protection. As an example, five of Elanco's top 10 products, based on 2018 revenue, have been on the market for over 25 years. In the food animal sector, the level of competition is influenced by macro-economic factors, brand loyalty, distribution models and the absence of governmental or third-party payer systems. In the companion animal sector, competition is influenced by brand loyalty, new innovation, relationships with veterinarians, channel expansion and the overall growth in pet ownership.

  •
  Diversified product portfolios.  Animal health companies often derive their revenue from dozens, if not hundreds, of products and are frequently not dependent on a select few flagship products. For example, Elanco's top 10 products accounted for only 42% of revenue in 2018. Elanco believes companies with diversified global companion and food animal product portfolios can be more resilient to changing market dynamics and are structured to better balance potential geographic, product and species volatility.

  •
  Deep customer relationships.  Direct customer models allow animal health sales representatives and veterinary consultants to develop a deep understanding of customer needs, which often facilitate strong and impactful relationships. Representatives and consultants frequently partner with customers through product support and analytics, driving additional value for the customer.

  •
  Fast and efficient R&D model.  Product approvals typically require a limited number of targeted studies in animals, which moderates research expenses. The approval process is generally predictable given the number of studies required, leading to average timelines from initiation of development to approval of three to seven years at a cost of $50 million to $100 million.

  •
  Self-pay market.  Food animal producers, pet owners and veterinarians typically pay for products out of pocket, making them the primary decision makers. This results in manufacturers being able to price products based primarily on the end customer's realized value.

BUSINESS

Overview

        Elanco is a premier animal health company that innovates, develops, manufactures and markets products for companion and food animals. Headquartered in Greenfield, Indiana, Elanco is the fourth largest animal health company in the world, with revenue of $3.1 billion for the year ended December 31, 2018. Globally, Elanco is #1 in medicinal feed additives, #2 in poultry and #3 in cattle, measured by 2017 revenue, according to Vetnosis. Elanco also has one of the broadest portfolios of pet parasiticides in the companion animal sector. Elanco offers a diverse portfolio of more than 125 brands that make it a trusted partner to veterinarians and food animal producers in more than 90 countries.

        On September 24, 2018, the IPO was completed, pursuant to which Elanco issued and sold 19.8% of Elanco's total outstanding shares. On September 20, 2018, Elanco common stock began trading on the NYSE under the symbol "ELAN." On September 24, 2018, immediately preceding the completion of the IPO, Lilly transferred to Elanco substantially all of its animal health businesses in exchange for (i) all of the net proceeds ($1,659.7 million) Elanco received from the sale of Elanco common stock in the IPO, including the net proceeds it received as a result of the exercise in full of the underwriters' option to purchase additional shares, (ii) all of the net proceeds (approximately $2,000 million) Elanco received in the Senior Notes Offering and (iii) all of the net proceeds ($498.6 million) Elanco received from the entry into the Term Facility.

        On March 11, 2019, Lilly completed the disposition of its remaining interest in us through a tax-free exchange offer pursuant to which it transferred its remaining holdings in us to its shareholders in exchange for shares of Lilly common stock. We refer to this transaction in this prospectus as the "Split-Off." Following the Split-Off, Lilly no longer owns any shares in us, and we are an independent publicly trading company.

        In addition, immediately prior to the completion of the IPO, Elanco and Lilly entered into certain agreements that provide a framework for Elanco's ongoing relationship with Lilly, which agreements remain in effect following the completion of the Split-Off. For more information, see "Certain Relationships and Related Party Transactions—Relationship between Elanco and Lilly."

        Elanco's vision is to enrich the lives of people through food—making protein more accessible and affordable—and through pet companionship—helping pets live longer, healthier lives. Elanco advances its vision by offering products in four primary categories:

  •
  Companion Animal Disease Prevention ("CA Disease Prevention").  Elanco has one of the broadest parasiticide portfolios in the companion animal sector based on indications, species and formulations, with products that protect pets from worms, fleas and ticks. Combining its parasiticide portfolio with its vaccines presence, Elanco is a leader in the U.S. in the disease prevention category based on share of revenue.

  •
  Companion Animal Therapeutics ("CA Therapeutics").  Elanco has a broad pain and osteoarthritis portfolio across species, modes of action, indications and disease stages. Pet owners are increasingly treating osteoarthritis in their pets, and Elanco's Galliprant product is one of the fastest growing osteoarthritis treatments in the U.S. Elanco also has treatments for otitis (ear infections), as well as cardiovascular and dermatology indications.

  •
  Food Animal Future Protein & Health ("FA Future Protein & Health").  Elanco's portfolio in this category, which includes vaccines, nutritional enzymes and animal-only antibiotics, serves the growing demand for protein and includes innovative products in poultry and aquaculture production, where demand for animal health products is outpacing overall industry growth. Elanco is focused on developing functional nutritional health products that promote food animal health, including enzymes, probiotics and prebiotics. Elanco is a leader in providing vaccines as alternatives to antibiotics to promote animal health based on share of revenue.

  •
  Food Animal Ruminants & Swine ("FA Ruminants & Swine").  Elanco has developed a range of food animal products used extensively in ruminant (e.g., cattle, sheep and goats) and swine production.

        Elanco has a top four presence in all four key industry geographic regions: North America ("NA"); Europe, the Middle East and Africa ("EMEA"); Latin America ("LATAM"); and Asia-Pacific ("APAC"), as measured by 2017 revenue, according to Vetnosis. The following graphs demonstrate Elanco's revenue for the year ended December 31, 2018 by product category, geography and its highest revenue products:

Percentage of 2018 Revenue
By Product Category(1)

(1)
Certain percentages may reflect rounding adjustments.

(2)
Strategic Exits includes revenue from third-party manufacturing, distribution and other contractual arrangements, as well as an equine product not core to Elanco's business and transitional contract manufacturing activity associated with the supply of human growth hormone to Lilly, which Elanco has either exited or made the decision to exit.

Percentage of 2018 Revenue
By Region(1)

(1)
Certain percentages may reflect rounding adjustments.

(2)
LATAM includes aquaculture in all regions.

        Through its global sales force of approximately 1,475 sales representatives, its veterinary consultants and its key distributors, Elanco seeks to build strong customer relationships and fulfill demand for its food animal products primarily with food animal producers, veterinarians and nutritionists, and for Elanco's companion animal products primarily with veterinarians and, in some markets, pet owners. Elanco is also expanding into retail channels in order to meet pet owners where they want to purchase.

        Elanco's inclusive approach to sourcing innovation helps it identify, attract, fund and develop new ideas that enhance its pipeline and reduce risk as compared to an in-house only approach. Elanco has launched eleven products from 2015 to 2018 that delivered $24.7 million of revenue in 2015, $97.9 million of revenue in 2016, $143.8 million of revenue in 2017 and $274.2 million of revenue in 2018.

        Elanco believes it has an experienced leadership team that fosters an adaptive, purpose-driven culture among approximately 5,780 employees worldwide as of December 31, 2018 and that Elanco's employees share a deep conviction for achieving its vision of food and companionship, enriching life.

        For the three months ended March 31, 2019 and 2018, Elanco's revenue was $731.1 million and $736.2 million, respectively, and for the years ended December 31, 2018, 2017 and 2016, Elanco's revenue was $3.1 billion, $2.9 billion and $2.9 billion, respectively. For the three months ended March 31, 2019 and 2018, Elanco's net income was $31.5 million and $72.7 million, respectively, and for the years ended December 31, 2018, 2017 and 2016, Elanco's net income (loss) was $86.5 million, $(310.7) million and $(47.9) million, respectively.

Products

        Elanco has a diverse portfolio of products marketed under more than 125 brands, including products for both food animals and companion animals.

        Elanco's food animal products are designed to enable producers to keep animals healthy and deliver more food while using fewer resources. Elanco's antibacterials, anticoccidials, vaccines and parasiticides aim to make food safer by preventing and controlling disease. Elanco offers products and support to enhance the integrity of the food supply, while Elanco's productivity enhancers help make food more affordable and abundant by increasing the amount of meat, milk or eggs an animal can supply. Furthermore, Elanco's expertise and data analytics help its customers improve production efficiency and business performance. Food animal products represented approximately 61% of Elanco's revenue for the year ended December 31, 2018.

        Elanco's companion animal products help veterinarians better care for pets. Elanco partners with pet owners and veterinarians for the purpose of providing a consistent flow of innovative and effective products and support. Elanco's R&D focuses on products that prevent and treat disease, improve and extend quality of life and improve the type of care received by pets. Elanco also partners closely with veterinarians to provide technical support and case management for its products. Companion animal products represented approximately 35% of Elanco's revenue for the year ended December 31, 2018.

        Elanco groups its products into four principal categories:

  •
  CA Disease Prevention:  includes parasiticides and vaccine products for canines and felines.

  •
  CA Therapeutics:  includes products for the treatment of pain, osteoarthritis, otitis, cardiovascular and dermatology indications in canines and felines.

  •
  FA Future Protein & Health:  includes vaccines, antibiotics, parasiticides and other products used in poultry and aquaculture production, as well as functional nutritional health products, including enzymes, probiotics and prebiotics.

  •
  FA Ruminants & Swine:  includes vaccines, antibiotics, implants, parasiticides and other products used in ruminants and swine production, as well as certain other food animal products.

        Elanco's revenue by product category for the years ended December 31, 2018, 2017, 2016 and 2015 was the following:

	Year Ended December 31,
	2018	2017	2016	2015
CA Disease Prevention	$804.6	$660.2	$628.4	$591.2
CA Therapeutics	283.1	260.8	255.6	245.2
FA Future Protein & Health	711.2	649.2	630.8	633.2
FA Ruminants & Swine	1,174.0	1,175.0	1,309.2	1,356.6
Other	$93.9	143.8	89.5	82.9

Total Revenue	$3,066.8	$2,889.0	$2,913.5	$2,909.1

        Elanco pursues the development of new chemical and biological molecules through its innovation strategy. Since 2015, Elanco has launched the following eleven products:

  •
  In CA Disease Prevention, Credelio and Interceptor Plus.

  •
  In CA Therapeutics, Galliprant and Osurnia.

  •
  In FA Future Protein & Health, Inteprity, Imvixa, Clynav and Correlink.

  •
  In FA Ruminants & Swine, Imrestor, Kavault and Prevacent.

        In the second quarter of 2018, Elanco suspended commercialization of Imrestor and plans to pursue additional indications.

        In 2016, Elanco announced the creation of its Nutritional Health organization, which focuses on functional nutrition products, including enzymes, probiotics and prebiotics, which impact animal microbiomes and other dietary factors to reduce disease incidence, improve gut health and enhance feed digestibility. Elanco first focused on nutritional health in 2012, with the acquisition of ChemGen and the Hemicell brand. In 2016, Elanco entered into an agreement with Agro Biosciences, Inc. to commercialize Correlink—a novel direct-fed microbial (probiotic) product outside the U.S. In early 2018, Elanco announced a new global, exclusive in-licensing agreement with Ab E Discovery to further develop and bring to the market an in feed antibody product focused on reducing and controlling coccidiosis.

        Rumensin, Elanco's top selling product, contributed approximately 11% of its revenue in 2018 and 10% of its revenue in 2017, 2016 and 2015. No other product contributed 10% or more of Elanco's revenue. Elanco's top five selling products, Rumensin, Trifexis, Maxiban, Denagard and Interceptor Plus, collectively contributed approximately 31% of its 2018 revenue. Elanco's top 10 products collectively contributed 42% of its 2018 revenue.

        Set forth below is information regarding Elanco's principal products.

CA Disease Prevention Products

Product	Description	Primary Species
Bronchi Shield III and Bronchi Shield Oral (vaccines)	Bronchi Shield III—To protect against adenovirus, parainfluenza and Bordetella bronchiseptica (Bb) in dogs.	Dogs
Bronchi Shield Oral—To protect against Bb in dogs.
Comfortis (spinosad)

To kill fleas and prevent and treat flea infestations (Ctenocephalides felis) in cats 14 weeks of age or older and weighing at least 4.1 lbs. and dogs 14 weeks of age or older and weighing at least 5.0 lbs.

Cats, Dogs
Credelio (lotilaner)

To kill adult fleas and to treat flea infestations (Ctenocephalides felis) and treat and control tick infestations (Amblyomma americanum (lone star tick), Dermacentor variabilis (American dog tick), Ixodes scapularis (black-legged tick) and Rhipicephalus sanguineus (brown dog tick)) for one month in dogs and puppies 8 weeks of age or older and weighing at least 4.4 lbs.

Dogs
Duramune (vaccines)	Includes multiple products that collectively protect against distemper, adenovirus, parvovirus, corona, parainfluenza, leptospira canicola, and other diseases in dogs.	Dogs
Rabvac (vaccines)	To protect against rabies, includes a 1-year and 3-year shot.	Cats, Dogs
Fel-O-Vax (vaccines)	Includes multiple products that collectively protect against Leukemia, rhinovirus, calicivirus, panleukopenia, and chlamydia in cats.	Cats
Fel-O-Guard (vaccines)	Includes multiple products that collectively protect against Leukemia, rhinovirus, calicivirus, panleukopenia, and chlamydia in cats.	Cats

Product	Description	Primary Species
Interceptor Plus (milbemycin oxime/praziquantel)

To prevent heartworm disease caused by Dirofilaria immitis and for the treatment and control of adult roundworm (Toxocara canis and Toxascaris leonina), adult hookworm (Ancylostoma caninum), adult whipworm (Trichuris vulpis), and adult tapeworm (Taenia pisiformis, Echinococcus multilocularis, and Echinococcus granulosus) infections in dogs and puppies weighing at least 2 lbs. and 6 weeks of age or older. Interceptor Plus is a relaunch of a previously approved formula.

Dogs
Milbemax (milbemycin oxime + praziquantel)	To treat and control parasitic infections due to adult hookworm, adult roundworm and adult tapeworm and to prevent heartworm disease caused by Dirofilaria immitis in cats and dogs.	Cats, Dogs
Trifexis (spinosad + milbemycin oxime)

To prevent heartworm disease (Dirofilaria immitis) and to kill fleas. Trifexis is indicated for the prevention and treatment of flea infestations (Ctenocephalides felis), and the treatment and control of adult hookworm (Ancylostoma caninum), adult roundworm (Toxocara canis and Toxascaris leonina) and adult whipworm (Trichuris vulpis) infections in dogs and puppies 8 weeks of age or older and weighing at least 5 lbs.

Dogs

CA Therapeutics Products

Product	Description	Primary Species
Atopica (cyclosporine A)	To control atopic dermatitis in dogs weighing at least 4 lbs.	Dogs
Fortekor Plus (benazepril + pimobendan)	To treat congestive heart failure due to atrioventricular valve insufficiency or dilated cardiomyopathy in dogs.	Dogs
Galliprant (grapiprant)	To control pain and inflammation associated with osteoarthritis in dogs.	Dogs
Onsior (robenacoxib)

To control postoperative pain and inflammation associated with soft tissue surgery in dogs weighing at least 5.5 lbs. and 4 months of age or older and control postoperative pain and inflammation associated with orthopedic surgery, ovariohysterectomy and castration in cats weighing at least 5.5 lbs. and 6 months of age or older; for up to a maximum of 3 days.

Cats, Dogs
Osurnia (terbinafine + florfenicol + betamethasone acetate)	To treat otitis externa in dogs associated with susceptible strains of bacteria (Staphylococcus pseudintermedius) and yeast (Malassezia pachydermatis).	Dogs

FA Future Protein & Health

Product	Description	Primary Species
AviPro (vaccines)	Includes multiple products that collectively protect against Newcastle disease, infectious bronchitis, fowl cholera, paramyxovirus Type 3, Bursal Disease, other diseases and foodborne pathogens like Salmonella in poultry.	Poultry
Clynav (plasmid deoxyribonucleic acid vaccine)

To immunize Atlantic salmon to reduce impaired daily weight gain, and reduce mortality, and cardiac, pancreatic and skeletal muscle lesions caused by pancreas disease following infection with salmonid alphavirus subtype 3 (SAV3).

Fish (Salmon)
Coban / Elancoban (monensin)

To aid in the prevention of coccidiosis in broiler and replacement chickens (caused by Eimeria necatrix, E. tenella, E. acervulina, E. brunetti, E. mivati, and E. maxima), in turkeys (caused by Eimeria adenoeides, E. meleagrimitis and E. gallopavonis) and in growing Bobwhite quail (caused by Eimeria dispersa and E. lettyae). Coban/Elancoban is an animal-only antibiotic and an ionophore.

Poultry
Hemicell (endo-1, 4-b-mannanase)	Enzyme supplement for poultry and swine feeds that contain a source of b-mannanase, which hydrolyses the b-mannans present in soybean and corn meal.	Poultry, Swine
Imvixa (lufenuron)	To prevent and control infestation caused by sea lice, Caligus reogercresseyi, in farmed salmon.	Fish (Salmon)
Maxiban (narasin + nicarbazin)	To prevent coccidiosis in broiler chickens caused by Eimeria necatrix, E. tenella, E. acervulina, E. brunetti, E. mivati and E. maxima. Maxiban is an animal-only antibiotic and an ionophore.	Poultry
Monteban (narasin)	To prevent coccidiosis in broiler chickens caused by Eimeria necatrix, E. tenella, E. acervulina, E. brunetti, E. mivati and E. maxima. Monteban is an animal-only antibiotic and an ionophore.	Poultry
Surmax / Maxus / Inteprity (avilamycin)	To prevent mortality caused by necrotic enteritis associated with Clostridium perfringens in broiler chickens. Surmax, Maxis and Inteprity are animal-only antibiotics.	Poultry

FA Ruminants & Swine

Product	Description	Primary Species
Denagard (tiamulin)	To treat Swine Dysentery associated with Serpulina hyodysenteriae susceptible to tiamulin and for treatment of swine bacterial enteritis caused by Escherichia coli and Salmonella choleraesuis sensitive to chlortetracycline and treatment of bacterial pneumonia caused by Pasteurella multocida sensitive to chlortetracycline. Denagard is a shared-class antibiotic.	Swine

Product	Description	Primary Species
Optaflexx / Paylean (ractopamine hydrochloride)

To increase rate of weight gain, improve feed efficiency and increase carcass leanness, and used as a top dress feed to increase rate of weight gain and improve feed efficiency in cattle fed in confinement for slaughter during the last 28 to 42 days on feed. Ractopamine, the active ingredient in Paylean and Optaflexx, is a beta adrenoreceptor agonist.

Cattle, Swine
Pulmotil (tilmicosin)	For swine: To control swine respiratory disease associated with Actinobacillus pleuropneumoniae and Pasteurella multocida.	Cattle, Swine

For cattle: To control bovine respiratory disease (BRD) associated with Mannheimia haemolytica, Pasteurella multocida and Histophilus somni in groups of beef and non-lactating dairy cattle, where active BRD has been diagnosed in at least 10% of the animals in the group. Pulmotil is a shared-class antibiotic.

Rumensin (monensin)	For cattle fed in confinement for slaughter: To improve feed efficiency and prevent and control coccidiosis due to Eimeria bovis and Eimeria zuernii.	Cattle
For dairy cows: To increase milk production efficiency (production of marketable solids-corrected milk per unit of feed intake).

For growing cattle on pasture or in dry lot (stocker and feeder and dairy and beef replacement heifers): To increase rate of weight gain and to prevent and control coccidiosis due to Eimeria bovis and Eimeria zuernii.

For mature reproducing beef cows: To improve feed efficiency when receiving supplemental feed and to prevent and control coccidiosis due to Eimeria bovis and Eimeria zuernii.
For goats: To prevent coccidiosis due to Eimeria crandallis, Eimeria christenseni and Eimeria ninakohlyakimovae in goats maintained in confinement.
For calves (excluding veal calves): To prevent and control coccidiosis due to Eimeria bovis and Eimeria zuernii.
Rumensin is an animal-only antibiotic and an ionophore.
Tylan Premix (tylosin phosphate)

To control porcine proliferative enteropathies associated with Lawsonia intracellularis and to control porcine proliferative enteropathies associated with Lawsonia intracellularis immediately after medicating with Tylan Soluble (tylosin tartrate) in drinking water. Tylan Premix is a shared-class antibiotic.

Swine, Cattle, Poultry

Product	Description	Primary Species
Vira Shield (vaccines)

Includes multiple products that protect against infection, bovine rhinotracheitis, bovine viral diarrhea, bovine respiratory syncytial virus, bovine respiratory disease, leptospira canicola and other diseases in cattle.

Cattle

Antibiotics

        Antimicrobial resistance in humans, or the risk that human pathogens evolve or otherwise emerge that are resistant to antibiotics or other antimicrobials, is a significant health concern, and animal agriculture can play a role in mitigating this risk. As a company dedicated to the health and well-being of animals, Elanco seeks to help veterinarians and farmers responsibly use antibiotics when treating animals. In its efforts to address antibiotic resistance while protecting animal health, Elanco introduced a global antibiotic stewardship plan focusing on increasing responsible antibiotic use; reducing the need for shared-class antibiotics; and replacing antibiotics with alternatives to help livestock producers treat and prevent animal disease. Antibiotics, used responsibly, along with good animal care practices, help enhance food safety and animal well-being.

        There are two classes of antibiotics used in animal health:

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  Animal-only antibiotics and ionophores:  Not all pathogens that cause disease in animals are infectious in humans, and accordingly animal-only antibiotics are not used in human medicine (i.e., not medically important). Ionophores are a special class of animal-only antimicrobials uniquely developed only for use in animals. In Europe and certain other jurisdictions, ionophores are not currently classified as antibiotics. Because of their animal-only designation, mode of action, and spectrum of activity, their use is not considered to create the same risk of resistance in human pathogens.

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  Shared-class antibiotics:  These are used in both humans and animals. Some antibiotics are used to treat infectious disease caused by pathogens that occur in both humans and animals. Of the 18 major antibiotic resistance threats that the Centers for Disease Control and Prevention tracks, two are associated with infectious disease in animals. As part of Elanco's global antibiotic stewardship plan and in compliance with FDA guidance, shared-class antibiotics are labeled only for the treatment of an established need in animals and only with veterinarian oversight.

        Elanco has intentionally shifted away from shared-class antibiotics, and is focusing on animal-only antibiotics, as well as antibiotic-free solutions. In 2018, 12% of Elanco's revenue was from products classified as shared-class antibiotics, of which 4% of its revenue was in the U.S. and 8% was outside the U.S., whereas 25% of Elanco's revenue was from animal-only antibiotics and ionophores, of which ionophores constituted 21% of its revenue. Through Elanco's policies and efforts in this area, it seeks to protect the benefits of antibiotics in human medicine, while responsibly protecting the health of food animals and the safety of our food supply.

Sales and Marketing

        Elanco's sales organization includes sales representatives, veterinary consultants and other value added specialists. In markets where Elanco does not have a direct commercial presence, it generally contracts with distributors that provide logistics and sales and marketing support for its products.

        Elanco's sales representatives visit its customers, including consultants, veterinarians, food animal producers, and resellers, to inform, promote and sell Elanco's products and to support customers. Elanco's veterinary consultants provide scientific consulting focused on disease management and herd management, training and education on diverse topics, including responsible product use, and generally have advanced degrees in veterinary medicine, veterinary nutrition or other agriculture-related fields.

These direct relationships with customers allow Elanco to understand their needs. Additionally, Elanco's sales representatives and veterinary consultants focus on collaborating with its customers to educate and support them on topics such as local disease awareness and to help them adopt new and more sophisticated animal health solutions, including through the use of Elanco's products. As a result of these relationships, Elanco's sales and consulting visits provide it with access to customer decision makers. In addition, Elanco's sales and marketing organization provides enhanced value by providing support to food animal producers to help maximize their yields and reduce costs. Elanco's analytics help customers analyze large amounts of health and production data. As of December 31, 2018, Elanco had approximately 1,475 sales representatives.

Customers

        Elanco primarily sells its food animal products to third-party distributors and directly to a diverse set of food animal producers, including beef and dairy farmers as well as pork, poultry and aquaculture operations. Elanco primarily sells its companion animal products to third-party distributors, as well as directly to veterinarians that typically then sell Elanco's products to pet owners. Elanco is also expanding into retail channels in order to meet pet owners where they want to purchase. Elanco's largest customer, an affiliate of AmerisourceBergen Corp., is a third-party veterinary distributor and represented approximately 12% of Elanco's revenue for the year ended December 31, 2018. Elanco's next largest customer represented approximately 7% of its revenue for the year ended December 31, 2018 and no other customer represented more than 5% of Elanco's revenue for the same period.

Research and Development

        Elanco's R&D organization is comprised of internal research, global development, global regulatory and external innovation collaborations and venture investing. As of December 31, 2018, Elanco employed approximately 690 employees in its global R&D and Regulatory Affairs organizations. Elanco's R&D headquarters is located in Greenfield, Indiana. Elanco has R&D facilities in Basel, Switzerland; Prince Edward Island, Canada; and Yarrandoo, Australia and R&D facilities co-located with manufacturing sites in Fort Dodge, Iowa; and Cuxhaven, Germany. Additional R&D operations are located in Sao Paulo, Brazil; Shanghai, China; and Bangalore, India. Elanco incurred R&D expenses of $246.6 million in 2018, $251.7 million in 2017 and $265.8 million in 2016.

        New product innovation is a core part of Elanco's business strategy. Elanco's R&D investment is focused on projects that target novel product introductions, as well as new indications, presentations, combinations and species expansion. Elanco's approach is a build, buy, or ally strategy to develop compelling targets and concepts that originate from its scientists and innovators, academia, agribusiness, or human pharmaceutical and biotechnology at all stages of R&D. The ability to source its concepts from different areas allows Elanco to create a pipeline that can be competitive in the categories in which it has chosen to compete, while reducing its risk by not owning and funding all aspects of its R&D projects.

        Elanco seeks to concentrate its resources in areas where it believes the science and Elanco's capabilities best match the opportunities in the animal health market. Specifically, Elanco's R&D focuses on six areas across companion animals and food animals. For companion animals, Elanco has R&D activities in therapeutics, vaccines and parasiticides, while in food animals Elanco is pursuing pharmaceuticals, vaccines and nutritional health.

        Elanco's R&D efforts consist of more than 100 active programs balanced across species and technology platforms. For both food animals and companion animals, Elanco applies both large and small molecule approaches. In vaccines, Elanco's efforts encompass a full range of modified live, inactivated and nucleic acid strategies. In nutritional health, Elanco focuses on products based on enzymes, probiotics, prebiotics and other approaches that modulate biological activity in the animal digestive tract. Additionally, Elanco employs various delivery strategies for products including in-feed, injectable, oral and topical formulations developed in conjunction with its manufacturing team to assure production that maximizes the capabilities within Elanco's internal and external manufacturing network.

        Elanco engages in licensing and business development to acquire assets for its pipeline and new R&D platforms and to establish strategic R&D collaborations. Elanco makes and maintains capital investments in venture capital vehicles that focus on agribusiness and animal health, and Elanco engages in risk sharing collaborations to expand its external capital sources to augment internal investments. To support collaborations with innovation sources focused on human health Elanco has developed capabilities to conduct translational comparative medical research trials in animals with naturally occurring conditions that mimic a human disease or disorder. This type of collaboration de-risks unproven or less well-validated human hypotheses while potentially defining a clinically validated new approach in veterinary medicine.

        Elanco's R&D and commercial leadership allocate R&D investment annually with the goal of aligning near- and long-term strategic opportunities and objectives. Portfolio investment decisions are made based on the probability of technical success and regulatory approval, timing of approval/launch and earlier milestones, feasibility and cost of development and manufacture, intellectual property protection and market attractiveness/commercial forecast. R&D projects are supported by pharmaceutical project management approaches and Elanco aims for all of its supporting R&D functional capabilities and capacities to be managed and matched to the evolving demands of the pipeline. Elanco believes this overall R&D management system has enabled it to consistently gain product approvals while maintaining clear visibility to pipeline breadth and depth to support sustained launches into the future.

Manufacturing and Supply Chain

        Prior to the separation, Elanco's products were manufactured at both sites operated by Elanco and sites operated by third-party CMOs.

        Elanco owns and operates 12 internal manufacturing sites, four of which focus on vaccines, six of which focus on other animal health products and two of which are regional sites that focus on packaging:

Site	Location	Site	Location
Clinton	Indiana, U.S.	Winslow	Maine, U.S.
Speke	Liverpool, U.K.	Fort Dodge	Iowa, U.S.
Kansas City	Kansas, U.S.	Cuxhaven	Germany
Huningue	France	Chungli	Taiwan
Wusi	China	Barueri	Brazil
Terre Haute	Indiana, U.S.	Prince Edward Island	Canada

        Elanco will continue to manufacture one product, human growth hormone, for Lilly at one of these sites for a period of two years following the date of the separation. Lilly has the option to extend for three additional years.

        Elanco's global manufacturing and supply chain is also supported by a network of CMOs. As of December 31, 2018, this network was comprised of approximately 100 CMOs. Elanco's External

Manufacturing Network centrally governs its global CMO relationships and provides oversight to these CMOs through four hubs.

        Elanco selects CMOs based on several factors: (i) their ability to reliably supply products or materials that meet Elanco's quality standards at an optimized cost; (ii) their access to specialty products and technologies; (iii) capacity; and (iv) financial analyses. Elanco's External Manufacturing Network seeks to ensure that all of the CMOs Elanco uses adhere to its standards of manufacturing quality.

        Elanco purchases certain raw materials necessary for the commercial production of its products from a variety of third-party suppliers. Elanco utilizes logistics service providers as a part of its global supply chain, primarily for shipping and logistics support.

        Elanco serves a global customer base through third-party distribution relationships and a direct commercial presence. Elanco intends to maintain such commercial presence in 50 or fewer countries by the end of the 2019, reduced from 70 countries in 2015. Elanco intends to continue its efficiency improvement programs in its manufacturing and supply chain organization. Elanco has strong globally managed and coordinated quality control and quality assurance programs in place at all internal manufacturing sites and external manufacturing hubs, and it regularly inspects and audits its internal sites and CMO locations. Elanco recently conducted a review of its global manufacturing and supply network to improve efficiency. As a result of this review and Elanco's operational efficiency program, since 2015, Elanco has exited ownership of its manufacturing sites in Vacaville, California; Dundee, Scotland; Sligo, Ireland; Larchwood, Iowa; and Cali, Colombia, reduced headcount from approximately 3,500 to approximately 2,300 employees and eliminated over 2,800 stock keeping units, or SKUs. Elanco currently supplies approximately 4,500 SKUs.

        Elanco's manufacturing sites experienced approximately 200 external regulatory inspections globally from 2015 to 2018, for which such regulators made no material critical findings.

Competition

        Elanco faces intense competition in the sectors and regions on which it focuses. Principal methods of competition vary depending on the particular region, species, product category, or individual product. Some of these methods include new product development, quality, price, service and promotion.

        Elanco's primary competitors include animal health medicines and vaccines companies such as Zoetis Inc.; Boehringer Ingelheim Vetmedica, Inc., the animal health division of Boehringer Ingelheim GmbH; Merck Animal Health, the animal health division of Merck & Co., Inc.; and Bayer Animal Health, the animal health division of Bayer AG. Elanco also faces competition globally from manufacturers of generic drugs, as well as from producers of nutritional health products, such as DSM Nutritional Products AG and Danisco Animal Nutrition, the animal health division of E. I. du Pont de Nemours and Company, a subsidiary of DowDuPont, Inc. There are also several new start-up companies working in the animal health area. In addition, Elanco competes with numerous other producers of animal health products throughout the world.

Intellectual Property

        Elanco's technology, brands and other intellectual property are important elements of its business. Elanco relies on patent, trademark, copyright and trade secret laws, as well as regulatory exclusivity periods and non-disclosure agreements to protect its intellectual property rights. Elanco's policy is to vigorously protect, enforce and defend its rights to its intellectual property, as appropriate.

        Elanco's product portfolio and certain product candidates enjoy the protection of approximately 3,000 patents and applications, filed in over 50 countries, with concentration in Elanco's major market countries as well as other countries with strong patent systems, such as Australia, Brazil, Canada, Europe, Japan and the U.S. Many of the patents and patent applications in Elanco's portfolio are the result of its own work, while other patents and patent applications in its portfolio were at least partially developed, and licensed to Elanco, by third parties. A subset of Elanco's current products or product candidates are covered by patents and patent applications in its portfolio.

        Patents for individual products expire at different times based on the date of the patent filing (or sometimes the date of patent grant) and the legal term of patents in the countries where such patents are obtained. For example, Galliprant's active ingredient, grapiprant, is encompassed by both compound and physical form patents in the U.S., Europe, Canada and other key markets, with terms that expire between at least October 2021 and March 2026. Various formulation and method of use patents encompass the spinosad pesticide products, Comfortis and Trifexis. The Comfortis formulation patent extends through August 2020 in the U.S., Canada and Australia, and, upon grant of applicable supplementing protection certificate ("SPC"), through August 2025 in Europe. The Trifexis formulation and method of use patents extends through September 2021 in the U.S., Canada and Australia, and, upon grant of applicable SPC, through September 2026 in Europe. Elanco typically maintains all of its patents and asserts its patent rights against third parties as appropriate.

        Additionally, many of Elanco's vaccine products, including the Duramune family of vaccines, are based on proprietary or patented master seeds and formulations. Elanco actively seeks to protect its proprietary information, including its trade secrets and proprietary know-how, through a variety of means including by seeking to require Elanco employees, consultants, advisors and partners to enter into confidentiality agreements and other arrangements upon the commencement of their employment or engagement.

        In order to facilitate the separation and allow Lilly's and Elanco's operations to continue with minimal interruption, Lilly licensed to Elanco the right to use certain intellectual property rights in the animal health field. In addition, Lilly has granted Elanco a transitional license to use certain of Lilly's trademarks for a period of time following the IPO. See "Certain Relationships and Related Party Transactions—Relationship between Elanco and Lilly—Transitional Trademark License Agreement."

        Elanco seeks to file and maintain trademarks around the world based on commercial activities in most regions where it has, or desires to have, a business presence for a particular product. Elanco currently maintains more than 9,000 trademark applications and registrations in major regions, primarily identifying products dedicated to the care of livestock and companion animals.

Regulatory

        The sale of animal health products is governed by the laws and regulations specific to each country in which Elanco sells its products. To maintain compliance with these regulatory requirements, Elanco has established processes, systems and dedicated resources with end-to-end involvement from product concept to launch and maintenance in the market. Elanco's regulatory function actively seeks to engage in dialogue with various global agencies regarding their policies that relate to animal health products. In the majority of Elanco's markets, the relevant health authority is separate from those governing human medicinal products.

United States

        U.S. Food and Drug Administration.    The regulatory body that is responsible for the regulation of animal health pharmaceuticals in the U.S. is the Center for Veterinary Medicine, a division of the FDA. All manufacturers of animal health pharmaceuticals must demonstrate their products to be safe, effective and produced by a consistent method of manufacture as defined under the Federal Food, Drug, and Cosmetic Act (the "FFDCA"). The FDA's basis for approving a new animal drug application is documented in a Freedom of Information Summary. Post-approval monitoring of products is required by law, with reports being provided to the CVM's Office of Surveillance and Compliance. Reports of product quality defects, adverse events or unexpected results are maintained and submitted in accordance with the law. Additionally, as part of the drug experience report, Elanco is required to submit all new information pertaining to the safety or effectiveness of a product, regardless of the source.

        U.S. Department of Agriculture.    The regulatory body in the U.S. for veterinary biologicals is the U.S. Department of Agriculture (the "USDA"). The Center for Veterinary Biologics within the Animal and Plant Health Inspection Service in the USDA is responsible for the regulation of animal health biologicals, which includes but is not limited to vaccines, bacterins, allergens, antibodies, antitoxins, toxoids, immunostimulants, certain cytokines, antigenic or immunizing components of live microorganisms, and diagnostic components of natural or synthetic origin, or that are derived from synthesizing or altering various substances or components of substances such as microorganisms, genes or genetic sequences, carbohydrates, proteins, antigens, allergens or antibodies. All manufacturers of animal health biologicals must show their products to be pure, safe, effective and produced by a consistent method of manufacture as defined under the Virus Serum Toxin Act. Post-approval monitoring of products is required. Reports of product quality defects, adverse events or unexpected results are maintained and submitted in accordance with the agency requirements.

        Environmental Protection Agency.    The main regulatory body in the U.S. for veterinary pesticides is the Environmental Protection Agency (the "EPA"). The EPA's Office of Pesticide Programs is responsible for the regulation of most pesticide products applied to animals in accordance with a memorandum of understanding between the FDA and EPA for products that are subject to regulation under both the FFDCA and the Federal Insecticide, Fungicide and Rodenticide Act. All manufacturers of animal health pesticides must show their products will not cause unreasonable adverse effects to man or the environment as stated in the act. Within the U.S., individual state pesticide authorities must, before distribution in that state, also approve pesticide products that are approved by the EPA. Post-approval monitoring of products is required, with reports provided to the EPA and some state regulatory agencies.

        Food Safety Inspection Service.    The FDA is authorized to determine the safety of substances (including "generally recognized as safe" substances, food additives and color additives), as well as prescribe their safe conditions of use. However, although the FDA has the responsibility for determining the safety of substances, the Food Safety and Inspection Service, the public health agency in the USDA, retains, under the tenets of the Federal Meat Inspection Act and the Poultry Products Inspection Act and their implementing regulations, the authority to determine that new substances and new uses of previously approved substances are suitable for use in meat and poultry products.

        In addition, the FCPA prohibits U.S. corporations and their representatives from offering, promising, authorizing or making payments to any foreign government official, government staff member, political party or political candidate in an attempt to obtain or retain business abroad. The scope of the FCPA includes interactions with certain healthcare professionals in many countries. Other countries have enacted similar anti-corruption laws and/or regulations. In some countries in which Elanco operates, the pharmaceutical and life sciences industries are exposed to a high risk of corruption associated with sales to healthcare professionals and institutions. Notwithstanding Elanco's reasonable efforts to conduct its operations in material compliance with the FCPA, Elanco's international business could expose it to potential liability under the FCPA, which may result in Elanco incurring significant criminal and civil penalties, and to potential liability under the anti-corruption laws and regulations of other jurisdictions in which it operates. In addition, the costs Elanco may incur in defending against an FCPA investigation could be significant.

Outside of the United States

  European Union (EU). Elanco is governed by the following EU regulatory bodies:

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  The European Medicines Agency ("EMA") is a centralized agency of the EU, currently located in London, England. Due to the decision of the UK to leave the EU, the agency will relocate to Amsterdam. The agency is responsible for the scientific evaluation of Veterinary Medicinal Products ("VMP") developed by pharmaceutical companies for use in the EU. The agency has a veterinary review section distinct from the medical review section for human products. The Committee for Veterinary Medicinal Products ("CVMP") is responsible for scientific review of the submissions for VMP and Immunological Veterinary Medicinal Products. If the CVMP concludes that all requirements for quality, safety and efficacy are met, they issue a positive opinion that is forwarded to the European Commission, who takes the final decision following the European comitology procedure. The centralized marketing authorization (commission decision) of the European Commission is valid in all of the EU. All countries that are not part of the EU but belong to the European Economic Area ("EEA"), i.e., Norway, Iceland and Liechtenstein, are part of the scientific assessment done by the CVMP. These countries issue a national marketing approval in accordance with the Commission Decision. A series of regulations, directives, guidelines, EU Pharmacopeia Monographs and other legislation provide the requirements for approval in the EU. In general, these requirements are similar to those in the U.S., requiring demonstrated evidence of purity, safety, efficacy and consistency of manufacturing processes.

    If approval is sought for products that either cannot or do not need to follow the centralized procedure, approval can also be achieved by national approval in an EEA country agency. This national authorization can be mutually recognized by other EEA countries/EU member states (Mutual Recognition Procedure). In addition, national and mutual recognition can be done in a combined procedure (Decentralized Procedure).

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  The European Food Safety Authority ("EFSA") is the agency of the EU that provides scientific advice and communicates with respect to existing and emerging risks associated with the food chain. EFSA was established in February 2002 and is based in Parma, Italy. Based on EFSA's mandate, the agency evaluates applications for feed additives, including enzymes and several nutritionals for animals.

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  The European Chemical Agency ("ECHA") is the agency of the EU for the safe use of chemicals. ECHA was founded in 2007 and is based in Helsinki, Finland. Based on ECHA's mandate, the agency conducts the evaluation of biocides for the EU.

        In regard to Brexit, the EU and the UK are continuing to work on plans for dealing with the withdrawal of the UK from the EU, currently scheduled for March 29, 2019. Post-separation, the UK has indicated they will look to continue working closely with the EMA, and that existing agreements between the EMA and other countries such as Switzerland, the U.S. and Canada provide a precedent on which the UK could build.

        Brazil.    The Ministry of Agriculture, Livestock Production and Supply ("MAPA") is the regulatory body in Brazil that is responsible for the regulation and control of pharmaceuticals, biologicals and medicinal feed additives for animal use. MAPA's regulatory activities are conducted through the Secretary of Agricultural Defense and its Livestock Products Inspection Department. In addition, regulatory activities are conducted at a local level through the Federal Agriculture Superintendence. These activities include the inspection and licensing of both manufacturing and commercial establishments for veterinary products, as well as the submission, review and approval of pharmaceuticals, biologicals and medicinal feed additives. MAPA is one of the most active regulatory agencies in Latin America, having permanent seats at several international animal health forums, such as Codex Alimentarius, World Organization for Animal Health and Committee of Veterinary Medicines for the Americas. MAPA was also recently invited to be a Latin American representative at International Cooperation on Harmonisation of Technical Requirements for Registration of Veterinary Medicinal Products ("VICH") meetings. Several normative instructions issued by MAPA have set regulatory trends in Latin America.

        Japan.    The Ministry of Agriculture, Forestry and Fishery ("MAFF") is the regulatory body in Japan that is responsible for the regulation and control of pharmaceuticals (including biologicals and pesticide/disinfectant) and feed additive/feed for animal use. MAFF's regulatory activities are conducted through the Livestock & Aquaculture Product Safety Control Division under the Consumer Safety Bureau. The animal drug reviews and approvals, reexamination reviews, GxP compliance checks, GxP site inspections and product assay checks (including vaccine national assays) are done by National Veterinary Assay Laboratory ("NVAL"). MAFF coordinates with other agencies such as Ministry of Health, Labor and Welfare ("MHLW") and Food Safety Commission ("FSC") to perform various license compliance checks (e.g., marketing authorization holder, manufacturer and oversea site accreditation) and ensure good promotional activities. Routine inspections, antimicrobial feed additive national assays and manufacturing inspections are done by the Food & Agriculture Material Inspection Center. For food animal products, animal drug review is done by NVAL but the human food safety review is done by FSC (acceptable daily intake establishment and antimicrobial risk assessment) and MHLW (maximum residue limit establishment). These three agencies (NVAL, FSC and MHLW) work together to approve food animal products. In addition to those central government agencies, various licenses are delegated to the local municipal government, such as animal drug wholesaler and retailer licenses and feed additive distributor licenses.

        China.    The Ministry of Agriculture ("MOA") is the regulatory body that is responsible for the regulation and control of pharmaceuticals, biologicals, disinfectants, medicinal feed additives, pesticide and feed/feed additives for animal use. There are three organizations under the MOA that regulate animal health:

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  The Institute of Veterinary Drug Control is responsible for the evaluation of new applications, renewals, variations, manufacturers, quality methods and tissue residue methods for pharmaceuticals, biologicals, disinfectants and medicinal feed additives.

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  The Feed/Feed Additive Office is responsible for the registration and renewal of feed and feed additives.

  •
  The Pesticide Bureau is responsible for the registration and renewal of pesticide products.

        Australia.    The Australian Pesticides and Veterinary Medicines Authority ("APVMA") is an Australian government statutory authority established in 1993 to centralize the registration of all agricultural and veterinary products into the Australian marketplace. Previously, each state and territory government had its own system of registration. The APVMA assesses applications from companies and individuals seeking registration so they can supply their product to the marketplace. Applications undergo rigorous assessment using the expertise of the APVMA's scientific staff and drawing on the technical knowledge of other relevant scientific organizations, Commonwealth government departments and state agriculture departments. If the product works as intended and the scientific data confirms that when used as directed on the product label it will have no harmful or unintended effects on people, animals, the environment or international trade, the APVMA will register the product. As well as registering new agricultural and veterinary products, the APVMA reviews older products that have been on the market for a substantial period of time to ensure they still do the job users expect and are safe to use. The APVMA also reviews registered products when particular concerns are raised about their safety and effectiveness. The review of a product may result in confirmation of its registration or it may see registration continue with some changes to the way the product can be used. In some cases the review may result in the registration of a product being cancelled and the product taken off the market.

        Rest of world.    Country-specific regulatory laws typically have provisions that include requirements for certain labeling, safety, efficacy and manufacturers' quality control procedures (to assure the consistency of the products), as well as company records and reports. Other countries' regulatory agencies typically either refer to the FDA, USDA, EU or other international animal health entities, including the World Organization for Animal Health, Codex Alimentarius and VICH (see below), in establishing standards and regulations for veterinary pharmaceuticals and vaccines, or review the quality, safety and effectiveness of the products themselves according to their own national requirements.

Global policy and guidance

        Joint FAO/WHO Expert Committee on Food Additives.    The Joint FAO/WHO Expert Committee on Food Additives ("JECFA") is an international expert scientific committee that is administered jointly by the Food and Agriculture Organization of the United Nations ("FAO") and the World Health Organization ("WHO"). They provide a risk assessment/safety evaluation of residues of veterinary drugs in animal products, exposure and residue definition and maximum residue limit proposals for veterinary drugs. Similarly, the Joint FAO/WHO Meeting on Pesticide Residues ("JMPR") is an international expert scientific group administered jointly by the FAO and WHO. JMPR reviews residues and analytical aspects of the pesticides, estimate the maximum residue levels, review toxicological data and estimate acceptable daily intakes for humans of the pesticides under consideration. Elanco works with these committees to establish acceptable safe levels of residual product in food-producing animals after treatment with veterinary drugs or pesticides. This in turn enables the calculation of appropriate withdrawal times for Elanco's products prior to an animal entering the food chain.

        Advertising and promotion review.    Promotion of ethical animal health products is controlled by regulations in many countries. These rules generally restrict advertising and promotion to those claims and uses that have been reviewed and endorsed by the applicable agency. Elanco conducts a review of promotion material for compliance with the local and regional requirements in the markets where it sells animal health products.

        Import and Export of Products.    The importation and exportation of animal health products is controlled by regulations in many countries. In some jurisdictions this may include obtaining separate permits or licenses by product or by company or filing notices with applicable regulatory agencies prior to import or export of product. Elanco ensures compliance with local and global regulations in the markets where it imports/exports its animal health products.

        International Cooperation on Harmonization of Technical Requirements for Registration of Veterinary Medicinal Products.    VICH is a trilateral (EU-Japan-USA) program launched in 1996 aimed at harmonizing technical requirements for veterinary product registration. Several other countries have obtained observer status, for example, Canada, New Zealand, Australia and South Africa, or are linked to VICH on basis of the VICH Outreach Forum, a VICH initiative with the main objective of providing a basis for wider international harmonization of technical requirements. In addition, the World Organization for Animal Health is an associate member of VICH.

        The objectives of the VICH are as follows:

  •
  Establish and implement harmonized technical requirements for the registration of veterinary medicinal products in the VICH regions, which meet high quality, safety and efficacy standards and minimize the use of test animals and costs of product development.

  •
  Provide a basis for wider international harmonization of registration requirements through the VICH Outreach Forum.

  •
  Monitor and maintain existing VICH guidelines, taking particular note of the work program of the corresponding human drug group and, where necessary, update these VICH guidelines.

  •
  Ensure efficient processes for maintaining and monitoring consistent interpretation of data requirements following the implementation of VICH guidelines.

  •
  By means of a constructive dialogue between regulatory authorities and industry, provide technical guidance enabling response to significant emerging global issues and science that impact regulatory requirements within the VICH regions.

Employees

        As of December 31, 2018, Elanco employed approximately 5,590 full time employees. In addition, Elanco employed approximately 190 fixed-duration employees, which are individuals hired for a pre-defined length of time (one to four years). Together, they total approximately 5,780 worldwide. Of the 5,780 employees globally, approximately 2,440 are U.S.-based and approximately 3,340 are employed in other jurisdictions. Some of these employees are members of unions, works councils, trade associations or are otherwise subject to collective bargaining agreements, including approximately 150 union employees in the U.S. located at Elanco's Fort Dodge, Iowa manufacturing/R&D facility. Approximately 40% of Elanco's global population is in customer-facing roles, including but not limited to, traditional sales roles, technical consultants, account managers and commercial and general managers.

Property

        Elanco has R&D operations co-located with certain of its manufacturing sites in the U.S. to facilitate the efficient transfer of production processes from Elanco's laboratories to manufacturing sites. In addition, Elanco maintains R&D operations at non-manufacturing locations in the U.S., Switzerland, Australia, Brazil and China. As part of the separation, Lilly transferred to Elanco its interest in each of these R&D facilities. Elanco's largest R&D facility is its U.S. R&D site located in Fort Dodge, Iowa, which has approximately 0.3 million square feet.

        The address of Elanco's principal executive offices is currently c/o Elanco, 2500 Innovation Way, Greenfield IN, 46140.

        Elanco's global manufacturing network is comprised of 12 manufacturing sites. The largest manufacturing site in Elanco's global manufacturing network is its manufacturing site located in Clinton, Indiana, which has approximately 0.7 million square feet. In addition, Elanco's global manufacturing network will continue to be supplemented by approximately 100 CMOs. See "—Manufacturing and Supply Chain."

        Elanco owns or leases various additional properties for other business purposes including office space, warehouses and logistics centers. In addition, under the transitional services agreement, Lilly provides Elanco with continued access to certain of Lilly's premises currently occupied by Elanco's employees for up to two years from the date of the separation.

        Elanco believes that its existing properties, as supplemented by CMOs and access to Lilly facilities that are provided under the transitional services agreement, are adequate for Elanco's current requirements and for its operations in the near future.

Environmental, Health and Safety

        Elanco is subject to various federal, state, local and foreign environmental, health and safety ("EHS") laws and regulations. These laws and regulations govern matters such as the emission and discharge of hazardous materials into the ground, air or water; the generation, use, storage, handling, treatment, packaging, transportation, exposure to, and disposal of hazardous and biological materials, including recordkeeping, reporting and registration requirements; and the health and safety of Elanco's employees. Due to Elanco's operations, these laws and regulations also require it to obtain, and comply with, permits, registrations or other authorizations issued by governmental authorities. These authorities can modify or revoke Elanco's permits, registrations or other authorizations and can enforce compliance through fines and injunctions.

        Certain environmental laws impose joint and several liability, without regard to fault, for cleanup costs on persons who have disposed of or released hazardous substances into the environment, including at third-party sites or offsite disposal locations, or that currently own or operate (or formerly owned or operated) sites where such a release occurred. Elanco could be subject to liability for the investigation and remediation of legacy environmental contamination caused by historical industrial activity at sites that Elanco owns or on which it operates. In addition to clean-up actions brought by federal, state, local and foreign governmental entities, private parties could raise personal injury or other claims against Elanco due to the presence of, or exposure to, hazardous materials on, from or otherwise relating to such a property.

        Elanco has made, and intends to continue to make, necessary expenditures for compliance with applicable EHS laws and regulations. Elanco is also monitoring and investigating environmental contamination from past industrial activity at certain sites. While Elanco cannot predict with certainty its future capital expenditures or operating costs for environmental compliance or the investigation and remediation of contaminated sites, Elanco anticipates having capital and operational expenditures for the years ending December 31, 2019 and 2020 for environmental compliance purposes and for the monitoring, investigation or clean-up of certain past industrial activities as follows:

  •
  environmental-related capital expenditures—$0.7 million; and

  •
  other environmental-related expenditures—$0.7 million.

        In connection with past acquisitions and divestitures, Elanco has undertaken certain indemnification obligations that may require it in the future, to conduct or finance environmental cleanups at sites that it no longer owns or operates. Elanco has also entered into indemnification agreements in which it is or may be indemnified for various environmental cleanups; however, such indemnities are limited in both time and scope and may be further limited in the presence of new information, or may not be available at all.

Legal Proceedings

        Elanco is from time to time subject to claims and litigation arising in the ordinary course of business. These claims and litigation may include, among other things, allegations of violation of U.S. and foreign competition law, labor laws, consumer protection laws and environmental laws and regulations, as well as claims or litigation relating to product liability, intellectual property, securities, breach of contract and tort. Elanco operates in multiple jurisdictions and, as a result, a claim in one jurisdiction may lead to claims or regulatory penalties in other jurisdictions. Elanco intends to vigorously defend against any pending or future claims and litigation, as appropriate.

        At this time, in the opinion of Elanco's management, the likelihood is remote that the impact of such proceedings, either individually or in the aggregate, would have a material adverse effect on Elanco's combined results of operations, financial condition or cash flows. However, one or more unfavorable outcomes in any claim or litigation against Elanco could have a material adverse effect for the period in which they are resolved. In addition, regardless of their merits or their ultimate outcomes, such matters are costly, divert management's attention and may materially adversely affect Elanco's reputation, even if resolved in its favor.

Available Information

        Elanco's website address is www.elanco.com. On Elanco's website, the company makes available, free of charge, its annual, quarterly and current reports, including amendments to such reports, as soon as reasonably practicable after the company electronically files such material with, or furnishes such material to, the SEC.

        Information relating to corporate governance at Elanco, including Elanco's Corporate Governance Guidelines, Code of Conduct, Financial Code of Ethics, Articles of Incorporation, Bylaws, Committee Charters; information concerning Elanco's executive officers and members of its board of directors; and ways to communicate are available on Elanco's website. Elanco will provide any of the foregoing information without charge upon written request to Elanco's Corporate Secretary, Elanco, 2500 Innovation Way, Greenfield, Indiana 46140. Information relating to shareholder services is also available on Elanco's website. The information contained on Elanco's website does not constitute a part of this prospectus.

MANAGEMENT

Directors and Executive Officers

        The following table sets forth the names, ages, as of May 10, 2019, and titles of Elanco's executive officers and members of Elanco's board of directors. Certain biographical information with respect to those executive officers and directors follows the table.

Name	Age	Position
Jeffrey N. Simmons	51	President, Chief Executive Officer and Director
Todd S. Young	47	Executive Vice President and Chief Financial Officer
James M. Meer	49	Vice President, Chief Accounting Officer
Ramiro M. Cabral	47	Executive Vice President, Elanco International
Michael-Bryant Hicks	44	Executive Vice President, General Counsel and Corporate Secretary
David S. Kinard	52	Executive Vice President, Human Resources
Sarena S. Lin	48	Executive Vice President, Elanco USA, Corporate Strategy and Global Marketing
Aaron L. Schacht	52	Executive Vice President, Innovation, Regulatory and Business Development
David A. Urbanek	53	Executive Vice President, Manufacturing and Quality
R. David Hoover	73	Director (Chairman)
Kapila K. Anand	65	Director
John P. Bilbrey	62	Director
Art A. Garcia	58	Director
Michael J. Harrington	56	Director
Deborah T. Kochevar	63	Director
Lawrence E. Kurzius	61	Director
Kirk McDonald	52	Director
Denise Scots-Knight	60	Director

        Jeffrey N. Simmons has served as Elanco's President and Chief Executive Officer and as a director on Elanco's board since July 2018. Mr. Simmons served as the President of the Elanco Animal Health division of Lilly and Senior Vice President of Lilly from 2008 until September 2018. Prior to 2008, Mr. Simmons held various leadership roles for Elanco, including District Sales Manager, International Marketing Manager, Country Director for Brazil, Area Director for Western Europe and Executive Director for U.S. and Global Research & Development.

        Mr. Simmons' experience described above, including his knowledge of Elanco and the animal health industry and his business and management experience, provides him with the qualifications and skills to serve as a director on Elanco's board.

        Todd S. Young has served as Elanco's Executive Vice President and Chief Financial Officer since November 2018. Prior to joining Elanco, Mr. Young was the Executive Vice President and Chief Financial Officer at ACADIA Pharmaceuticals since 2016. Prior to his time at ACADIA, Mr. Young served as Senior Vice President and Treasurer leading the creation of a capital structure for Baxalta up until their acquisition by Shire in June 2016. Prior to Baxalta, Mr. Young worked for over 14 years at Baxter in multiple leadership roles, including Corporate Vice President and Treasurer, Vice President, International Finance, and Vice President, Global Financial Planning and Analysis.

        James M. Meer has served as Elanco's Vice President and Chief Accounting Officer since September 2018. Prior to joining Elanco, Mr. Meer served as the Chief Financial Officer of Healthx, Inc. since June 2017. Prior to joining Healthx, he served as Senior Vice President of Finance at Appirio from 2014 to 2017 and as Vice President and Corporate Controller at Salesforce (previously ExactTarget) from 2011 to 2014. Prior to 2011, Mr. Meer held various financial, accounting and strategy positions at 3M (previously Aearo Technologies Inc.), Hill-Rom, Hillenbrand Industries and Ernst & Young LLP. Mr. Meer is a certified public accountant.

        Ramiro M. Cabral has served as Elanco's Executive Vice President, Elanco International since January 2019. Mr. Cabral served as Executive Vice President, Elanco International and Global Customer Value from July 2018 to December 2018 and as Vice President and Chief Marketing Officer of the Elanco Animal Health division of Lilly from 2017 until September 2018. Mr. Cabral joined Lilly in 2005 and held various leadership positions for Elanco, including Vice President and Head of Operations for Elanco EMEA from 2013 to 2017 and Senior Director, U.S. Beef Business Unit from 2011 to 2013.

        Michael-Bryant Hicks has served as Elanco's Executive Vice President, General Counsel and Corporate Secretary since July 2018. Mr. Hicks served as General Counsel of the Elanco Animal Health division of Lilly from May 2018 to September 2018. Prior to joining Elanco, Mr. Hicks served in various legal roles, including General Counsel at Mallinckrodt Public Liability Company from 2016 to 2018, Senior Vice President, General Counsel and Corporate Strategy at The Providence Service Corporation from 2014 to 2016 and as Assistant General Counsel at DaVita Inc. from 2011 to 2013.

        David S. Kinard has served as Elanco's Executive Vice President, Human Resources since January 2019. Mr. Kinard served as Elanco's Executive Vice President, Human Resources and Corporate Affairs from July 2018 to December 2018 and as Vice President of Human Resources and Global Learning and Development for the Elanco Animal Health division of Lilly from May 2018 to September 2018. Prior to May 2018, Mr. Kinard served in various leadership roles for Lilly, including Vice President of Human Resources for a variety of Lilly businesses, including Lilly International in 2017, Bio-Medicines and Emerging Markets from 2015 to 2017 and Lilly Diabetes and Global Employee Relations/HR Operations from 2011 to 2015.

        Sarena S. Lin has served as Elanco's Executive Vice President, Elanco USA, Corporate Strategy and Global Marketing since January 2019. Ms. Lin served as Executive Vice President, Elanco USA and Global Strategy from July 2018 to December 2018 and as Senior Vice President of North American Operations and Strategy at the Elanco Animal Health division of Lilly from January 2018 to September 2018. Prior to joining Lilly, Ms. Lin served as President of Cargill Feed & Nutrition from 2014 to 2017. Prior to 2014, Ms. Lin served as Global Head of Strategy and Business Development for Cargill from 2011 to 2014. Ms. Lin served on the board of directors for the animal health and dental distributor, Patterson Companies, from 2014 to 2018.

        Aaron L. Schacht has served as Elanco's Executive Vice President, Innovation, Regulatory and Business Development since July 2018. Mr. Schacht served as the Vice President of global research and development of the Elanco Animal Health division of Lilly from 2015 to September 2018. Prior to 2015, Mr. Schacht served in various leadership roles for Lilly, including Global Brand Development Leader of Pain in Lilly BioMedicines in 2014, Senior Advisor of Strategy & Business Development for Lilly BioMedicines from 2012 to 2014 and Executive Director of Global External R&D at Lilly from 2008 to 2012.

        David A. Urbanek has served as Elanco's Executive Vice President, Manufacturing and Quality since July 2018. Mr. Urbanek served as Vice President of Manufacturing at the Elanco Animal Health division of Lilly from November 2017 to September 2018. Prior to that, Mr. Urbanek served in various leadership roles for Lilly's Manufacturing division, including Senior Director of Emerging Markets Manufacturing from 2013 to 2017, Senior Director of Global Diabetes Manufacturing from 2011 to 2013 and Senior Director of External Drug Products Operations from 2009 to 2011.

        R. David Hoover has served as the chairman of Elanco's board since May 2018. Mr. Hoover has been retired since 2013. Prior to that, Mr. Hoover served in various roles at Ball Corporation, including Chairman from 2002 to 2013, Chief Executive Officer from 2010 to 2011, President and Chief

Executive Officer from 2001 to 2010, Chief Operating Officer from 2000 to 2001 and Chief Financial Officer from 1998 to 2000. Mr. Hoover currently serves on the boards of directors of Ball Corporation and Edgewell Personal Care Company.

        Mr. Hoover's experience described above, including his extensive management experience as Chief Executive Officer and Chief Financial Officer at Ball Corporation and corporate governance experience through his service on other public boards, including nine years he previously served as a director for Lilly, provides him with the qualifications and skills to serve as a director on Elanco's board.

        Kapila K. Anand has served as a director on Elanco's board since September 2018. Ms. Anand has served as a Senior Advisor to KPMG LLP since 2016. Prior to that, Ms. Anand served in various leadership roles as a partner at KPMG LLP, including Industry Segment Leader—Travel, Leisure and Hospitality from 2011 to 2017, Partner in Charge—Public Policy Business Initiatives from 2009 to 2013, KPMG LLP Board member from 2005 to 2010, Advisory Leader—Private Equity, Real Estate and Hospitality from 2002 to 2009 and Audit Partner—Real Estate and Hospitality from 1989 to 2002. Ms. Anand currently serves on the boards of directors of Extended Stay America, Inc. and Omega Healthcare Investors, Inc.

        Ms. Anand's experience described above, including her extensive financial, managerial and corporate governance experience, provides her with the qualifications and skills to serve as a director on Elanco's board.

        John P. Bilbrey, also known as J.P., has served as a member of the Board since March 2019. He served as the CEO and President of The Hershey Company, a multinational consumer food company, from 2011 until his retirement in 2017, and as Chairman of the Board from 2015 until 2018. Previously, Mr. Bilbrey served in various roles at The Hershey Company, including as the Chief Operating Officer and EVP from 2010 to 2011, the President of North America from 2007 to 2010, the President of International Commercial group from 2005 to 2007. Prior to joining The Hershey Company, he held leadership positions at Mission Foods, Danone Waters of North America, Inc., Bilbrey Farms and Ranch and Procter & Gamble Company. Mr. Bilbrey currently serves on the board of directors of Colgate-Palmolive Company and has previously served on the boards of directors of The Hershey Company and McCormick & Company, Incorporated.

        Mr. Bilbrey's experience described above, including the unique combination of livestock production, food industry and consumer insights experience, provides him with the qualifications and skills to serve as a director on Elanco's board.

        Art A. Garcia has served as a member of the Board since May 2019. Mr. Garcia served in various leadership roles at Ryder Systems, Inc., including Executive Vice President and Chief Financial Officer from 2010 until his retirement in April 2019, Senior Vice President and Controller from 2005 to 2010 and Vice President and Controller from 2002 to 2005. Mr. Garcia is a certified public accountant. Mr. Garcia currently serves on the board of directors of ABM Industries Incorporated.

        Mr. Garcia's experience described above and his extensive strategic, financial and technical expertise, as well as strong focus on growth, provides him with the qualifications and skills to serve as a director on Elanco's board.

        Michael J. Harrington has served as a director on Elanco's board since September 2018. Mr. Harrington has served as the Senior Vice President and General Counsel for Lilly since January 2013. Prior to 2013, Mr. Harrington served in various legal roles for Lilly, including Vice President and Deputy General Counsel of Global Pharmaceutical Operations from 2010 to 2012 and Vice President and General Counsel, Corporate from 2004 to 2010.

        Mr. Harrington's experience described above, including his knowledge of Elanco and the animal health industry and his business and management experience, provides him with the qualifications and skills to serve as a director on Elanco's board.

        Deborah T. Kochevar, D.V.M., Ph.D., DACVCP, has served as a member of the Board since March 2019. Dr. Kochevar has served has served as the provost and senior vice president ad interim at Tufts University since 2018. She served as the Dean of the Cummings School of Veterinary Medicine at Tufts University from 2006 through 2018. Previously, Dr. Kochevar was a long-time faculty member and administrator at the College of Veterinary Medicine and Biomedical Sciences, Texas A&M University, where she held the Wiley Chair of Veterinary Medical Education. Dr. Kochevar is a past-president of the Association of American Veterinary Medical Colleges and American College of Veterinary Clinical Pharmacology. Dr. Kochevar is active in the American Veterinary Medical Association, having chaired its Council on Education and the Educational Commission for Foreign Veterinary Graduates. Dr. Kochevar currently serves on the board of directors of Charles River Laboratories International, Inc.

        Dr. Kochevar's experience described above, including her deep animal health expertise and One Health approach, will add to Elanco's focus on delivering best-in-class innovation across the portfolio and provides her with the qualifications and skills to serve as a director on Elanco's board.

        Lawrence E. Kurzius has served as a director on Elanco's board since September 2018. Mr. Kurzius has served in various leadership roles at McCormick & Company, including director since 2015 and Chairman of the Board of Directors since 2017, Chief Executive Officer since 2016, President since 2015, Chief Operating Officer from 2015 to 2016, Chief Administrative Officer from 2013 to 2015, President, International Businesses from 2008 to 2013, President, Europe, Middle East and Africa from 2007 to 2008 and President, U.S. Consumer Foods from 2005 to 2006.

        Mr. Kurzius' experience described above, including his extensive management experience and corporate governance experience, provides him with the qualifications and skills to serve as a director on Elanco's board.

        Kirk McDonald has served as a member of the Board since March 2019. Mr. McDonald has served as the Chief Marketing Officer of Xandr, AT&T's Advertising and Analytics company, since November 2017. Prior to Xandr, McDonald served as the President of PubMatic, a company developing and implementing online advertising software and strategies, since 2011. Before joining PubMatic, he was President of Digital at Time Inc., from 2009 to 2011 and the Chief Advertising Officer of the Fortune--Money Group. He has also served as the SVP of Sales, Marketing and Client Services for DRIVEpm and Atlas, both units of Microsoft's advertising business, as well as in various roles at CNET, Ziff Davis and Condé Nast. McDonald serves on several professional and not-for-profit boards. He was a former advisor on the LUMA Partners board and is currently the Chairman of a non-profit, Code Interactive, which is focused on inspiring the next generation of technology leaders from underserved communities.

        Mr. McDonald's experience described above, including his proficiency driving digital transformation, marketing capability and know-how in using cutting-edge technology to connect with today's customers, provides him with the qualifications and skills to serve as a director on Elanco's board.

        Denise Scots-Knight, PhD, has served as a member of the Board since March 2019. Dr. Scots-Knight was the co-founder of, and has served as the Chief Executive Officer and member of the board of Mereo BioPharma Group plc, a specialty biopharmaceutical company, since 2015. From 2010 until 2015, she was the Managing Partner of Phase4 Partners Ltd., a global life science venture capital firm. From 2004 to 2010, Dr. Scots-Knight was head of Nomura Phase4 Ventures, a venture capital affiliate of Nomura International plc, a leading Japanese financial institution. Dr. Scots-Knight has served on the boards of directors of Oncomed Pharmaceuticals, Inc., Idenix Pharmaceuticals, Inc. and Nabriva Therapeutics AG.

        Dr. Scots-Knight's experience described above, including her extensive previous board leadership, history leading an innovation and growth-oriented company, and expertise building innovation models and partnerships, provides her with the qualifications and skills to serve as a director on Elanco's board.

Board of Directors

        Elanco's business and affairs are managed under the direction of its board of directors. Elanco's amended and restated articles of incorporation and amended and restated bylaws provide that its board of directors will consist of not less than five directors. As of May 10, 2019, Elanco's board of directors is composed of 10 directors. Certain individuals who served as Elanco's directors who were officers or employees of Lilly resigned upon the completion of the Split-Off, and at such time we appointed additional independent directors.

        Elanco's board is divided into three classes, denominated as Class I, Class II and Class III, with each class holding office for staggered three-year terms. At each annual meeting of Elanco's shareholders beginning in 2019, the successors to the directors whose term expires at that meeting will be elected to serve until the third annual meeting after their election or until their successors have been elected and qualified. Currently the members of each class include:

          Class I (terms expiring at the 2022 annual meeting): Kapila K. Anand, John P. Bilbrey, R. David Hoover and Lawrence E. Kurzius.

          Class II (terms expiring at the 2020 annual meeting): Michael J. Harrington, Deborah T. Kochevar and Kirk McDonald.

          Class III (terms expiring at the 2021 annual meeting): Art A. Garcia, Denise Scots-Knight and Jeffrey N. Simmons.

Director Independence

        The board annually determines, taking into consideration the recommendations of the Nominating and Corporate Governance Committee, and discloses the independence of directors. No director is considered independent unless the board has determined, based on all relevant facts and circumstances, that he or she has no material relationship with the company, either directly or as a partner, significant shareholder, or officer of an organization that has a material relationship with the company. The board has adopted the categorical independence standards for directors established in the NYSE listing standards.

        On the recommendation of the Nominating and Corporate Governance Committee, the board has determined that each of Kapila K. Anand, John P. Bilbrey, Art A. Garcia, R. David Hoover, Deborah T. Kochevar, Lawrence E. Kurzius, Kirk McDonald and Denise Scots-Knight is independent under the applicable rules of the NYSE and the Exchange Act. The board also determined that each of the members of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee also meet our independence standards. The board determined that none of the non-employee directors, other than Michael J. Harrington, has had during the last three years (i) any of the relationships identified in the company's categorical independence standards or (ii) any other material relationship with the company that would compromise his or her independence.

Compensation Committee Interlocks and Insider Participation

        Elanco does not have any interlocking relationships between any members of its compensation committee and any of its executive officers that would require disclosure under the applicable rules promulgated under the federal securities laws.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

        This compensation, discussion and analysis ("CD&A") provides detailed information regarding Elanco's Chief Executive Officer, Chief Financial Officer, former Chief Financial Officer, former Acting Chief Financial Officer and three most highly-compensated executive officers who are named below (collectively, the "Named Executive Officers") with respect to 2018 compensation:

Name	Title
Jeffrey N. Simmons	President, Chief Executive Officer and Director
Todd S. Young(1)	Executive Vice President and Chief Financial Officer
Sarena S. Lin	Executive Vice President, Elanco USA, Corporate Strategy and Global Marketing
David A. Urbanek	Executive Vice President, Manufacturing and Quality
David S. Kinard	Executive Vice President, Human Resources
Christopher W. Jensen(2)	Former Chief Financial Officer
Lucas E. Montarce(3)	Former Acting Chief Financial Officer

(1)
Mr. Young has served as Elanco's Chief Financial Officer since November 1, 2018.

(2)
Mr. Jensen served as Elanco's Chief Financial Officer beginning on April 23, 2018, but began a medical leave of absence on or about August 1, 2018 and did not return to his position.

(3)
Mr. Montarce was named Acting Chief Financial Officer on August 1, 2018 and served in that role through October 31, 2018.

        Prior to the IPO, Elanco's business operated as part of a division of Lilly. As a result, the discussion in this CD&A as it relates to Elanco's compensation programs prior to the IPO, relates to Lilly's compensation philosophy because Lilly established and managed the compensation for all of the Named Executive Officers until the completion of the IPO on September 24, 2018. Because Ms. Lin and Messrs. Montarce, Jensen, Kinard and Urbanek were not executive officers of Lilly, their compensation prior to the IPO was determined by Lilly's senior management consistent with Lilly's compensation philosophy, but was not specifically determined or reviewed by the Lilly compensation committee. As a Lilly executive officer prior to the IPO, Mr. Simmons' compensation was reviewed and determined by Lilly's compensation committee, with the advice of the compensation consultant engaged by Lilly's compensation committee.

        In connection with the IPO, the Elanco board of directors approved the pay packages for the executive officers of Elanco, including certain of the Named Executive Officers. In connection with his hiring following the IPO, Mr. Young's compensation was reviewed and approved by the Elanco compensation committee. This Elanco compensation for 2018 is more fully described below under "Elanco Compensation Program—Compensation Arrangements."

        This CD&A discusses the compensation programs applicable to Named Executive Officers and their compensation thereunder in 2018, including a description of Lilly's compensation philosophy, the elements of each compensation program, the factors that Lilly considered in setting compensation, and how results affected incentive payouts for 2018 performance for each of the Named Executive Officers with respect to the period prior to the IPO. This CD&A also describes certain elements of Elanco's compensation programs and policies following the IPO through December 31, 2018, which largely reflect Elanco's determination to generally maintain Lilly's compensation philosophy and other elements of Lilly's compensation programs and policies through the Split-Off, with certain adjustments to pay packages in connection with the IPO as described under "Elanco Compensation Program" below.

Lilly's Philosophy on Compensation

        Lilly's compensation programs are designed to help achieve the goals of attracting, engaging and retaining highly talented individuals who are committed to its core values of integrity, excellence and respect for people while balancing the long-term interests of its shareholders and customers.

        Lilly's compensation and benefits programs are based on the following objectives:

  •
  Reflect individual and company performance.  Lilly reinforces a high-performance culture by linking pay with individual performance and company performance. As Lilly employees assume greater levels of responsibility, the proportion of total compensation based on company performance and shareholder returns increases. Lilly performs an annual review to ensure its programs provide incentives to deliver long-term, sustainable business results while discouraging excessive risk-taking or other adverse behaviors.

  •
  Attract and retain talented employees.  Lilly aims for compensation opportunities at Lilly to be competitive with its peer group and reflect the level of job impact and responsibility. Retention of talent is an important factor in the design of its compensation and benefit programs.

  •
  Implement broad-based programs.  While the amount of compensation paid to employees varies, the overall structure of Lilly's compensation and benefit programs is broadly similar across the organization to encourage and reward all employees who contribute to its success.

  •
  Consider shareholder input.  Lilly management and the Lilly compensation committee consider the results of its annual say-on-pay vote and other sources of shareholder feedback when designing Lilly's compensation and benefit programs.

        For the time between the completion of the IPO and the end of the performance period on December 31, 2018, Elanco generally continued Lilly's compensation philosophy. The Elanco compensation committee will further review and adjust this philosophy as it deems appropriate in 2019.

Compensation Processes and Analysis

Process for Setting Compensation

        The Lilly compensation committee considered individual performance assessments, compensation recommendations from senior leadership, Lilly's company performance, Elanco performance (as applicable), Lilly's peer group data, input from its compensation consultant and its own judgment when determining compensation for its executive officers. When determining the compensation for employees who were not executive officers of Lilly, Lilly's senior management considered similar factors consistent with Lilly's philosophy, focusing on individual performance assessments, compensation recommendations from senior leadership, Elanco's performance (as applicable) and their own judgment.

  •
  Assessment of individual performance.  The applicable Named Executive Officer's individual performance assessment was based on achievement of objectives established at the start of each year, including the demonstration of Lilly values and leadership behaviors.

  •
  Assessment of company performance.  Lilly company performance and Elanco performance, as applicable, were considered in two ways:

  •
  Overall performance of the prior year based on a variety of metrics, which was a factor in establishing target compensation.

    •
    Specific performance goals were established at the beginning of each performance year to determine payouts under cash and equity incentive programs.

  •
  Peer group analysis.  Lilly used data from its peer group as a market check for compensation decisions, but did not use this data as the sole basis for its compensation targets.

  •
  Input from an independent compensation consultant concerning executive pay.  Lilly's compensation committee received the advice of its independent compensation consultant, Frederic W. Cook & Co., Inc., when setting Lilly executive officer compensation.

Lilly Peer Group

        Lilly's peer group for 2018 was comprised of companies that directly competed with Lilly, operated in a similar business model and employed people with the unique skills required to operate an established biopharmaceutical company. Lilly's compensation committee selected a peer group whose median market cap and revenues were broadly similar to Lilly's. Lilly's peer group for 2018 consisted of the following companies:

Abbvie	Celgene	Merck
Amgen	Gilead	Novartis
AstraZeneca	GlaxoSmithKline	Pfizer
Baxter	Hoffman-La Roche	Sanofi-Aventis
Biogen	Johnson & Johnson	Shire
Bristol-Myers Squibb	Medtronic

        With the exception of Johnson & Johnson, Novartis and Pfizer, peer companies were no greater than three times Lilly's size on both measures. Lilly's compensation committee included these three companies despite their size because they compete directly with Lilly, have similar business models and seek to hire from the same pool of management and scientific talent.

Components of Executive Compensation

        The executive compensation program for the Named Executive Officers for 2018, both before and after the IPO, was primarily comprised of base salary, annual cash bonus and equity awards.

  •
  Prior to the IPO, the annual cash bonus programs included:

  •
  Elanco Corporate Bonus Plan ("Elanco Bonus Plan"), under which bonuses are calculated based on Elanco's performance as compared to Elanco's internal targets for revenue and operating margin, Elanco's innovation progress and Lilly's performance under The Eli Lilly and Company Bonus Plan ("Lilly Bonus Plan"). Mr. Simmons' bonus payout under the Elanco Bonus Plan was also subject to the terms of the Lilly Executive Officer Incentive Plan (EOIP) through the date of the IPO; and

  •
  Lilly Bonus Plan, under which bonuses are calculated based on Lilly's performance as compared to Lilly's internal targets for revenue, earnings per share ("EPS"), and Lilly innovation progress.

  •
  Following the IPO, Elanco maintained the Elanco Bonus Plan with the same metrics and eligibility for the remainder of 2018, but adjusted the annual bonus targets for certain Named Executive Officers. Mr. Simmons' bonus payout for the period following the IPO was no longer subject to the EOIP. See "2018 Compensation—Setting Target Compensation—Annual Cash Bonus Targets" below.

  •
  Prior to the IPO, equity incentives included:

  •
  Performance awards ("Lilly PAs"), which are Lilly equity awards with a performance component measuring Lilly's two-year growth in EPS relative to the expected peer group growth. For performance awards granted to Lilly executive officers ("Executive Officer PAs"), including Mr. Simmons, the two-year performance period is immediately followed by a thirteen-month service-vesting period;

  •
  Shareholder value awards ("Lilly SVAs"), which are Lilly equity awards with a performance component measuring absolute Lilly stock price growth over a three-year performance period. For shareholder value awards granted to Lilly executive officers ("Executive Officer SVAs"), including Mr. Simmons, Lilly also applies a measure of total shareholder return ("TSR") relative to peers and a one-year holding period; and

  •
  Lilly Restricted Stock Units ("Lilly RSUs"), which are Lilly time-vested equity awards issued to executives for purposes of retention or to partially offset outstanding awards that were forfeited when transitioning their employment to Lilly.

  •
  Following the IPO, equity awards included:

  •
  Elanco stock options ("Elanco Options"), which are Elanco nonqualified stock options with a three- year vesting period followed by a seven-year exercise period. Elanco Options were issued to certain executive officers of Elanco, including our Named Executive Officers (other than Mr. Montarce and Mr. Young, who joined Elanco on November 1, 2018); and

  •
  Elanco Restricted Stock Units ("Elanco RSUs"), which are Elanco time-vesting equity awards issued to certain executive officers of Elanco, including our Named Executive Officers (other than Mr. Montarce).

        Lilly employees prior to the IPO, which included the Named Executive Officers (other than Mr. Young), also received a company benefits package, described below under "Other Compensation Practices and Information—Employee Benefits." Following the IPO, Elanco employees, including the Named Executive Officers, received benefits that were substantially similar to the Lilly benefits package prior to the IPO.

1.
Base Salary

        Base salaries for Lilly employees, including for the Named Executive Officers who were Lilly employees prior to the IPO, were reviewed and established annually by Lilly and may be adjusted upon promotion, following a change in job responsibilities or to maintain market competitiveness. Salaries are based on each person's level of contribution, responsibility, expertise and competitiveness with Lilly peer group data.

        Base salary increases for 2018 were established based upon a Lilly corporate budget for salary increases, which were set considering Lilly performance over the prior year, expected Lilly performance for the following year and general external trends. In setting salaries, Lilly seeks to retain, motivate and reward successful performers, while maintaining affordability within the company's business plan.

        In connection with the IPO, the base salaries of certain of the Named Executive Officers were adjusted as described under "Elanco Compensation Program" below.

2.
Annual Cash Bonus

        The Named Executive Officers participated in the Elanco Bonus Plan during 2018, which was administered by Lilly prior to the IPO and by Elanco for the period from the completion of the IPO through December 31, 2018. The Elanco Bonus Plan for 2018 was designed to reward the achievement of Elanco's financial goals, innovation objectives and contributions to Lilly's overall financial success for the year. The bonus is based on four areas that are measured relative to internal targets: Elanco revenue, Elanco operating margin, Elanco innovation progress and Lilly corporate objectives as measured under the Lilly Bonus Plan (referred to as the Lilly Bonus Plan Multiple).

        Mr. Kinard also participated in the Lilly Bonus Plan through April 2018 after which he participated in the Elanco Bonus Plan. Mr. Montarce participated in the Elanco Bonus Plan through October 2018, at which time he stepped down from service as Elanco's Acting CFO to return to Lilly, after which he participated in the Lilly Bonus Plan. The Lilly Bonus Plan is designed to reward the achievement of Lilly's financial goals and innovation objectives. The bonus is based on three areas that are measured relative to internal targets: Lilly revenue, Lilly EPS and Lilly innovation progress.

        Elanco and Lilly performance goals under the Elanco Bonus Plan and the Lilly Bonus Plan and individual bonus targets are set at the beginning of each year. Actual payout can range from 0% to 200% of an individual's bonus target. Performance targets and the assessment of the relative weighting for each objective is based upon annual operating plans with a threshold, target and maximum set for each objective (with straight line interpolation for achievement between relevant levels). The 2018 weightings were as follows:

  Elanco Bonus Plan

Elanco Goals	Weighting
Elanco revenue performance	25%
Elanco operating margin performance	25%
Elanco innovation progress	25%
Lilly Bonus Plan Multiple	25%

        Based on this weighting, the Elanco Bonus Plan multiple is calculated as follows:

(0.25 × revenue multiple) + (0.25 × operating margin multiple) + (0.25 × innovation multiple) +
(0.25 × Lilly Bonus Plan Multiple) = Elanco Bonus Plan multiple

        The annual Elanco Bonus Plan payout for each individual is calculated as follows:

Elanco Bonus Plan multiple × individual bonus target × base salary earnings = payout

  Lilly Bonus Plan

Lilly Goals	Weighting
Lilly revenue performance	25%
Lilly EPS performance	50%
Lilly innovation progress	25%

        Based on this weighting, the Lilly Bonus Plan multiple is calculated as follows:

(0.25 × revenue multiple) + (0.50 × EPS multiple) + (0.25 × innovation multiple)
= Lilly Bonus Plan multiple

        The annual Lilly Bonus Plan payout for each individual is calculated as follows:

Lilly Bonus Plan multiple × individual bonus target × base salary earnings = payout

        For Mr. Simmons, who was a Lilly executive officer prior to the IPO, the annual bonus was subject to the terms of the Lilly Executive Officer Incentive Plan (EOIP). Under the EOIP, the maximum annual cash bonus allowable is calculated based on Lilly's non-GAAP net income for the year. For Mr. Simmons, the maximum amount for 2018 was 0.15% of non-GAAP net income, which would only apply for the portion of the year during which he was a Lilly executive officer. None of the Lilly executive officers, which included Mr. Simmons prior to the IPO, receive an annual cash bonus payment unless Lilly has positive non-GAAP net income for the year.

        Under the EOIP, once the maximum payout for Mr. Simmons has been determined, the Lilly compensation committee has the discretion to reduce (but not increase) the amount to be paid. In exercising this discretion, the committee's intent is to award the lesser of (i) the bonus Mr. Simmons would have received under the Elanco Bonus Plan or (ii) the EOIP maximum payout. Accordingly, for 2018, the Lilly compensation committee, in its discretion, reduced Mr. Simmons' bonus payout under the EOIP to a level that was based entirely on Elanco performance, which was pro-rated for the period prior to the IPO during which he was a Lilly executive officer. For detail regarding Elanco Bonus Plan payouts before and after the IPO, see "2018 Compensation Payouts—Elanco Bonus Plan" below.

3.
Equity Incentives

        Lilly primarily grants two types of equity incentives to executives and certain other employees during its annual cycle—Lilly PAs and Lilly SVAs. Lilly PAs are designed to focus leaders on multi-year operational performance relative to peer companies. Lilly SVAs align earned compensation with long-term growth in Lilly shareholder value. The Lilly compensation committee has the discretion to adjust downward (but not upward) any equity award payout, including Lilly executive officer's payout from the amount yielded by the applicable formula.

        Executive Officer PAs and Executive Officer SVAs are awarded to Lilly executive officers, which included Mr. Simmons prior to the IPO. The Elanco equity awards granted to the Named Executive Officers following the IPO are described under "Elanco Compensation Program" below.

        In connection with the Split-Off, all then-unvested Lilly equity awards held by the Named Executive Officers (other than Mr. Montarce, who will remain employed by Lilly) were forfeited for no consideration. The Elanco compensation committee has authorized the issuance of Elanco equity awards of similar value and duration to the forfeited awards following the Split-Off. See "2019 Compensation" below.

Performance Awards (Lilly PAs and Executive Officer PAs)

        Messrs. Kinard, Montarce, and Urbanek received Lilly PAs that vest over two years. Potential Lilly shares are based on achieving Lilly EPS growth targets over a two-year performance period. The growth-rate targets are set relative to the median expected EPS growth for Lilly's peer group. These awards do not accumulate dividends.

        Lilly executive officers, including Mr. Simmons, received the Executive Officer PAs, which use the same two-year EPS growth-rate targets as the Lilly PAs for determining the number of Lilly shares; however, the performance period is followed by an additional thirteen-month service-vesting period during which the award is held in the form of Lilly restricted stock units. Executive officers accumulate dividend equivalent units during the thirteen-month service vesting period which are paid upon the vesting of the underlying award.

        The Lilly compensation committee believes EPS growth is an effective measure of operational performance because it is closely linked to shareholder value, is broadly communicated to the public, is easily understood by its employees and allows for objective comparisons to its peer group performance. Consistent with its compensation objectives, Lilly company performance exceeding the expected peer group median results in above-target payouts, while Lilly company performance lagging the expected peer group median results in below-target payouts. Possible payouts range from 0% to 150% of the target, depending on Lilly EPS growth over the performance period.

Shareholder Value Awards (Lilly SVAs and Executive Officer SVAs)

        Messrs. Kinard, Montarce and Urbanek received Lilly SVAs. These awards are based on Lilly's share price appreciation over a three-year performance period. Lilly SVAs pay above target if Lilly's stock outperforms an expected rate of return and below target if Lilly's stock underperforms that expected rate of return. The expected rate of return is based on the three-year TSR that a reasonable investor would consider appropriate when investing in a basket of large-cap U.S. companies, as determined by the Lilly compensation committee. The minimum price to achieve target is calculated by multiplying the starting share price of Lilly's stock by the three-year compounded expected rate of return less Lilly's dividend yield.

        Lilly executive officers, including Mr. Simmons, received Executive Officer SVAs. These awards are the same as Lilly SVAs except executive officers receive no payout if Lilly's TSR for the three-year period is zero or negative, and a modifier based on Lilly's three-year cumulative TSR relative to its peer companies' median TSR performance will be applied to payouts. If Lilly's TSR is above the median of Lilly's peers, the payout is increased by 1% for every percentage point that Lilly's TSR exceeds the median (up to a maximum of 20%). Likewise, if Lilly's TSR is below the median, the payout will be reduced by up to a maximum of 20%. Adding the relative TSR modifier to the Executive Officer SVAs helps ensure Lilly executive officers' rewards align with shareholder experience while also rewarding strong performance relative to our peer group.

2018 Compensation

Setting Target Compensation

        The Named Executive Officers' 2017 compensation and 2018 compensation through September 19, 2018 were approved by Lilly's compensation committee or management, as applicable, for the periods that such persons were employed by Lilly. The Named Executive Officers' compensation from September 20, 2018 through December 31, 2018 was approved by the Elanco board of directors, except for Mr. Young, who joined Elanco on November 1, 2018 and whose compensation was approved by the Elanco compensation committee.

        The actual compensation received in 2018 is summarized below in "2018 Compensation Payouts."

Base Salary

        The following table includes the actual annual salary earned by the Named Executive Officers in 2017 and 2018, as reflected in the Summary Compensation Table in the section entitled "Executive Compensation Tables" below.

Name	2017 Annual Base Salary	2018 Annual Base Salary
Mr. Simmons	$688,118	$775,185	(1)
Mr. Young	N/A	$91,667
Ms. Lin	N/A	$500,556	(1)
Mr. Urbanek	$297,174	$381,885	(1)
Mr. Kinard	$405,632	$420,972	(1)
Mr. Jensen	N/A	$390,345
Mr. Montarce	$280,673	$335,175

(1)
Represents a blend of salary prior to the IPO and a salary increase in connection with the IPO. See "Elanco Compensation Program" below.

Annual Cash Bonus Targets

        Bonus targets for 2017 and 2018 are shown in the table below as a percentage of the Named Executive Officer's actual base salary earnings. Elanco continued the existing Elanco Bonus Plan for all of the Named Executive Officers for the period from the completion of the IPO through December 31, 2018 and the Elanco board of directors adjusted bonus targets for certain of the Named Executive Officers for that period.

Name	2017 Bonus Target(1)	Pre-IPO 2018 Bonus Target	Post-IPO 2018 Bonus Target	Weighted 2018 Bonus Target(2)
Mr. Simmons	80%	80%	120%	91%
Mr. Young	N/A	N/A	70%	70%
Ms. Lin	N/A	55%	60%	56%
Mr. Urbanek	35%	45%	60%	49%
Mr. Kinard	45%	45%	60%	49%
Mr. Jensen	N/A	70%	70%	70%
Mr. Montarce	34%	40%	40%	40%

(1)
The 2017 bonus targets for Messrs. Montarce and Urbanek are a weighted average resulted from changes in positions held during the year.

(2)
The 2018 bonus targets for Ms. Lin and Messrs. Simmons, Urbanek, and Kinard represent a weighted average of the amounts approved by Lilly management for the period prior to the IPO and amounts approved by the Elanco board of directors in connection with the IPO. For additional detail, see "Elanco Compensation Program" below.

Lilly Equity Program—Target Grant Values

        For 2018 pre-IPO equity grants, Lilly set the total target value for Messrs. Simmons, Urbanek, Kinard and Montarce based on internal pay equity, Lilly and Elanco (as applicable) performance, individual performance and Lilly peer group data (as applicable). Mr. Simmons had 60% of his equity target allocated to Executive Officer SVAs and 40% to Executive Officer PAs. Messrs. Urbanek, Kinard and Montarce had 50% of their equity allocated to Lilly SVAs and 50% to Lilly PAs. Total target values for the 2017 and 2018 equity grants to the applicable Named Executive Officers were as follows:

Name	2017 Annual Equity Grant	2018 Annual Equity Grant(1)
Mr. Simmons	$2,000,000	$1,200,000
Mr. Young	N/A	N/A
Ms. Lin	N/A	N/A
Mr. Urbanek	$80,000	$500,000
Mr. Kinard	$415,000	$400,000
Mr. Jensen	N/A	N/A
Mr. Montarce	$90,000	$300,000

(1)
Ms. Lin and Messrs. Young and Jensen were not eligible for an annual Lilly equity grant since they were not active employees on January 1, 2018.

Performance Goals for 2018 Lilly Incentive Programs

Annual Bonus Goals

        Performance targets for the Elanco Bonus Plan and the Lilly Bonus Plan were based on the 2018 operating plan for each of Elanco and Lilly, respectively. These targets are described below under "2018 Compensation Payouts."

Performance Award (Lilly PAs and Executive Officer PAs)

        In February 2018, the Lilly compensation committee established a cumulative, compounded two-year Lilly EPS growth target of 8.1% per year for the 2018-2019 performance period, based on investment analysts' growth estimates for Lilly's peer group companies at that time. Payouts for the 2018-2019 Lilly PAs and 2018-2020 Executive Officer PAs range from 0% to 150% of the target, as illustrated below:

Shareholder Value Award (Lilly SVAs and Executive Officer SVAs)

        For purposes of establishing the Lilly stock price target for the 2018-2020 Lilly SVAs, the starting price was $84.70 per share, the average Lilly closing stock price for all trading days in November and December 2017. The Lilly target share price was established using the expected annual rate of return for large-cap companies (8%), less an assumed Lilly dividend yield of 2.66%. To determine payouts, the ending price will be the average of the closing prices of Lilly stock for all trading days in November and December 2020.

Lilly SVA

        Messrs. Kinard, Montarce and Urbanek received Lilly SVAs with the possible payouts on share price ranges illustrated in the grid below:

Ending Stock Price	Less than $42.35	$42.35 to $88.19	$88.20 to $99.01	$99.02 to $109.83	$109.84 to $120.65	Greater than $120.65
Compounded Annual Share Price Growth Rate (excluding dividends)	Less than (20.6%)	(20.6%) to 1.4%	1.4% to 5.3%	5.3% to 9.0%	9.1% to 12.5%	Greater than 12.5%
Percent of Target	0%	50%	75%	100%	125%	150%

Executive Officer SVA

        The Executive Officer SVA is designed to deliver no payout if the total shareholder return (including projected dividends) is zero or negative. Mr. Simmons received Executive Officer SVAs with payouts based on share price ranges illustrated in the grid below:

Ending Stock Price	Less than $77.38	$77.38 to $88.19	$88.20 to $99.01	$99.02 to $109.83	$109.84 to $120.65	Greater than $120.65
Compounded Annual Share Price Growth Rate (excluding dividends)	Less than (3.0)%	(3.0)% to 1.4%	1.4% to 5.3%	5.3% to 9.0%	9.1% to 12.5%	Greater than 12.5%
Percent of Target	0%	50%	75%	100%	125%	150%

        Mr. Simmons' Executive Officer SVAs are subject to a relative TSR modifier, as outlined in the grid below. The number of Lilly shares to be paid will increase or decrease by 1% for every percentage point Lilly's three-year TSR deviates from Lilly's peer group's median three-year TSR, capped at 20%.

2018 Compensation Payouts

        The information in this section reflects the amounts paid to the Named Executive Officers under the Elanco Bonus Plan, Lilly Bonus Plan and in respect of Lilly equity awards granted in prior years for which the relevant performance period ended in 2018, as applicable.

Elanco Performance

        In 2018, Elanco exceeded its annual operating margin by 0.1%; however, it missed its annual revenue target by 0.9%. Elanco made strong progress on its innovation goals, and ended with an innovation rating above target at 3.6. The two major approvals were Galliprant in the EU and Credelio in the U.S. In addition, Elanco made significant progress on its long-term strategic agenda, improving cost structure, reducing global headcount, rationalizing key assets and products and accelerating important pipeline projects. The 2018 results described below reflect Elanco's 2018 performance with respect to the Elanco Bonus Plan targets and are not presented on the same basis as, and are not directly comparable to, our combined financial results presented in this prospectus.

Elanco Bonus Plan

        Elanco's performance compared to the 2018 targets for revenue, operating margin, innovation progress and the Lilly Company Bonus Multiple, as well as the resulting bonus multiple, is set forth below.

	2018 Elanco Target	2018 Elanco Results	Multiple
Revenue	$3.171B	$3.143B	0.85
Operating Margin	20.0%	20.2%	1.10
Innovation	3.00	3.60	1.30
Lilly Company Bonus Multiple			1.73
Resulting Elanco Bonus Multiple			1.24

        Elanco's 2018 innovation target was 3.0 on a scale of 1.0 to 5.0. Elanco's innovation multiple is comprised of the following factors: (i) achievement of product approvals, (ii) entrants into early and late stage development, (iii) adherence to approval timelines and (iv) a qualitative assessment by Elanco's head of R&D of overall performance. Based on the weighted outcomes of these factors, Elanco achieved a 3.60 score, which correlates to a 1.30 innovation multiple for use in the Elanco bonus calculation.

        When combined, the Elanco revenue, operating margin innovation and Lilly Corporate Bonus multiples yielded a 2018 Elanco Bonus Plan multiple of:

(0.25 × 0.85) + (0.25 × 1.10) + (0.25 × 1.30) + (0.25 × 1.73) = 1.24 bonus multiple

        The 2018 bonuses to be paid to the applicable Named Executive Officers under the Elanco Bonus Plan are as follows:

Name	2018 Bonus ($)
Mr. Simmons	$907,450	(2)
Mr. Young(1)	$79,567
Ms. Lin(1)	$350,552	(3)
Mr. Urbanek	$233,083	(3)
Mr. Kinard(1)	$180,180	(3)
Mr. Jensen(1)	$222,439
Mr. Montarce(1)	$138,404

(1)
Pro-rated based upon the actual time-period worked at Elanco.

(2)
Represents the sum of a pro-rated EOIP payout of $492,050 through September 19, 2018, which reflects the reduction of Mr. Simmons' bonus payout under the EOIP by the Lilly compensation committee, in its discretion, to a level that was based entirely on Elanco performance and that was pro-rated for the period prior to the IPO during which Mr. Simmons was a Lilly executive officer, and the Elanco Bonus Plan payout of $415,400 for the remainder of 2018. See "Annual Cash Bonus Targets" above.

(3)
Represents a weighted average of the amounts approved by Lilly management for the period prior to the IPO and amounts approved by the Elanco board of directors in connection with the IPO.

Lilly Performance

        In 2018, Lilly exceeded both its annual revenue and EPS targets. Lilly also made significant progress on its pipeline, meeting or exceeding all of its pipeline targets. Key pipeline highlights include first regulatory approval for Emgality, along with eleven other new approvals, indications or line extensions.

Lilly Bonus Plan

        Lilly's performance compared to its 2018 targets for revenue, EPS and pipeline progress, as well as the resulting bonus multiple, is illustrated below.

	2018 Lilly Target	2018 Adjusted Results	Multiple
Revenue	$23.457B	$24.556B	1.48
EPS	$4.91	$5.49	2.00
Pipeline Score	3.00	3.90	1.45
Resulting Lilly Bonus Multiple			1.73

        Lilly's Science and Technology Committee assessed Lilly's progress toward achieving product pipeline goals based on the following factors: (i) achievement of product approvals, (ii) new chemical entity entrants into Phase 1 and Phase 3 clinical trials, (iii) new indication or line extension entrants into Phase 3 clinical trials, (iv) speed of development, (v) adherence to timelines and (iv) a qualitative assessment of overall performance. Based on the recommendation of the Science and Technology Committee, Lilly's compensation committee certified a pipeline score of 3.90, resulting in a pipeline multiple of 1.45.

        When combined, the Lilly revenue, EPS, and pipeline multiples yielded a 2018 Lilly Bonus Plan multiple of:

(0.25 × 1.48) + (0.50 × 2.00) + (0.25 × 1.45) = 1.73 bonus multiple

        The 2018 bonuses paid to Messrs. Montarce and Kinard under the Lilly Bonus Plan were as follows:

Name	2018 Bonus ($)
Mr. Kinard	$107,498
Mr. Montarce	$38,845

Performance Awards (Lilly PAs and Executive Officer PAs)

        The target cumulative Lilly EPS for the 2017-2018 Lilly PAs and the 2017-2019 Executive Officer PAs was set in the first quarter of 2017, reflecting expected industry growth of 5.3% each year over the two-year performance period of 2017-2018. Lilly's actual annual EPS growth for the two-year period was 22.5%. This outcome was largely driven by volume growth from newer Lilly products.

        For the Named Executive Officers, the number of Lilly shares earned under the 2017-2018 Lilly PAs or, for Mr. Simmons, the 2017-2019 Executive Officer PAs, is set forth in the table below. Mr. Simmons' shares earned under the 2017-2019 Executive Officer PA are subject to an additional thirteen-month service-vesting period at Lilly or Elanco following vesting.

Name	Target Shares	Shares Earned
Mr. Simmons	10,878	16,317
Mr. Young(1)	N/A	N/A
Ms. Lin(1)	N/A	N/A
Mr. Urbanek	544	816
Mr. Kinard	2,822	4,233
Mr. Jensen(1)	N/A	N/A
Mr. Montarce	612	918

(1)
Ms. Lin and Messrs. Young and Jensen were not eligible for a 2017-2018 Lilly PA since they were not active Lilly employees on January 1, 2017.

Shareholder Value Award (Lilly SVAs and Executive Offer SVAs)

        The target Lilly stock price range of $98.55 to $109.06 (17.7% to 30.2% stock price growth) for the 2016-2018 Lilly SVAs was set in 2016 based on a beginning Lilly stock price of $83.74, which was the average closing price for Lilly stock for all trading days in November and December 2015. The ending Lilly stock price of $112.38 represents a stock price growth of approximately 34.2% over the relevant three-year period. Lilly's performance compared to target for 2016-2018 Lilly SVAs is shown below.

        The performance multiple of 1.25 was modified for Mr. Simmons by the relative total shareholder return metric. The cumulative total shareholder return median for the Lilly peer group was 16.6%, and Lilly's total shareholder return over the same period was 44.9% as depicted on the chart below:

        Given this positive relative performance, the Executive Officer SVA payout multiple was increased by 20% making the final performance multiple a 1.50.

        The shares earned by the Named Executive Officers during 2018 under the 2016-2018 Lilly SVAs (Executive Officer SVAs for Mr. Simmons) were as follows:

Name	Target Shares	Shares Paid Out
Mr. Simmons	29,190	43,785
Mr. Young(1)	N/A	N/A
Ms. Lin(1)	N/A	N/A
Mr. Urbanek	819	1,024
Mr. Kinard	3,854	4,818
Mr. Jensen(1)	N/A	N/A
Mr. Montarce	1,012	1,265

(1)
Ms. Lin and Messrs. Young and Jensen were not eligible for a 2016-2018 Lilly SVA grant since they were not active Lilly employees on January 1, 2016.

Other Lilly Compensation Practices and Information

Lilly Employee Benefits

        Lilly offers core employee benefits coverage to:

  •
  provide the Lilly workforce with a reasonable level of financial support in the event of illness or injury;

  •
  provide post-retirement income; and

  •
  enhance productivity and job satisfaction through benefit programs that focus on overall well-being.

        The benefits that were available to the Named Executive Officers during their employment with Lilly were generally the same as those available to all U.S. Lilly employees and included medical and dental insurance, disability insurance and life insurance. In addition, The Lilly Employee 401(k) plan ("Lilly 401(k) Plan") and The Lilly Retirement Plan provide U.S. Lilly employees a reasonable level of retirement income reflecting employees' careers with Lilly.

        To the extent that any Lilly employee's retirement benefit exceeds Internal Revenue Service (IRS) limits for amounts that can be paid through a qualified plan, Lilly also offers a nonqualified pension plan and a nonqualified savings plan. The Named Executive Officers participated in these nonqualified plans in 2018. These plans provide only the difference between the calculated benefits and the IRS limits, and the formula is the same for all U.S. Lilly employees. The cost of Lilly employee benefits is partially borne by the employee, which included the Named Executive Officers who received Lilly employee benefits.

The Lilly Deferred Compensation Plan

        Lilly executive officers, which, prior to the IPO, included Mr. Simmons, may defer receipt of all or part of their cash compensation. Other U.S. Lilly executives may defer receipt of all or part of their cash bonus under The Lilly Deferred Compensation Plan, which allows participants to save for retirement in a tax-effective way at minimal cost to Lilly. Under this unfunded plan, amounts deferred by the participant are credited at an interest rate of 120% of the applicable federal long-term rate, as described in more detail following the "Nonqualified Deferred Compensation in 2018" table.

Elanco Compensation Program

        The following section describes Elanco's current compensation program, which continues to be developed by the Elanco compensation committee.

Elanco Compensation Committee

        Elanco's compensation committee determines and approves executive officer compensation and provides oversight of Elanco's compensation philosophy. The Elanco compensation committee will annually review and evaluate Elanco's executive compensation plans and programs to ensure they are aligned with its compensation philosophy. The Elanco compensation committee determined to generally maintain Lilly's compensation philosophy through the Split-Off and anticipates reviewing its philosophy and pay programs following the Split-Off.

Elanco Peer Group

        Based on the advice of Willis Towers Watson, the compensation consultant engaged by Lilly management to provide advice on the Elanco peer group in connection with the IPO, the following group of 18 companies were identified as Elanco's "core" peers:

Agilent Technologies	Endo International	PerkinElmer
Alexion Pharmaceuticals	Hologic	Perrigo Company
Boston Scientific	IDEXX Laboratories	Steris
Catalent	Jazz Pharmaceuticals	Varian Medical Systems
DENTSPLY SIRONA	Mallinckrodt	West Pharmaceutical Services
Edwards Lifesciences	OPKO Health	Zoetis

        To determine the elements of Elanco's compensation programs for its Named Executive Officers, the Elanco board approved compensation packages derived from following benchmarks, among others:

  •
  Proxy statement data for the "core" peer group as disclosed in each company's prior year compensation discussion and analysis and executive compensation tables; and

  •
  Survey data from similarly-sized companies within the life sciences industry, in particular, from the Willis Towers Watson survey that encompassed life-science companies with annual revenues of less than or equal to $20 billion.

        The Elanco compensation committee expects to periodically review the peer group and make adjustments to its size and composition, when appropriate, within its discretion.

Compensation Arrangements

        In connection with the IPO, the Elanco board of directors approved new pay packages for each of Messrs. Simmons, Urbanek, Kinard and Ms. Lin. Mr. Jensen's pay package was not modified as he joined Elanco in March 2018 and began a medical leave on or about August 1, 2018. Mr. Jensen did not return to his position with Elanco following his medical leave. Following his death on December 14, 2018, Mr. Jensen's estate received benefits pursuant to the terms of his employment arrangement with Elanco (see "Payments Upon Termination or Change in Control (as of December 31, 2018)" below).

        Mr. Montarce was named Acting Chief Financial Officer from August 1, 2018 through October 31, 2018, during which time his pay package also did not change. As of November 1, 2018, Mr. Montarce returned to his position at Lilly and received a one-time cash award of $200,000 from Lilly in connection with the transition to his new role. Mr. Young's compensation was determined by the Elanco compensation committee in connection with his hiring on November 1, 2018.

        The following pay packages of the Named Executive Officers were developed based on the experience profile of the executive and competitive positioning against peer group benchmarking as described above. All of the Named Executive Officers' compensation packages reflect the consideration of benchmarking data from the Willis Towers Watson life sciences survey regressed for relative company size, and the compensation package for Mr. Simmons was also benchmarked against the compensation of the 18 core peer companies listed above.

Mr. Simmons:	As the President and Chief Executive Officer, Mr. Simmons receives $1,000,000 in base salary and is eligible to participate in the Elanco Bonus Plan with a target of 120% of base salary.
Mr. Young:
As the Chief Financial Officer, Mr. Young receives $550,000 in base salary and is eligible to participate in the Elanco Bonus Plan with a target of 70% of base salary. Mr. Young received a one-time cash payment of $200,000 less applicable taxes upon starting his Elanco employment. He also received a one-time equity award of $300,000 in December 2018 in connection with joining Elanco.
Ms. Lin:
As the Executive Vice President, Elanco USA, Corporate Strategy and Global Marketing, Ms. Lin receives $530,000 in base salary and is eligible to participate in the Elanco Bonus Plan with a target of 60% of base salary. Ms. Lin received a one-time cash payment of $500,000 less applicable taxes upon starting her Elanco employment. She also received a one-time equity award of $900,000 in February 2018 in connection with joining Elanco.
Mr. Urbanek:	As the Executive Vice President, Manufacturing and Quality, Mr. Urbanek receives $385,000 in base salary and is eligible to participate in the Elanco Bonus Plan with a target of 60% of base salary.
Mr. Kinard:	As the Executive Vice President, Human Resources, Mr. Kinard receives $430,000 in base salary and is eligible to participate in the Elanco Bonus Plan with a target of 60% of base salary.
Mr. Montarce:
Mr. Montarce receives $336,810 in base salary and participates in an annual cash incentive program with a target of 40%. Mr. Montarce's compensation was not adjusted during the time he served as Acting Chief Financial Officer of Elanco.

2018 Founders Awards

        Elanco Named Executive Officers, except Messrs. Montarce and Young, received a Founders Award on October 20, 2018. The Founders' Awards were allocated evenly (based on grant date fair value) between Elanco RSUs and Elanco Options that each vest on that date that is three years after the grant date, subject to continued service. The number of shares granted are as set forth below:

Name	Elanco RSUs	Elanco Options
Mr. Simmons	36,287	109,642
Ms. Lin	6,979	21,086
Mr. Urbanek	6,979	21,086
Mr. Kinard	6,979	21,086
Mr. Jensen	19,449	58,766

Stock Ownership and Holding Requirements

        Elanco's board of directors has adopted equity ownership requirements for executive officers, which require the Chief Executive Officer of Elanco to hold the number of shares of Elanco common stock equal to six times (6x) his or her base salary and other officers to hold the number of shares of Elanco common stock equal to three times (3x) their base salaries. All Named Executive Offers were compliant with the annual award share retention guideline, which requires the retention of 50% of all equity awards until their stock ownership requirements are satisfied, as they each build toward their respective ownership requirements. Mr. Montarce has a holding requirement of 5,000 Lilly shares under the Lilly share ownership and retention guidelines and he was compliant with the Lilly share retention guideline as he built toward his respective ownership requirement.

Hedging/Pledging Policy

        Elanco's compensation committee adopted a hedging and pledging policy under which our non-employee directors and employees are not permitted to hedge their economic exposures to Elanco stock through short sales or derivative transactions. Non-employee directors and all members of senior management are prohibited from pledging any Elanco stock (i.e., using Elanco stock as collateral for a loan or trading shares on margin).

Executive Compensation Recovery Policy

        All Elanco incentive awards generally are subject to forfeiture upon termination of employment prior to the end of the performance or vesting period or for disciplinary reasons. In addition, the Elanco compensation committee has adopted an Elanco executive compensation recovery policy that gives the Elanco compensation committee broad discretion to claw back Elanco incentive payouts from any member of Elanco senior management, which includes our Named Executive Officers, whose misconduct results in a material violation of law or company policy that causes significant harm to Elanco or who fails in his or her supervisory responsibility to prevent such misconduct by others. The Elanco recovery policy covers any Elanco incentive compensation awarded or paid to an employee at a time when he or she is a member of Elanco senior management. Subsequent changes in status, including retirement or termination of employment, do not affect Elanco's rights to recover compensation under the policy. Recoveries under the Elanco plan can extend back as far as three years.

2019 Compensation

        The Elanco compensation committee approved the continuance of the existing Elanco Bonus Plan for all of the Named Executive Officers for the period from the completion of the IPO through December 31, 2018. The compensation committee subsequently adopted a new Elanco Bonus Plan for 2019 that includes three measures: Revenue (30%), EBIT (40%) and progress of the innovation pipeline (30%).

        Lilly equity awards previously granted to the Named Executive Officers continued to vest in accordance with their terms, with their service to Elanco counting as service to Lilly for all purposes until the Split-Off. Upon the Split-Off, unvested Lilly equity awards terminated in accordance with their terms for no consideration paid to the Named Executive Officers (other than Mr. Montarce, who remains employed by Lilly). The Elanco compensation committee authorized the issuance of Elanco equity awards of similar value and duration subject to the requirements of applicable law and the terms of the 2018 Elanco Stock Plan and applicable award agreements.

        Elanco provides retirement income to eligible employees, which includes the Named Executive Officers, through The Elanco 401(k) Plan, a defined contribution plan qualified under Sections 401(a) and 401(k) of the Internal Revenue Code. Participants may elect to contribute a portion of their base salary to the plan, and Elanco provides matching contributions on employees' contributions up to 6% of base salary up to IRS limits. In addition, Elanco provides a non-elective contribution in the amount of 3% of base salary, pending active employment on December 31 of each year. The employee contributions, Elanco contributions and earnings thereon are paid out in accordance with elections made by the participant under the terms and conditions of the Plan.

        Neither Elanco nor its subsidiaries sponsor (1) a defined benefit retirement plan for U.S. employees, however, eligible employees may receive transition service credit for vesting and eligibility purposes under certain retirement plans sponsored by Eli Lilly and Company or (2) a nonqualified deferred compensation plan or (3) a nonqualified savings plan.

Executive Compensation Tables

        All amounts included in the tables below represent compensation paid to or earned by the applicable Named Executive Officers for 2018 or the year indicated in the applicable table. Ms. Lin and Messrs. Young and Jensen joined Elanco in 2018 and therefore do not have any compensation from Lilly in 2017.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total Compensation ($)
Jeffrey Simmons	2018	$775,185	$0	$2,530,654	$1,119,445	$907,450	$0	$46,511	$5,379,245
President and Chief	2017	$688,118	$0	$2,400,000	$0	$379,841	$1,261,845	$41,287	$4,771,091
Executive Officer
Todd Young	2018	$91,667	$200,000	$300,032	$0	$79,567	$1,102	$8,285	$680,653
Executive Vice President and	2017	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Chief Financial Officer
Sarena Lin	2018	$500,556	$500,000	$1,115,384	$215,288	$350,552	$5,742	$171,338	$2,858,860
Executive Vice President,	2017	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Elanco USA, Corporate Strategy and Global Marketing
David Urbanek	2018	$381,885	$0	$825,302	$215,288	$233,083	$202,856	$22,913	$1,881,328
Executive Vice President,	2017	$297,174	$0	$300,040	$0	$76,887	$333,402	$17,830	$1,025,333
Manufacturing and Quality
David Kinard	2018	$420,972	$0	$703,302	$215,288	$180,180	$0	$25,258	$1,652,499
Executive Vice President,	2017	$405,632	$0	$518,750	$0	$244,596	$379,379	$24,338	$1,572,696
Human Resources
Christopher Jensen	2018	$390,345	$200,000	$600,002	$600,001	$222,439	$7,135	$75,676	$2,095,597
Former Chief Financial	2017	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Officer
Lucas Montarce	2018	$335,175	$200,000	$616,019	$0	$138,404	$5,5674	$20,111	$1,354,228
Former Acting Chief	2017	$280,673	$0	$112,500	$0	$83,976	$24,896	$16,200	$518,245
Financial Officer

(1)
Ms. Lin and Messrs. Young and Jensen received one-time cash bonus payments of $500,000, $200,000 and $200,000, respectively, as part of their employment offers. Mr. Montarce received a one-time cash bonus payment of $200,000 from Lilly in connection with his transition from Elanco to his new role at Lilly as of November 1, 2018.

(2)
This column shows the grant date fair value of the Lilly PAs, Executive Officer PAs, Lilly SVAs, Executive Officer SVAs, Lilly RSUs and Elanco RSUs, as applicable, awarded to the Named Executive Officers in 2017 and 2018 computed in accordance with FASB ASC Topic 718, based upon the probable outcome of the performance conditions as of the grant date and the assumptions in Note 13: Stock-Based Compensation to Elanco's consolidated and combined financial statements included elsewhere in this prospectus, "Note 11: Stock-Based Compensation" footnote to the consolidated financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed by Lilly on February 19, 2019, and "Note 11—Stock Based Compensation" footnote to the consolidated financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed by Lilly on February 20, 2018. The grant date fair value for the Lilly PAs, Executive Officer PAs, Lilly SVAs and Executive Officer SVAs included in the "Stock Awards" column are based on the probable payout outcome anticipated at the time of grant, which for the Lilly PAs and Executive Officer PAs was at 144% of target and for the Lilly SVAs and Executive Officer SVAs was target value.

The "Stock Awards" column also includes one-time Lilly RSU and Elanco RSU awards as follows:

•
Ms. Lin received a Lilly Restricted Stock Unit award, which was granted on February 1, 2018 with a grant date fair value of $900,082. She received this as a one-time award to partially offset compensation forfeited from a previous employer. One-third of her grant is scheduled vest on February 1, 2019, one-third on February 1, 2020 and the remaining one-third on February 1, 2021.

  •
  Mr. Young received an Elanco Restricted Stock Unit award, which was granted on December 3, 2018 with a grant date fair value of $300,032. He received this as a one-time award to partially offset compensation forfeited from a previous employer. One-half of this grant will vest on December 3, 2019 and the remaining one-half will vest on December 3, 2020.

  •
  Mr. Montarce received a Lilly Restricted Stock Unit award, which was granted on May 1, 2018 with a grant date fair value of $250,019. He received this award in recognition of his contributions to Lilly and to help secure his services as vice president, CFO Lilly International through May 2023. One-third of his grant will vest on May 1, 2021 and the remaining two-thirds will vest on May 1, 2023.

  These one-time restricted stock unit awards will be forfeited if Ms. Lin or Messrs. Young or Montarce terminate employment with Lilly or Elanco, as applicable, prior to the vesting dates, other than the event of certain qualifying terminations.

  The "Stock Awards" column also includes Founders' Award Elanco RSUs for Ms. Lin and Messrs. Simmons, Urbanek, Kinard and Jensen. These awards were granted after the IPO on October 20, 2018, which will vest on October 20, 2021. The grant date fair values were $1,119,454 for Mr. Simmons and $215,302 for Ms. Lin and Messrs. Urbanek and Kinard.

  The supplemental table below shows the total target grant date fair values of the annual equity awards approved by the Lilly compensation committee for Mr. Simmons and approved by Lilly management for the remaining Named Executive Officers, as applicable:

Name	2017 Total Equity	2018 Total Equity
Mr. Simmons	$2,000,000	$1,200,000
Mr. Young*	N/A	N/A
Ms. Lin*	N/A	N/A
Mr. Urbanek	$80,000	$500,000
Mr. Kinard	$415,000	$400,000
Mr. Jensen*	N/A	N/A
Mr. Montarce	$90,000	$300,000

*
Ms. Lin and Messrs. Young and Jensen were not eligible for an annual Lilly equity grant since they were not active employees of Lilly on January 1, 2018.

  The table below shows the minimum, target and maximum payouts (using the grant date fair value) for the 2018-2019 Lilly PAs (2018-2020 Executive Officer PA for Mr. Simmons) included in this column of the "Summary Compensation Table."

Name	Payout Date	Minimum Payout	Target Payout	Maximum Payout
Mr. Simmons	January 2021	$0	$480,000	$720,000
Mr. Urbanek	January 2020	$0	$250,000	$375,000
Mr. Kinard	January 2020	$0	$200,000	$300,000
Mr. Montarce	January 2020	$0	$150,000	$225,000

  The table below shows the minimum, target and maximum payouts (using the grant date fair value) for the 2018-2020 Lilly SVAs (2018-2020 Executive Officer SVAs for Mr. Simmons) included in this column of the "Summary Compensation Table."

Name	Payout Date	Minimum Payout	Target Payout	Maximum Payout
Mr. Simmons	January 2021	$0	$720,000	$1,296,000
Mr. Urbanek	January 2021	$0	$250,000	$375,000
Mr. Kinard	January 2021	$0	$200,000	$300,000
Mr. Montarce	January 2021	$0	$150,000	$225,000
(3)
The "Option Awards" column includes Founders' Awards of Elanco options for Ms. Lin and Messrs. Simmons, Urbanek, Kinard and Jensen. These nonqualified stock option awards were granted after the IPO on October 20, 2018. Generally, they vest on the third anniversary of the grant date, followed by a seven-year exercise period, except for Mr. Jensen whose option award immediately vested upon his death on December 14, 2018 and expired on March 14, 2019. The grant date fair values were $1,119,445 for Mr. Simmons, $600,001 for Mr. Jensen and $215,288 for Ms. Lin and Messrs. Urbanek and Kinard.

(4)
This column shows payments under the Elanco Bonus Plan and/or the Lilly Bonus Plan for performance in 2018. See "—2018 Compensation Payouts" above for details on 2018 payouts for the Named Executive Officers under the applicable cash bonus plan.

(5)
The amounts in this column reflect the change in Lilly pension value, calculated by Lilly's actuary, and are affected by additional service accruals and pay earned, as well as actuarial assumption changes. The 2018 change in pension values was driven to a large extent by a higher discount rate which decreased the net present value of the applicable Named Executive Officers' pension. The design of the pension benefit did not change. See "—Pension Benefits" below for information about the actuarial assumptions used. None of the Named Executive Officers received any preferential or above-market earnings on deferred compensation.

(6)
The amounts in this column consist solely of Lilly matching contributions for each individual's 401(k) plan and nonqualified savings plan contributions. There were no reportable perquisites, personal benefits or tax reimbursements or gross-ups paid to any of the Named Executive Officers for 2018.

Grants of Plan-Based Awards During 2018

        The following table reflects grants of plan-based awards described in the CD&A under each of the following plans: the Elanco Bonus Plan and Lilly Bonus Plan (each plan is a non-equity incentive plan), the 2002 Lilly Stock Plan (which provides for the grant of performance awards (PAs), shareholder value awards (SVAs), restricted stock units (RSUs) and the 2018 Elanco Stock Plan. To receive a payout under the Lilly PAs, Executive Officer PAs, Lilly SVAs or Executive Officer SVAs, a participant must remain employed with Lilly through the end of the relevant award period (except in the case of death, disability, retirement or redundancy). No dividends accrue on either performance awards or shareholder value awards during the performance period. For the Executive Officer PAs, dividend equivalents units accrue during the thirteen-month service-vesting period (following the two-year performance period) and are paid upon vesting. In connection with the Split-Off, all then-unvested Lilly equity awards held by the Named Executive Officers (other than Mr. Montarce, who will remain employed by Lilly) were forfeited for no consideration. The Elanco compensation committee has authorized the issuance of Elanco equity awards of similar value and duration to the forfeited awards following the Split-Off.

										All Other Stock Awards: Number of Shares of Stock or Units (#)
			Lilly/ Elanco compensation committee
				Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Option Awards: Number of Securities Underlying Options		Grant Date Fair Value of Stock and Option Awards(9)
												Exercise or Base Price of Option Awards
Name	Award	Grant Date(2)	Action Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Simmons	Elanco Bonus Plan			$182,954	$731,815	$1,463,629
	2018 - 2020 Executive Officer PAs(3)	2/9/2018	12/11/2017				3,351	6,701	10,052				$691,200
	2018 - 2020 Executive Officer SVAs(4)	2/9/2018	12/11/2017				6,988	17,471	31,448				$720,000
	Elanco RSUs(5)	10/20/2018	9/5/2018							36,287			$1,119,454
	Elanco Options(5)	10/20/2018	9/5/2018								109,642	$31.61	$1,119,445
Mr. Young	Elanco Bonus Plan			$16,042	$64,167	$128,333
	Elanco RSUs(6)	12/3/2018	11/12/2018							8,983			$300,032
Ms. Lin	Elanco Bonus Plan			$70,676	$282,703	$565,407
	Lilly RSU(7)	2/1/2018	N/A							10,922			$900,082
	Elanco RSUs(5)	10/20/2018	9/5/2018							6,979			$215,302
	Elanco Options(5)	10/20/2018	9/5/2018								21,086	$31.61	$215,288
Mr. Urbanek	Elanco Bonus Plan			$46,993	$187,970	$375,940
	2018 - 2020 Lilly PAs(3)	2/9/2018	N/A				1,745	3,490	5,235				$360,000
	2018 - 2020 Lilly SVAs(4)	2/9/2018	N/A				2,442	4,883	7,325				$250,000
	Elanco RSUs(5)	10/20/2018	9/5/2018							6,979			$215,302
	Elanco Options(5)	10/20/2018	9/5/2018								21,086	$31.61	$215,288
Mr. Kinard	Elanco Bonus Plan			$36,327	$145,306	$290,612
	Lilly Bonus Plan			$15,534	$62,138	$124,275
	2018 - 2020 Lilly PAs(3)	2/9/2018	N/A				1,396	2,792	4,188				$288,000
	2018 - 2020 Lilly SVAs(4)	2/9/2018	N/A				1,953	3,906	5,859				$200,000
	Elanco RSUs(5)	10/20/2018	9/5/2018							6,979			$215,302
	Elanco Options(5)	10/20/2018	9/5/2018								21,086	$31.61	$215,288
Mr. Jensen	Elanco Bonus Plan			$44,847	$179,386	$358,772
	Elanco RSUs(5)	10/20/2018	9/5/2018							19,449			$600,002
	Elanco Options(5)	10/20/2018	9/5/2018								58,766	$31.61	$600,001
Mr. Montarce	Elanco Bonus Plan			$27,904	$111,616	$223,232
	Lilly Bonus Plan			$5,614	$22,454	$44,908
	2018 - 2020 Lilly PAs(3)	2/9/2018	N/A				1,047	2,094	3,141				$216,000
	2018 - 2020 Lilly SVAs(4)	2/9/2018	N/A				1,465	2,930	4,395				$150,000
	Lilly RSU(8)	5/1/2018	N/A							3,162			$250,019

(1)
These columns show the threshold, target and maximum payouts for performance under the Elanco Bonus Plan and/or Lilly Bonus Plan. Bonus payouts range from 0% to 200% of target. The threshold, target and maximum amounts represents a weighted average of the amounts approved by Lilly management for the period prior to the IPO and amounts approved by the Elanco board of directors or compensation committee, as applicable, in connection with the IPO.

(2)
To assure grant timing is not manipulated for employee gain, the annual grant date for Lilly awards is established in advance by the Lilly compensation committee. Lilly equity awards to new hires and other off-cycle grants are generally effective on the first trading day of the following month.

(3)
This row shows the possible payouts for 2018-2019 Lilly PAs and the 2018-2020 Executive Officer PAs, ranging from 0% to 150% of target. The Lilly PAs, to the extent earned and vested, will pay out in January 2020, and the Executive Officer PAs, to the extent earned and vested, will pay out in January 2021. The grant date fair value of the Lilly PAs and Executive Officer PAs is based on the probable payout outcome at the time of grant, which assumes payout at 144% of target value.

  The target and maximum values are listed for these awards in Note 2 to the Summary Compensation Table, above. For all Named Executive Officers other than Mr. Montarce (who will remain employed by Lilly), these awards were forfeited for no consideration in connection with the Split-Off. The Elanco compensation committee has authorized the issuance of Elanco equity awards of similar value and duration of the forfeited awards following the Split-Off.

(4)
This row shows the range of payouts for 2018-2020 Lilly SVAs and the 2018-2020 Executive Officer SVAs. These shareholder value awards will pay out in January 2021, with payouts for the 2018-2020 Lilly SVAs ranging from 0% to 150% and the payouts for the 2018-2020 Executive Officer SVAs ranging from 0% to 180% of target. Lilly measures the fair value of Lilly SVAs and the Executive Officer SVA awards on the grant date using a Monte Carlo simulation model. The grant date fair value of these shareholder value awards is based on the probable payout outcome at the time of grant, which assumes payout at the target value. The target and maximum values are listed for these awards in Note 2 to the Summary Compensation Table, above. For all Named Executive Officers other than Mr. Montarce (who will remain employed by Lilly), these awards, to the extent not then vested, were forfeited for no consideration in connection with the Split-Off. The Elanco compensation committee has authorized the issuance of Elanco equity awards of similar value and duration to the forfeited awards following the Split-Off.

(5)
Following the IPO, Ms. Lin and Messrs. Simmons, Urbanek, Kinard and Jensen received a Founder's Award in the form of 50% Elanco Options and 50% Elanco RSUs. Generally, the Elanco Options will vest in three years, followed by a seven-year exercise period and the Elanco RSUs will vest on October 20, 2021, except for Mr. Jensen, whose Founders' Awards accelerated upon his death.

(6)
The Elanco RSU represents a one-time award to partially offset compensation forfeited from a previous employer. Mr. Young was granted the award on December 3, 2018; one-half of this grant will vest on December 3, 2019 and the remaining one-half will vest on December 3, 2020.

(7)
The Lilly RSU represents a one-time award to partially offset compensation forfeited from a previous employer. Ms. Lin was granted on February 1, 2018; one-third of this grant will vest on February 1, 2019, one-third will vest on February 1, 2020 and the remaining one-third will vest on February 1, 2021. In connection with the Split-Off, the then-unvested portion of this award were forfeited for no consideration. The Elanco compensation committee has authorized the issuance of Elanco equity awards of similar value and duration to the forfeited awards following the Split-Off.

(8)
The Lilly RSU represents the award Mr. Montarce received in recognition of his contributions to Eli Lilly and Company and to help secure his services through May 2023. The award was granted on May 1, 2018; one-third of this grant will vest on May 1, 2021, and the remaining two-thirds will vest on May 1, 2023. The grant date fair value of the award was $250,019.

(9)
This column shows the grant date fair value of the Lilly PAs, Executive Officer PAs, Lilly SVAs and Executive Officer SVAs computed in accordance with FASB ASC Topic 718, based upon the probable outcome of the performance conditions as of the grant date as well as the grant date fair value of the Lilly RSU and Elanco RSU awards granted to Ms. Lin and Messrs. Young and Montarce. See notes 3 through 8 to this table.

Outstanding Lilly and Elanco Equity Awards at December 31, 2018

        The 2018 Elanco closing stock price of $31.53 and the Lilly closing stock price of $115.72 were used to calculate the values in the table below.

								Stock Awards
													Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
											Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)
		Option Awards
								Number of Shares or Units of Stock That Have Not Vested (#)
Name	Award	Number of Securities Underlying Options Exercisable (#)		Number of Securities Underlying Options Unexercisable (#)		Option Exercise Price	Option Expiration Date			Market Value of Shares or Units of Stock That Have Not Vested ($)
Mr. Simmons	2018 - 2020 Executive Officer SVA										31,448	(1)	$3,639,163
	2017 - 2019 Executive Officer SVA										33,074	(2)	$3,827,323
	2018 - 2020 Executive Officer PA										10,052	(3)	$1,163,217
	2017 - 2019 Executive Officer PA							16,317	(4)	$1,888,203
	2016 - 2018 Executive Officer PA							11,111	(5)	$1,285,765
	Elanco RSUs							36,287	(6)	$1,144,129
	Elanco Options			109,642	(7)	$31.61	10/20/2028
Mr. Young	Elanco RSUs							8,983	(8)	$283,234
Ms. Lin	Lilly RSUs							10,922	(9)	$1,263,894
	Elanco RSUs							6,979	(6)	$220,048
	Elanco Options			21,086	(7)	$31.61	10/20/2028
Mr. Urbanek	2018 - 2020 Lilly SVA										7,325	(1)	$847,649
	2017 - 2019 Lilly SVA										902	(2)	$104,379
	2018 - 2020 Lilly PA										5,235	(3)	$605,794
	Lilly RSU							2,498	(10)	$289,069
	Elanco RSUs							6,979	(6)	$220,048
	Elanco Options			21,086	(7)	$31.61	10/20/2028
Mr. Kinard	2018 - 2020 Lilly SVA										5,859	(1)	$678,003
	2017 - 2019 Lilly SVA										4,676	(2)	$541,107
	2018 - 2020 Lilly PA										4,188	(3)	$484,635
	Elanco RSUs							6,979	(6)	$220,048
	Elanco Options			21,086	(7)	$31.61	10/20/2028
Mr. Jensen	Elanco Options	58,766	(11)			$31.61	3/14/2019
Mr. Montarce	2018 - 2020 Lilly SVA										4,395	(1)	$508,589
	2017 - 2019 Lilly SVA										1,014	(2)	$117,340
	2018 - 2020 Lilly PA										3,141	(3)	$363,477
	Lilly RSUs							3,162	(12)	$365,907

(1)
Lilly SVAs and Executive Officer SVAs granted for the 2018-2020 performance period, to the extent earned, are scheduled to vest on December 31, 2020. The number of Lilly shares reported reflects the maximum payout, which will be made if the average closing Lilly stock price in November and December 2020 is over $120.65. Actual payouts may vary from 0% to 180% of target for the Executive Officer SVAs and 0% to 150% for the Lilly SVAs. Net Lilly shares received in respect of Executive Officer SVA payouts must be held by Mr. Simmons for a minimum of one year. For all Named Executive Officers other than Mr. Montarce (who will remain employed by Lilly), these awards, to the extent not then vested, were forfeited for no consideration in connection with the Split-Off. The Elanco compensation committee has authorized the issuance of Elanco equity awards of similar value and duration to the forfeited awards following the Split-Off.

(2)
Lilly SVAs and Executive Officer SVAs granted for the 2017-2019 performance period are scheduled to vest on December 31, 2019. The number of Lilly shares reported reflects the maximum payout, which will be made if the average closing Lilly stock price in November and December 2018 is over $101.79. Actual payouts may vary from 0% to 180% of target for the Executive Officer SVA and 0% to 150% for the Lilly SVA. Net Lilly shares from any payout must be held by the applicable Named Executive Officer for a minimum of one year. For all Named Executive Officers other than Mr. Montarce (who will remain employed by Lilly), these awards, to the extent not then vested, were forfeited for no consideration in connection with the Split-Off. The Elanco compensation committee has authorized the issuance of Elanco equity awards of similar value and duration to the forfeited awards following the Split-Off.

(3)
For Mr. Simmons, this number represents the maximum value of Executive Officer PA shares that could pay out for 2018-2019 performance period provided performance goals are met. Once the combined cumulative Lilly EPS result and associated payout level is determined at the end of the performance period, the resultant number of shares owed to Mr. Simmons will be issued as Lilly RSUs that vest in February 2021. For Messrs. Urbanek, Kinard and Montarce, this number represents the maximum value of Lilly PA shares that could pay out for 2018-2019 performance period provided performance goals are met. Actual payouts for both Lilly PAs and Executive Officer PAs may vary from 0% to 150% of target. For all Named Executive Officers other than Mr. Montarce (who will remain employed by Lilly), these awards, to the extent not then vested, were forfeited for no consideration in connection with the Split-Off. The Elanco compensation committee has authorized the issuance of Elanco equity awards of similar value and duration to the forfeited awards following the Split-Off.

(4)
The performance period ending December 31, 2018 for the 2017-2019 Executive Officer PA resulted in Mr. Simmons being issued Lilly RSUs for 150% of target shares. The RSUs are scheduled to vest in February 2020.

(5)
RSUs vesting in February 2019 from the 2016-2018 Executive Officer PA, which occurred prior to the Split-Off.

(6)
Elanco RSUs grant made after Elanco's IPO with a three-year vest vesting on October 20, 2021.

(7)
Elanco nonqualified stock options grant made after Elanco's IPO with a three-year vest vesting on October 20, 2021 followed by a seven-year exercise period ending October 20, 2028.

(8)
Elanco RSU granted on December 3, 2018. One-half of this grant will vest on December 3, 2019 and the remaining one-half will vest on December 3, 2020.

(9)
Lilly RSU granted on February 1, 2018. One-third of this grant vested on February 1, 2019, one-third will vest on February 1, 2020 and the remaining one-third will vest on February 1, 2021. This award, to the extent not then vested, was forfeited for no consideration in connection with the Split-Off. The Elanco compensation committee has authorized the issuance of Elanco equity awards of similar value and duration to the forfeited awards following the Split-Off.

(10)
Lilly RSU grant made in 2017 outside of the normal annual cycle. This grant will vest on September 1, 2020. This award, to the extent not then vested, was forfeited for no consideration in connection with the Split-Off. The Elanco compensation committee has authorized the issuance of Elanco equity awards of similar value and duration to the forfeited awards following the Split-Off.

(11)
Upon Mr. Jensen's death, this Elanco nonqualified stock option grant made after Elanco's IPO immediately vested on December 14, 2018. The option to exercise this option expired on March 14, 2019.

(12)
Lilly RSU grant made on May 1, 2018 outside of the normal annual cycle. One-third of this grant will vest on May 1, 2021, and the remaining two-thirds will vest on May 1, 2023.

Lilly and Elanco Stock Vested in 2018

	Lilly Stock Awards			Elanco Stock Awards
Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(1)
Mr. Simmons	20,000	(2)	$1,621,400	—		—
	21,326	(3)	$1,737,003	—		—
	43,785	(4)	$5,261,643	—		—
Mr. Young	—		—	—		—
Ms. Lin	—		—	—		—
Mr. Urbanek	816	(5)	$98,059	—		—
	1,024	(6)	$123,054	—		—
Mr. Kinard	4,233	(5)	$508,680	—		—
	4,818	(6)	$578,979	—		—
	6,726	(7)	$718,001	—		—
Mr. Jensen	—		—	19,449	(8)	$629,564
Mr. Montarce	918	(5)	$110,316	—		—
	1,265	(6)	$152,015	—		—

(1)
Amounts reflect the market value of the Lilly stock on the day the Lilly stock vested or the market value of the Elanco stock on the day the Elanco stock vested as applicable.

(2)
The last installment of a one-time RSU awarded to Mr. Simmons in 2008 outside of the normal grant cycle.

(3)
Lilly restricted stock units resulting from the 2015-2017 Executive Officer PA that vested in February 2018.

(4)
Payout of the 2016-2018 Executive Officer SVA at 125% of target with +20% TSR modifier, resulting in an overall 150% payout.

(5)
Payout of the 2017-2018 Lilly PA at 150% of target.

(6)
Payout of the 2016-2018 Lilly SVA at 125% of target.

(7)
The last installment of a one-time RSU awarded to Mr. Kinard in 2008 outside of the normal grant cycle.

(8)
Payout of Mr. Jensen's Elanco RSU using the closing price of Elanco stock on December 14, 2018 of $32.37.

Retirement Benefits

        Lilly provides retirement income to eligible U.S. Lilly employees, which included certain of the Named Executive Officers prior to the IPO, through the following plans:

  •
  The Lilly 401(k) Plan, a defined contribution plan qualified under Sections 401(a) and 401(k) of the Internal Revenue Code. Participants may elect to contribute a portion of their base salary to the plan, and Lilly provides matching contributions on employees' contributions up to 6% of base salary up to IRS limits. The employee contributions, Lilly contributions and earnings thereon are paid out in accordance with elections made by the participant. See the "All Other Compensation" column in the Summary Compensation Table for information about Lilly contributions under the 401(k) Plan for the applicable Named Executive Officers.

  •
  The Lilly Retirement Plan, a tax-qualified defined benefit plan that provides monthly benefits to retirees. See the Pension Benefits table below for additional information about the value of these pension benefits.

        Sections 401 and 415 of the Code generally limit the amount of annual pension that can be paid from a tax-qualified plan to $275,000 in 2018 as well as the amount of annual earnings that can be used to calculate a pension benefit. However, since 1975 Lilly has maintained a nonqualified pension plan that pays retirees the difference between the amount payable under the Retirement Plan and the amount they would have received without the Code limits. The Lilly nonqualified pension plan is unfunded and subject to forfeiture in the event of bankruptcy. Likewise, Lilly maintains a nonqualified savings plan that allows participants to contribute up to 6% of base salary exceeding the IRS limit. Lilly matches these contributions as described in the 401(k) Plan. For more information, see the disclosure immediately following the footnotes to the Nonqualified Deferred Compensation in 2018 table.

        The following table shows benefits that the applicable Named Executive Officers have accrued under the Lilly Retirement Plan and the Lilly nonqualified pension plan.

Pension Benefits

Name	Plan	Number of Years of Credited Service	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Mr. Simmons	Lilly retirement plan (pre-2010)	21	$1,019,096
	Lilly retirement plan (post-2009)	9	$207,040
	Lilly nonqualified plan (pre-2010)	21	$4,344,161
	Lilly nonqualified plan (post-2009)	9	$849,148

			$6,419,745	$0
Mr. Young	Lilly retirement plan (post-2009)	0	$551
	Lilly nonqualified plan (post-2009)	0	$551

			$1,102	$0
Ms. Lin	Lilly retirement plan (post-2009)	1	$3.300
	Lilly nonqualified plan (post-2009)	1	$2.442

			$5,742	$0
Mr. Urbanek	Lilly retirement plan (pre-2010)	22	$1,113,304
	Lilly retirement plan (post-2009)	9	$223,687
	Lilly nonqualified plan (pre-2010)	22	$467,061
	Lilly nonqualified plan (post-2009)	9	$88,407

			$1,892,459	$0
Mr. Kinard	Lilly retirement plan (pre-2010)	13	$488,132

	Lilly retirement plan (post-2009)	9	$207,040

	Lilly nonqualified plan (pre-2010)	13	$738,879

	Lilly nonqualified plan (post-2009)	9	$301,492

			$1,735,543	$0
Mr. Jensen	Lilly retirement plan (post-2009)	1	$3.300

	Lilly nonqualified plan (post-2009)	1	$3,835

			$7,135	$0
Mr. Montarce	Lilly retirement plan (post-2009)	6	$18,675
	Lilly nonqualified plan (post-2009)	6	$3,556

			$22,231	$0

(1)
The following actuarial assumptions were used to calculate the present value of the applicable Named Executive Officer's accumulated pension benefit:

Discount rate:	4.52% for the qualified plan and 4.36% for non-qualified plan
Mortality (post-retirement decrement only):	RP2006 with generational projection using Scale MP2018
Pre-2010 joint and survivor benefit (% of pension):	50% until age 62; 25% thereafter
Post-2009 benefit payment form:	life annuity

        The Lilly Retirement Plan benefits shown in the table are net present values. The benefits are not payable as a lump sum; they are generally paid as a monthly annuity for the life of the retiree and, if elected, any qualifying survivor. The annual benefit under the Lilly retirement plan is calculated using years of service and the average of the annual earnings (salary plus bonus) for the highest five out of the last 10 calendar years of service (final average earnings).

        Post-2009 Lilly Plan Information:    Following amendment of the Lilly Retirement Plan formulas, employees hired by Lilly on or after February 1, 2008 have accrued retirement benefits only under the new Lilly plan formula. Employees hired before that date have accrued benefits under both the old Lilly and new Lilly plan formulas. All eligible employees, including those hired on or after February 1, 2008, can retire at age 65 with at least five years of service and receive an unreduced benefit. The annual benefit under the new Lilly plan formula is equal to 1.2% of final average earnings multiplied by years of service. Early retirement benefits under this Lilly plan formula are reduced 6% for each year under age 65. Transition benefits were afforded to employees with 50 points (age plus service) or more as of December 31, 2009. These benefits were intended to ease the transition to the new Lilly retirement formula for those employees who were closer to retirement or had been with Lilly longer at the time the Lilly plan was changed. For the transition group, early retirement benefits are reduced 3% for each year from age 65 to age 60 and 6% for each year under age 60. Messrs. Simmons, Urbanek and Kinard are in this transition group.

        Pre-2010 Lilly Plan Information:    Employees hired by Lilly prior to February 1, 2008, accrued benefits under both Lilly plan formulas. For these employees, benefits that accrued before January 1, 2010 were calculated under the old Lilly plan formula. The amount of the benefit is calculated using actual years of service through December 31, 2009, while total years of service is used to determine eligibility and early retirement reductions. The benefit amount is increased (but not decreased) proportionately, based on final average earnings at termination compared to final average earnings at December 31, 2009. Full retirement benefits are earned by employees with 90 or more points (the sum of his or her age plus years of service). Employees electing early retirement receive reduced benefits as described below:

  •
  The benefit for Lilly employees with between 80 and 90 points is reduced by 3% for each year under 90 points or age 62.

  •
  The benefit for Lilly employees who have fewer than 80 points, but who reached age 55 and have at least 10 years of service, is reduced as described above and is further reduced by 6% for each year under 80 points or age 65.

Nonqualified Deferred Compensation

Name	Plan	Executive Contributions in Last Fiscal Year ($)(1)	Registrant (Lilly) Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($)
Mr. Simmons	Lilly nonqualified savings	$30,011	$30,011	$21,215	$0	$803,403
	Lilly deferred compensation	$0	$0	$54,151		$1,789,759

	Total	$30,011	$30,011	$75,366	$0	$2,593,162
Mr. Young	Lilly nonqualified savings	$0	$0	$0	$0	$0
	Lilly deferred compensation	$0	$0	$0		$0

	Total	$0	$0	$0	$0	$0
Ms. Lin	Lilly nonqualified savings	$13,533	$13,533	$(2,092)	$0	$24,974
	Lilly deferred compensation	$0	$0	$0		$0

	Total	$13,533	$13,533	$(2,092)	$0	$24,974
Mr. Urbanek	Lilly nonqualified savings	$6,413	$6,413	$(51)	$0	$16,034
	Lilly deferred compensation	$0	$0	$0		$0

	Total	$6,413	$6,413	$(51)	$0	$16,034
Mr. Kinard	Lilly nonqualified savings	$8,758	$8,758	$(7,196)	$0	$181,348
	Lilly deferred compensation	$61,149	$0	$20,957		$703,833

	Total	$69,907	$8,758	$13,761	$0	$885,181
Mr. Jensen	Lilly nonqualified savings	$5,796	$5,796	$(456)	$0	$11,136
	Lilly deferred compensation	$0	$0	$0		$0

	Total	$5,796	$5,796	$(546)	$0	$11,136
Mr. Montarce	Lilly nonqualified savings	$3,611	$3,611	$(131)	$0	$7,090
	Lilly deferred compensation	$0	$0	$0		$0

	Total	$3,611	$3,611	$(131)	$0	$7,090

(1)
The amounts in this column are also included in the Summary Compensation Table, in the "Salary" column (nonqualified savings) or the "Lilly Non-Equity Incentive Plan Compensation" column (deferred compensation).

(2)
The amounts in this column are also included in the Summary Compensation Table, in the "All Other Compensation" column as a portion of the savings plan match.

        The Nonqualified Deferred Compensation table above shows information about two Lilly programs: the Lilly nonqualified savings plan and the Lilly Deferred Compensation Plan. The Lilly nonqualified savings plan is designed to allow each employee to contribute up to 6% of his or her base salary and receive a Lilly company match beyond the contribution limits prescribed by the IRS with regard to 401(k) plans. The Lilly plan is administered in the same manner as the 401(k) Plan, with the same participation and investment elections. Lilly executive officers may defer receipt of all or part of their cash compensation and other U.S. Lilly executives may defer receipt of all or part of their cash bonus under the Lilly Deferred Compensation Plan. Amounts deferred by executives under the Lilly plan are credited with interest at 120% of the applicable federal long-term rate as established the preceding December by the U.S. Treasury Department under Section 1274(d) of the Code with monthly compounding, which was 3.1% for 2018. Participants may elect to receive the funds in a lump sum or in up to 10 annual installments following termination of employment, but may not make withdrawals while employed by Lilly, except in the event of hardship as approved by the Lilly compensation committee. All deferral elections and associated distribution schedules are irrevocable. Both Lilly plans are unfunded and subject to forfeiture in the event of bankruptcy.

Payments Upon Termination or Change in Control (as of December 31, 2018)

        The following table describes the potential payments and benefits under Elanco's compensation and benefit plans and arrangements to which the applicable Named Executive Officers would have been entitled upon a hypothetical termination of employment on December 31, 2018 in the circumstances described in the table. The narrative following the tabular disclosure below contains more details on the treatment of certain equity awards upon a qualifying termination of employment for the Named Executive Officers. Other than the payments and benefits described below, any agreement to provide severance payments or benefits (other than following a change in control) would be at the discretion of our compensation committee.

		Cash Severance Payment(1)	Continuation of Medical / Welfare Benefits (present value)		Value of Acceleration of Equity Awards		Total Termination Benefits
Mr. Simmons
•	Involuntary retirement or termination without cause	$0	$0		$4,318,097	(3)	$4,318,097
•	Involuntary or good reason termination after change in control	$4,400,000	$47,892	(2)	$12,341,104	(5)	$16,788,996
Mr. Young
•	Involuntary retirement or termination without cause	$0	$0		$283,234	(4)	$283,234
•	Involuntary or good reason termination after change in control	$1,870,000	$47,892	(2)	$283,234	(4)	$2,201,126
Ms. Lin
•	Involuntary retirement or termination without cause	$0	$0		$1,483,942	(3)	$1,483,942
•	Involuntary or good reason termination after change in control	$1,696,000	$31,039	(2)	$1,483,942	(5)	$3,210,981
Mr. Urbanek
•	Involuntary retirement or termination without cause	$0	$0		$509,116	(3)	$509,116
•	Involuntary or good reason termination after change in control	$1,232,000	$47,892	(2)	$1,925,558	(5)	$3,205,450
Mr. Kinard
•	Involuntary retirement or termination without cause	$0	$0		$220,048	(3)	$220,048
•	Involuntary or good reason termination after change in control	$1,376,000	$41,386	(2)	$1,810,735	(5)	$3,228,121

(1)
As of December 31, 2018, the Named Executive Officers (other than Messrs. Montarce and Jensen), were entitled to severance under The Elanco Change-in-Control Severance Pay Plan for Select Employees upon an involuntary retirement or termination without cause (see below).

(2)
See "Elanco Change-in-Control Severance Pay Plan for Select Employees" below for a discussion of payments following a change in control.

(3)
Includes amounts for Mr. Simmons that would be paid under the 2016-2018 Executive Officer PAs, 2017-2019 Executive Officer PAs and the founders' award Elanco RSUs. For Ms. Lin, the amount includes the founders' award Elanco RSUs and the Lilly RSU granted on February 1, 2018. For Mr. Urbanek, the amount includes the founders' award Elanco RSUs and the Lilly RSU granted in 2017. For Mr. Kinard, the amount includes the founders' award Elanco RSUs. Does not include amounts that would be paid under the 2018-2020 Lilly PAs, 2018-2020 Executive Officer PA, 2017-2019 Lilly SVAs, 2017-2019 Executive Officer SVA, 2018-2020 Lilly SVAs or 2018-2020 Executive Officer SVAs, which would result in the following estimated amounts, if calculated at target, as of December 31, 2018: Mr. Simmons: $2,479,127; Mr. Urbanek: $436,650 and Mr. Kinard: $552,679. See "Outstanding Lilly and Elanco Equity Awards at December 31, 2018" table above.

(4)
Includes the acceleration of Elanco RSUs related to the one-time Elanco RSU award Mr. Young received as part of his hiring upon the event of certain qualifying terminations.

(5)
Includes the acceleration of Elanco RSUs and options and of Lilly SVAs, Executive Officer SVAs, PAs, Executive Officer PAs and RSUs, in each case, upon the event of certain qualifying terminations following a change-in-control.

Former Chief Financial Officer and Acting Chief Financial Officer

        In connection with Mr. Jensen's death on December 14, 2018, his estate became entitled to certain benefits, including a life insurance and death benefit of $1,300,000 under The Eli Lilly and Company Life Insurance and Death Benefit Plan, which generally provides for a benefit equal to two times an employee's base salary and was available to all Lilly and Elanco employees in 2018. Mr. Jensen's Elanco RSU award was accelerated, which resulted in the immediate vesting of 19,449 shares of Elanco stock with a value of $629,564, and his Elanco option award was accelerated and remained exercisable until March 14, 2019. In addition, the matching of his accounts under The Lilly Employee 401(k) Plan and The Lilly Excess Savings Plan was accelerated entitling his estate to payments of $13,886 and $5,796, respectively. Mr. Jensen's spouse and dependents are entitled to COBRA for a period of six months.

        Mr. Montarce was not entitled to any termination payments from Elanco in connection with his transition in employment from Elanco to Lilly on November 1, 2018.

Equity Acceleration in Connection with a Change-in-Control

        Upon a Lilly change in control, any then outstanding and unvested Lilly SVAs, Executive SVAs, PAs and Executive PAs would convert into restricted stock units of the new company, with the number of Lilly shares earned under any performance-based awards based on actual performance at the time of the transaction. These converted restricted stock units and other Lilly restricted stock unit awards (which would also convert into restricted stock units of the new company) will continue to vest and pay out upon the earlier of the completion of the original award period, upon a covered termination of employment (generally the same as is described below for Elanco), or if the successor entity does not assume, substitute or otherwise replace the award.

        Upon an Elanco change in control, unvested Elanco RSUs and options will continue to vest and pay out upon the earlier of the completion of the original award period, upon a covered termination of employment as described below, or if the successor entity does not assume, substitute or otherwise replace the award.

Elanco Change-in-Control Severance Pay Plan for Select Employees

        In connection with the IPO, Elanco's board of directors adopted Elanco change-in-control severance pay plans for nearly all Elanco employees, including a plan that applies to the Named Executive Officers. The Elanco plans are intended to preserve Elanco employee morale and productivity and encourage retention in the face of the disruptive impact of an actual or rumored change in control. In addition, the Elanco plans are intended to align participating Elanco employee and Elanco shareholder interests by enabling executives to evaluate corporate transactions that may be in the best interests of the Elanco shareholders and other constituents of Elanco without undue concern over whether the transactions would jeopardize the participating employee's own employment. Outside of a change in control, Elanco was not obligated to pay severance to its Named Executive Officers upon termination of employment, but severance could have been paid at the discretion of the Elanco compensation committee.

        The basic elements of the select plan applicable to the Named Executive Officers include:

  •
  Double trigger. Unlike "single trigger" plans that pay out immediately upon a change in control, the select plan requires a "double trigger"—a change in control followed by an involuntary loss of employment within two years. This is consistent with Elanco's intent to provide employees with financial protection upon loss of employment.

  •
  Covered terminations. Our participating Named Executive Officers are eligible for payments under our select plan if, within two years of the change in control, their employment is terminated (i) without cause by Elanco or (ii) for good reason by the employee, each as is defined in the plan.

  •
  Severance payment. Named Executive Officers are eligible for up to two years' base salary plus two times their target bonus for the then-current year.

  •
  Benefit continuation. Basic employee benefits such as health and life insurance would continue for 18 months following a participating Named Executive Officer's termination of employment, unless they become eligible for coverage with a new employer before then.

  •
  No gross-ups. In some circumstances, the payments or other benefits received by a participating employee in connection with a change in control could exceed limits established under Section 280G of the Code resulting in an excise tax payment. Elanco would not reimburse or gross-up employees for these taxes. However, the amount of change in control-related benefits would be reduced to the maximum amount that would not result in an excise tax if the effect would be to deliver a greater after-tax benefit than the employee would receive if his or her benefits were not so reduced.

Director Compensation

Elanco Non-Employee Director Compensation Program

        Directors who are employed by Elanco or any of its affiliates are not eligible to receive compensation for their service on the Board. In 2018, directors who were employed by Lilly or its affiliates were similarly not eligible to receive compensation for their service on our Board. Currently, all members of the Board, other than those employed by Elanco, receive an annual retention fee of $70,000 in cash and an annual equity award granted under the Elanco Directors' Deferral Plan in the number of shares of our common stock having a grant date value equal to $180,000. The chairman of Elanco's board of directors also receives an annual retention fee of $100,000 in cash, the chairman of the Elanco Audit Committee also receives an annual retention fee of $18,000 in cash, and the chairman of the Compensation Committee, Finance Committee and Nominating and Corporate Governance Committee each also receive an annual retention fee of $16,000 in cash. The annual equity awards granted to directors are subject to mandatory deferral under the Elanco Directors' Deferral Plan and the cash compensation is subject to elective deferral under such plan, as described below.

        Elanco's directors may be reimbursed for reasonable out-of-pocket travel expenses incurred in connection with attendance at board and committee meetings and other board-related activities. The Elanco compensation committee will review director compensation from time to time and make recommendations to the board of directors.

2018 Director Compensation

        Elanco directors who are not also employees of Lilly or Elanco received the following compensation for their service in 2018, which represents prorated amounts from the time of the IPO through December 31, 2018 unless otherwise indicated:

Name*	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	All Other Compensation Payments ($)	Total ($)
R. David Hoover	$62,000	(2)	$60,004	$0	$122,004
Lawrence Kurzius	$28,667	(3)	$60,004	$0	$88,671
Kapila Anand	$29,333	(4)	$60,004	$0	$89,337

*
During 2018, in addition to the directors listed and Jeffrey N. Simmons whose compensation is disclosed in the "Summary Compensation Table," our board also included Michael J. Harrington, Carl L. McMillian, David A. Ricks, Aarti S. Shah and Joshua L. Smiley, each of whom was also an employee of Lilly and did not receive any compensation from us for their service as our director.

(1)
Each non-employee director received an award of stock valued at $60,004 (1,796 shares), representing a pro-rated award for a partial year of service, which awards are mandatorily deferred and not issued until the second January following the director's departure from service under the Elanco Directors' Deferral Plan. The column shows the grant date fair value for each director's stock award computed in accordance with FASB ASC Topic 718 based upon the closing price on the grant date and the assumptions in Note 13: Stock-Based Compensation to Elanco's consolidated and combined financial statements included elsewhere in this prospectus.

(2)
Also includes a fee of $10,000 per month from the date of Mr. Hoover's appointment as Chairman of the board of directors from May 26, 2018 through the IPO. See "Director Letter Agreement with Chairman" below.

(3)
Includes pro-rated fee for service as the chairman of the Elanco compensation committee.

(4)
Includes pro-rated fee for service as the chairman of the Elanco audit committee.

Director Letter Agreement with Chairman

        In connection with the appointment of R. David Hoover as a director and chairman of Elanco's board of directors, Elanco entered into a letter agreement with Mr. Hoover, which provided, in part, that Mr. Hoover would assist in the identification and recruitment of potential candidates to serve on the board of directors. Under the letter agreement, Mr. Hoover was entitled to a payment of $10,000 per month prior to the IPO. Since the IPO, Mr. Hoover has been compensated in the same manner as the other non-employee directors as described under "Elanco Non-Employee Director Compensation Program" above.

Elanco Directors' Deferral Plan

        Prior to the IPO, the board of directors and Lilly, as Elanco's sole shareholder, approved the Elanco Directors' Deferral Plan (the "Directors' Deferral Plan"), which became effective on September 18, 2018. Under the Elanco Directors' Deferral Plan, non-employee directors' equity compensation (but no more than the lesser of 30,000 shares or the number of shares equal in value to $800,000 (as of the applicable valuation date) less the directors' cash compensation for the applicable plan year) are credited annually in a deferred stock account (as described below). The Elanco

Directors' Deferral Plan also allows non-employee directors to defer receipt of all or part of their cash compensation until after their service on our board of directors has ended. Each director can choose to invest their deferred cash compensation in one or both of the following two accounts:

        Deferred Stock Account.    This account allows the director, in effect, to invest his or her deferred cash compensation in company stock. Funds in this account are credited as hypothetical shares of company stock based on the closing stock price on pre-set dates. The number of shares credited in respect of deferred cash compensation is calculated by the amount deferred divided by the closing stock price on pre-set dates. In addition, the annual stock compensation awards described above is also credited to this account. Deferred stock accounts are also credited for dividends as if the credited shares were actual shares, with such credited dividends credited in additional shares.

        Deferred Compensation Account.    Funds in this account earn interest each year at a rate of 120 percent of the applicable federal long-term rate, compounded monthly, as established the preceding December by the U.S. Treasury Department under Section 1274(d) of the Internal Revenue Code of 1986 (the Internal Revenue Code).

        Both accounts may generally only be paid in a lump sum in January of the second plan year following the plan year in which the director separates from service or in annual installments over between two and 10 years, beginning at the same time the lump sum payment would be made. Amounts credited to the director's deferred stock account would generally be paid in shares of company stock and amounts credited to the director's deferred compensation account would be paid in cash.

Stock Ownership Guidelines

        Pursuant to our corporate governance guidelines, directors should hold meaningful equity ownership positions in the company. Accordingly, a significant portion of director compensation is made in the form of company equity. The board will consider from time to time equity ownership requirements for non-employee directors.

Hedging/Pledging Policy

        Elanco's Compensation Committee adopted a hedging and pledging policy under which our non-employee directors and employees are not permitted to hedge their economic exposures to Elanco stock through short sales or derivative transactions. Non-employee directors and all members of senior management are prohibited from pledging any Elanco stock (i.e., using Elanco stock as collateral for a loan or trading shares on margin).

Securities Authorized for Issuance under Equity Compensation Plans

        The following table summarizes information as of December 31, 2018 relating to Elanco's equity compensation plans under which equity securities are authorized for issuance:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category	(a)		(b)		(c)
Equity Compensation Plans approved by security holders	550,855	(1)	$31.61	(2)	4,940,145
Equity Compensation Plans not approved by security holders	—		—		—

Total	559,855		$31.61		4,940,145

(1)
Includes 421,297 stock options, 133,170 shares underlying RSUs granted under the 2018 Elanco Stock Plan and 5,388 deferred RSUs granted under the Directors' Deferral Plan.

(2)
The weighted-average exercise price is only applicable to stock options.

        .

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Relationship between Elanco and Lilly

        On September 24, 2018, immediately prior to the completion of the IPO, Elanco entered into a master separation agreement and a number of other agreements with Lilly to effect the separation of Elanco's business from Lilly and to provide a framework for Elanco's ongoing relationship with Lilly after the IPO and the separation, each of which remain in effect following the completion of the Split-Off. The following is a summary of the terms of the master separation agreement and other material agreements between us and Lilly, which are filed as exhibits to the registration statement of which this prospectus is a part. These summaries set forth the terms of the agreements that Elanco believes are material and are qualified in their entirety by reference to the full text of such agreements.

Master Separation Agreement

        Elanco entered into a master separation agreement with Lilly immediately prior to the completion of the IPO. The master separation agreement governs certain pre-IPO transactions, as well as the ongoing relationship between Lilly and Elanco following the IPO and the separation.

        The separation of Elanco's business; contribution of entities.    The master separation agreement generally allocates certain assets and liabilities between Elanco and Lilly according to the business to which such assets or liabilities relate. Prior to the completion of the IPO, Lilly or its affiliates, as applicable, conveyed, contributed, assigned, distributed, delivered or otherwise transferred ownership of substantially all of the assets that are used exclusively in, relate exclusively to, or arise exclusively out of, the operation or conduct of its animal health businesses, to certain direct and indirect subsidiaries of Lilly.

        Effective as of the closing of the IPO on September 24, 2018, Lilly contributed to Elanco, pursuant to the master separation agreement, the equity interests of certain entities that held, either directly or indirectly through the equity ownership of additional entities, substantially all of the assets of Lilly's animal health businesses, which now forms the Elanco business. The master separation agreement also generally provides for the assumption by Elanco or the entities that are now its subsidiaries pursuant to foregoing contribution, as applicable, of all historical and future liabilities to the extent relating to, arising out of or resulting from the ownership or operation of such animal health business. In exchange for the transfer to Elanco of the entities holding substantially all of the assets and liabilities of Lilly's animal health businesses, Lilly received (i) all of the net proceeds ($1,659.7 million) that Elanco received from the sale of Elanco common stock in the IPO, including the net proceeds received as a result of the exercise of the underwriters' option to purchase additional shares, (ii) all of the net proceeds (approximately $2,000 million) received in the Senior Notes Offering and (iii) all of the net proceeds ($498.6 million) received from the entry by Elanco into a term loan facility. Following the IPO, Elanco made a payment to Lilly of $359.9 million pursuant to the terms of the master separation agreement, which required that Elanco pay additional amounts to Lilly to the extent that Elanco's total unrestricted cash for working capital and other general corporate purposes exceeded $300 million following the completion of the IPO. A portion of the total consideration to be paid to Lilly was temporarily retained by Elanco as restricted cash in connection with the anticipated transfer to Elanco from Lilly of certain animal health assets in certain jurisdictions.

        Except as expressly set forth in any of the transaction documents, or as required by law, the assets that have been or will be conveyed, contributed or assigned, transferred, distributed or delivered to Elanco or its subsidiaries (including entities the equity interests of which have been or will be transferred to Elanco by Lilly) are being so transferred on an "as is," "where is" basis, without any representations or warranties, and Elanco has agreed to bear the economic and legal risks that any conveyance was insufficient to vest in it good title, free and clear of any security interest, that any necessary consents or approvals were not obtained or that any conveyance was not done in compliance with any requirements of law or judgments.

        Delayed transfers and further assurances.    To the extent that the transfers of the assets and the assumptions of the liabilities allocated to Elanco under the master separation agreement were not completed on or prior to the IPO, Elanco and Lilly agreed to cooperate with each other and use commercially reasonable efforts to effect such transfers and assumptions as promptly as practicable thereafter or at such other time as Elanco and Lilly have agreed. Under the master separation agreement, until the transfer of such assets and the assumption of such liabilities have occurred, the benefits and burdens relating to any such assets and liabilities generally will inure, after the IPO, to the entity who would have received such asset or liability, had it been transferred prior to completion of the IPO, including, in the case of the jurisdictions in which Lilly and Elanco have agreed to defer the applicable transfers and assumptions, by calculating the net economic benefit and detriment attributable to such assets and liabilities and making payments in connection therewith in the manner agreed upon by Elanco and Lilly. If, despite Lilly and Elanco's cooperating with one another and using their respective commercially reasonable efforts, the transfers and assumptions of the applicable assets and liabilities in one or more of such jurisdictions has not occurred on or prior to the date previously agreed upon in writing by Elanco and Lilly, then Lilly shall be paid any remaining consideration retained by Elanco as restricted cash, and shall be entitled to retain, sell, transfer or otherwise dispose of any such remaining asset or liability, in its sole discretion.

        Elanco and Lilly have agreed to cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable law, regulations and agreements to consummate and make effective the transactions contemplated by the master separation agreement and the other transaction documents.

        Distribution.    The master separation agreement provides that Elanco would cooperate with Lilly in all respects to make a distribution to its shareholders of all or a portion of its equity interests in Elanco, including in connection with the Split-Off.

        Insurance.    Following the time that Lilly holds 50% or less of Elanco's common stock, subject to certain exceptions, Elanco will arrange for its own insurance policies and will no longer seek benefit from any of Lilly's or its affiliates' insurance policies that may provide coverage for claims relating to the animal health business prior to the date on which Elanco obtains its own insurance coverage. The master separation agreement contains procedures for the administration of insured claims and allocates the right to claim coverage and control over the prosecution and defense of claims between Elanco and Lilly.

        Mutual releases and indemnification.    Except for each party's obligations under the master separation agreement, the other transaction documents and certain other specified liabilities, under the master separation agreement, Elanco and Lilly have released and discharged the other from any and all liabilities existing or arising from acts or events that occurred (or failed to occur) prior to the completion of IPO.

        Elanco will indemnify, defend and hold harmless Lilly, each of its affiliates and each of its and their respective directors, officers, managers, members, employees and agents from and against any and all losses relating to, arising out of or resulting from, among others:

  •
  the liabilities of the animal health businesses that are allocated to Elanco;

  •
  any breach by Elanco or its subsidiaries of the master separation agreement or any other transaction document;

  •
  any untrue statement or omission of a material fact in Lilly's governmental or public filings, to the extent caused by information furnished by Elanco or incorporated by reference from Elanco's public filings; or

  •
  any untrue statement or omission of a material fact in Elanco's governmental or public filings, to the extent not caused by information furnished by Lilly.

        Lilly will indemnify, defend and hold harmless Elanco, each of its affiliates and each of its and their respective directors, officers, managers, members, employees and agents from and against any and all losses relating to, arising out of or resulting from, among others:

  •
  the liabilities allocated to Lilly under the master separation agreement;

  •
  any breach by Lilly or its subsidiaries of the master separation agreement or any other transaction document;

  •
  any untrue statement or omission of a material fact in Elanco's governmental or public filings, to the extent caused by information furnished by Lilly or incorporated by reference from Lilly's public filings; or

  •
  any untrue statement or omission of a material fact in Lilly's governmental or public filings, to the extent not caused by information furnished by Elanco.

        Exchange of Information.    The master separation agreement provides for the mutual sharing of information between Lilly and Elanco in order to comply with applicable law, reporting, filing, audit or tax requirements or other applicable obligations, or for use in judicial or other proceedings.

        Financial Reporting Covenants.    Under the master separation agreement, Elanco agreed to comply with certain covenants relating to its financial reporting for so long as Lilly was required to consolidate Elanco's results of operations and financial position or to account for its investment in Elanco under the equity method of accounting.

        Elanco has also agreed that, for so long as Lilly provides Elanco services under the transitional services agreement, Elanco will not change its auditor, nor will Elanco engage its auditor for any non-audit services, in each case, without Lilly's prior consent, and Elanco will generally implement and maintain Lilly's business practices and standards in accordance with certain policies and procedures specified by Lilly, subject to appropriate materiality thresholds.

        Other covenants and approval rights.    The master separation agreement also contained certain other covenants that placed restrictions on Elanco's actions, or required Lilly's prior written approval to such actions, until Lilly disposed of its Elanco shares in the Split-Off.

        Board representation.    The master separation agreement provided that, for so long as Lilly and its affiliates beneficially owned at least 10% of Elanco voting shares, Lilly was entitled to designate for nomination certain representatives on the Board. Following the completion of the Split-Off, Lilly no longer has such rights.

        No solicitation of employees.    Subject to certain customary exceptions, for a period of 12 months following the date on which Lilly and its affiliates no longer own a majority of Elanco's outstanding shares of common stock, neither Elanco or its affiliates, nor Lilly or its affiliates, will directly or indirectly solicit or encourage any employee of the other party at the level of senior director and above to leave his or her employment without the prior written consent of the other party.

        Dispute resolution.    The master separation agreement provides that Elanco and Lilly will use their respective commercially reasonable efforts to resolve disputes expeditiously and on a mutually acceptable negotiated basis by our respective senior level representatives. Any disputes unable to be resolved through such process will be referred to mediation, for non-binding resolution. Subject to compliance with the terms of the master separation agreement, either Elanco or Lilly, following the escalation and mediation procedures in the master separation agreement, may submit a dispute to a court of competent jurisdiction in Indiana.

        Term.    The master separation agreement will continue unless terminated by the mutual consent of Elanco and Lilly, although certain rights and obligations terminated upon a reduction in Lilly's ownership of Elanco's outstanding common stock.

Transitional Services Agreement

        Historically, Lilly has provided Elanco significant shared services and resources related to corporate functions such as executive oversight, treasury, legal, finance, human resources, tax, internal audit, financial reporting, information technology and investor relations, which are referred to collectively as the "Lilly Services." The transitional services agreement became operative as of the completion of IPO and the agreement will continue until the expiration or termination of the last Lilly Service to expire or be terminated, unless the agreement is earlier terminated according to its terms.

        Under the transitional services agreement, Elanco is able to use Lilly Services for a fixed term established on a service-by-service basis. Partial reduction in the provision of any Lilly Service or termination of a Lilly Service prior to the expiration of the applicable fixed term requires Lilly's consent. In addition, either party can terminate the agreement due to a material breach of the other party, upon prior written notice, subject to limited cure periods or if the other party undergoes a change of control.

        Elanco will pay Lilly mutually agreed-upon fees for the Lilly Services provided under the transitional services agreement, which will be based on Lilly's cost (including third-party costs) of providing the Lilly Services through March 31, 2021 and subject to a mark-up of 7% thereafter, with additional inflation-based escalation beginning January 1, 2020.

Tax Matters Agreement

        Allocation of taxes.    Elanco entered into a tax matters agreement with Lilly immediately preceding the completion of the IPO that governs the parties' respective rights, responsibilities and obligations with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and other matters regarding taxes. In general, under the agreement:

  •
  Lilly is responsible for any U.S. federal, state, local or foreign taxes (and any related interest, penalties or audit adjustments and including those taxes attributable to Elanco's business) reportable on a consolidated, combined or unitary return that includes Lilly or any of its subsidiaries (and Elanco and/or any of its subsidiaries) for any periods or portions thereof ending on or prior to the date of the closing of the IPO. Elanco is responsible for the portion of any such taxes for periods or portions thereof beginning after such date, as would be applicable to Elanco if it filed the relevant tax returns on a standalone basis.

  •
  Elanco is responsible for any U.S. federal, state, local or foreign taxes (and any related interest, penalties or audit adjustments) that are reportable on returns that include only Elanco and/or any of its subsidiaries, for all tax periods whether before or after the completion of the IPO.

  •
  Lilly is responsible for certain taxes imposed on Lilly and/or any of its subsidiaries and Elanco and/or any of its subsidiaries arising from, or attributable to, certain transfers of assets or liabilities in the separation.

        Elanco is not generally entitled to receive payment from Lilly in respect of any of Elanco's tax attributes or tax benefits or any reduction of taxes of Lilly. Neither party's obligations under the agreement are limited in amount or subject to any cap. The agreement also assigns responsibilities for administrative matters, such as the filing of returns, payment of taxes due, retention of records and conduct of audits, examinations or similar proceedings. In addition, the agreement provides for cooperation and information sharing with respect to tax matters.

        Lilly is primarily responsible for preparing and filing any tax return with respect to the Lilly affiliated group for U.S. federal income tax purposes and with respect to any consolidated, combined, unitary or similar group for U.S. state or local or foreign tax purposes that includes Lilly or any of its subsidiaries (including those that also include Elanco and/or any of its subsidiaries), as well as any tax return that includes only Lilly and/or any of its subsidiaries (including such tax returns that reflect taxes attributable to Elanco's business). Elanco is generally responsible for preparing and filing any tax returns that include only Elanco and/or any of its subsidiaries.

        The party responsible for preparing and filing a given tax return generally has exclusive authority to control tax contests related to any such tax return. Elanco generally has exclusive authority to control tax contests with respect to tax returns that include only Elanco and/or any of its subsidiaries.

        Preservation of the tax-free status of certain aspects of the separation.    Elanco and Lilly intend the separation, the transfer of net cash proceeds from the IPO and certain related financing transactions (which we refer to as the Debt Transactions) to Lilly and the Split-Off to qualify as a tax-free transaction under Section 355, Section 368(a)(1)(D) and related provisions of the Code. In addition, Elanco and Lilly intend for the separation, the transfer of net cash proceeds from the IPO and the Debt Transactions to Lilly, the Split-Off and certain related transactions to qualify for tax-free treatment under U.S. federal, state and local tax law and/or foreign tax law.

        In connection with certain opinions obtained by Lilly from its outside tax attorneys and advisors, Elanco has made representations regarding the past and future conduct of its business and certain other matters. Elanco has also agreed to certain covenants that contain restrictions intended to preserve the tax-free status of the separation, the transfer of net cash proceeds from the IPO and the Debt Transactions to Lilly, the Split-Off and certain related transactions. Elanco may take certain actions prohibited by these covenants only if Lilly receives a private letter ruling from the IRS or Elanco obtains and provides to Lilly an opinion from a U.S. tax counsel or accountant of recognized national standing, in either case acceptable to Lilly in its sole and absolute discretion, to the effect that such action would not jeopardize the tax-free status of these transactions. Elanco is barred from taking any action, or failing to take any action, where such action or failure to act adversely affects or could reasonably be expected to adversely affect the tax-free status of these transactions, for all time periods. In addition, during the time period ending two years after the date of the Split-Off these covenants include specific restrictions on Elanco's:

  •
  issuance or sale of stock or other securities (including securities convertible into Elanco stock but excluding certain compensatory arrangements);

  •
  sales of assets outside the ordinary course of business; and

  •
  entering into any other corporate transaction which would cause Elanco to undergo a 40% or greater change in its stock ownership.

        Elanco has generally agreed to indemnify Lilly and its affiliates against any and all tax-related liabilities incurred by them relating to the separation, the transfer of net cash proceeds from the IPO and the Debt Transactions to Lilly, the Split-Off and/or certain related transactions to the extent caused by an acquisition of Elanco stock or assets or by any other action undertaken by Elanco. This indemnification provision applies even if Lilly has permitted Elanco to take an action that would otherwise have been prohibited under the tax-related covenants described above.

Employee Matters Agreement

        Elanco entered into an employee matters agreement with Lilly immediately prior to the completion of IPO. The employee matters agreement governs Lilly's, Elanco's and the parties' respective subsidiaries' and affiliates' rights, responsibilities and obligations after the IPO with respect to employees, compensation, employment, employee benefit plans and related matters. Below is a summary of the terms of the employee matters agreement.

        Benefit plans generally.    Prior to the completion of the IPO, except with respect to any cash bonus or equity compensation plans, Elanco was a participating employer in the Lilly benefit plans in which Elanco's employees participated at such time, to the extent permitted under the plans. Except as otherwise agreed to by the parties, Elanco ceased to be a participating employer in the Lilly plans and adopted its own benefit plans on January 1, 2019, which is referred to as the "Plan Transition Date." An appropriate allocation of Elanco costs incurred under the Lilly benefit plans prior to the Plan Transition Date shall be charged back to Elanco. Lilly will retain the right to amend or terminate its plans. As of the completion of the IPO, Elanco adopted or retained, as applicable, cash bonus and equity compensation plans for its employees. Under the cash bonus plans, Elanco pays its employees on generally the same basis as in effect prior to the IPO for the performance period which includes the IPO and will assume any liability for the payment of bonuses under Lilly's bonus plans, to the extent applicable. As of the Plan Transition Date, Elanco has established or will establish benefit plans that are generally comparable to the Lilly plans in which its employees participated prior to the Plan Transition Date. The employee matters agreement does not obligate Elanco to establish any defined benefit pension plan, retiree medical plan or nonqualified plan for its U.S. employees, unless required by law or an applicable collective bargaining agreement, and all liabilities relating to any such plan maintained by Lilly shall remain with Lilly (other than as provided for under "—Non-U.S. retirement benefit arrangements").

        Employment.    Prior to the completion of the IPO, Elanco generally offered employment to certain employees who provided services to its business and who did not otherwise transfer to Elanco entities by operation of law. The date on which any such transferring employee is considered to be employed by Elanco (either by operation of law or of an offer) for purposes of the employee matters agreement is referred to as the "Employee Transfer Date." To the extent that severance or termination obligations were triggered by or as a result of such transfers or Elanco's failure to make offers or continue employment as required by the employee matters agreement or are required to be paid under applicable law or a Lilly plan, Lilly will administer the severance pay or termination pay obligations in accordance with the terms and conditions of the applicable Lilly severance pay or termination pay plan or policy, or as otherwise required by applicable law, and Elanco will indemnify Lilly for such liability. If any of Elanco's U.S. employees began receiving long-term disability leave benefits under Lilly's disability plan before the applicable Plan Transition Date, such employees remain eligible for such benefits after the Plan Transition Date, subject to all applicable requirements of the disability plan. For the period starting as of the completion of the IPO and ending on December 31, 2019, Elanco employees will be entitled to receive: (A) (i) at least the same salary or wages, and cash bonus opportunities at target, (ii) equity incentive commitments equal to the equity budget value and (iii) other material terms and conditions of employment as such employees were provided immediately before January 1, 2019; and (B) employee benefits and perquisites (other than cash bonus opportunities, equity incentive commitments, defined benefit pension, retiree medical and nonqualified benefits) that are substantially comparable in the aggregate to the employee benefits and perquisites that such employees were provided under applicable plans of Lilly before January 1, 2019. Elanco will use reasonable efforts to assume, as of the Employee Transfer Date, any applicable employment agreements or other individual benefit or compensation agreement entered into between Lilly and a transferring employee and will indemnify Lilly for all liabilities under such agreements. In addition, Elanco expects to provide to any of its employees whose employment is terminated during the period ending on December 31, 2019, a level of severance benefits that is equal to the greater of (i) the severance benefits the employee would have received under the applicable Lilly plans in effect immediately before January 1, 2019, or (ii) the severance benefits provided under Elanco's severance arrangements applicable to similarly-situated employees, in each case, calculated based on the employee's compensation and service.

        Unions and collective bargaining agreements.    The parties will cooperate to inform and consult with any applicable representative of a labor union, or similar organization, covering any transferring employee, to the extent required by law or the applicable collective bargaining agreement or similar arrangement. As of the Employee Transfer Date, Elanco will assume any collective bargaining, or similar, agreements or arrangements covering any such employees and indemnify Lilly for all related liabilities.

        Credited service.    Elanco will cause its employee benefit plans to credit its employees, without duplication of benefits, for service with Lilly on or prior to the Employee Transfer Date, and for service with Elanco on or following the Employee Transfer Date, for purposes of eligibility and vesting under all of Elanco's employee benefit plans and arrangements and computation of vacation, sick days or severance benefits, or as may otherwise be required by applicable law.

        U.S. defined benefit and retiree medical plans.    Following the Plan Transition Date, U.S. employees will generally be eligible to receive credit for service with Elanco for vesting and eligibility service (but not benefit service) under the Eli Lilly Retirement Plan and the Eli Lilly and Company Retiree Health Plan through a date not later than December 31, 2023, to the extent permitted by and subject to the terms of such plans.

        U.S. defined contribution plans.    Elanco established a 401(k) plan for its U.S. employees effective as of the Plan Transition Date with terms that are substantially similar to Lilly's 401(k) plan, except that it will provide for a 6% company match and 3% non-elective company contribution. Any transferring employee whose Employee Transfer Date was on or before January 1, 2019 is 100% vested in Elanco's 401(k) plan. Elanco accepted the transfer from the U.S. Lilly qualified defined contribution plan to its qualified defined contribution plan of any assets and liabilities allocable to the participants transferring to Elanco. Elanco's employees are 100% vested in their account balances under the Lilly qualified defined contribution benefit plan as of the Plan Transition Date, and ceased being eligible to receive any employer contributions from Lilly effective December 31, 2018.

        U.S. Lilly nonqualified plans.    As of the Plan Transition Date, any transferring employee ceased being eligible for contributions from Lilly under the Eli Lilly Excess Savings Plan and Deferred Compensation Plan for services rendered after December 31, 2018. Following the Plan Transition Date, U.S. employees will generally be eligible to receive credit for service with Elanco for vesting and eligibility service (but not benefit service) under the Eli Lilly Excess Benefit Retirement Plan through a date not later than December 31, 2023, to the extent permitted by and subject to the terms of the plan.

        Non-U.S. retirement benefit arrangements.    The employee matters agreement provides for the transfer from Lilly to Elanco of any retirement benefit arrangement covering Elanco employees located outside of the U.S. and of any related obligations or liabilities, unless otherwise agreed by the parties.

        Lilly equity compensation.    The employee matters agreement provides that, prior to the completion of the IPO, the board of directors of Lilly would determine how any Lilly equity, equity-related and long-term performance awards granted to Elanco's transferring employees will be treated under the applicable Lilly plans.

Toll Manufacturing and Supply Agreement

        Elanco entered into a toll manufacturing and supply agreement with Lilly immediately prior to the completion of the IPO. Lilly has historically manufactured Humatrope drug substance for use in the human health field at its Speke manufacturing site, which site is being transferred to Elanco in connection with the separation. Under the toll manufacturing and supply agreement, Elanco will continue to exclusively manufacture Humatrope for Lilly at the Speke site until December 31, 2020; provided, however, that such obligation may continue through December 31, 2023 (through the exercise of three one-year extensions) if Lilly's replacement third party supplier of Humatrope has not received all necessary governmental approvals or cannot meet Lilly's volume requirements.

        The tolling fee that Elanco charges Lilly for the provision of such manufacturing and supply services is based on local value added plus a reasonable arm's length mark-up. By October 1 of each calendar year during the term of the toll manufacturing and supply agreement, Elanco will mutually agree upon a new tolling fee to be effective for the following calendar year.

        Under the toll manufacturing and supply agreement, Elanco agrees not to manufacture or sell any product that is competitive to Humatrope for a period of five years after the expiration or termination of the agreement. In addition, during the term of the agreement, Elanco agrees not to manufacture any product other than Humatrope at certain buildings of the Speke manufacturing site without Lilly's consent.

Intellectual Property and Technology License Agreement

        Elanco entered into an intellectual property and technology license agreement with Lilly immediately prior to the completion of the IPO. Under the intellectual property and technology license agreement, Lilly granted Elanco an exclusive, perpetual license to exploit products in the animal health field that utilize or use certain of Lilly's intellectual property (excluding trademarks). In addition, Lilly granted Elanco a non-exclusive, non-sublicenseable license to screen certain compounds in Lilly's compound libraries to exploit products in the animal health field that utilize or use certain of Lilly's intellectual property. This screening license has an initial term of two years, subject to three one-year extensions, each of which requires Lilly's consent.

        If Elanco makes any improvements to the licensed intellectual property, Elanco shall retain ownership of such improvements and provide Lilly with a non-exclusive, perpetual license to use the intellectual property in fields outside animal health (including human health).

        For a period of two years following the effective date of the intellectual property and technology license agreement, each party has a right of first offer with respect to third-party offers that the other party receives to license such other party's intellectual property in the first party's field (animal health versus human health). In connection with such right, Elanco will negotiate exclusively as to such offer for the use of the other party's intellectual property in the first party's field.

        Under the intellectual property and technology license agreement, Elanco will provide quarterly reports to Lilly describing any know-how generated under the agreement, including inventions, patentable subject matter, discoveries, and technical data. Elanco will retain ownership of such generated know-how and will provide Lilly with a non-exclusive, perpetual license to use the know-how in fields outside animal health (including human health).

Transitional Trademark License Agreement

        Elanco entered into a transitional trademark license agreement with Lilly immediately prior to the completion of the IPO. Under the transitional trademark license agreement, Lilly granted Elanco a transitional license to use certain of Lilly's trademarks for a period of time following the IPO. Such license is non-exclusive and royalty-free, and allows Elanco to use certain of Lilly's trademarks on

Elanco's product packaging, any advertising materials used in connection with the sale and distribution of Elanco products, and generally in connection with the sale and distribution of its products and in the day-to-day operation of its business (including in Elanco's books and records).

        Such license will terminate on a product-by-product and country-by-country basis. The term of the license will not extend beyond four years; provided, however, that the license can extend for one additional year (beyond such four years) if the parties mutually agree upon such extension. Lilly can terminate the transitional trademark license agreement due to our breach of such agreement, upon prior written notice, subject to a limited cure period.

Registration Rights Agreement with Lilly

        Elanco entered into a registration rights agreement with Lilly immediately prior to the completion of the IPO, pursuant to which Elanco agreed that, upon the request of Lilly, Elanco would use its reasonable best efforts to effect the registration under applicable federal and state securities laws of any shares of Elanco common stock retained by Lilly following the IPO. Prior to the commencement of the exchange offer related to the Split-Off, we filed a registration statement on Form S-4 registering the shares of our common stock exchanged by Lilly in the Split-Off. Pursuant to the registration rights agreement, we were generally responsible for all registration expenses in connection with the performance of our obligations under the registration rights provisions in the registration rights agreement. Lilly is responsible for its own internal fees and expenses, any applicable underwriting discounts or commissions and any stock transfer taxes. The agreement contains indemnification and contribution provisions by us for the benefit of Lilly and, in limited situations, by Lilly for the benefit of us with respect to the information provided by or failed to be provided by Lilly included or omitted, as applicable, in the registration statement, prospectus or related document.

Policy Concerning Related Person Transactions

        Elanco's board of directors has adopted a written policy, which is referred to as the "related person transaction policy", for the review of any transaction, arrangement or relationship in which Elanco is a participant, if the amount involved exceeds $120,000 and one of Elanco's executive officers, directors, director nominees or beneficial holders of more than 5% of Elanco's total equity (or their immediate family members), each of whom is referred to as a "related person", has a direct or indirect material interest. This policy was not in effect when Elanco entered into the transactions described above.

        Each of the agreements between Elanco and Lilly and its subsidiaries that were entered into prior to the completion of the IPO, and any transactions contemplated thereby, were deemed to be approved and not subject to the terms of such policy. If a related person, other than Lilly and its affiliates, proposes to enter into such a transaction, arrangement or relationship, which is referred to as a "related person transaction", the related person must report the proposed related person transaction to Elanco's Audit Committee. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Audit Committee. In approving or rejecting such proposed transactions, the Audit Committee will be required to consider relevant facts and circumstances. The Audit Committee will approve only those transactions that, in light of known circumstances, are deemed to be in Elanco's best interests. In the event that any member of the Audit Committee is not a disinterested person with respect to the related person transaction under review, that member will be excluded from the review and approval or rejection of such related person transaction; provided, however, that such Audit Committee member may be counted in determining the presence of a quorum at the meeting of the Audit Committee at which such transaction is considered. If Elanco becomes aware of an existing related person transaction which has not been approved under the policy, the matter will be referred to the Audit Committee. The Audit Committee will evaluate all options available, including ratification, revision or termination of such transaction. In the event that management determines that it is impractical or undesirable to wait until a meeting of the Audit Committee to consummate a related person transaction, the chairman of the Audit Committee may approve such transaction in accordance with the related person transaction policy. Any such approval must be reported to the Audit Committee at its next regularly scheduled meeting.

        A copy of Elanco's related person transaction policy is available on Elanco's website at investor.elanco.com under "Governance."

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Common Stock Ownership by 5% Beneficial Owners, Directors and Executive Officers

        The following table sets forth, as of May 13, 2019, beneficial ownership of shares of Elanco common stock by each Elanco director, each of Elanco's named executive officers and all directors and executive officers as a group, as well as their total stock-based holdings, and each person or group known to Elanco to be the beneficial owner of more than 5% of outstanding shares of Elanco common stock. Shares are beneficially owned when an individual has voting and/or investment power over the shares or could obtain voting and/or investment power over the shares within 60 days. Voting power includes the power to direct the voting of the shares and investment power includes the power to direct the disposition of the shares. Percentage of beneficial ownership is based on 365,707,234 shares of common stock outstanding as of May 13, 2019.

        Unless otherwise indicated, the address for each holder listed below is 2500 Innovation Way, Greenfield, Indiana 46140. Except as noted by footnote, and subject to community property laws where applicable, Elanco believes based on the information provided to it that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Elanco's common stock shown as beneficially owned by them.

        None of the Elanco directors and executive officers, individually or as a group, beneficially owns greater than 1% of Elanco's outstanding shares of Elanco common stock. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

	Shares of common stock beneficially owned
				Directors' and officers' total stock-based holdings(2)
Name	Number of shares(1)		Percentage of shares
T. Rowe Price Associates, Inc.(3)	38,678,903		10.57%	N/A
PRIMECAP Management Company(4)	30,607,906		8.37%	N/A
Jeffrey N. Simmons	59,301		*	503,898
David S. Kinard	10,477		*	77,883
Sarena S. Lin	20,000		*	82,899
Lucas E. Montarce	—		—	—
David A. Urbanek	2,521		*	70,519
Todd S. Young	—		—	18,883
R. David Hoover	30,920	(5)	*	34,959
Kapila K. Anand	1,200		*	5,779
John P. Bilbrey	7,750	(6)	—	10,533
Art A. Garcia	—		—	—
Michael J. Harrington	—		—	2,783
Deborah T. Kochevar	—		—	2,783
Lawrence E. Kurzius	10,000		*	14,579
Kirk McDonald	—		—	2,783
Deborah Scots-Knight	—		—	2,783
All directors and executive officers as a group (18 persons)	151,248		*	1,014,430

(1)
Includes shares of common stock beneficially owned as calculated under SEC rules, including shares that may be acquired upon settlement of RSUs within 60 days, or upon exercise of stock options that are currently exercisable or will become exercisable within 60 days. As of May 13, 2019, no such RSUs or options were outstanding.

(2)
This column shows the individual's total Elanco stock-based holdings, including securities shown in the "Shares of common stock beneficially owned" columns (as described above), plus stock-based holdings that cannot be converted into shares of Elanco's common stock within 60 days, including, as applicable, RSUs subject to time-based vesting conditions, stock options, and deferred stock units held by directors. The number does not include (i) performance-based awards granted to executive officers that are subject to performance-based vesting conditions, or (ii) the annual award of deferred stock units to be credited to non-employee directors in November 2019 under the Directors' Deferral Plan based on service during 2019.

(3)
The address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202. It has sole voting power with respect to 12,897,118 of its shares and sole dispositive power with respect to 38,678,903 of its shares. The share information is based solely on a Schedule 13G filed by T. Rowe Price Associates, Inc. with the SEC on April 10, 2019.

(4)
The address for PRIMECAP Management Company is 177 E. Colorado Blvd., 11th Floor, Pasadena, CA 91105. It has sole voting and dispositive power with respect to 30,607,906 of its shares. The share information is based solely on a Schedule 13G filed by PRIMECAP Management Company with the SEC on May 7, 2019.

(5)
Includes 920 shares held in trust over which Mr. Hoover shares voting and investment power.

(6)
Includes 7,750 shares owned by the John P. Bilbrey Revocable Trust.

 THE EXCHANGE OFFERS

Purpose of the Exchange Offers

        On August 28, 2018, we issued $500,000,000 aggregate principal amount of the 2021 Original Notes, $750,000,000 aggregate principal amount of the 2023 Original Notes and $750,000,000 aggregate principal amount of the 2028 Original Notes in a private placement. In connection with the sale of the Original Notes, we entered into an exchange and registration rights agreement with the representatives of the initial purchasers. Under the exchange and registration rights agreement we agreed, for the benefit of the holders of the Original Notes, to:

  •
  use our commercially reasonable efforts to (i) cause to be filed with the SEC a registration statement covering offers to the holders of the Original Notes for the Exchange Notes and (ii) have such registration statement become and remain effective until 180 days after the last date of acceptance for exchange;

  •
  commence the exchange offer for each series of Original Notes promptly after the exchange offer registration statement is declared effective by the SEC; and

  •
  use our commercially reasonable efforts to complete the exchange offer for each series of Original Notes not later than 60 days after the exchange offer registration statement becomes effective.

        As described in "—Registration Rights; Additional Interest on Original Notes," we have also agreed to file a shelf registration statement for the resale of the notes if we cannot effect the exchange offer by August 28, 2019 and in other circumstances. You will be entitled to the payment of additional interest if we do not comply with these obligations within that time period.

        We are making the Exchange Offers in reliance on the position of the SEC as described in previous no-action letters issued to third parties, including in Exxon Capital Holdings Corporation (April 13, 1988), Morgan Stanley & Co., Inc. (June 5, 1991), Shearman & Sterling (July 2, 1993) and similar no-action letters. However, we have not sought our own no-action letter. Based upon these interpretations by the SEC, we believe that a holder who exchanges Original Notes for Exchange Notes in the Exchange Offers generally may offer the Exchange Notes for resale, sell the Exchange Notes and otherwise transfer the Exchange Notes without further registration under the Securities Act and without delivery of a prospectus that satisfies the requirements of Section 10 of the Securities Act. The preceding sentence does not apply, however, to a holder who is our "affiliate" within the meaning of Rule 405 of the Securities Act. We also believe that a holder may offer, sell or transfer the Exchange Notes only if the holder acknowledges that the holder is acquiring the Exchange Notes in the ordinary course of its business and is not participating, does not intend to participate and has no arrangement or understanding with any person to participate in a "distribution," as defined in the Securities Act, of the Exchange Notes. We have not entered into any arrangement or understanding with any person who will receive Exchange Notes in the exchange offer to distribute such Exchange Notes following completion of the exchange offer, and, to the best of our information and belief, we are not aware of any person that will participate in the Exchange Offers with a view to distribute the Exchange Notes. A holder who exchanges Restricted Notes for Exchange Notes in the exchange offer for the purpose of distributing such Exchange Notes cannot rely on the interpretations of the staff of the SEC in the aforementioned no-action letters, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale of the Exchange Notes and must be identified as an underwriter in the prospectus.

        Each broker-dealer that receives the Exchange Notes for its own account in exchange for the Original Notes, where the Original Notes were acquired by it as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the Exchange Notes and that it has not entered into any agreement or understanding with us or any of our "affiliates," as defined in Rule 405 under the Securities Act, to participate in a "distribution," as defined under the Securities Act, of the Exchange Notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution."

        The Exchange Offers are intended to satisfy our obligations under the exchange and registration rights agreement. The summary of the exchange and registration rights agreement is not complete. You are encouraged to read the full text of the exchange and registration rights agreement, which has been filed as an exhibit to the registration statement that includes this prospectus.

Registration Rights; Additional Interest on Original Notes

        In the event that we determine that a registered exchange offer is not available or may not be completed as soon as practicable after the last date for acceptance of notes for exchange because it would violate any applicable law or applicable interpretations of the staff of the SEC or, if the exchange offer is not for any other reason completed by August 28, 2019, or, in certain circumstances, any initial purchaser so requests in connection with any offer or sale of notes, we will use our commercially reasonable efforts to file and to have become effective a shelf registration statement relating to resales of the notes and to keep that shelf registration statement effective until the date that the notes cease to be "registrable securities" (as defined in the exchange and registration rights agreement), including when all notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement. We will, in the event of such a shelf registration, provide to each participating holder of notes copies of a prospectus, notify each participating holder of notes when the shelf registration statement has become effective and take certain other actions to permit resales of the notes. A holder of notes that sells notes under the shelf registration statement generally will be required to make certain representations to us (as described in the exchange and registration rights agreement), to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the exchange and registration rights agreement that are applicable to such a holder of notes (including certain indemnification obligations). Holders of notes will also be required to suspend their use of the prospectus included in the shelf registration statement under specified circumstances upon receipt of notice from us.

        If a "registration default" (as defined in the exchange and registration rights agreement) with respect to a series of registrable securities occurs, then additional interest shall accrue on the principal amount of the notes of a particular series that are "registrable securities" at a rate of 0.25% per annum (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue, provided that the rate at which such additional interest accrues may in no event exceed 1.00% per annum). The additional interest will cease to accrue when the registration default is cured. A registration default occurs if (1) we have not exchanged Exchange Notes for all notes validly tendered in accordance with the terms of the exchange offer on or prior to August 28, 2019 or, if a shelf registration statement is required and is not declared effective by the later of the later of 90 days from such shelf request August 28, 2019 or (2) if applicable, a shelf registration statement covering resales of the notes has been declared effective and such shelf registration statement ceases to be effective or the prospectus contained therein ceases to be usable (a) on more than two occasions in any 12-month period during the required effectiveness period or (b) at any time in any 12-month period during the required effectiveness period, and such failure to remain effective or be usable exists for more than 30 days (whether or not consecutive) in any 12-month period. A registration default is cured with respect to a series of notes, and additional interest ceases to accrue on any registrable securities of a series of notes, when the exchange offer is completed or the shelf registration statement is declared effective or the prospectus again becomes usable, as applicable, or such notes cease to be "registrable securities."

        The notes will cease to be registrable securities upon the earlier to occur of the following: (1) when a registration statement with respect to such notes has become effective and such notes have been exchanged or disposed of pursuant to such registration statement, (2) when such notes cease to be outstanding or (3) except in the case of notes that otherwise remain registrable securities and that are held by an initial purchaser and that are ineligible to be exchanged in the exchange offer, when the exchange offer is consummated.

Terms of the Exchange Offers

        We are offering to exchange:

  •
  up to $500,000,000 aggregate principal amount of the 2021 Exchange Notes which have been registered under the Securities Act for a like amount of the unregistered 2021 Original Notes,

  •
  up to $750,000,000 aggregate principal amount of the 2023 Exchange Notes which have been registered under the Securities Act for a like amount of the unregistered 2023 Original Notes, and

  •
  up to $750,000,000 aggregate principal amount of the 2028 Exchange Notes which have been registered under the Securities Act for a like amount of the unregistered 2028 Original Notes.

        Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept all Original Notes validly tendered and not withdrawn before 5:00 p.m., New York City time, on the expiration date of the Exchange Offers. We will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Original Notes we accept in the Exchange Offers. Holders may tender some or all of their Original Notes pursuant to the Exchange Offers in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Exchange Offers are not conditioned upon any minimum amount of Original Notes being tendered.

        The form and terms of the Exchange Notes will be the same as the form and terms of the Original Notes, except that:

  •
  the Exchange Notes will have a different CUSIP number from the Original Notes;

  •
  the Exchange Notes will be registered under the Securities Act and thus will not be subject to the restrictions on transfer or bear legends restricting their transfer;

  •
  the Exchange Notes will not be subject to the registration rights relating to the Original Notes; and

  •
  the Exchange Notes will not provide for the payment of additional interest under circumstances relating to the timing of the Exchange Offers.

        The Exchange Notes will evidence the same debt as the Original Notes and will be issued under, and be entitled to the benefits of, the indenture governing the Original Notes. The Exchange Notes will accrue interest from the most recent date to which interest has been paid on the Original Notes. Accordingly, registered holders of Exchange Notes on the record date for the first interest payment date following the completion of the Exchange Offers will receive interest accrued from the most recent date to which interest has been paid on the Original Notes. However, if that record date occurs prior to completion of the Exchange Offers, then the interest payable on the first interest payment date following the completion of the Exchange Offers will be paid to the registered holders of the Original Notes on that record date.

        In connection with the Exchange Offers, you do not have any appraisal or dissenters' rights under the indenture. We intend to conduct the Exchange Offers in accordance with the exchange and registration rights agreement and the applicable requirements of the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations of the SEC. The Exchange Offers are not being made to, nor will we accept tenders for exchange from, a holder of the Original Notes in any jurisdiction in which the Exchange Offers or the acceptance thereof would not be in compliance with the securities or blue sky laws of the jurisdiction.

        We will be deemed to have accepted validly tendered Original Notes when we have given oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from us.

        If we do not accept any tendered Original Notes because of an invalid tender or for any other reason, then we will return certificates for any unaccepted Original Notes without expense to the tendering holder as promptly as practicable after the expiration date.

Expiration Date

        The Exchange Offers will expire at 5:00 p.m., New York City time, on                        , 2019, unless we, in our sole discretion, extend the Exchange Offers.

        If we determine to extend the Exchange Offers, then we will notify the exchange agent of any extension by oral or written notice and give each registered holder notice of the extension by means of a press release or other public announcement before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Procedures for Tendering Original Notes

        Any tender of Original Notes that is not withdrawn prior to the expiration date will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. A holder who wishes to tender Original Notes in the Exchange Offers must do either of the following:

  •
  properly complete, sign and date the letter of transmittal, including all other documents required by the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and deliver that letter of transmittal and other required documents to the exchange agent at the address listed below under "—Exchange Agent" on or before the expiration date; or

  •
  if the Original Notes are tendered under the book-entry transfer procedures described below, transmit to the exchange agent, on or before the expiration date, an agent's message.

        In addition, one of the following must occur:

  •
  the exchange agent must receive certificates representing your Original Notes along with the letter of transmittal on or before the expiration date;

  •
  the exchange agent must receive a timely confirmation of book-entry transfer of the Original Notes into the exchange agent's account at DTC under the procedure for book-entry transfers described below along with the letter of transmittal or a properly transmitted agent's message, on or before the expiration date; or

  •
  the holder must comply with the guaranteed delivery procedures described below.

        The term "agent's message" means a message, transmitted by a book-entry transfer facility to and received by the exchange agent and forming a part of the book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgement from the tendering DTC participant stating that the participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against the participant.

        THE METHOD OF DELIVERY OF ORIGINAL NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF THE DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY. HOLDERS SHOULD NOT SEND ORIGINAL NOTES OR LETTERS OF TRANSMITTAL TO US.

        Generally, an eligible institution must guarantee signatures on a letter of transmittal or a notice of withdrawal unless the Original Notes are tendered:

  •
  by a registered holder of the Original Notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

  •
  for the account of an eligible institution.

        If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by a firm which is:

  •
  a member of a registered national securities exchange;

  •
  a commercial bank or trust company having an office or correspondent in the United States; or

  •
  another "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act.

        If the letter of transmittal is signed by a person other than the registered holder of any outstanding Original Notes, the Original Notes must be endorsed or accompanied by appropriate powers of attorney. The power of attorney must be signed by the registered holder exactly as the registered holder(s) name(s) appear(s) on the Original Notes and an eligible institution must guarantee the signature on the power of attorney.

        If the letter of transmittal, or any Original Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to so act.

        If you beneficially own the Original Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and wish to tender your beneficially owned Original Notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender the Original Notes on your behalf. The beneficial owner may also obtain and include with the letter of transmittal the Original Notes properly endorsed for transfer by the registered holder or accompanied by a properly completed bond power from the registered holder, with signatures on the endorsement or bond power guaranteed by an eligible institution. If the beneficial owner wishes to tender directly, the beneficial owner must, prior to completing and executing the letter of transmittal and tendering the Original Notes, make appropriate arrangements to register ownership of the Original Notes in the beneficial owner's name. Beneficial owners should be aware that the transfer of registered ownership may take considerable time.

        We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, and acceptance of Original Notes tendered for exchange. Our determination will be final and binding on all parties. We reserve the absolute right to reject any and all tenders of Original Notes that are not properly tendered or Original Notes, our acceptance of which might, in the judgment of our counsel, be unlawful. We also reserve the absolute right to waive any defects, irregularities or conditions of tender as to any particular Original Notes. Our interpretation of the terms and conditions of the Exchange Offers, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Original Notes must be cured within the time period we determine. Neither we nor the exchange agent nor any other person will incur any liability for failure to give you notification of defects or irregularities with respect to tenders of your Original Notes.

        By tendering, each holder of Original Notes will represent to us that, among other things:

  •
  any Exchange Notes that the holder receives will be acquired in the ordinary course of its business;

  •
  the holder has no arrangement or understanding with any person or entity to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes; and

  •
  the holder is not an "affiliate" of us within the meaning of Rule 405 of the Securities Act.

        If any holder or any such other person is our "affiliate," or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of the Exchange Notes to be acquired in the Exchange Offers, then that holder or any such other person:

  •
  may not rely on the applicable interpretations of the staff of the SEC;

  •
  is not entitled and will not be permitted to tender Original Notes in the Exchange Offers; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        Each broker dealer that receives Exchange Notes for its own account in exchange for Original Notes, where the Original Notes were acquired by the broker dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        Any broker-dealer that acquired Original Notes directly from us may not rely on the applicable interpretations of the staff of the SEC and must comply with the registration and delivery requirements of the Securities Act (including being named as a selling security holder) in connection with any resales of the Original Notes or the Exchange Notes.

Book-Entry Transfer

        We understand that the exchange agent will make a request within two business days after the date of this prospectus to establish accounts for the Original Notes at DTC for the purpose of facilitating the Exchange Offers, and any financial institution that is a participant in DTC's system may make book-entry delivery of Original Notes by causing DTC to transfer the Original Notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Although delivery of Original Notes may be effected through book-entry transfer at DTC, the exchange agent must receive a properly completed and duly executed letter of transmittal with any required signature guarantees, or an agent's message instead of a letter of transmittal, and all other required documents at its address listed below under "—Exchange Agent" on or before the expiration date, or if you comply with the guaranteed delivery procedures described below, within the time period provided under those procedures.

Guaranteed Delivery

        If you desire to tender your Original Notes, but:

  •
  your Original Notes are not immediately available;

  •
  you cannot deliver your Original Notes, the letter of transmittal or any other documents required by the letter of transmittal to the exchange agent prior to the expiration date; or

  •
  the procedures for book-entry transfer of your Original Notes cannot be completed prior to the expiration date;

you may effect a tender according to the guaranteed delivery procedures set forth in the letter of transmittal.

        Pursuant to such procedures:

  •
  your tender of Original Notes must be made by or through an eligible institution and you must properly complete and duly execute a notice of guaranteed delivery (as defined in the letter of transmittal);

  •
  on or prior to the expiration date, the exchange agent must have received from you and the eligible institution a properly completed and duly executed notice of guaranteed delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number or numbers of the tendered Original Notes, and the principal amount of tendered Original Notes, stating that the tender is being made thereby and guaranteeing that, within three (3) business days after the date of execution of the notice of guaranteed delivery, the tendered Original Notes, a duly executed letter of transmittal and any other required documents will be deposited by the eligible institution with the exchange agent; and

  •
  such properly completed and executed documents required by the letter of transmittal and the tendered Original Notes in proper form for transfer (or confirmation of a book-entry transfer of such Original Notes into the exchange agent's account at DTC) must be received by the exchange agent within three (3) business days after the date of execution of the notice of guaranteed delivery.

        Any holder who wishes to tender their Original Notes pursuant to the guaranteed delivery procedures described above must ensure that the exchange agent receives the notice of guaranteed delivery relating to such Original Notes prior to 5:00 p.m., New York City time, on the expiration date.

        Unless Original Notes being tendered by the above-described guaranteed delivery method are deposited with the exchange agent, a tender will be deemed to have been received as of the date when the tendering holder's properly completed and duly signed letter of transmittal, or a properly transmitted agent's message, accompanied by the Original Notes or a confirmation of book-entry transfer of the Original Notes into the exchange agent's account at the book-entry transfer facility is received by the exchange agent.

Withdrawal Rights

        You may withdraw your tender of Original Notes at any time before the Exchange Offers expires.

        For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at its address listed below under "—Exchange Agent." The notice of withdrawal must:

  •
  specify the name of the person who tendered the Original Notes to be withdrawn;

  •
  identify the Original Notes to be withdrawn, including the principal amount, or, in the case of Original Notes tendered by book-entry transfer, the name and number of the DTC account to be credited, and otherwise comply with the procedures of DTC;

  •
  be signed in the same manner as the old signature on the letter of transmittal by which the Original Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the trustee with respect to the Original Notes register the transfer of the Original Notes into the name of the person withdrawing the tender; and

  •
  if certificates for Original Notes have been transmitted, specify the name in which those Original Notes are registered if different from that of the withdrawing holder.

        If certificates for Original Notes have been delivered or otherwise identified to the exchange agent in connection with the Exchange Offers and are to be withdrawn then, before the release of these certificates by the exchange agent, the holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with the signatures guaranteed by an eligible institution, unless the holder is an eligible institution.

        We will determine in our sole discretion all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Our determination will be final and binding on all parties. Any Original Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offers. We will return any Original Notes that have been tendered but that are not exchanged for any reason to the holder, without cost, as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offers. In the case of Original Notes tendered by book-entry transfer into the exchange agent's account at DTC, the Original Notes will be credited to an account maintained with DTC for the Original Notes. You may retender properly withdrawn Original Notes by following one of the procedures described under "—Procedures for Tendering Original Notes" at any time on or before the expiration date.

Conditions

        Notwithstanding any other term of the Exchange Offers, we will not be required to accept for exchange, or to exchange Exchange Notes for, any Original Notes if:

  •
  the Exchange Offers, or the making of any exchange by a holder of Original Notes, would violate any applicable law or applicable interpretation by the staff of the SEC; or

  •
  any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offers which, in our judgment, would reasonably be expected to impair our ability to proceed with the Exchange Offers.

        The conditions listed above are for our sole benefit and we may assert them regardless of the circumstances giving rise to any condition. Subject to applicable law, we may waive these conditions in our discretion in whole or in part at any time and from time to time.

        We expressly reserve the right, at any time or at various times, to extend the period of time during which the Exchange Offers are open. Consequently, we may delay acceptance of any Original Notes by giving oral or written notice of an extension to their holders. During an extension, all Original Notes previously tendered will remain subject to the Exchange Offers, and we may accept them for exchange.

Acceptance of Original Notes for Exchange and Delivery of Exchange Notes

        Upon satisfaction or waiver of all conditions to the Exchange Offers, we will accept, promptly after the expiration date, all Original Notes properly tendered and will issue the Exchange Notes promptly after acceptance of the Original Notes. For purposes of the Exchange Offers, we will be deemed to have accepted properly tendered Original Notes for exchange when we have given oral or written notice of that acceptance to the exchange agent. For each Original Note accepted for exchange, you will receive a New Note having a principal amount equal to that of the surrendered Original Note.

        In all cases, we will issue Exchange Notes for Original Notes that we have accepted for exchange under the Exchange Offers only after the exchange agent timely receives:

  •
  certificates for your Original Notes or a timely confirmation of book-entry transfer of your Original Notes into the exchange agent's account at DTC; and

  •
  a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

        If we do not accept any tendered Original Notes for any reason set forth in the terms of the Exchange Offers or if you submit Original Notes for a greater principal amount than you desire to exchange, we will return the unaccepted or non-exchanged Original Notes without expense to you. In the case of Original Notes tendered by book-entry transfer into the exchange agent's account at DTC under the book-entry procedures described below, we will credit the non-exchanged Original Notes to your account maintained with DTC.

Exchange Agent

        Deutsche Bank Trust Company Americas has been appointed as the exchange agent for the Exchange Offers. You should direct any questions and requests for assistance regarding the procedure for exchanging your Original Notes for Exchange Notes and requests for additional copies of this prospectus, the letter of transmittal or the notice of guaranteed delivery to the exchange agent addressed as follows:

  By Registered or Certified Mail, Overnight Delivery or Hand Delivery:
  Deutsche Bank Trust Company Americas
  c/o DB Services Americas, Inc.
  Attn: Reorg Dept.
  5022 Gate Parkway, Suite 200
  Jacksonville, FL 32256

  By Facsimile Transmission:
  (For Eligible Institutions Only)
  615-866-3889
  Attention: Reorg Dept.

  Confirm by Telephone:
  877-843-9767

        DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH IN THE LETTER OF TRANSMITTAL, OR TRANSMISSIONS OF INSTRUCTIONS VIA A FACSIMILE NUMBER OTHER THAN THE ONE SET FORTH IN THE LETTER OF TRANSMITTAL, WILL NOT CONSTITUTE A VALID DELIVERY.

Fees and Expenses

        We will bear the expenses of soliciting tenders pursuant to the Exchange Offers. The principal solicitation for tenders pursuant to the Exchange Offers is being made by mail; however, additional solicitation may be made by telephone, telecopy, in person or by other means by our officers and regular employees and by officers and employees of our affiliates.

        We have not retained any dealer-manager in connection with the Exchange Offers and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offers. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the Original Notes and in handling or forwarding tenders for exchange. We will pay the other expenses incurred in connection with the Exchange Offers, including fees and expenses of the trustee, accounting and legal fees and printing costs.

Transfer Taxes

        We will pay all transfer taxes, if any, applicable to the exchange of Original Notes pursuant to the Exchange Offers. If, however, certificates representing Exchange Notes or Original Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Original Notes tendered, or if tendered Original Notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of Original Notes pursuant to the Exchange Offers, then the amount of any transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of any taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of any transfer taxes will be billed directly to the tendering holder.

Accounting Treatment

        We will record the Exchange Notes at the same carrying values as the Original Notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss on the exchange of notes. We will amortize the expenses of the Exchange Offers over the term of the Exchange Notes.

Consequences of Failure to Exchange Original Notes

        Any Original Notes not tendered in the Exchange Offers will remain outstanding and continue to be subject to all the terms and conditions specified in the indenture, including transfer restrictions, but will not retain any rights under the exchange and registration rights agreement (including the right to earn additional interest relating to our registration obligations) after the consummation of the Exchange Offers. Except in limited circumstances with respect to specific types of holders of Original Notes, we will have no further obligation to provide for the registration under the Securities Act of such Original Notes. In general, the Original Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

        Original Notes that are not exchanged in the Exchange Offers will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits their holders have under the indenture relating to the Original Notes. Holders of the Exchange Notes and any Original Notes that remain outstanding after consummation of the Exchange Offers will vote as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indenture.

Resales of Exchange Notes

        Based on interpretations of the staff of the SEC, as set forth in no action letters to third parties, we believe that Exchange Notes issued under the Exchange Offers in exchange for Original Notes may be offered for resale, resold and otherwise transferred by any Original Note holder without further registration under the Securities Act and without delivery of a prospectus that satisfies the requirements of Section 10 of the Securities Act if:

  •
  the holder is not our "affiliate" within the meaning of Rule 405 under the Securities Act;

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  the Exchange Notes are acquired in the ordinary course of the holder's business; and

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  the holder does not intend to participate in a distribution (within the meaning of the Securities Act) of the Exchange Notes.

        Any holder who exchanges Original Notes in the Exchange Offers with the intention of participating in any manner in a distribution of the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

        This prospectus may be used for an offer to resell, resale or other retransfer of Exchange Notes. With regard to broker dealers, only broker dealers that acquire the Original Notes as a result of market making activities or other trading activities may participate in the Exchange Offers. Each broker dealer that receives Exchange Notes for its own account in exchange for Original Notes, where the Original Notes were acquired by the broker dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. Please see "Plan of Distribution" for more details regarding the transfer of Exchange Notes.

DESCRIPTION OF THE EXCHANGE NOTES

        The Original Notes were issued and the Exchange Notes will be issued under the indenture (the "base indenture") dated as of August 28, 2018 between Elanco Animal Health Incorporated and Deutsche Bank Trust Company Americas, as trustee (the "trustee"), as supplemented by the first supplemental indenture (the "first supplemental indenture" and, together with the base indenture, the "indenture") dated as of August 28, 2018 between Elanco Animal Health Incorporated and the trustee. The following description is a summary of selected portions of the indenture and does not restate the indenture. The indenture, not this description, will define your rights as a holder of the notes. You should read the indenture carefully for provisions that may be important to you. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

        We refer to the 2021 Original Notes and the 2021 Exchange Notes together as the "2021 Notes," the 2023 Original Notes and the 2023 Exchange Notes together as the "2023 Notes," and the 2028 Original Notes and the 2028 Exchange Notes as the "2028 Notes." As used in this section, references to "Elanco," our "Company," "we," "us" and "our" refer only to Elanco Animal Health Incorporated and not to any of its current or future subsidiaries.

Terms of the Exchange Notes

2021 Exchange Notes

        The specific terms of the 2021 Exchange Notes will be as follows:

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  Title of the notes: 3.912% Senior Notes due 2021

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  Total principal amount being issued:  up to $500,000,000

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  Maturity date:  August 27, 2021

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  Interest rate:  3.912%

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  Denomination:  $2,000 and integral multiples of $1,000 in excess thereof

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  Date interest starts accruing:  From the most recent date to which interest on the Original Notes has been paid

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  Regular interest payment dates:  February 27 and August 27

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  Regular records dates for interest:  February 12 and August 12

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  Redemption:  See "—Optional Redemption"

2023 Exchange Notes

        The specific terms of the 2023 Exchange Notes will be as follows:

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  Title of the notes: 4.272% Senior Notes due 2023

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  Total principal amount being issued:  up to $750,000,000

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  Maturity date:  August 28, 2023

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  Interest rate:  4.272%

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  Denomination:  $2,000 and integral multiples of $1,000 in excess thereof

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  Date interest starts accruing:  From the most recent date to which interest on the Original Notes has been paid

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  Regular interest payment dates:  February 28 and August 28

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  Regular records dates for interest:  February 13 and August 13

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  Redemption:  See "—Optional Redemption"

2028 Exchange Notes

        The specific terms of the 2028 Exchange Notes will be as follows:

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  Title of the notes: 4.900% Senior Notes due 2028

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  Total principal amount being issued:  up to $750,000,000

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  Maturity date:  August 28, 2028

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  Interest rate:  4.900%

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  Denomination:  $2,000 and integral multiples of $1,000 in excess thereof

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  Date interest starts accruing:  From the most recent date to which interest on the Original Notes has been paid

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  Regular interest payment dates:  February 28 and August 28

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  Regular records dates for interest:  February 13 and August 13

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  Redemption:  See "—Optional Redemption"

        Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months. If any interest payment date, stated maturity date or redemption date of a series of notes is not a Business Day, the payment otherwise required to be made on such date may be made on the next Business Day with the same force and effect as if made on such interest payment date, stated maturity date or redemption date, as the case may be, and no interest shall accrue on the amount so payable for the period from and after such interest payment date, stated maturity date or redemption date, as the case may be.

        The trustee, through its corporate trust office in the City of New York (in such capacity, the "paying agent") will act as our paying agent with respect to the notes. Payments of principal, interest and premium will be made by us through the paying agent to DTC as described under "Book-Entry Settlement and Clearance."

Interest Rate Adjustment

        The interest rate payable on each series of notes will be subject to adjustment from time to time if S&P or Moody's (or, if applicable, a nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act, selected by us (as certified by a resolution of our board of directors or a committee thereof) as a replacement agency for S&P or Moody's, or any of them, as the case may be, "a substitute rating agency") downgrades (or subsequently upgrades) its rating assigned to the respective series of notes, as set forth below. Each of S&P, Moody's and any substitute rating agency is an "Interest Rate Rating Agency," and together they are "Interest Rate Rating Agencies."

        If the rating of any series of notes from S&P (or, if applicable, any substitute rating agency) with respect to such series of notes is decreased to a rating set forth in the immediately following table, the interest rate on such series of notes will increase from the interest rate payable on such series of notes on the date of their initial issuance by an amount equal to the percentage set forth opposite that rating:

S&P's Rating*	Percentage
BB	0.25%
BB–	0.50%
B+	0.75%
B or below	1.00%

*
Including the equivalent ratings of any substitute rating agency.

        If the rating of any series of notes from Moody's (or, if applicable, any substitute rating agency) with respect to such series of notes is decreased to a rating set forth in the immediately following table, the interest rate on such series of notes will increase from the interest rate payable on such series of notes on the date of their initial issuance by an amount equal to the percentage set forth opposite that rating:

Moody's Rating*	Percentage
Ba1	0.25%
Ba2	0.50%
Ba3	0.75%
B1 or below	1.00%

*
Including the equivalent ratings of any substitute rating agency.

        Each adjustment required by any decrease or increase in a rating set forth above, whether occasioned by the action of S&P or Moody's (or, in any case, any substitute rating agency), shall be made independent of any and all other adjustments.

        No adjustment in the interest rate on any series of notes shall be made solely as a result of an Interest Rate Rating Agency ceasing to provide a rating on such series of notes. If at any time fewer than two Interest Rate Rating Agencies provide a rating on a series of notes for reasons beyond our control, we will use commercially reasonable efforts to obtain a rating on such notes from a substitute rating agency for purposes of determining any increase or decrease in the per annum interest rate on a series of notes pursuant to the tables above, (1) such substitute rating agency will be substituted for the last Interest Rate Rating Agency to provide a rating on such series of notes but which has since ceased to provide such rating, (2) the relative ratings scale used by such substitute rating agency to assign ratings to senior unsecured debt will be determined in good faith by an independent investment banking institution of national standing appointed by us and, for purposes of determining the applicable ratings included in the applicable table above with respect to such substitute rating agency, such ratings shall be deemed to be the equivalent ratings used by S&P or Moody's, as applicable, in such table, and (3) the per annum interest rate on such notes will increase or decrease, as the case may be, such that the interest rate equals the interest rate payable on such series of notes on the date of their initial issuance plus the appropriate percentage, if any, set forth opposite the rating from such substitute rating agency in the applicable table above (taking into account the provisions of clause (2) above) (plus any applicable percentage resulting from a decreased rating by the other Interest Rate Rating Agency). For so long as (a) only one Interest Rate Rating Agency provides a rating on a series of notes, any increase or decrease in the interest rate on such notes necessitated by a reduction or increase in the rating by that Interest Rate Rating Agency shall be twice the applicable percentage set forth in the applicable table above and (b) no Interest Rate Rating Agency provides a rating on such notes, the interest rate on that series of notes will increase to, or remain at, as the case may be, 2.00% above the interest rate payable on such series of notes on the date of their initial issuance. In no event shall (x) the interest rate for a series of notes be reduced to below the interest rate payable on such series of notes on the date of their initial issuance or (y) the total increase in the interest rate on a series of notes exceed 2.00% above the interest rate payable on such series of notes on the date of their initial issuance. If S&P or Moody's ceases to rate a series of notes or make a rating of such notes publicly available for reasons within our control, we will not be entitled to obtain a rating from a substitute rating agency and the increase or decrease in the per annum interest rate on the notes of such series shall be determined in the manner described above as if either only one or no Interest Rate Rating Agency provides a rating on such notes, as the case may be.

        If at any time the interest rate on any series of notes has been adjusted upward and any of the Interest Rate Rating Agencies subsequently increases its rating of such notes, the interest rate on the notes of that series will be decreased such that the interest rate on such notes equals the interest rate payable on such series of notes on the date of their initial issuance plus the applicable percentages set forth opposite the ratings in effect immediately following the increase in the tables above; provided that if S&P's or any substitute rating agency subsequently increases its rating on any series of notes to "BB+" (or its equivalent if with respect to any substitute rating agency) or higher, and Moody's or any substitute rating agency subsequently increases its rating on such series of notes to "Baa3" (or its equivalent if with respect to any substitute rating agency) or higher, the per annum interest rate on such notes will be decreased to the interest rate payable on such series of notes on the date of their initial issuance.

        Any interest rate increase or decrease described above will take effect from the first day of the first interest payment period following the interest payment period during which a rating change occurs that requires an adjustment in the interest rate. As such, interest will not accrue at such increased or decreased rate until the next interest payment date following the date on which a rating change occurs.

        If any Interest Rate Rating Agency changes its rating of any series of notes more than once during any particular interest period, the last such change by such agency to occur will control in the event of a conflict for purposes of any interest rate increase or decrease with respect to such series of notes described above.

        The interest rates on any series of notes will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent decrease in the ratings by any Interest Rate Rating Agency) if such notes become rated "BBB+" (or its equivalent) or higher by S&P (or any substitute rating agency) and "Baa1" (or its equivalent) or higher by Moody's (or any substitute rating agency), or one of those ratings if rated by only one Interest Rate Rating Agency, in each case with a stable or positive outlook.

        If the interest rate payable on any series of notes is increased as described above, the term "interest", as used with respect to such series of notes, will be deemed to include any such additional interest unless the context otherwise requires.

        Elanco is solely responsible for calculating any adjustment of the interest rate. Elanco shall deliver written notice to the trustee and the holders of any change to the interest rate. In the case of global notes, any change to the interest rate shall be made in accordance with the applicable provisions of DTC. Neither the trustee nor the paying agent shall have any duty to determine whether the interest rate should be adjusted or the amount of any such adjustment.

Ranking

        The notes will be our senior unsecured obligations and will rank equally with all of our existing and future senior unsecured indebtedness.

No Listing

        The notes will not be listed on any national securities exchange or be quoted on any automated dealer quotation system.

Reports

        While the notes remain outstanding, and if we are not required to file reports under the Exchange Act, we will furnish to you or any prospective purchaser designated by you, upon request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to allow you to comply with Rule 144A in connection with resales of the notes.

Transfer and Exchange

        A holder of the notes may transfer or exchange notes in accordance with the indenture. Upon written direction from us, or according to their customary procedures, the registrar and the trustee may require a holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. We are not required to transfer or exchange any notes selected for redemption. Also, we are not required to transfer or exchange any notes for a period of 15 days before a selection of notes to be redeemed.

Optional Redemption

        At our option, we may redeem the notes of any series, in whole or in part, at any time and from time to time. The redemption price will be equal to the greater of the following amounts:

  •
  100% of the principal amount of the notes being redeemed on the redemption date; and

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  the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed (assuming for these purposes that the maturity date for the 2023 Notes and the 2028 Notes is the applicable Par Call Date (as defined below)) on that redemption date (not including the amount of accrued and unpaid interest to, but excluding, the redemption date) discounted to the redemption date on a semi-annual basis at the Treasury Rate, as determined by the Reference Treasury Dealer, plus 20 basis points in the case of the 2021 Notes, 25 basis points in the case of the 2023 Notes and 30 basis points in the case of the 2028 Notes;

plus, in each case, accrued and unpaid interest on the notes being redeemed to, but excluding, the redemption date; provided, however, that if we redeem the 2023 Notes on or after July 28, 2023 (the "2023 Par Call Date"), the redemption price will equal 100% of the principal amount of the 2023 Notes to be redeemed plus accrued and unpaid interest on the amount being redeemed to, but excluding, the date of redemption; provided further, however, that if we redeem the 2028 Notes on or after May 28, 2028 (the "2028 Par Call Date" and each of the 2023 Par Call Date and the 2028 Par Call Date, a "Par Call Date"), the redemption price will equal 100% of the principal amount of the 2028 Notes to be redeemed plus accrued and unpaid interest on the amount being redeemed to, but excluding, the date of redemption.

        Notwithstanding the foregoing, installments of interest on applicable notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the applicable notes and the indenture. The redemption price will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

        We will deliver notice of any redemption at least 30 days but not more than 60 days before the redemption date to each registered holder of the notes to be redeemed. Once notice of redemption is mailed, the notes called for redemption will become due and payable on the redemption date at the applicable redemption price, plus accrued and unpaid interest applicable to such notes to, but excluding, the redemption date.

        Set forth below are certain of the defined terms used in this section.

        "Comparable Treasury Issue" means, for any series of notes, the United States Treasury security selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the notes of such series to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes of such series.

        "Comparable Treasury Price" means, with respect to any redemption date and series of notes to be redeemed, (A) the average of the Reference Treasury Dealer Quotations for such redemption date and series, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (B) if we obtain fewer than four such Reference Treasury Dealer Quotations, the average of such quotations, or (C) if only one Reference Treasury Dealer Quotation is received, such quotation.

        "Quotation Agent" means one of the Reference Treasury Dealers appointed by us to act as the "Quotation Agent."

        "Reference Treasury Dealer" means (A) any of Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Citigroup Global Markets Inc. (or their respective affiliates that are Primary Treasury Dealers), and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in the United States (a "Primary Treasury Dealer"), we will substitute therefor another Primary Treasury Dealer; and (B) any other Primary Treasury Dealer(s) selected by us.

        "Reference Treasury Dealer Quotation" means, with respect to each Reference Treasury Dealer and any redemption date and series of notes to be redeemed, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue for such series (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third Business Day preceding such redemption date.

        "Treasury Rate" means, with respect to any redemption date for any series of notes, the rate per annum equal to the semi-annual equivalent yield to maturity (or interpolated yield to maturity on a day count basis) of the applicable Comparable Treasury Issue, assuming a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such redemption date.

        On and after the redemption date, interest will cease to accrue on the notes or any portion of the notes called for redemption (unless we default in the payment of the redemption price and accrued and unpaid interest). On or before the redemption date, we will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued and unpaid interest on the notes to be redeemed on that date. If fewer than all of the notes of any series are to be redeemed, the notes to be redeemed shall be selected in accordance with DTC's applicable procedures, in the case of notes represented by a global security, or by the trustee by a method the trustee deems to be fair and appropriate, in the case of notes that are not represented by a global security.

Change of Control

        If a Change of Control Triggering Event occurs, unless we have redeemed the notes in full as described above, we will make an offer to each holder (the "Change of Control Offer") to repurchase any and all (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such holder's notes at a repurchase price in cash equal to 101% of the principal amount of the notes to be repurchased plus accrued and unpaid interest to, but excluding, the date of repurchase (the "Change of Control Payment"). Within 30 days following any Change of Control Triggering Event, we will be required to mail a written notice, with a copy to the trustee, to each holder of notes at its registered address describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the notes and described in such notice.

        We must comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control repurchase provisions of the notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control repurchase provisions of the notes by virtue of such conflicts.

        On the Change of Control Payment Date, we will be required, to the extent lawful, to:

  •
  accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

  •
  deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

  •
  deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers' certificate stating the principal amount of notes or portions of notes being purchased.

        Set forth below are certain of the defined terms used in this section.

        "Below Investment Grade Rating Event" means the ratings on the notes are lowered, and the notes are rated below Investment Grade Rating by two or more of the Rating Agencies (or if there is one Rating Agency, by such Rating Agency) on any date commencing upon the first public notice by us of the occurrence of a Change of Control and ending 60 days following consummation of such Change of Control (which period shall be extended up to an additional 60 days, so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event) if each Rating Agency making the reduction in rating does not publicly announce or confirm or inform us in writing at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control.

        "Change of Control" means the occurrence of any of the following:

            (i)  direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of us and our subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than Lilly and its affiliates, us or one of our subsidiaries;

           (ii)  the consummation of any transaction (including, without limitation, any merger or consolidation, but excluding transactions in connection with the Distribution) as a result of which any "person" (as that term is used in Section 13(d)(3) of the Exchange Act), other than Lilly and its affiliates, becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding voting stock or other voting stock into which our voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; provided, however, that a transaction will not be deemed to involve a Change of Control if (a) we become a direct or indirect wholly owned subsidiary of a holding company and (b)(i) the holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction or (ii) no "person" (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the voting power of the voting stock of such holding company immediately following such transaction;

          (iii)  we consolidate with, or merge with or into, any "person" or "group" (as that term is used in Section 13(d)(3) of the Exchange Act), other than Lilly and its affiliates, or any "person" or "group", other than Lilly and its affiliates, consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our voting stock or the voting stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our voting stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction;

          (iv)  the first day on which a majority of the members of our board of directors are not Continuing Directors; or

           (v)  the adoption of a plan relating to our liquidation or dissolution.

        For purposes of this definition, "voting stock" means with respect to any specified person (as that term is used in Section 13(d)(3) of the Exchange Act) capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such person, even if the right to vote has been suspended by the happening of such a contingency.

        The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of us and our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that we offer to repurchase the notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of us and our subsidiaries taken as a whole to another person or group may be uncertain.

        "Change of Control Triggering Event" means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

        "Continuing Director" means, as of any date of determination, any member of our board of directors who (1) was a member of our board of directors on the date of the issuance of the notes; or (2) was nominated for election or elected to our board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election (either by specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director).

        "Fitch" means Fitch Ratings Inc., and any successor to its rating agency business. "Investment Grade Rating" means a rating by Moody's equal to or higher than Baa3 (or the equivalent under a successor rating category of Moody's), a rating by S&P equal to or higher than BBB– (or the equivalent under any successor rating category of S&P) or a rating by Fitch equal to or higher than BBB– (or the equivalent under any successor rating category of Fitch).

        "Moody's" means Moody's Investors Service, Inc., and any successor to its ratings agency business.

        "Rating Agencies" means (1) each of Fitch, Moody's and S&P; and (2) if any of Fitch, Moody's or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a "nationally recognized statistical rating organization" within the meaning of Section 3(a)(62) under the Exchange Act, selected by us (as certified by a resolution of our board of directors) as a replacement agency, if any, for any of Fitch, Moody's, S&P, or each of them, as the case may be.

        "S&P" means Standard & Poor's Ratings Services, a Standard & Poor's Financial Services LLC business and any successor to its rating agency business.

Certain Covenants

        The following restrictive covenants will apply to each series of the notes being offered in this offering. We may also elect to have these covenants apply to any other series of debt securities issued pursuant to the indenture.

Limitations on liens

        We shall not, and shall not permit any Restricted Subsidiary to, create, assume or suffer to exist any Lien (an "Initial Lien"), other than Permitted Liens, on any Principal Property to secure any Debt of Elanco or any Restricted Subsidiary unless it has made or will make effective provision whereby the notes and any other debt securities of any series issued pursuant to the indenture and having the benefit of this covenant will be secured by such Lien equally and ratably with (or prior to) all other Debt secured by such Lien. Any Lien created for the benefit of the holders of the notes and any other debt securities of any series issued pursuant to the indenture and having the benefit of this covenant shall provide by its terms that such Lien will be automatically released and discharged upon the release and discharge of the applicable Initial Lien.

Limitations on sale leaseback transactions

        Elanco shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction covering any Principal Property unless:

          (a)   pursuant to the covenant described under "—Limitations on Liens" above, it would be entitled to incur Debt secured by a Lien on such Principal Property in a principal amount equal to the Value of such Sale and Leaseback Transaction without equally and ratably securing the notes and any other debt securities of any series issued pursuant to the indenture and having the benefit of this covenant; or

          (b)   Elanco or any Restricted Subsidiary, during the 270 days following the effective date of the Sale and Leaseback Transaction, applies an amount equal to the Value of such Sale and Leaseback Transaction to the voluntary retirement of long-term Debt of Elanco or any Restricted Subsidiary of Elanco or to the acquisition of one or more Principal Properties.

        Because the definition of Principal Property covers only buildings, structures or other facilities together with the underlying land and fixtures used primarily for manufacturing, processing or production that we own in the United States, our manufacturing facilities elsewhere in the world are excluded from the operation of the covenants described above. Upon completion of the Separation, there would be no Liens on, or any Sale and Leaseback Transactions covering, any property that would potentially qualify as Principal Property that would require the notes to be secured equally and ratably with (or prior to) Debt secured by such Lien (disregarding, for such determination, clause (a) of the definition of "Permitted Liens"). We do not keep ongoing records identifying which of our properties, if any, would qualify as Principal Property. There can be no guarantees that we will maintain any property that constitutes a Principal Property.

Definitions

        Set forth below are certain of the defined terms used in the indenture.

        "Consolidated Net Tangible Assets" means the aggregate amount of assets after deducting (a) all current liabilities (excluding any indebtedness maturing within 12 months of the end of the most recent quarter for which financial statements are available) and (b) all goodwill, trade names, patents, unamortized debt discount and expense and any other like intangibles.

        "Debt" of any Person means (a) all obligations of such Person for borrowed money, or evidenced by bonds, debentures, notes or other similar instruments (other than any such obligations to the extent that (i) the liability of such Person is limited solely to the property or asset financed by such obligations or (ii) such obligations result from the requirement to return collateral posted to such Person by a counterparty pursuant to one or more hedging contracts or other similar risk management contracts) and (b) all Debt of others guaranteed by such Person.

        "Equity Interests" means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interests.

        "Lien" means, with respect to any property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property.

        "Lilly" means Eli Lilly and Company.

        "Permitted Liens" means

          (a)   Liens existing on the date of the first supplemental indenture or Liens existing on property of any Person at the time it becomes a Subsidiary of Elanco;

          (b)   Liens on property owned by a Person existing at the time such Person is merged with or into or consolidated with us or any of our Subsidiaries; provided that such Liens were not incurred in the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with us or such Subsidiary;

          (c)   Liens on property existing at the time of acquisition thereof by us or any of our Subsidiaries; provided that such Liens were not incurred in the contemplation of such acquisition and do not extend to any property other than the property so acquired by us or such Subsidiary;

          (d)   a Lien on any asset or improvement to any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring or improving (including constructing) such asset, if such Lien attaches to such asset concurrently with or within 12 months after its acquisition or improvement (including the completion of construction) and the principal amount of the Debt secured by such Lien, together with all other debt secured by a Lien on such property, does not exceed the purchase price of such property or the cost of such improvement;

          (e)   any Lien arising by reason of deposits with, or the giving of any form of security to, any governmental agency or any body created or approved by law or governmental regulation;

          (f)    Liens securing Debt of a Restricted Subsidiary of Elanco owed to Elanco or another Restricted Subsidiary of Elanco;

          (g)   any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in clauses (a) through (f) above, inclusive, so long as (i) the principal amount of the Debt secured thereby does not exceed the principal amount of Debt so secured at the time of the extension, renewal or replacement (except that, where an additional principal amount of Debt is incurred to provide funds for the completion of a specific project, the additional principal amount, and any related financing costs, may be secured by the Lien as well) and (ii) the Lien is limited to the same property subject to the Lien so extended, renewed or replaced (and improvements on the property); and

          (h)   Liens on any Principal Property not described in clauses (a) through (g) above securing Debt that, together with (i) the aggregate amount of all other outstanding Debt secured by all other Liens on Principal Property not described in clauses (a) through (g) above and (ii) the aggregate amount of Value in respect of all Sale and Leaseback Transactions that would otherwise be prohibited by the covenant described under "—Limitation on Sale and Leaseback Transactions," do not exceed 15% of our Consolidated Net Tangible Assets measured as of the end of the most recent quarter for which financial statements are available.

        "Person" means an individual, a corporation, a company, a voluntary association, a partnership, a trust, a joint venture, a limited liability company or other business entity, an unincorporated organization, or a government or any agency, instrumentality or political subdivision thereof.

        "Principal Property" means any building, structure or other facility together with the underlying land and its fixtures, used primarily for manufacturing, processing or production, owned in the United States and the net book value of such building, structure or other facility exceeds 2% of our Consolidated Net Tangible Assets measured as of the end of the most recent quarter for which financial statements are available; provided that no building, structure or other facility will be a Principal Property if, in the good faith opinion of our board of directors (or a committee thereof), such building, structure or other facility is not of material importance to our business taken as a whole.

        "Restricted Subsidiary" means any of our Subsidiaries that owns a Principal Property.

        "Sale and Leaseback Transaction" means any direct or indirect arrangement relating to property now owned or hereafter acquired whereby we or a Restricted Subsidiary transfers such property to another Person and we or a Restricted Subsidiary leases or rents it from such Person (other than (i) leases between us and a Restricted Subsidiary or between Restricted Subsidiaries, (ii) temporary leases for a term, including renewals at the option of the lessee, of not more than three years and (iii) leases of a property executed by the time of, or within 90 days after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation of the property).

        "Subsidiary" means, with respect to any Person, any corporation, partnership, limited liability company or other business entity of which at least a majority of the outstanding shares of Voting Stock is at the time directly or indirectly owned or controlled by such Person or one or more of the Subsidiaries of such Person.

        "Value" means, with respect to a Sale and Leaseback Transaction, an amount equal to the present value of the lease payments with respect to the term of the lease remaining on the date as of which the amount is being determined, without regard to any renewal or extension options contained in the lease, discounted at the weighted average interest rate of all series of debt securities issued pursuant to the indenture and having the benefit of the covenants described above under "—Limitation on Liens" and "—Limitation on Sale and Leaseback Transactions" (including the effective interest rate of any original issue discount debt securities) which are outstanding on the date of such Sale and Leaseback Transaction.

        "Voting Stock" means Equity Interests of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons of such Person (irrespective of whether, at the time, Equity Interests of any other class or classes of such entity shall have or might have voting power by reason of the happening of a contingency).

        The indenture contains no other restrictive covenants, including those that would afford holders of the notes protection in the event of a highly-leveraged transaction involving Elanco or any of its affiliates, or any covenants relating to total indebtedness, interest coverage, stock repurchases, recapitalizations, dividends and distributions to shareholders, current ratios or acquisitions and divestitures.

Further Issues

        We may, without the consent of the holders of notes of any series, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes of any series. Any additional notes having such similar terms, together with the notes of the applicable series, will constitute a single series of debt securities under the indenture. No additional notes of any series may be issued if an event of default has occurred with respect to the notes of that series. We will not issue any additional notes intended to form a single series with the notes of any series unless such further notes will be fungible with all notes of the same series for U.S. federal income tax purposes.

Consolidation, Merger or Sale

        We will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our and our subsidiaries' property and assets taken as a whole (in one transaction or a series of related transactions) to, any person, or permit any person to merge with or into us, unless:

          (a)   we shall be the continuing person, or the person (if other than us) formed by such consolidation or into which we are merged or that acquired or leased such property and assets (the "Surviving Person"), shall be an entity organized and validly existing under the laws of the United States of America or any jurisdiction thereof, and shall expressly assume, by a supplemental indenture, executed and delivered to the trustee, all of our obligations under the indenture and the notes;

          (b)   immediately after giving effect to such transaction, no default or event of default (each as defined in the indenture) shall have occurred and be continuing; and

          (c)   we deliver to the trustee an officer's certificate and opinion of counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with.

        The Surviving Person will succeed to, and except in the case of a lease, be substituted for, us under the indenture and the notes.

Modification of Indenture

        Under the indenture, if the trustee and we agree, we can modify the indenture without notifying any holders or seeking their consent in certain specified circumstances, including if the amendment does not materially adversely affect any holder. In other circumstances, our rights and obligations and the rights of the holders may be modified if the holders of a majority in aggregate principal amount of the outstanding notes of each series affected (voting together as a single class) by the modification consent to it. No modification of the maturity date or principal or interest payment terms, no modification of the currency for payment, no impairment of the right to sue for the enforcement of payment at the maturity of the notes, no modification of any conversion rights and no modification reducing the percentage required for modifications or modifying the foregoing requirements or redoing the percentage required to waive certain specified covenants, is effective against any holder without its consent. In connection with any modification of the indenture, we will deliver to the trustee an opinion of counsel and an officer's certificate, upon which the trustee may rely, each stating that such modification complies with the applicable provisions of the indenture, and all conditions precedent identified therein.

Events of Default

        When we use the term "event of default" in the indenture, here are some examples of what we mean. An event of default occurs if:

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  we fail to make the principal or any premium payment on the notes when due;

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  we fail to pay interest on the notes for 30 days after payment was due;

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  we fail to perform any other covenant in the indenture and this failure continues for 90 days after we receive written notice of it; or

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  we or a court take certain actions relating to the bankruptcy, insolvency or reorganization of our company.

        A default under one series of notes will not necessarily be a default under another series. The trustee may withhold notice to the holders of notes of any default (except for defaults that involve our failure to pay principal or interest) if it considers such withholding of notice to be in the best interests of the holders. The trustee shall not be deemed to have notice of any default or event of default (other than defaults that involve our failure to pay principal or interest) unless an officer of the trustee having responsibility for administration of the indenture has received written notice of such default or event of default, and such notice references the notes and the indenture.

        If an event of default with respect to outstanding notes of any series occurs and is continuing, then the trustee or the holders of at least 33% in principal amount of notes of that series may declare, in a written notice, the principal amount (or specified amount) plus accrued and unpaid interest on notes of that series to be immediately due and payable. At any time after a declaration of acceleration with respect to notes of any series has been made, the holders of a majority in principal amount of the outstanding notes of such series may rescind and annul the acceleration if:

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  the holders act before the trustee has obtained a judgment or decree for payment of the money due;

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  we have paid or deposited with the trustee a sum sufficient to pay overdue interest and overdue principal other than the accelerated interest and principal; and

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  we have cured or the holders have waived all Events of Default, other than the non-payment of accelerated principal and interest with respect to debt securities of that series, as provided in the indenture.

        If a default in the performance or breach of the indenture shall have occurred and be continuing, the holders of not less than a majority in principal amount of the outstanding securities of all series, by written notice to the trustee, may waive any past event of default or its consequences under the indenture with respect to such series so long as certain conditions are met (including, but not limited to, the deposit with the trustee of a sum sufficient to pay all sums paid or advanced by the trustee and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel). However, an event of default cannot be waived with respect to any series of securities in the following two circumstances:

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  a failure to pay the principal of, and premium or interest on any security or in the payment of any sinking fund installment; or

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  a covenant or provision that cannot be modified or amended without the consent of each holder of outstanding securities of that series.

        Other than its duties in case of a default, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity and/or security to the satisfaction of the trustee. If they provide this reasonable indemnity and/or security to the satisfaction of the trustee, the holders of a majority in principal amount outstanding of any series of notes may, subject to certain limitations, direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

        We are required to deliver to the trustee an annual statement as to our fulfillment of all of our obligations under the indenture.

No Sinking Fund

        The notes are not entitled to the benefit of a sinking fund.

Defeasance

        When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture. If we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the notes in a particular series, then at our option:

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  we will be discharged from our obligations with respect to the notes in such series; or

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  we will no longer be under any obligation to comply with certain restrictive covenants under the indenture, and certain Events of Default will no longer apply to us.

        If this happens, the holders of the notes of the affected series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of the notes and replacement of lost, stolen or mutilated notes. Such holders may look only to such deposited funds or obligations for payment.

        To exercise our defeasance option, we must deliver to the trustee an opinion of counsel to the effect that, among other things, the deposit and related defeasance would not cause the holders of the notes to recognize income, gain or loss for U.S. federal income tax purposes. We shall also deliver to the trustee an officer's certificate and opinion of counsel stating that all conditions precedent in connection with the defeasance have been complied with.

Governing law

        The indenture and Exchange Notes are governed by the laws of the State of New York.

Regarding the Trustee

        Deutsche Bank Trust Company Americas is the trustee under the indenture. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

Paying Agent and Registrar

        The trustee under the indenture initially acts as the paying agent and registrar for the notes. We may change the paying agent or registrar under the indenture without prior notice to the holders of the notes, and we or any of our subsidiaries may act as paying agent or registrar under the indenture.

 BOOK-ENTRY SETTLEMENT AND CLEARANCE

        The Exchange Notes initially will be represented by one or more notes in registered, global form without interest coupons (collectively, the "Global Notes"). The Global Notes will be deposited upon issuance with the trustee as custodian for DTC, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below. Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form ("Certificated Notes") except in the limited circumstances described below. See "—Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form. Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

        The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Elanco takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

        DTC has advised Elanco that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        DTC has also advised Elanco that, pursuant to procedures established by it:

          (1)   upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

          (2)   ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

        All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some jurisdictions may require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of Certificated Notes and will not be considered the registered owners or "holders" thereof under the indenture for any purpose. Payments in respect of the principal of, premium on, if any, and interest, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, Elanco and the trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes.

        Consequently, none of Elanco, the trustee or any agent of Elanco or the trustee has or will have any responsibility or liability for:

          (1)   any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

          (2)   any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

        DTC has advised Elanco that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee, or Elanco. Neither Elanco nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and Elanco and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Subject to the transfer restrictions set forth under "Notice to Investors," transfers between the Participants will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

        Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

        DTC has advised Elanco that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for Certificated Notes, and to distribute such notes to its Participants.

        Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of Elanco, the trustee or any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

        A Global Note is exchangeable for Certificated Notes if:

          (1)   DTC (a) notifies Elanco that it is unwilling or unable to continue as depositary for the Global Note or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, Elanco fails to appoint a successor depositary within 90 days;

          (2)   Elanco, at its option but subject to DTC's requirements, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

          (3)   there has occurred and is continuing an Event of Default, and DTC notifies the trustee of its decision to exchange such Global Note for Certificated Notes.

        In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

        Elanco will make payments in respect of the notes represented by the Global Notes including principal, premium, if any, and interest, if any, by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. The notes represented by the Global Notes are expected to be eligible to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. Elanco expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

        Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised Elanco that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

        We summarize below the principal terms of the Credit Facilities. This summary is not a complete description of all of the terms of the Credit Facilities.

Credit Facilities

        On September 5, 2018, Elanco entered into a revolving credit facility with a syndicate of banks providing for a five-year $750 million senior unsecured revolving credit facility, with the ability (subject to certain conditions) to incur additional incremental commitments of up to $250 million (the "Revolving Facility"), and a term credit agreement with a syndicate of banks providing for a three-year senior unsecured term credit facility in an amount of $500 million (the "Term Facility" and, together with the Revolving Facility, the "Credit Facilities"). The Credit Facilities became available for borrowings upon the completion of the IPO and, concurrently with the completion of the IPO, Elanco borrowed the full amount available under the Term Facility. There are no drawings under the Revolving Facility. The Credit Facilities are not guaranteed by Elanco's subsidiaries.

        Additionally, Elanco will pay a ticking fee on the commitments of each lender with respect to the Term Facility during the period from and including the date of execution of the specific documentation relating to the Term Facility but excluding the date on which such commitments with respect to the Term Facility terminate. With respect to the Revolving Facility, Elanco will pay a facility fee on the aggregate amount of the Revolving Facility (whether drawn or undrawn) during the period from and including the date of execution of the specific documentation relating to the Revolving Facility but excluding the date on which commitments under the Revolving Facility terminate. The applicable margins, the ticking fee and the facility fee are determined based on public ratings of Elanco's senior unsecured non-credit enhanced credit rating. Based on the public ratings as of the closing date of the Credit Facilities, (A) the interest rate for revolving loans (i) comprising each ABR Borrowing (as defined in the Revolving Facility) shall bear interest at the Alternate Base Rate (as defined in the Revolving Facility) plus 0.10% and (ii) comprising each Eurocurrency Borrowing (as defined in the Revolving Facility) shall bear interest at the Adjusted Eurocurrency Rate (as defined in the Revolving Facility) for the applicable interest period in effect for such borrowing plus 1.10% and (B) the interest rate for term loans (i) comprising each ABR Borrowing (as defined in the Term Facility) shall bear interest at the Alternate Base Rate (as defined in the Term Facility) plus 0.25% and (ii) comprising each Eurocurrency Borrowing (as defined in the Term Facility) shall bear interest at the Adjusted Eurocurrency Rate (as defined in the Term Facility) for the applicable interest period in effect for such borrowing plus 1.25%. Interest on base rate borrowings, the ticking fee and the facility fee are generally payable quarterly in arrears; however, for loans bearing interest based on a Eurocurrency Rate, interest is payable on the last day of the applicable interest period and, in the case of any interest period of more than three months' duration, each day prior to the last day of such interest period that occurs at intervals of three months' duration after the first day of such interest period.

        Elanco may voluntarily prepay loans and/or reduce the commitment under the Credit Facilities, in whole or in part, without penalty or premium, subject to certain minimum amounts and increments and the payment of customary breakage costs. No mandatory prepayment is required under the Credit Facilities. The Term Facility is subject to amortization payments, payable on the last day of each quarter.

        The Credit Facilities contain a financial covenant requiring Elanco not to exceed a maximum consolidated leverage ratio and a financial covenant to maintain a minimum interest coverage ratio. In addition, the Credit Facilities contain customary affirmative and negative covenants that, among other things, limit or restrict Elanco's and/or its subsidiaries' ability, subject to certain exceptions, to incur liens, merge, consolidate or sell or otherwise transfer assets, to enter into transactions with Elanco's affiliates and incur subsidiary indebtedness. The Credit Facilities also contain customary events of default.

 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following discussion is a summary of certain material U.S. federal income tax consequences relating to the exchange of Original Notes for Exchange Notes pursuant to the Exchange Offers, but is not a complete analysis of all potential tax effects. The summary below is based upon the Internal Revenue Code of 1986, as amended (the "Code"), regulations of the Treasury Department, administrative rulings and pronouncements of the Internal Revenue Service and judicial decisions, all of which are subject to change, possibly with retroactive effect. This summary applies only to a holder that acquired the Original Notes at original issue for cash and holds such Original Notes as a capital asset within the meaning of Section 1221 of the Code.

        This summary does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder's particular circumstances. This summary also does not address the U.S. federal income tax consequences to holders subject to special treatment under U.S. federal income tax laws, such as tax-exempt organizations, holders subject to the U.S. federal alternative minimum tax, dealers or traders in securities or currencies, financial institutions, insurance companies, regulated investment companies, real estate investment trusts, certain former citizens or residents of the United States, controlled foreign corporations, passive foreign investment companies, partnerships, S corporations or other pass-through entities, persons whose functional currency is not the U.S. dollar, foreign persons and entities, and persons holding notes in connection with a straddle, hedging, conversion or other risk-reduction transaction. This summary does not consider the effect of any foreign, state, local, gift, estate or other tax laws that may be applicable to a particular holder.

The Exchange Offers

        The exchange of your Original Notes for Exchange Notes pursuant to the Exchange Offers should not constitute an exchange for U.S. federal income tax purposes because the Exchange Notes should not be considered to differ materially in kind or extent from the Original Notes. Accordingly, there will be no U.S. federal income tax consequences to holders who exchange their Original Notes for Exchange Notes in connection with the Exchange Offers and any such holder will have the same adjusted tax basis and holding period in the Exchange Notes as it had in the Original Notes immediately before the exchange.

        The foregoing discussion of certain material U.S. federal income tax consequences does not consider the facts and circumstances of any particular holder's situation or status. Accordingly, each holder of Original Notes considering the Exchange Offers should consult its own tax advisor regarding the tax consequences of the Exchange Offers to it, including those under state, foreign and other tax laws, including gift and estate tax laws, and any treaties.

 PLAN OF DISTRIBUTION

        The distribution of this prospectus and the offer and sale of the Exchange Notes may be restricted by law in certain jurisdictions. Persons who come into possession of this prospectus or any of the Exchange Notes must inform themselves about and observe any such restrictions. You must comply with all applicable laws and regulations in force in any jurisdiction in which you purchase, offer or sell the Exchange Notes or possess or distribute this prospectus and, in connection with any purchase, offer or sale by you of the Exchange Notes, must obtain any consent, approval or permission required under the laws and regulations in force in any jurisdiction to which you are subject or in which you make such purchase, offer or sale.

        In reliance on interpretations of the staff of the SEC set forth in no-action letters issued to third parties in similar transactions, we believe that the Exchange Notes issued in the Exchange Offers in exchange for the Original Notes may be offered for resale, resold and otherwise transferred by holders without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the Exchange Notes are acquired in the ordinary course of such holders' business and the holders are not engaged in and do not intend to engage in and have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of Exchange Notes. This position does not apply to any holder that is:

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  an "affiliate" of Elanco within the meaning of Rule 405 under the Securities Act; or

  •
  a broker-dealer.

        All broker-dealers receiving Exchange Notes in the Exchange Offers are subject to a prospectus delivery requirement with respect to resales of the Exchange Notes. Each broker-dealer receiving Exchange Notes for its own account in the Exchange Offers must represent that the Original Notes to be exchanged for the Exchange Notes were acquired by it as a result of market-making activities or other trading activities and acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any offer to resell, resale or other retransfer of the Exchange Notes pursuant to the Exchange Offers. However, by so acknowledging and by delivering a prospectus, the participating broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. We have agreed that, for a period ending upon the earlier of (i) 180 days after the consummation of the Exchange Offers or (ii) or when all Exchange Notes have been sold, we will use all commercially reasonable efforts to keep the exchange offer registration statement effective and make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with such resales. To date, the SEC has taken the position that broker-dealers may use a prospectus such as this one to fulfill their prospectus delivery requirements with respect to resales of Exchange Notes received in an exchange such as the exchange pursuant to the Exchange Offers, if the Original Notes for which the Exchange Notes were received in the exchange were acquired for their own accounts as a result of market-making or other trading activities.

        We will not receive any proceeds from any sale of the Exchange Notes by broker-dealers. Broker-dealers acquiring Exchange Notes for their own accounts may sell the notes in one or more transactions in the over-the-counter market, in negotiated transactions, through writing options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of such Exchange Notes.

        Any broker-dealer that held Original Notes acquired for its own account as a result of market-making activities or other trading activities, that received Exchange Notes in the Exchange Offers, and that participates in a distribution of Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the Exchange Notes. Any profit on these resales of Exchange Notes and any commissions or concessions received by a broker-dealer in connection with these resales may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not admit that it is an "underwriter" within the meaning of the Securities Act.

        We have agreed to pay all expenses incidental to our participation in the Exchange Offers, including the reasonable fees and expenses of one counsel for the holders of Original Notes and the initial purchasers, other than commissions or concessions of any broker-dealers and will indemnify holders of the Original Notes, including any broker-dealers, against specified types of liabilities, including liabilities under the Securities Act. We note, however, that in the opinion of the SEC, indemnification against liabilities under federal securities laws is against public policy and may be unenforceable.

 LEGAL MATTERS

        Bryan Cave Leighton Paisner LLP, St. Louis, Missouri, will pass upon the validity of the exchange notes. Bryan Cave Leighton Paisner LLP is relying upon the opinion of Barnes & Thornburg LLP, Indianapolis, Indiana, as to certain matters of Indiana law.

EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, has audited Elanco's consolidated and combined financial statements as of December 31, 2018 and 2017, and for each of the three years in the period ended December 31, 2018, as set forth in its report. Elanco's financial statements are included in this prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on said firm's authority as experts in accounting and auditing.

SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of Elanco Animal Health Incorporated

Opinion on the Financial Statements

        We have audited the accompanying consolidated and combined balance sheets of Elanco Animal Health Incorporated (the Company) as of December 31, 2018 and 2017, the related consolidated and combined statements of operations, comprehensive income (loss), equity, and cash flows for each of the three years in the period ended December 31, 2018, and the related notes (collectively referred to as the "consolidated and combined financial statements"). In our opinion, the consolidated and combined financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2018, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

        These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

        We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

        Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company's auditor since 2017.

Indianapolis, Indiana
February 20, 2019

Elanco Animal Health Incorporated

Consolidated and Combined Statements of Operations

(in millions, except per-share data)

	Year Ended December 31,
	2018	2017	2016
Revenue	$3,066.8	$2,889.0	$2,913.5
Costs, expenses and other:
Cost of sales	1,573.8	1,493.9	1,409.0
Research and development	246.6	251.7	265.8
Marketing, selling and administrative	735.2	779.8	784.8
Amortization of intangible assets	197.4	221.2	170.7
Asset impairments, restructuring and other special charges (Note 7)	128.8	375.1	308.4
Interest expense, net of capitalized interest	29.6	—	—
Other (income) expense, net	41.3	(0.1)	(2.8)

	2,952.7	3,121.6	2,935.9

Income (loss) before income taxes	114.1	(232.6)	(22.4)
Income tax expense	27.6	78.1	25.5

Net income (loss)	$86.5	$(310.7)	$(47.9)

Earnings (loss) per share:
Basic and diluted	$0.28	$(1.06)	$(0.16)
Weighted average shares outstanding:
Basic and diluted	313.7	293.3	293.3

See notes to consolidated and combined financial statements.

Elanco Animal Health Incorporated

Consolidated and Combined Statements of Comprehensive Income (Loss)

(in millions)

	Year Ended December 31,
	2018	2017	2016
Net income (loss)	$86.5	$(310.7)	$(47.9)
Other comprehensive income (loss):
Change in foreign currency translation gains (losses)	(47.1)	210.1	(230.7)
Change in defined benefit pension and retiree health benefit plans, net of taxes	25.4	(9.8)	(4.3)

Other comprehensive income (loss), net of taxes	(21.7)	200.3	(235.0)

Comprehensive income (loss)	$64.8	$(110.4)	$(282.9)

See notes to consolidated and combined financial statements.

Elanco Animal Health Incorporated

Consolidated and Combined Balance Sheets

(in millions)

	December 31, 2018	December 31, 2017
Assets
Current Assets
Cash and cash equivalents	$474.8	$323.4
Accounts receivable, net of allowances of $8.4 (2018) and $9.8 (2017)	651.8	567.4
Other receivables	57.6	34.5
Inventories (Note 8)	1,004.1	1,062.3
Prepaid expenses and other	113.9	136.1
Restricted cash (Note 19)	202.7	—

Total current assets	2,504.9	2,123.7

Noncurrent Assets
Investments (Note 10)	15.3	12.3
Goodwill (Note 11)	2,958.0	2,969.2
Other intangibles, net (Note 11)	2,453.0	2,672.8
Other noncurrent assets	103.1	242.0
Property and equipment, net (Note 12)	922.4	920.3

Total assets	$8,956.7	$8,940.3

Liabilities and Equity
Current Liabilities
Accounts payable	$205.2	$203.8
Employee compensation	98.9	89.3
Sales rebates and discounts	169.9	165.5
Current portion of long term debt	29.0	—
Other current liabilities	199.0	184.5
Payable to Lilly (Note 19)	268.7	—

Total current liabilities	970.7	643.1

Noncurrent Liabilities
Long-term debt (Note 9)	2,443.3	—
Accrued retirement benefits (Note 17)	109.1	139.0
Deferred taxes (Note 14)	114.6	251.9
Other noncurrent liabilities	121.5	126.0

Total liabilities	3,759.2	1,160.0

Commitments and Contingencies (Note 15)
Equity
Net parent company investment	—	8,036.9
Common stock, no par value, 5,000,000,000 shares authorized 365,643,911 shares issued and outstanding as of December 31, 2018	—	—
Additional paid-in capital	5,403.3	—
Retained earnings	16.4	—
Accumulated other comprehensive loss	(222.2)	(256.6)

Total equity	5,197.5	7,780.3

Total liabilities and equity	$8,956.7	$8,940.3

See notes to consolidated and combined financial statements.

Elanco Animal Health Incorporated

Consolidated and Combined Statements of Equity

(in millions)

						Accumulated Other Comprehensive Income (Loss)
	Common Stock						Defined Benefit Pension and Retiree Health Benefit Plans
			Additional Paid-in Capital	Net Parent Company Investment	Retained Earnings	Foreign Currency Translation			Total Equity
	Shares	Amount						Total
January 1, 2016	293.3	$—	$—	$7,651.4	$—	$(206.6)	$(15.3)	$(221.9)	$7,429.5
Net loss	—	—	—	(47.9)	—	—	—	—	(47.9)
Other comprehensive income, net of tax	—	—	—	—	—	(230.7)	(4.3)	(235.0)	(235.0)
Transfers (to)/from Lilly, net	—	—	—	(129.2)	—	—	—	—	(129.2)

December 31, 2016	293.3	—	—	7,474.3	—	(437.3)	(19.6)	(456.9)	7,017.4
Net (loss)	—	—	—	(310.7)	—	—	—	—	(310.7)
Other comprehensive income (loss), net of tax	—	—	—	—	—	210.1	(9.8)	200.3	200.3
Transfers (to)/from Lilly, net	—	—	—	873.3	—	—	—	—	873.3

December 31, 2017	293.3	—	—	8,036.9	—	(227.2)	(29.4)	(256.6)	7,780.3
Adoption of Accounting Standards Update 2016-16	—	—	—	(0.3)	—	—	—	—	(0.3)
Net income	—	—	—	70.1	16.4		—	—	86.5
Other comprehensive income (loss), net of tax	—	—	—	—	—	(47.1)	25.4	(21.7)	(21.7)
Transfers (to)/from Lilly, net	—	—	—	(226.3)	—	—	—	—	(226.3)
Separation adjustments	—	—	—	43.5	—	56.1	—	56.1	99.6
Issuance of common stock	72.3	—	1,659.7	—	—	—	—	—	1,659.7
Consideration to Lilly in connection with the Separation	—	—	(4,194.9)	—	—	—	—	—	(4,194.9)
Reclassification of net parent company investment	—	—	7,923.9	(7,923.9)	—	—	—	—	—
Shared base compensation	—	—	1.8	—	—	—	—	—	1.8
Capital contribution from Lilly	—	—	12.8	—	—	—	—	—	12.8

December 31, 2018	365.6	$—	$5,403.3	$—	$16.4	$(218.2)	$(4.0)	$(222.2)	$5,197.5

See notes to consolidated and combined financial statements.

Elanco Animal Health Incorporated

Consolidated and Combined Statement of Cash Flows

(in millions)

	Year Ended December 31,
	2018	2017	2016
Cash Flows from Operating Activities
Net income (loss)	$86.5	$(310.7)	$(47.9)
Adjustments to reconcile net income (loss) to cash flows from operating activities:
Depreciation and amortization	296.0	318.4	254.4
Change in deferred income taxes	(60.7)	(13.4)	(5.9)
Stock-based compensation expense	26.0	25.0	20.4
Asset impairment charges	120.5	110.6	98.3
Gain on sale of assets	(0.8)	(19.6)	—
Other non-cash operating activities, net	49.0	10.0	6.0
Other changes in operating assets and liabilities, net of acquisitions and divestitures:
Receivables	(122.0)	48.4	(80.7)
Inventories	(20.1)	(39.0)	(89.1)
Other assets	(3.2)	52.5	(36.7)
Accounts payable and other liabilities	116.1	(8.4)	37.1

Net Cash Provided by Operating Activities	487.3	173.8	155.9
Cash Flows from Investing Activities
Purchases of property and equipment	(134.5)	(98.6)	(110.3)
Disposals of property and equipment	9.4	37.6	7.4
Cash paid for acquisitions, net of cash acquired	—	(882.1)	(45.0)
Other investing activities, net	(1.9)	(21.5)	(34.2)

Net Cash Used for Investing Activities	(127.0)	(964.6)	(182.1)
Cash Flows from Financing Activities
Proceeds from issuance of long-term debt (Note 9)	2,500.0	—	—
Repayments of borrowings	(7.5)	—	—
Proceeds from issuance of common stock (Note 1)	1,659.7	—	—
Debt issuance costs	(24.5)	—	—
Consideration paid to Lilly in connection with the Separation (Note 1)	(3,991.3)	—	—
Other financing activities, net	(17.2)	(0.8)	—
Other net transactions with Lilly	(154.4)	848.3	(149.6)

Net Cash Provided by (Used for) Financing Activities	(35.2)	847.5	(149.6)

Effect of exchange rate changes on cash and cash equivalents	29.0	7.9	(26.0)

Net increase in cash, cash equivalents and restricted cash	354.1	64.6	(201.8)
Cash, cash equivalents and restricted cash at January 1	323.4	258.8	460.6

Cash, cash equivalents and restricted cash at December 31	$677.5	$323.4	$258.8

	December 31,
	2018	2017
Cash and cash equivalents	$474.8	$323.4
Restricted cash (Note 19)	202.7	—

Cash, cash equivalents and restricted cash at December 31	$677.5	$323.4

See notes to consolidated and combined financial statements.

Elanco Animal Health Incorporated

Notes to Consolidated and Combined Financial Statements

(Tables present dollars in millions, except per-share data)

Note 1. Nature of Business and Organization

Nature of Business

        Elanco Animal Health Incorporated (Elanco Parent) and its subsidiaries (collectively, Elanco, the Company, we, us or our) was formed as a wholly-owned subsidiary of Eli Lilly and Company (Lilly). Elanco is a global animal health company that innovates, develops, manufactures and markets products for companion and food animals. We offer a diverse portfolio of more than 125 brands to veterinarians and food animal producers in more than 90 countries.

Organization

        Elanco Parent was formed in 2018, as a wholly-owned subsidiary of Lilly, to serve as the ultimate parent company of substantially all of the animal health businesses of Lilly.

        On September 24, 2018, Elanco Parent completed an initial public offering resulting in the issuance of 72.3 million shares of its common stock (including shares issued pursuant to the underwriters' option to purchase additional shares), which represents 19.8% of the outstanding shares, at $24 per share (IPO) for a total net proceeds, after underwriting discounts and commissions, of $1.7 billion. In connection with the completion of the IPO, through a series of equity and other transactions, Lilly transferred to Elanco Parent the animal health businesses that form its business going forward. In exchange Elanco Parent has paid, or will pay, to Lilly approximately $4.2 billion, which includes the net proceeds from the IPO, the net proceeds from the debt offering completed by Elanco Parent in August 2018 and the term loan facility entered into by Elanco Parent in September 2018 (see Note 9). As of December 31, 2018, Elanco Parent has paid Lilly $4.0 billion with the remaining purchase price reflected in Payable to Lilly on the balance sheet. These transactions are collectively referred to herein as the Separation.

Note 2. Basis of Presentation

        The accompanying consolidated and combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States (GAAP). The accounts of all wholly-owned and majority-owned subsidiaries are included in the consolidated financial statements. All intercompany balances and transactions have been eliminated.

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses, and related disclosures at the date of the financial statements and during the reporting period. Actual results could differ from those estimates. We issued our financial statements by filing with the Securities and Exchange Commission and have evaluated subsequent events up to the time of the filing.

        During the period ended December 31, 2018, certain combined balance sheet amounts related to the prior year have been revised to correct the sales rebates and discounts liability, which did not correctly reflect an accrual for rebates related to product held in the wholesalers' pipeline. In accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 99, Materiality, and Accounting Standards Codification (ASC) 250, Presentation of Financial Statements, we assessed the materiality of this correction and concluded that the accrual for the rebate related to product held in the wholesalers' pipeline was not material to prior periods, and therefore, amendments of previously filed reports are not required.

Elanco Animal Health Incorporated

Notes to Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 2. Basis of Presentation (Continued)

        As such, in accordance with ASC 250, we revised the previously reported combined balance sheet and combined statements of equity. The adjustment, which originates in periods prior to those presented, resulted in a $10.5 million increase as of December 31, 2017 in the accrual for sales rebates and discounts of $155.0 million, total current liabilities of $632.6 million and total liabilities of $1,149.5 million. In addition, previously reported amounts at December 31, 2017 and December 31, 2016 of net parent company investment of $8,047.4 million and $7,484.8 million, respectively, and total equity of $7,790.8 million and $7,027.9 million, respectively, have been reduced by $10.5 million to reflect the correction above.

        For the periods after separation, the financial statements are prepared on a consolidated basis and reflect the results of operations, comprehensive income, financial position, equity and cash flows resulting from our operations as an independent company. For periods prior to the Separation, our financial statements are combined, have been prepared on a standalone basis, and are derived from Lilly's consolidated financial statements and accounting records. The consolidated and combined financial statements reflect the financial position, results of operations and cash flows related to the animal health businesses that were transferred to Elanco Parent and are prepared in conformity with GAAP.

        The combined financial statements include the attribution of certain assets and liabilities that historically have been held at the Lilly corporate level but which are specifically identifiable or attributable to the businesses that have been transferred to Elanco Parent. All intercompany transactions and accounts within Elanco have been eliminated. All transactions between us and Lilly are considered to be effectively settled in the combined financial statements at the time the intercompany transaction is recorded. The total net effect of the settlement of these intercompany transactions is reflected in the combined statements of cash flows as a financing activity and in the combined balance sheets as net parent company investment.

        Prior to the separation, these combined financial statements include an allocation of expenses related to certain Lilly corporate functions, including executive oversight, treasury, legal, finance, human resources, tax, internal audit, financial reporting, information technology and investor relations, prior to IPO. These expenses have been allocated to us based on direct usage or benefit where specifically identifiable, with the remainder allocated primarily on a pro rata basis of revenue, headcount and other measures. We consider the expenses methodology and results to be reasonable for all periods presented. However, the allocations may not be indicative of the actual expense that would have been incurred had we operated as an independent, publicly traded company for the periods presented. It is impractical to estimate what the standalone costs of Elanco would have been in the historical periods. After the separation, a TSA between Lilly and Elanco went into effect. Under the terms of the TSA, we will be able to use Lilly Services for a fixed term established on a service-by-service basis. We are paying Lilly mutually agreed upon fees for the Lilly Services provided under the TSA. Our consolidated and combined financial statements reflect the charges for Lilly Services after the IPO. See Note 19 for additional details.

        The income tax amounts in the combined financial statements have been calculated based on a separate return methodology and presented as if our operations were separate taxpayers in the respective jurisdictions. We file income tax returns in the United States (U.S.) federal jurisdiction and

Elanco Animal Health Incorporated

Notes to Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 2. Basis of Presentation (Continued)

various state, local and non-U.S. jurisdictions. Certain of these income tax returns are filed on a consolidated or combined basis with Eli Lilly and Company and/or its subsidiaries.

        Lilly maintains various benefit and combined stock-based compensation plans at a corporate level and other benefit plans at a country level. Our employees participate in such programs and the portion of the cost of those plans related to our employees is included in our financial statements. However, the consolidated and combined balance sheets do not include any equity issued related to stock-based compensation plans or any net benefit plan obligations unless the benefit plan covers only our dedicated employees or where the legal obligation associated with the benefit plan will transfer to Elanco.

        Prior to Separation, the equity balance in the combined financial statements represents the excess of total assets over liabilities, including intercompany balances between us and Lilly (net parent company investment) and accumulated other comprehensive loss. Net parent company investment is primarily impacted by contributions from Lilly which are the result of treasury activities and net funding provided by or distributed to Lilly. See Note 19 for further information.

Note 3. Impact of Separation

        In connection with the Separation, we issued $2.0 billion aggregate principal amount of senior notes in a private placement, and we also entered into a $750.0 million senior unsecured revolving credit facility and $500.0 million senior unsecured term credit facility. See Note 9 for further information.

        In connection with the Separation, we entered into various agreements with Lilly, including a master separation agreement. In connection with the terms of the Separation, there were certain assets and liabilities included in the pre-Separation balance sheet that were retained by Lilly and there were certain assets not included in the pre-Separation balance sheet that were transferred to us. The cumulative adjustment to the historical balance sheet increased net assets and total equity by approximately $99.6 million. The impact on net assets primarily represent the elimination of certain income tax assets and liabilities and the contribution of additional assets.

        On February 8, 2019, we filed a Registration Statement on Form S-4 with the SEC in connection with Lilly's proposed exchange offer, whereby Lilly shareholders can exchange shares of Lilly common stock for shares of our common stock owned by Lilly (exchange offer). Immediately before the commencement of the exchange offer, Lilly owned 293,290,000 shares of our common stock, representing 80.2% of our outstanding common stock. If the exchange offer is not fully subscribed, Lilly intends, from time to time, to complete subsequent exchange offers and/or a pro rata spin-off of its remaining interest in Elanco Parent.

Note 4. Summary of Significant Accounting Policies

Revenue recognition

        We recognize revenue from sales of products at the time title of goods passes to the buyer and the buyer assumes the risks and rewards of ownership. Provisions for returns, discounts and rebates are established in the same period the related sales are recognized. For arrangements with contract

Elanco Animal Health Incorporated

Notes to Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 4. Summary of Significant Accounting Policies (Continued)

manufacturing organizations (CMO), we recognize revenue over time or at a point in time depending on its evaluation of when the customer obtains control of the promised goods or service. Revenue is recognized over time when we are creating or enhancing an asset that the customer controls as the asset is created or enhanced or our performance does not create an asset with an alternative use and we have an enforceable right to payment for performance completed.

Research and development expenses and acquired in-process research and development

        Research and development expenses include the following:

  •
  Research and development costs, which are expensed as incurred.

  •
  Milestone payment obligations incurred prior to regulatory approval of the product, which are accrued when the event requiring payment of the milestone occurs.

  •
  Acquired in-process research and development (IPR&D) expense, which includes the initial costs of IPR&D projects, acquired directly in a transaction other than a business combination that do not have an alternative future use.

Foreign Currency Translation

        Operations in our subsidiaries outside the United States (U.S.) are recorded in the functional currency of each subsidiary which is determined by a review of the environment where each subsidiary primarily generates and expends cash. The results of operations for our subsidiaries outside the U.S. are translated from functional currencies into U.S. dollars using the weighted average currency rate for the period. Assets and liabilities are translated using the period end exchange rates. The U.S. dollar effects that arise from translating the net assets of these subsidiaries are recorded in other comprehensive income (loss).

Other significant accounting policies

        Our other significant accounting policies are described in the remaining appropriate notes to the combined financial statements.

Elanco Animal Health Incorporated

Notes to Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 4. Summary of Significant Accounting Policies (Continued)

Implementation of New Financial Accounting Pronouncements

        The following table provides a brief description of accounting standards that were effective January 1, 2018 and were adopted on that date:

Standard	Description	Effect on the financial statements or other significant matters
Accounting Standards Update 2014-09 and various other related updates, Revenue from Contracts with Customers	This standard replaced existing revenue recognition standards and requires entities to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. An entity can apply the new revenue standard retrospectively to each prior reporting period presented or with the cumulative effect of initially applying the standard recognized at the date of initial application in retained earnings. We applied the latter approach.	Application of the new standard to applicable contracts had no impact to net parent company investment as of January 1, 2018. Disclosures required by the new standard are included in Note 5.
Accounting Standards Update 2016-16, Income Taxes: Intra-Entity Transfers of Assets Other Than Inventory

This standard requires entities to recognize the income tax consequences of intra-entity transfers of assets other than inventory at the time of transfer. This standard requires a modified retrospective approach to adoption.

Upon adoption, the cumulative effect of applying the standard resulted in a decrease to net parent company investment of approximately $0.3 million. Adoption of this standard did not result in a material change in net income for the twelve months ended December 31, 2018.

Elanco Animal Health Incorporated

Notes to Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 4. Summary of Significant Accounting Policies (Continued)

Standard	Description	Effect on the financial statements or other significant matters
Accounting Standards Update 2017-07, Compensation-Retirement Benefits: Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost

This standard was issued to improve the transparency and comparability among organizations by requiring entities to separate their net periodic pension cost and net periodic postretirement benefit cost into a service cost component and other components. Previously, the costs of the other components along with the service cost component were classified based upon the function of the employee. This standard requires entities to classify the service cost component in the same financial statement line item or items as other compensation costs arising from services rendered by pertinent employees. The other components of net benefit cost are now presented separately from the line items that include the service cost component. When applicable, the service cost component is now the only component eligible for capitalization. An entity should apply the new standard retrospectively for the classification of the service cost and other components and prospectively for the capitalization of the service cost component.

Upon adoption of this standard, pension and postretirement benefit cost components other than service costs are presented in other (income) expense, net. Retrospective application was not material to the combined statement of operations for the twelve months ended December 31, 2017. We do not expect application of the new standard to have a material impact on an ongoing basis.

Elanco Animal Health Incorporated

Notes to Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 4. Summary of Significant Accounting Policies (Continued)

Standard	Description	Effect on the financial statements or other significant matters
Accounting Standards Update 2017-12, Derivatives and Hedging

This standard amends the hedge accounting recognition and presentation requirements and is intended to better align hedge accounting with companies' risk management strategies. This standard eliminates the requirements to separately measure and report hedge ineffectiveness and generally requires that the entire change in fair value of a hedging instrument be presented in the same income statement line item as the respective hedged item. The standard also modifies certain disclosure requirements.

We elected to early adopt this guidance as of January 1, 2018. There were no hedging contracts in effect as of the date of adoption. We do not expect application of the new standard to have a material impact on an ongoing basis.

Elanco Animal Health Incorporated

Notes to Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 4. Summary of Significant Accounting Policies (Continued)

        The following table provides a brief description of the accounting standard that has not yet been adopted and could have a material effect on the consolidated financial statements:

Standard	Description	Effective Date	Effect on the financial statements or other significant matters
Accounting Standards Update 2016-02, Leases	This standard was issued to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities, including leases classified as operating leases under current GAAP, on the balance sheet and requiring additional disclosures about leasing arrangements. An entity can apply the new leases standard retrospectively to each prior reporting period presented or with the cumulative effect of initially applying the standard recognized at the date of initial application in retained earnings. We plan to use the latter approach.	This standard is effective January 1, 2019, with early adoption permitted. We intend to adopt this standard on that date.	We expect to record a right-of-use asset and lease liability for operating leases of approximately $75-95 million on our consolidated balance sheet on January 1, 2019. Our accounting for capital leases will remain substantially unchanged. This standard will not have a material impact on our consolidated statement of operations.

Note 5. Revenue

        Effective January 1, 2018, we adopted Accounting Standards Update 2014-09, Revenue from Contracts with Customers (ASU 2014-09) and other related updates. The new standard has been applied to contracts for which performance had not been completed as of the date of adoption. Revenue presented for periods prior to 2018 were accounted for under previous standards and has not been adjusted. Revenue and net income for the year ended December 31, 2018 does not differ materially from amounts that would have resulted from application of the previous standards.

Elanco Animal Health Incorporated

Notes to Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 5. Revenue (Continued)

Product Sales

        We recognize revenue primarily from product sales to customers. Revenue from sales of products is recognized at the point where the customer obtains control of the goods and we satisfy our performance obligation, which generally is at the time we ship the product to the customer. Payment terms differ by jurisdiction and customer, but payment terms in most of our major jurisdictions typically range from 30 to 100 days from date of shipment. Revenue for our product sales has not been adjusted for the effects of a financing component as we expect, at contract inception, that the period between when we transfer control of the product and when we receive payment will be one year or less. Any exceptions are either not material or we collect interest for payments made after the due date. Provisions for rebates and discounts, and returns are established in the same period the related sales are recognized. We generally, ship product shortly after orders are received; therefore, we generally only have a few days of orders received but not yet shipped at the end of any reporting period. Shipping and handling activities are considered to be fulfillment activities and are not considered to be a separate performance obligation. We exclude from the measurement of the transaction price all taxes assessed by a governmental authority that are imposed on our sales of product and collected from a customer.

        Significant judgments must be made in determining the transaction price for sales of products related to anticipated rebates and discounts, and returns. The following describe the most significant of these judgments:

Sales Rebates and Discounts—Background and Uncertainties

  •
  Most of our products are sold to wholesale distributors. We initially invoice our customers contractual list prices. Contracts with direct and indirect customers may provide for various rebates and discounts that may differ in each contract. As a consequence, to determine the appropriate transaction price for our product sales at the time we recognize a sale to a direct customer, we must estimate any rebates or discounts that ultimately will be due to the direct customer and other customers in the distribution chain under the terms of our contracts. Significant judgments are required in making these estimates.

  •
  The rebate and discount amounts are recorded as a deduction to arrive at our net product sales. We estimate these accruals using an expected value approach.

  •
  In determining the appropriate accrual amount, we consider our historical experience with similar incentives programs and current sales data to estimate the impact of such programs on revenue and continually monitor the impact of this experience and adjust as necessary. Although we accrue a liability for rebates related to these programs at the time the sale is recorded, the rebate related to that sale is typically paid up to six months after rebate or incentive period expires. Because of this time lag, in any particular period rebate adjustments may incorporate revisions of accruals for several periods.

        Our sales rebates and discounts are based on specific agreements and the majority relate to sales in the U.S. As of December 31, 2018 and 2017, liability for sales rebates and discounts in the U.S. represents approximately 70% and 69%, respectively, of our total liability with the next largest country representing approximately 8% of our total liability for 2018 and 2017.

Elanco Animal Health Incorporated

Notes to Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 5. Revenue (Continued)

        The following table summarizes the activity in the sales rebates and discounts liability in the U.S.:

	Year Ended December 31,
	2018	2017
Beginning balance	$114.8	$116.1
Reduction of revenue	221.0	236.1
Payments	(217.3)	(237.4)

Ending balance	$118.5	$114.8

        Adjustments to revenue recognized as a result of changes in estimates for the judgments described above during the year ended December 31, 2018 for product shipped in previous periods were not material.

Sales Returns—Background and Uncertainties

  •
  We estimate a reserve for future product returns related to product sales using an expected value approach. This estimate is based on several factors, including: local returns policies and practices; returns as a percentage of revenue; an understanding of the reasons for past returns; estimated shelf life by product; and estimate of the amount of time between shipment and return. Adjustments to the returns reserve have been and may in the future be required based on revised estimates to our assumptions, which would have an impact on our consolidated results of operations. We record the return amounts as a deduction to arrive at our net product sales.

  •
  Actual product returns have been approximately 1% of net revenue for the year ended December 31, 2018 and 2017 and have not fluctuated significantly as a percentage of revenue.

Disaggregation of Revenue

        The following table summarizes our revenue disaggregated by product category for the years ended December 31:

	2018	2017	2016
Companion Animal Disease Prevention	$804.6	$660.2	$628.4
Companion Animal Therapeutics	283.1	260.8	255.6
Food Animal Future Protein & Health	711.2	649.2	630.8
Food Animal Ruminants & Swine	1,174.0	1,175.0	1,309.2
Other	93.9	143.8	89.5

Total Revenue	$3,066.8	$2,889.0	$2,913.5

Note 6. Acquisitions

        During 2017 and 2016, we completed the acquisitions of BIVIVP and certain rights to Aratana Therapeutics, Inc.'s (Aratana) Galliprant®, respectively. These transactions were accounted for as

Elanco Animal Health Incorporated

Notes to Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 6. Acquisitions (Continued)

business combinations under the acquisition method of accounting. Under this method, the assets acquired and liabilities assumed were recorded at their respective fair values as of the acquisition date in our combined financial statements. The determination of estimated fair value required management to make significant estimates and assumptions. The excess of the purchase price over the fair value of the acquired net assets, where applicable, has been recorded as goodwill. The results of operations of these acquisitions are included in our consolidated and combined financial statements from the dates of acquisition.

Boehringer Ingelheim Vetmedica, Inc. Vaccine Portfolio Acquisition

        On January 3, 2017, we acquired BIVIVP in a cash transaction for $882.1 million. Under the terms of the agreement, we acquired a manufacturing and research and development site, a U.S. vaccine portfolio including vaccines used for the treatment of bordetella, Lyme disease, rabies and parvovirus, among others.

        The following table summarizes the amounts recognized for assets acquired and liabilities assumed as of the acquisition date:

Estimated Fair Value at January 3, 2017
Inventories(1)	$108.6
Marketed products(2)	297.0
Property and equipment	148.2
Other assets and liabilities—net	8.2

Total identifiable net assets	562.0
Goodwill(3)	320.1

Total consideration transferred—net of cash acquired	$882.1

(1)
The fair value for inventories include a purchase accounting adjustment to write up the inventory value, which resulted in incremental cost of sales of $42.7 million in 2017. The fair value was determined by estimating the expected sales price of the inventories, reduced for all costs expected to the incurred and a profit on those costs.

(2)
These intangible assets, which are being amortized on a straight-line basis over their estimated useful lives, were expected to have a weighted average useful life of 10 years.

(3)
The goodwill recognized from this acquisition is attributable primarily to expected synergies from combining the operations of BIVIVP with our legacy business, future unidentified projects and products, and the assembled workforce of BIVIVP. The goodwill associated with this acquisition is deductible for tax purposes.

        Our combined statement of operations for the year ended December 31, 2017 included BIVIVP revenues of $216.7 million. We are unable to provide the results of operations attributable to BIVIVP as those operations were substantially integrated into our legacy business.

Elanco Animal Health Incorporated

Notes to Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 6. Acquisitions (Continued)

        Had BIVIVP been acquired on January 1, 2016, the unaudited pro forma combined revenues of Elanco and BIVIVP would have been $2.89 billion and $3.14 billion for the years ended December 31, 2017 and 2016, respectively. It is impractical to determine the pro forma impact on loss before tax attributable to BIVIVP for 2017 and 2016.

Galliprant Acquisition

        On April 22, 2016, we acquired from Aratana, certain rights to Galliprant, a canine pain treatment for osteoarthritis for a total purchase price of $88.6 million, which consisted of an upfront payment of $45.0 million and contingent consideration of $43.6 million. The contingent consideration represented the fair value of potential future payments to Aratana based on the probability of achieving contingent milestones and royalties. At the time of the acquisition, Galliprant was approved in the U.S. and was still under development outside the U.S.

        Under the terms of the agreement, we were granted co-promotion rights in the U.S. through December 31, 2018, at which time we will control commercialization in the U.S. We received full commercialization rights outside the U.S. The agreement requires payments by us to Aratana associated with certain development, success-based regulatory and sales-based milestones and royalties. As of December 31, 2018, Aratana is eligible to receive up to $8.0 million of potential development and success-based regulatory milestones. Aratana is also eligible to receive up to $60.0 million of potential sales-based milestones. Aratana is eligible to receive royalties based on a percentage of net sales of Galliprant, dependent on the timing and geography of the net sales. There is no cap on the amount of royalties that may be paid pursuant to this arrangement. As of December 31, 2018, we paid Aratana $15 million related to a sales-based milestone.

        The following table summarizes the amounts recognized for assets acquired and liabilities assumed as of the acquisition date:

Estimated Fair Value at April 22, 2016
Deferred tax assets	$15.3
Acquired in-process research and development	31.6
Marketed products(1)	57.0
Deferred tax liabilities	(15.3)

Total consideration	88.6
Less: Contingent consideration	(43.6)

Total cash paid	$45.0

(1)
These intangible assets, which are being amortized on a straight-line basis over their estimated useful lives, were expected to have a weighted average useful life of 20 years.

Elanco Animal Health Incorporated

Notes to Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 7. Asset Impairment, Restructuring and Other Special Charges

        The Company's total charges related to asset impairment, restructuring and other special charges, including integration of acquired businesses, in our consolidated and combined statements of operations consisted of the following for the years ended December 31:

	2018	2017	2016
Cash expense:
Severance and other	$15.5	$162.0	$42.1
Integration	26.5	90.3	154.8
Facility exit costs	5.7	31.8	13.2

Total cash expense	47.7	284.1	210.1

Non-cash expense:
Asset impairment	81.9	110.6	98.3

Total non-cash expense	81.9	110.6	98.3

Gain on sale of fixed assets	(0.8)	(19.6)	—

Total expense	$128.8	$375.1	$308.4

Restructuring

        We historically participated in Lilly's cost-reduction initiatives, which resulted in restructuring charges in the period prior to our IPO. The restructuring charges include severance and other costs associated with the reduction of our workforce, including special termination benefits recognized in 2017 associated with the U.S. voluntary early retirement program offered by Lilly, related to our employees and pension curtailment costs and facility exit costs. We also recorded certain impairment charges related to the activities as described below.

        During December 2018, we initiated a restructuring program to streamline our international operations, including shifting focus and resources to priority areas. Among other actions, the restructuring reflects a change from having a physical location to a distribution model in certain countries in connection with our separation from Lilly and resulted in the recognition of severance costs. In addition, as part of our ongoing activities to separate fully from Lilly, we wrote off certain assets that we have determined will not be utilized in the business on an ongoing basis. We expect to substantially complete the restructuring activities by December 2019.

Integration costs

        Integration costs recognized during the years ended December 31, 2018, 2017 and 2016 were related to our integration efforts as a result of our acquired businesses and costs to stand our organization up to be an independent company.

Asset impairment

        Asset impairment recognized during the year ended December 31, 2018 includes $22.5 million of intangible asset impairments and $59.4 million of other asset impairments. The intangible asset

Elanco Animal Health Incorporated

Notes to Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 7. Asset Impairment, Restructuring and Other Special Charges (Continued)

impairments primarily related to revised projections of fair value due to product rationalization. The fixed asset impairments were primarily due to the decision to dispose of a manufacturing facility in the U.S., the suspension of commercial activities for Imrestor® and the write-off of certain idle assets in a U.S. manufacturing facility. See Note 11 for further detail relating to intangible asset impairments.

        Asset impairment recognized during the year ended December 31, 2017 resulted primarily from intangible asset impairments related to revised projections of fair value due to product rationalization and to a lesser extent competitive pressures.

        Asset impairment recognized during the year ended December 31, 2016 resulted from intangible asset impairments due to product rationalization and to charges related to site closures resulting from our acquisition and integration of Novartis AH, including the closure of a manufacturing facility in Ireland in 2016.

Gain on sale

        The gain on sale of fixed assets for the year ended December 31, 2017 represents a gain on the disposal of a site that was previously closed as part of the acquisition and integration of Novartis Animal Health beginning on January 1, 2015.

        The following table summarizes the activity in our reserves established in connection with these restructuring activities:

	Exit costs	Severance	Total
Balance at December 31, 2016	$11.5	$26.6	$38.1
Charges	31.8	162.0	193.8
Reserve adjustment	1.4	(3.9)	(2.5)
Cash paid	(9.8)	(141.6)	(151.4)

Balance at December 31, 2017	34.9	43.1	78.0

Charges	11.7	15.5	27.2
Separation adjustment	(5.9)	—	(5.9)
Reserve adjustment	(6.0)	—	(6.0)
Cash paid	(25.4)	(23.5)	(48.9)

Balance at December 31, 2018	$9.3	$35.1	$44.4

        Substantially all of the reserves are expected to be paid in the next twelve months. We believe that the reserves are adequate.

Note 8. Inventories

        We state all inventories at the lower of cost or market. We use the last-in, first-out (LIFO) method for a portion of our inventories located in the continental U.S. Other inventories are valued by the first-in, first-out (FIFO) method. FIFO cost approximates current replacement cost.

Elanco Animal Health Incorporated

Notes to Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 8. Inventories (Continued)

        Inventories at December 31 consisted of the following:

	2018	2017
Finished products	$400.7	$452.0
Work in process	570.4	580.0
Raw materials and supplies	80.4	70.4

Total (approximates replacement cost)	1,051.5	1,102.4
Decrease to LIFO cost	(47.4)	(40.1)

Inventories	$1,004.1	$1,062.3

        Inventories valued under the LIFO method comprised $194.8 million and $231.4 million of total inventories at December 31, 2018 and 2017, respectively.

        During the year ended December 31, 2018, we recognized $38.6 million of inventory write-offs in cost of sales primarily related to the suspension of commercial activities for Imrestor.

Note 9. Debt

        Long-term debt as of December 31, 2018 consisted of the following:

December 31, 2018
Term credit facility	$492.5
3.912% Senior Notes due 2021	500.0
4.272% Senior Notes due 2023	750.0
4.900% Senior Notes due 2028	750.0
Other obligations	0.5
Unamortized debt issuance costs	(20.7)

2,472.3
Less current portion of long-term debt	(29.0)

Total long-term debt	$2,443.3

        Long-term debt as of December 31, 2017 was not material.

Revolving and Term Credit Facilities

        On September 5, 2018, we entered into a revolving credit agreement with a syndicate of banks providing for a five-year $750.0 million senior unsecured revolving credit facility (Revolving Facility). The Revolving Facility bears interest at a variable rate plus specified margin as defined in the agreement and is payable quarterly. There were no borrowings outstanding under the Revolving Facility at December 31, 2018. The Revolving Facility is payable in full at the end of the term.

        On September 5, 2018 we also entered into a $500.0 million three-year term loan under a term credit facility with a syndicate of banks (the Term Facility and collectively with the Revolving Facility, the Credit Facilities.) The Term Facility bears interest at a variable rate plus margin as defined in Term

Elanco Animal Health Incorporated

Notes to Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 9. Debt (Continued)

Facility (3.77% at December 31, 2018) and is payable quarterly. The Term Facility also requires a quarterly principal payment equal to 1.5% of the aggregate initial principal less any prepayment. The Term Facility is payable in full at the end of the term.

        The Credit Facilities are subject to various financial and other covenants including restrictions on the level of borrowings based on a consolidated leverage ratio and a consolidated interest coverage ratio. We were in compliance with all such covenants as of December 31, 2018.

Senior Notes

        On August 28, 2018, we issued $2.0 billion of senior notes (Senior Notes) in a private placement. The Senior Notes comprised of $500.0 million of 3.912% Senior Notes due August 27, 2021, $750.0 million of 4.272% Senior Notes due August 28, 2023, and $750.0 million of 4.900% Senior Notes due August 28, 2028. The interest rate payable on each series of Senior Notes is subject to adjustment if Moody's Investor Services, Inc. or Standard & Poor's Financial Services LLC downgrades, or subsequently upgrades, its ratings on the respective series of Senior Notes.

        The indenture that governs the Senior Notes contains covenants, including limitations on our ability, and certain of our subsidiaries, to incur liens or engage in sale-leaseback transactions. The indenture also contains restrictions on our ability to consolidate, merge or sell substantially all of our assets, in addition to other customary terms. We were in compliance with all such covenants under the indenture governing the Senior Notes as of December 31, 2018.

        We have entered into an agreement that requires us to use commercially reasonable efforts to cause a registration statement to become effective with the SEC by August 28, 2019, relating to an offer to exchange the Senior Notes for registered Senior Notes having substantially identical terms, or, in certain cases, to register the Senior Notes for resale. If we do not register or exchange the Senior Notes pursuant to the terms of the registration rights agreement, we will be required to pay additional interest to the holders of the Senior Notes under certain circumstances.

Note 10. Financial Instruments and Fair Value

        Financial instruments that are potentially subject to credit risk consist principally of trade receivables. Collateral is generally not required. The risk associated with this concentration is mitigated by our ongoing credit-review procedures and insurance.

        A large portion of our cash is held by a few major financial institutions. We monitor the exposure with these institutions and do not expect any of these institutions to fail to meet their obligations. All highly liquid investments with a maturity of three months or less from the date of purchase are considered to be cash equivalents. The cost of these investments approximates fair value. We also consider the carrying value of restricted cash balances to be representative of its fair value.

        As of December 31, 2018 and 2017, we had $15.3 million and $12.3 million, respectively, primarily related to equity method investments.

Elanco Animal Health Incorporated

Notes to Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 10. Financial Instruments and Fair Value (Continued)

        The following table summarizes the fair value information at December 31, 2018 and 2017 for contingent consideration liabilities and net investment hedge liability measured at fair value on a recurring basis in the respective balance sheet line items:

		Fair Value Measurements Using
Financial statement line item	Carrying Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Fair Value
December 31, 2018
Other current liabilities—contingent consideration	$5.1	$—	$—	$5.1	$5.1
Other noncurrent liabilities—contingent consideration	69.0	—	—	69.0	69.0
Other noncurrent liabilities—cross currency interest rate contracts designated as net investment hedges	7.4	—	7.4	—	7.4
December 31, 2017
Other current liabilities—contingent consideration	1.3	—	—	1.3	1.3
Other noncurrent liabilities—contingent consideration	45.2	—	—	45.2	45.2

        We determine our Level 1 and Level 2 fair value measurements based on a market approach using quoted market values, significant other observable inputs for identical or comparable assets or liabilities, or discounted cash flow analysis. Level 3 fair value measurements for other investment securities are determined using unobservable inputs, including the investments' cost adjusted for impairments and price changes from orderly transactions. The fair values of cost and equity method investments are not readily available.

        Contingent consideration liabilities relate to Galliprant for which the fair value was estimated using a discounted cash flow analysis and Level 3 inputs, including projections representative of a market participant view for the probability of achieving potential future payments to Aratana Therapeutics, Inc. and an estimated discount rate. The amount to be paid is dependent upon certain development, success-based regulatory, and sales-based milestones. In addition, the amount of royalties to be paid is calculated as a percentage of net sales dependent upon the timing and geography and will, therefore, vary directly with increases and decreases in net sales of Galliprant. There is no cap on the amount that may be paid pursuant to this arrangement. During 2018, as a result of an increase in the projected cash flows related to Galliprant, we increased the fair value of the contingent consideration liabilities by $37.6 million, offset by a $15.0 million sales-based milestone payment. The additional expense was recognized in other (income) expense, net.

        We have long term debt of $2.5 billion that is recorded at amortized cost in our consolidated and combined balance sheet as of December 31, 2018. We consider the carrying value of the long term debt

Elanco Animal Health Incorporated

Notes to Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 10. Financial Instruments and Fair Value (Continued)

to be representative of its fair value as of December 31, 2018. The fair value of this long term debt is estimated based on quoted market prices of similar liabilities and is classified as Level 2. As of December 31, 2017, long term debt was not material.

        In October 2018, we entered into a cross-currency fixed interest rate swap, 5-year, 750 million Swiss Franc (CHF), which is designated as a NIH against CHF denominated assets for which the fair value was estimated based on quoted market values of similar hedges and is classified as Level 2. The NIH is expected to generate approximately $25 million in cash and an offset to interest expense on an annual basis. During the year ended December 31, 2018, our interest expense was offset by $5.6 million as a result of the NIH. Over the life of the derivative, gains or losses due to spot rate fluctuations are recorded in cumulative translation adjustment. During the year ended December 31, 2018, we recorded a $5.9 million loss, net of tax, on the NIH, which is included in the change in the cumulative translation adjustment in other comprehensive income. There is a potential for significant 2023 settlement exposure as the U.S. dollar fluctuates against the Swiss Franc. The risk management objective is to manage foreign currency risk relating to net investments in certain CHF denominated assets. Changes in fair value of the derivative instruments are recognized in a component of Accumulated Other Comprehensive Loss to offset the changes in the values of the net investments being hedged.

Note 11. Goodwill and Intangibles

Goodwill

        Goodwill was $3.0 billion as of December 31, 2018 and 2017. Goodwill results from excess consideration in a business combination over the fair value of identifiable net assets acquired. Goodwill is not amortized but is reviewed for impairment at least annually and when impairment indicators are present. Goodwill may be impaired if the carrying amount of a reporting unit exceeds the fair value of that reporting unit, calculated as based on discounted cash flows. The implied fair value of goodwill is then determined by subtracting the fair value of all identifiable net assets other than goodwill from the fair value of the reporting unit. An impairment charge would be recorded for the excess, if any, of carrying amount of goodwill over the implied fair value. The estimated fair value is based on a number of assumptions, including current market capitalization as corroboration of fair value. See Note 6 for further discussion of goodwill resulting from recent business combinations. The remaining change in goodwill is primarily the result of foreign exchange translation adjustments.

        No impairments occurred with respect to the carrying value of goodwill for the years ended December 31, 2018, 2017 and 2016.

Elanco Animal Health Incorporated

Notes to Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 11. Goodwill and Intangibles (Continued)

Other Intangibles

        The components of intangible assets other than goodwill at December 31 were as follows:

	2018			2017
Description	Carrying Amount, Gross	Accumulated Amortization	Carrying Amount, Net	Carrying Amount, Gross	Accumulated Amortization	Carrying Amount, Net
Finite-lived intangible assets:
Marketed products	$3,193.5	$(779.2)	$2,414.3	$3,151.2	$(599.8)	$2,551.4
Other	53.1	(34.0)	19.1	54.1	(29.9)	24.2

Total finite-lived intangible assets	3,246.6	(813.2)	2,433.4	3,205.3	(629.7)	2,575.6
Indefinite-lived intangible assets:
Acquired in-process research and development	19.6	—	19.6	97.2	—	97.2

Other intangibles	$3,266.2	$(813.2)	$2,453.0	$3,302.5	$(629.7)	$2,672.8

        Marketed products consist of the amortized cost of the rights to assets acquired in business combinations and approved for marketing in a significant global jurisdiction. For transactions other than a business combination, we capitalize milestone payments incurred at or after the product has obtained regulatory approval for marketing.

        Other finite-lived intangibles consist primarily of the amortized cost of licensed platform technologies that have alternative future uses in research and development, manufacturing technologies and customer relationships from business combinations. Acquired IPR&D consists of the related costs capitalized, adjusted for subsequent impairments, if any. The costs of acquired IPR&D projects acquired directly in a transaction other than a business combination are capitalized if the projects have an alternative future use; otherwise, they are expensed immediately. The fair values of acquired IPR&D projects acquired in business combinations are capitalized as other intangible assets.

        Several methods may be used to determine the estimated fair value of other intangibles acquired in a business combination. We utilize the "income method" for other intangibles. This method is a Level 3 fair value measurement and applies a probability weighting that considers the risk of development and commercialization to the estimated future net cash flows that are derived from projected revenues and estimated costs. These projections are based on factors such as relevant market size, patent protection, historical pricing of similar products and expected industry trends. The estimated future net cash flows are then discounted to the present value using an appropriate discount rate. This analysis is performed for each group of assets independently. The acquired IPR&D assets are treated as indefinite-lived intangible assets until completion or abandonment of the projects, at which time the assets are tested for impairment and amortized over the remaining useful life or written off, as appropriate.

        See Note 6 for further discussion of intangible assets acquired in recent business combinations.

Elanco Animal Health Incorporated

Notes to Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 11. Goodwill and Intangibles (Continued)

        Other indefinite-lived intangible assets are reviewed for impairment at least annually and when impairment indicators are present. The fair value of the indefinite lived intangible assets (acquired IPR&D) is estimated using the same assumptions as used for goodwill and by applying a probability weighting that reflects the risk of development and commercialization to the estimated future net cash flows that are derived from projected revenues and estimated costs. Finite-lived intangible assets are reviewed for impairment when an indicator of impairment is present. We compare the carrying amounts of the assets with the estimated undiscounted future cash flows. In the event the carrying amount exceeds the undiscounted cash flows, an impairment charge is recorded for the amount by which the carrying amount of the asset exceeds the estimated fair value, which is determined based on discounted future cash flows.

        During 2018, we recorded impairment charges of $22.5 million (comprised of $9.5 million impairment of finite-lived intangible assets and $13.0 million impairment of indefinite-lived intangible assets) which are included in asset impairment, restructuring and other special charges on the combined statements of operations. The impairment of finite-lived intangible assets primarily related to competitive pressures for a certain marketed product resulting in a reduction of projected cash flows. The impairment of indefinite-lived intangible assets primarily related to revised projections of fair value due to competitive pressures and to a lesser extent product rationalization. The increase in the carrying amount of finite intangibles is primarily due to the receipt of full commercialization rights outside the U.S. for Galliprant. During 2017, we had impairment charges of $94.5 million (comprised of $56.5 million impairment of finite-lived intangible assets and $38.0 million impairment of indefinite-lived intangible assets) which are included in asset impairment, restructuring and other special charges on the combined statements of operations. The impairment of finite-lived intangible assets primarily related to competitive pressures for a certain marketed product resulting in a reduction of projected cash flows. The impairment of indefinite-lived intangible assets primarily related to revised projections of fair value due to competitive pressures and to a lesser extent product rationalization. During 2016, we recorded impairment charges of $14.0 million primarily related to indefinite-lived intangible assets charged to asset impairment, restructuring and other special charges on the combined statements of operations. The impairments in 2016 were related to product rationalization.

        Intangible assets with finite lives are capitalized and are amortized over their estimated useful lives, ranging from 3 to 20 years. As of December 31, 2018, the remaining weighted-average amortization period for finite-lived intangible assets is approximately 14 years.

        The estimated amortization expense for each of the next five years associated with our finite-lived intangible assets as of December 31, 2018 is as follows:

	2019	2020	2021	2022	2023
Estimated amortization expense	$197.9	$198.3	$198.0	$196.0	$195.8

Note 12. Property and Equipment

        Property and equipment is stated on the basis of cost. Provisions for depreciation of buildings and equipment are computed generally by the straight-line method at rates based on their estimated useful lives (12 to 50 years for buildings and 3 to 25 years for equipment). We review the carrying value of long-lived assets for potential impairment on a periodic basis and whenever events or changes in

Elanco Animal Health Incorporated

Notes to Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 12. Property and Equipment (Continued)

circumstances indicate the carrying value of an asset may not be recoverable. Impairment is determined by comparing projected undiscounted cash flows to be generated by the asset to its carrying value. If an impairment is identified, a loss is recorded equal to the excess of the asset's net book value over its fair value utilizing a discounted cash flow analysis, and the cost basis is adjusted.

        At December 31, property and equipment consisted of the following:

	2018	2017
Land	$27.6	$25.1
Buildings	567.2	557.7
Equipment	1,025.1	994.5
Construction in progress	181.1	177.1

	1,801	1,754.4
Less accumulated depreciation	(878.6)	(834.1)

Property and equipment, net	$922.4	$920.3

        Depreciation expense related to property and equipment and rental expense for all leases was as follows:

	2018	2017	2016
Depreciation expense	$81.3	$79.8	$75.7
Rental expense	47.5	47.1	41.8

        The future minimum rental commitments under non-cancelable operating leases are as follows:

	2019	2020	2021	2022	2023	After 2023
Lease commitments	$25.2	$20.1	$13.5	$10.0	$8.3	$18.5

Note 13. Stock-Based Compensation

Lilly Stock Compensation Plans

        For periods prior to IPO, we benefited from Lilly's stock-based compensation program. Lilly maintains various stock-based compensation programs for the benefit of its officers, directors and certain employees including employees of the Company. As we receive the employee services in consideration for the participation of the Company's employees in these plans, stock-based compensation expense for the awards granted to our employees has been reflected in the consolidated and combined statements of operations.

        Lilly's stock-based compensation granted to our employees consists of performance awards (PAs), shareholder value awards (SVAs) and RSUs. The stock-based compensation expense has been derived from the equity awards granted by Lilly to our employees. The compensation expense is based on the fair value of stock-based awards which is recognized as compensation expense over the requisite service period of the individual grantees, which generally equals the vesting period. The awards are settled by Lilly.

Elanco Animal Health Incorporated

Notes to Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 13. Stock-Based Compensation (Continued)

        For the periods prior to IPO, as the stock-based compensation plans were Lilly's plans and the awards were settled by Lilly, the offset to the expense was recognized through net parent company investment on the combined balance sheet.

        Stock-based compensation expense related to our employees for years ended December 31, 2018, 2017 and 2016 was $26.0 million, $25.0 million and $20.4 million, respectively.

        Following IPO and until the completion of the exchange offer, the equity awards previously granted to our employees by Lilly will continue to vest, and service with Elanco counts toward the Lilly award's vesting provisions. Upon completion of the exchange offer, we expect that our employees' unvested Lilly RSUs, PAs, and SVAs will be forfeited and replaced with Elanco RSUs valued at the exchange rate with the same service vesting period as the forfeited Lilly awards.

Performance Award Program

        PAs have been granted to certain of our officers and management and are settled in shares of Lilly's common stock. The number of PA shares actually issued, if any, varies depending on the achievement of certain pre-established earnings-per-share targets over a two-year period. PA shares are accounted for at fair value based upon the closing stock price on the date of grant and fully vest at the end of the measurement period. The fair values of PAs granted for the years ended December 31, 2018, 2017 and 2016 were $71.63, $73.54, and $72.00, respectively. The number of PA shares that will vest for the PA program is dependent upon Lilly's earnings achieved during the vesting period. Pursuant to this program, approximately 39,771 shares, 69,144 shares and 20,329 shares were issued by Lilly to our employees during the years ended December 31, 2018, 2017 and 2016, respectively. As of December 31, 2018, the total remaining unrecognized compensation cost related to nonvested PAs was $5.8 million, which will be amortized over the weighted-average remaining requisite service period of 12 months.

Shareholder Value Award Program

        SVAs have been granted to certain of our officers and management and are settled in shares of Lilly's common stock. The number of shares actually issued, if any, varies depending on Lilly's stock price at the end of the three-year vesting period compared to pre-established target stock prices. We measure the fair value of the SVA unit on the grant date using a Monte Carlo simulation model. The model utilizes multiple input variables that determine the probability of satisfying the market condition stipulated in the award grant and calculates the fair value of the award. Expected volatilities utilized in the model are based on implied volatilities from traded options on Lilly's stock, historical volatility of Lilly's stock price and other factors. Similarly, the dividend yield is based on historical experience and Lilly's estimate of future dividend yields. The risk-free interest rate is derived from the U.S. Treasury yield curve in effect at the time of grant. The weighted-average fair values of the SVA units granted

Elanco Animal Health Incorporated

Notes to Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 13. Stock-Based Compensation (Continued)

during the years ended December 31, 2018, 2017 and 2016 were $49.38, $66.25 and $48.68, respectively, determined using the following assumptions:

(Percents)	2018	2017	2016
Expected dividend yield	2.50%	2.50%	2.00%
Risk-free interest rate	2.31	1.38	0.92
Volatility	22.26	22.91	21.68

        Pursuant to this program, Lilly issued approximately 30,195 shares, 35,063 shares and 36,071 shares to our employees during the years ended December 31, 2018, 2017 and 2016, respectively. As of December 31, 2018, the total remaining unrecognized compensation cost related to nonvested SVAs was $3.5 million, which will be amortized over the weighted-average remaining requisite service period of 20 months.

Restricted Stock Units

        RSUs have been granted to certain of our employees and are payable in shares of Lilly's common stock. RSU shares are accounted for at fair value based upon Lilly's closing stock price on the date of grant. The corresponding expense is amortized over the vesting period, typically three years. The fair values of RSU awards granted during the years ended December 31, 2018, 2017 and 2016 were $70.95, $72.47 and $71.46, respectively. The number of shares ultimately issued by Lilly for the RSU program remains constant with the exception of forfeitures. Pursuant to this program, 82,025 shares, 57,224 shares and 26,468 shares were settled by Lilly with its RSUs to our employees during the years ended December 31, 2018, 2017 and 2016, respectively. As of December 31, 2018, the total remaining unrecognized compensation cost related to nonvested RSUs was $12.5 million which will be amortized over the weighted-average remaining requisite service period of 20 months.

Elanco Stock Compensation Plans

        In connection with IPO, we adopted our own stock based compensation plans, including RSUs and stock options. Our stock-based compensation expense and the related tax under these plans for the year ended December 31, 2018 was $1.8 million and $0.4 million.

Restricted Stock Units

        RSUs are granted to certain employees and are settled in shares of our common stock. RSU shares are accounted for at fair value based upon the closing stock price on the date of the grant. The corresponding expense is amortized over the vesting period, typically three years. The fair value of the RSU awards granted during the year ended December 31, 2018 was $31.09. The number of shares ultimately issued for the RSU program remains constant with the exception of forfeitures. Pursuant to this program, 158,007 shares were granted and 18,991 shares were issued during the year ended December 31, 2018. As of December 31, 2018, the total remaining unrecognized compensation cost related to nonvested RSUs was $3.9 million, which will amortize over the weighted-average remaining requisite service period of 33 months.

Elanco Animal Health Incorporated

Notes to Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 13. Stock-Based Compensation (Continued)

Stock Option Program

        Stock options represent the right to purchase shares of our common stock within a specified period of time at a specified price. The exercise price for a stock option will be not less than 100% of the fair market value of the common stock on the date of the grant.

        Stock options are accounted for using a fair-value based method at the date of the grant in the consolidated statement of operations. The values determined through this fair-value-based method generally are amortized on a straight-line basis over the vesting term.

        Stock options were granted in 2018 to our officers, management and board members at exercise prices equal to the fair market value of our stock at the date of the grant. Options fully vest 3 years from the grant date and have a term of 10 years.

        The fair-value-based method for valuing each Elanco stock option grant on the grant date uses the Black-Scholes-Merton option-pricing model, which incorporates a number of valuation assumptions noted in the following table, shown at their weighted-average values for the year ended December 31:

2018
Expected dividend yield(1)	0.70%
Risk-free interest rate(2)	3.07%
Expected stock price volatility(3)	28.25%
Expected term(4) (years)	6.5

(1)
Determined using the expected quarterly dividend divided by the available three-month average stock price as of the valuation date, annualized and continuously compounded.

(2)
Determined using the term-matched, zero-coupon risk-free rate from the Treasury Constant Maturity yield curve, continuously compounded

(3)
Determined using a leverage-adjusted historical volatility of peer companies

(4)
Determined using SEC safe harbor approach, based on a 3-year cliff vesting schedule and 10-year contractual term.

        Stock option activity during the year ended December 31, 2018 is summarized below:

	Shares of Common Stock Attributable to Options	Weighted-Average Exercise Price of Options
Outstanding at January 1, 2018	—	$—
Granted	421,297	31.61
Exercised	—	—
Forfeited or expired	—	—

Outstanding at December 31, 2018	421,297	31.61
Exercisable at December 31, 2018	58,766	31.61

        As of December 31, 2018, the weighted-average remaining contractual term of the exercisable options was 9.8 years and the aggregate intrinsic value was $0.08.

Elanco Animal Health Incorporated

Notes to Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 14. Income Taxes

        During the periods presented in the consolidated and combined financial statements, Elanco was generally included in the tax grouping of other Lilly entities within the respective entity's tax jurisdiction; however, in certain jurisdictions, Elanco filed separate tax returns. The income tax (benefit)/expense included in these consolidated and combined financial statements has been calculated using the separate return basis, as if Elanco filed separate tax returns.

2017 Tax Act

        In December 2017, the President of the U.S. signed into law the Tax Cuts and Jobs Act (2017 Tax Act). The 2017 Tax Act includes significant changes to the U.S. corporate income tax system, such as the reduction in the corporate income tax rate from 35 percent to 21 percent, transition to a territorial tax system, changes to business related exclusions, deductions and credits, and modifications to international tax provisions, including a one-time repatriation transition tax (also known as the 'Toll Tax') on unremitted foreign earnings.

        GAAP requires that the income tax accounting effects from a change in tax laws or tax rates be recognized in continuing operations in the reporting period that includes the enactment date of the change. These effects include, among other things, re-measuring deferred tax assets and liabilities, evaluating deferred tax assets for valuation allowances and assessing the impact of the Toll Tax and certain other provisions of the 2017 Tax Act. Our accounting for the tax effects of the enactment of the 2017 Tax Act was not complete as of December 31, 2017; however, in certain cases, we made a reasonable estimate. In other cases, we were unable to make a reasonable estimate and continued to account for those items based on our existing accounting model under ASC 740, Income Taxes and the provisions of the tax laws that were in effect immediately prior to enactment. For the items for which we were able to make a reasonable estimate, we recorded a provisional tax benefit of $33.1 million in 2017 related to the impacts of the 2017 Tax Act.

        We finalized our accounting for the tax effects of the 2017 Tax Act during 2018. No material adjustments to income tax expense (benefit) were recorded. We expect that further guidance will continue to be issued in 2019 which may impact our interpretations of the 2017 Tax Act and could materially affect the estimates used. The 2017 Tax Act also includes a new U.S. minimum tax, global intangible low-taxed income (GILTI), on the earnings of our foreign subsidiaries. We have elected to account for the tax related to GILTI as a period cost in the year the tax is incurred.

        Deferred taxes are recognized for the future tax effects of temporary differences between financial and income tax reporting based on enacted tax laws and rates. We recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate resolution.

Elanco Animal Health Incorporated

Notes to Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 14. Income Taxes (Continued)

        Following is the composition of income (loss) before income tax expense (benefit):

	2018	2017	2016
Federal	$12.2	$(133.2)	$(12.5)
Foreign	101.9	(99.4)	(9.9)

Income (loss) before income taxes	$114.1	$(232.6)	$(22.4)

        Following is the composition of income tax expense (benefit):

	2018	2017	2016
Current:
Federal	$45.1	$—	$—
Foreign	45.5	91.6	31.1
State	(2.3)	(0.1)	0.3

Total current tax expense	88.3	91.5	31.4

Deferred:
Federal	(56.8)	42.6	18.4
Foreign	(5.6)	(16.6)	(26.8)
State	1.7	(6.3)	2.5
2017 Tax Act	—	(33.1)	—

Total deferred tax benefit	(60.7)	(13.4)	(5.9)

Income taxes	$27.6	$78.1	$25.5

Elanco Animal Health Incorporated

Notes to Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 14. Income Taxes (Continued)

        Significant components of our deferred tax assets and liabilities as of December 31 are as follows:

	2018	2017
Deferred tax assets:
Compensation and benefits	$32.2	$34.8
Accruals and reserves	47.8	12.0
Tax credit carryovers	1.9	19.2
Tax loss carryovers	21.7	144.9
Other	23.5	26.6

Total gross deferred tax assets	127.1	237.5
Valuation allowances	(21.4)	(127.7)

Total deferred tax assets	105.7	109.8

Deferred tax liabilities:
Intangibles	(130.8)	(165.2)
Property and equipment	(50.8)	(43.1)
Other	(2.7)	(7.4)

Total deferred tax liabilities	(184.3)	(215.7)
Deferred tax liabilities—net	$(78.6)	$(105.9)

        Deferred tax assets and liabilities reflect the impact of re-measurement resulting from the 2017 Tax Act.

        The deferred tax assets and related valuation allowance amounts for U.S. federal and state net operating losses and tax credits shown above have been reduced for differences between financial reporting and tax return filings.

        At December 31, 2018, we have tax credit carryovers of $6.5 million available to reduce future income taxes. The amount is comprised of foreign and state credits. Foreign credits total $4.1 million and if unused, will expire beginning in 2032. State tax credits of $2.4 million are fully reserved.

        At December 31, 2018, we had net operating loss carryovers and other carryovers for international and U.S. state income tax purposes of $156.2 million: $84.6 million will expire by 2023; $65.0 million will expire by 2025; and $1.6 million of the carryovers will never expire. Net operating losses and other carryovers for international and U.S. state income tax purposes are partially reserved. Deferred tax assets related to state net operating losses of $4.9 million are fully reserved.

Elanco Animal Health Incorporated

Notes to Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 14. Income Taxes (Continued)

        The movements in the valuation allowance are as follows:

	2018	2017
January 1	$(127.7)	$(39.1)
Adjustment related to Separation	110.4	—

January 1	(17.3)	(39.1)
Increase	(5.8)	(97.4)
Release	1.7	8.8

December 31	$(21.4)	$(127.7)

        Prior to the IPO, we prepared the income tax amounts and balances based upon a separate return methodology, as if we were separate taxpayers from Lilly. As a result, certain tax credit and net operating loss carryovers are not available for use in future periods as they were used in Lilly consolidated or combined tax return filings. Accordingly, as a result of the Separation, the tax credit and net operating loss carryovers and related valuation allowance have been adjusted to reflect the balance after Separation. These adjustments had no impact on income tax expense in the consolidated and combined financial statements. The separation entries related to the valuation allowance were offset by $133.7 million, prior to tax effect, of separation entries related to the removal of the net operating losses.

        The 2017 Tax Act introduced international tax provisions that significantly change the U.S. taxation of foreign earnings. At December 31, 2018, no U.S. taxes or foreign withholding taxes have been accrued with respect to the $464.5 million in unremitted earnings of our foreign subsidiaries as they are considered indefinitely reinvested for continued use in our foreign operations. It is not practicable to determine the unrecognized deferred tax liability related to these earnings.

        Cash payments of income taxes were as follows:

	2018	2017	2016
Cash payments of income taxes	$26.9	$35.7	$53.6

Elanco Animal Health Incorporated

Notes to Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 14. Income Taxes (Continued)

        The following is a reconciliation of the income tax expense (benefit) applying the U.S. federal statutory rate to income before income taxes to reported income tax expense:

	2018	2017	2016
Income tax at the U.S. federal statutory tax rate	$24.0	$(81.4)	$(7.8)
Add (deduct):
International operations and change in foreign tax rates	11.5	55.6	8.4
State taxes	4.4	5.4	2.8
Income tax credits	(17.3)	(1.8)	(1.7)
Foreign inclusion items	9.0	4.2	2.4
IPO and separation costs	2.3	—	—
Other permanent adjustments	0.9	1.6	0.2
Change in uncertain tax positions	(1.7)	6.2	5.2
Change in valuation allowance	(1.7)	122.2	18.1
2017 Tax Act	—	(33.1)	—
Other	(3.8)	(0.8)	(2.1)

Income taxes	$27.6	$78.1	$25.5

        A reconciliation of the beginning and ending amount of gross unrecognized tax benefits is as follows:

	2018	2017	2016
Beginning balance at January 1	$29.6	$25.7	$25.5
Adjustments related to Separation	(17.6)	—	—

Beginning balance at January 1	12.0	25.7	25.5
Additions based on tax positions related to the current year	2.2	7.9	7.4
Additions for tax positions of prior years	4.0	—	—
Settlements	(3.0)	(4.0)	(7.1)
Changes related to the impact of foreign currency translation	(0.5)	—	(0.1)

Ending balance at December 31	$14.7	$29.6	$25.7

        The total amount of unrecognized tax benefits that, if recognized, would affect tax expense by $12.8 million and $29.6 million at December 31, 2018 and 2017, respectively. There are $1.9 million of 2018 unrecognized tax benefits which related to temporary differences which would not, if recognized, impact the effective tax rate. Adjustments related to the Separation represent unrecognized tax benefits assumed by Lilly in the Separation and have no impact on income tax expense in the consolidated and combined financial statements.

        We file income tax returns in the U.S. federal jurisdiction and various state, local and non-U.S. jurisdictions. Certain of these income tax returns are filed on a consolidated or combined basis with Eli Lilly and Company and/or its subsidiaries.

        We are included in Lilly's U.S. tax examinations by the Internal Revenue Service. Pursuant to the Tax Matters Agreement we executed with Lilly in connection with the IPO, the liabilities or potential

Elanco Animal Health Incorporated

Notes to Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 14. Income Taxes (Continued)

refunds attributable to pre-IPO periods in which Elanco was included in a Lilly consolidated or combined tax return remain with Lilly. Consequently, although a U.S. examination of tax years 2013-2015 is currently in progress, the resulting adjustments, if any, will not require any cash tax payments by Elanco. We are not otherwise subject to U.S. federal, state and local, or non-U.S. income tax examinations in most major taxing jurisdictions for years before 2013.

        We recognize both accrued interest and penalties related to unrecognized tax benefits in income tax expense (benefit). We recognized income tax expense (benefit) related to interest and penalties as follows:

	2018	2017	2016
Income tax expense (benefit)	$(2.5)	$2.5	$5.5

        At December 31, 2018 and 2017, our accruals for the payment of interest and penalties totaled $13.3 million and $15.7 million, respectively.

Note 15. Contingencies

        We are party to various legal actions in the normal course of business. In determining whether a pending matter is significant for financial reporting and disclosure purposes, we consider both quantitative and qualitative factors in order to assess materiality. We accrue for certain liability claims to the extent we can formulate a reasonable estimate of their costs and there is a reasonable probability of incurring significant costs or expenses. At December 31, 2018 and December 31, 2017, we had no liabilities established related to litigation as there were no significant claims which were probable and estimable. We have not historically had any significant litigation expense and are not currently subject to a significant claim.

Note 16. Geographic Information

        We operate as a single operating segment engaged in the development, manufacturing, marketing and sales of animal health products worldwide for both food animals and companion animals. Consistent with our operational structure, our President and Chief Executive Officer (CEO), as the chief operating decision maker, makes resource allocation and business process decisions globally across our consolidated business. Strategic decisions are managed globally with global functional leaders responsible for determining significant costs/investments and with regional leaders responsible for overseeing the execution of the global strategy. Our global research and development organization is responsible for development of new products. Our manufacturing organization is responsible for the manufacturing and supply of products and for the optimization of our supply chain. Regional leaders are responsible for the distribution and sale of our products and for local direct costs. The business is also supported by global corporate staff functions. Managing and allocating resources at the global corporate level enables our CEO to assess the overall level of resources available and how to best deploy these resources across functions, product types, regional commercial organizations and research and development projects in line with our overarching long-term corporate-wide strategic goals, rather than on a product or geographic basis. Consistent with this decision-making process, our CEO uses consolidated, single-segment financial information for purposes of evaluating performance, allocating resources, setting incentive compensation targets, as well as forecasting future period financial results.

Elanco Animal Health Incorporated

Notes to Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 16. Geographic Information (Continued)

        Our products include Rumensin®, Optaflexx®, Denagard®, Tylan®, Maxiban® and other products for livestock and poultry, as well as Trifexis®, Interceptor®, Comfortis® and other products for companion animals. Our results for the year ended December 31, 2017 includes the results of operations from BIVIVP, which was acquired on January 3, 2017 (Note 6).

        We have a single customer that accounted for 11.9%, 12.9% and 11.7% of revenue for the years ended December 31, 2018, 2017 and 2016, respectively, and that represented accounts receivable of $96.4 million and $88.0 million as of December 31, 2018 and 2017, respectively.

        We are exposed to the risk of changes in social, political and economic conditions inherent in foreign operations and our results of operations and the value of our foreign assets are affected by fluctuations in foreign currency exchange rates.

        Selected geographic area information was as follows:

	2018	2017	2016
Geographic Information
Revenue—to unaffiliated customers(1):
United States	$1,483.2	$1,373.0	$1,361.6
International	1,583.6	1,516.0	1,551.9

Revenue	$3,066.8	$2,889.0	$2,913.5

Long-lived assets(2):
United States	$602.6	$604.7	$463.8
United Kingdom	187.5	204.4	190.6
Other foreign countries	195.8	190.2	173.0

Long-lived assets	$985.9	$999.3	$827.4

(1)
Revenue is attributed to the countries based on the location of the customer.

(2)
Long-lived assets consist of property and equipment, net, and certain noncurrent assets.

Note 17. Retirement Benefits

Shared Lilly Plans

        Our employees participated in defined benefit pension and other postretirement plans sponsored by Lilly, which include participants of Lilly's other business. Such plans are accounted for as multiemployer plans in these combined financial statements and as a result, no asset or liability was recorded by the Company to recognize the funded status of these plans.

        We recorded expense of $4.0 million, $73.7 million and $11.3 million for the years ended December 31, 2018, 2017 and 2016, respectively, relating to our employees' participation in Lilly sponsored plans. The expense included $67.0 million related to a curtailment loss and special termination benefits for early retirement incentives offered by Lilly to our employees as part of a voluntary early retirement program for the U.S. plan and which has been recorded in asset impairment,

Elanco Animal Health Incorporated

Notes to Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 17. Retirement Benefits (Continued)

restructuring and other special charges. No contributions have been recognized in the combined financial statements as we are not required to make contributions to these plans.

Pension Plans

        There are also certain defined benefit pension plans that our employees participate in that are either dedicated to our employees or where the plan assets and liabilities that relate to our employees were legally required to transfer to Elanco at the time of our separation from Lilly. The plans in Switzerland represent approximately 84 percent of our global benefit obligation. We use a measurement date of December 31 to develop the change in benefit obligation, change in plan assets, funded status and amounts recognized in the combined balance sheets at December 31 for our defined benefit pension plans, which were as follows:

	2018	2017
Change in benefit obligation:
Benefit obligation at beginning of year	$258.6	$225.0
Service cost	11.3	10.5
Interest cost	2.5	1.8
Actuarial (gain) loss	(44.7)	24.4
Benefits paid	(2.7)	(18.5)
Foreign currency exchange rate changes and other adjustments	9.8	15.4

Benefit obligation at end of year	234.8	258.6

Change in plan assets:
Fair value of plan assets at beginning of year	131.5	123.7
Actual return on plan assets	(10.2)	13.3
Employer contribution	5.7	3.9
Benefits paid	(2.7)	(18.5)
Foreign currency exchange rate changes and other adjustments	7.3	9.1

Fair value of plan assets at end of year	131.6	131.5

Funded status	(103.2)	(127.1)
Unrecognized net actuarial loss	0.5	29.1
Unrecognized prior service cost	0.8	0.7

Net amount recognized	$(101.9)	$(97.3)

Amounts recognized in the combined balance sheet consisted of:
Noncurrent assets	$2.3	$2.4
Other current liabilities	(0.3)	(0.3)
Accrued retirement benefits	(105.2)	(129.2)
Accumulated other comprehensive loss before income taxes	1.3	29.8

Net amount recognized	$(101.9)	$(97.3)

Elanco Animal Health Incorporated

Notes to Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 17. Retirement Benefits (Continued)

        The unrecognized net actuarial loss and unrecognized prior service cost for these pension plans have not yet been recognized in net periodic pension costs and are included in accumulated other comprehensive loss at December 31, 2018.

        During 2019, we expect the following components of accumulated other comprehensive loss to be recognized as components of net periodic benefit cost:

Unrecognized net actuarial loss	$0.5
Unrecognized prior service cost	0.8

Total	$1.3

        We do not expect any plan assets to be returned to us in 2019.

        The following represents our weighted-average assumptions related to these pension plans as of December 31:

(Percents)	2018	2017	2016
Discount rate for benefit obligation	1.5%	1.1%	1.0%
Discount rate for net benefit costs	1.1	1.0	1.0
Rate of compensation increase for benefit obligation	2.2	2.1	3.1
Rate of compensation increase for net benefit costs	2.1	3.1	3.0
Expected return on plan assets for net benefit costs	4.0	4.4	4.9

        We annually evaluate the expected return on the plan assets in these pension plans. In evaluating the expected rate of return, we consider many factors, with a primary analysis of current and projected market conditions; asset returns and asset allocations; and the views of leading financial advisers and economists. We may also review our historical assumptions compared with actual results, as well as the assumptions and trend rates utilized by similar plans, where applicable.

        The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid as follows:

	2019	2020	2021	2022	2023	2024 - 2028
Benefit payments	$5.8	$6.4	$7.1	$6.1	$6.3	$35.9

        Amounts relating to these pension plans with projected benefit obligations in excess of plan assets were as follows at December 31:

	2018	2017
Projected benefit obligation	$229.2	$251.6
Fair value of plan assets	124.1	121.8

Elanco Animal Health Incorporated

Notes to Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 17. Retirement Benefits (Continued)

        Amounts relating to these defined benefit pension plans with accumulated benefit obligations in excess of plan assets were as follows at December 31:

	2018	2017
Accumulated benefit obligation	$194.3	$223.1
Fair value of plan assets	124.1	121.8

        The total accumulated benefit obligation for these defined benefit pension plans was $199.9 million and $230.3 million at December 31, 2018 and 2017, respectively.

        Net pension expense related to these plans included the following components:

	2018	2017	2016
Service cost	$11.3	$10.5	$9.3
Interest cost	2.5	1.8	1.8
Expected return on plan assets	(6.2)	(2.4)	(3.4)
Amortization of prior service cost	0.2	0.1	0.1
Amortization of net actuarial loss	1.9	1.4	1.0
Other	0.5	—	—

Net pension expense	$10.2	$11.4	$8.8

        The following represents the amounts recognized for these plans in other comprehensive loss:

	2018	2017	2016
Actuarial gain (loss) arising during period	$28.3	$(17.0)	$(6.1)
Amortization of prior service cost included in net loss	0.2	0.1	0.1
Amortization of net actuarial loss included in net loss	1.9	1.4	1.0
Foreign currency exchange rate changes and other	(1.9)	3.5	3.0

Total other comprehensive income (loss) during period	$28.5	$(12.0)	$(2.0)

Benefit Plan Investments

        Our benefit plan investment policies are set with specific consideration of return and risk requirements in relationship to the respective liabilities. Our plan assets in our Switzerland pension plans represent approximately 87 percent of our plan assets for these pension plans. Given the long-term nature of our liabilities, these plans have the flexibility to manage an above-average degree of risk in the asset portfolios. At the investment-policy level, there are no specifically prohibited investments. However, within individual investment manager mandates, restrictions and limitations are contractually set to align with our investment objectives, ensure risk control and limit concentrations.

        We manage our portfolio to minimize concentration of risk by allocating funds within asset categories. In addition, within a category we use different managers with various management objectives to eliminate any significant concentration of risk.

Elanco Animal Health Incorporated

Notes to Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 17. Retirement Benefits (Continued)

        The investment strategy is to diversify in four major categories with a designated percentage invested in each including 24% fixed income securities, 48% equity securities, a share of 11% in Real Estate Switzerland and 17% in other alternative investments (senior loans, hedge funds and insurance-linked securities). Each category is diversified and comprised of the following:

  •
  Fixed-income securities—Swiss Bonds, Global Aggregates, Global Aggregate Corporates and Emerging Markets Local Currencies.

  •
  Equity investments—Swiss Equities, World Equities MSCI, Low Volatility Equities (to reduce risk), Emerging Markets Equities and real estate investment trusts.

  •
  Real Estate in Switzerland—investment foundations and funds

  •
  Other investments—represents primarily private equity like investments, hedge funds, insurance-linked securities, cash and mark-to-market derivatives.

        We determine the fair value of the investments based on a market approach using quoted market values, significant other observable inputs for identical or comparable assets or liabilities, or discounted cash flow analysis for all investments except hedge funds, private equity-like investments and real estate.

        We determine the fair value of investments using the value reported by the partnership, adjusted for known cash flows and significant events through our reporting date. Values provided by the partnerships are primarily based on analysis of and judgments about the underlying investments. Inputs to these valuations include underlying NAVs, discounted cash flow valuations, comparable market valuations, and may also include adjustments for currency, credit, liquidity and other risks as applicable. The vast majority of these private partnerships provide us with annual financial statements including their compliance with fair valuation procedures consistent with applicable accounting standards.

        We determine the fair value of real estate investments based on the NAV provided by the fund manager. These NAVs are developed with inputs including discounted cash flow, independent appraisal and market comparable analyses.

Elanco Animal Health Incorporated

Notes to Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 17. Retirement Benefits (Continued)

        The fair values of these pension plan assets as of December 31, 2018 by asset category are as follows:

		Fair Value Measurements Using
Asset Class	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Investments Valued at Net Asset Value(1)
Public equity securities	$2.2	$1.0	$—	$—	$1.2
Fixed income:
Developed markets	29.9	7.8	0.1	—	22.0
Emerging markets	6.4	0.7	0.4	—	5.3
Private alternative investments:	—
Hedge funds	6.6	—	—	—	6.6
Equity-like funds	49.0	—	—	—	49.0
Real estate	20.1	0.1	—	—	20.0
Other	17.4	0.3	2.3	—	14.8

Total	$131.6	$9.9	$2.8	$—	$118.9

(1)
Certain investments that are measured at fair value using the NAV per share (or its equivalent) as a practical expedient have not been classified in the fair value hierarchy.

        No material transfers between Level 1, Level 2, or Level 3 occurred during the year ended December 31, 2018. The activity in the Level 3 investments during the year ended December 31, 2018 was not material.

Elanco Animal Health Incorporated

Notes to Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 17. Retirement Benefits (Continued)

        The fair values of these pension plan assets as of December 31, 2017 by asset category are as follows:

		Fair Value Measurements Using
Asset Class	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Investments Valued at Net Asset Value(1)
Public equity securities	$0.8	$0.6	$—	$—	$0.2
Fixed income:
Developed markets	29.9	8.2	0.1	—	21.6
Emerging markets	7.2	0.6	0.3	—	6.3
Private alternative investments:
Hedge funds	6.8	—	—	—	6.8
Equity-like funds	52.7	—	—	—	52.7
Real estate	20.2	—	—	—	20.2
Other	13.9	0.1	0.1		13.7

Total	$131.5	$9.5	$0.5	$—	$121.5

(1)
Certain investments that are measured at fair value using the NAV per share (or its equivalent) as a practical expedient have not been classified in the fair value hierarchy.

        No material transfers between Level 1, Level 2, or Level 3 occurred during the year ended December 31, 2017. The activity in the Level 3 investments during the year ended December 31, 2017 was not material.

        No contributions to these pension plans are expected in 2019.

Retiree Health Benefit Plan

        There are two retiree health benefit plan where the plan liabilities that relate to our employees were legally required to transfer to Elanco at the time of separation from Lilly. The accrued retirement benefits for these plans were $3.9 million and $9.8 million as of December 31, 2018 and 2017, respectively.

Defined Contribution Plans

        Lilly has defined contribution savings plans that include certain of our employees worldwide. The purpose of these plans is generally to provide additional financial security during retirement by providing employees with an incentive to save. Our contributions to the plans are based on our employee contributions and the level of our match. Expenses related to our employees under the plans totaled $20.9 million, $22.1 million and $19.6 million for the years ended December 31, 2018, 2017, and 2016, respectively.

Elanco Animal Health Incorporated

Notes to Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 18. Earnings Per Share

        As discussed in Note 1, Elanco Parent was formed for the purpose of facilitating the IPO. Lilly held all shares of Elanco Parent from the time of formation until the IPO.

        Prior to IPO, there were an aggregate of 293,290,000 shares of our common stock held by Lilly (which represents the 100 shares held by Lilly prior to giving effect to the 2,932,900-for-1 stock split that occurred on September 19, 2018). In connection with the completion of the IPO, an additional 72,335,000 shares of our common stock were issued.

        Earnings per share was calculated based on the weighted average shares outstanding during each period based on the assumption that the shares held by Lilly were outstanding for all periods prior to IPO.

Note 19. Related Party Agreements and Transactions

Transactions with Lilly Subsequent to Separation and Related to the Separation

        As described in Note 1, in connection with the Separation, Lilly transferred to us substantially all of its animal health businesses in exchange for approximately $4.2 billion. This is reflected as consideration to Lilly in our consolidated and combined statement of equity. The terms of our separation are covered by a master services agreement entered with Lilly (MSA). Under the terms of the MSA, through a series of transactions, Lilly transferred to us the businesses that will continue as part of Elanco.

        For a certain portion of our operations, the legal transfer of our net assets did not occur prior to the Separation due to certain regulatory requirements in each of these countries. Under the MSA entered into with Lilly, we are responsible for the business activities conducted by Lilly on our behalf and are subject to the risks and entitled to the benefits generated by these operations and assets. As a result, the related assets and liabilities and results of operations have been reported in our consolidated and combined financial statements. The total net assets associated with these jurisdictions are $95.6 million and the annual profits are insignificant. As of December 31, 2018, we have $202.7 million of restricted cash on our consolidated and combined balance sheet along with an offsetting Payable to Lilly, which reflects the cash that will be used to fund the purchase of the local country assets from Lilly.

        At the time of the IPO, we entered into a number of agreements related to ongoing activities between Elanco and Lilly including the following:

  •
  Transitional Services Agreement. Historically, Lilly has provided us significant shared services and resources related to corporate functions such as executive oversight, treasury, legal, finance, human resources, tax, internal audit, financial reporting, information technology and investor relations, which we refer to collectively as the "Lilly Services." Under the terms of the TSA, we will be able to use Lilly Services for a fixed term established on a service-by-service basis. We will pay Lilly mutually agreed-upon fees for the Lilly Services provided under the TSA, which will be based on Lilly's cost (including third-party costs) of providing the Lilly Services through March 31, 2021, and subject to a mark-up of 7% thereafter, with additional inflation-based escalation beginning January 1, 2020. The fees under the TSA become payable for all periods beginning after October 1, 2018.

Elanco Animal Health Incorporated

Notes to Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 19. Related Party Agreements and Transactions (Continued)

  •
  Intellectual Property and Technology License Agreement. We entered into an intellectual property and technology license agreement with Lilly immediately prior to the completion of the IPO. Under the intellectual property and technology license agreement, Lilly granted Elanco an exclusive, perpetual license to exploit products in the animal health field that utilize or use certain of Lilly's intellectual property (excluding trademarks). In addition, Lilly granted Elanco non-exclusive, non-sublicensable license to screen certain compounds in Lilly's compound libraries to exploit products in the animal use certain of Lilly's intellectual property. This screening license has an initial term of two years, subject to three one-year extensions, each of which requires Lilly's consent.

        We also entered into a tax matters agreement (TMA), an employee matters agreement, a toll manufacturing and supply agreement and a registration rights agreement with Lilly in connection with the Separation.

        Our consolidated and combined financial statement of operations includes revenue of $7.0 million related to a toll manufacturing arrangement and $28 million related to TSA charges.

        At December 31, 2018, we have a payable to Lilly of $66.0 million reflected in Payable to Lilly on our consolidated and combined balance sheet related to ongoing transactions with Lilly including those transactions described above and the reimbursement of certain costs Lilly incurred on our behalf during the period.

Transactions with Lilly Prior to Separation

        Prior to IPO, we did not operate as a standalone business and had various relationships with Lilly whereby Lilly provided services to us. The impact on our historical combined financial statements includes the following:

Transfers to/from Lilly, net

        As discussed in the basis of presentation, net parent company investment is primarily impacted by contributions from Lilly, which are the result of treasury activity and net funding provided by or distributed to Lilly. For the years ended December 31, 2018, 2017 and 2016, the net transfers (to)/from Lilly were $(226.3) million, $873.3 million and ($129.2) million, respectively. The most significant activity impacting the 2017 transfer was the financing by Lilly of our acquisition in the amount of $882.1 million for Boehringer Ingelheim Vetmedica, Inc.'s United States feline, canine, and rabies vaccine portfolio and other related assets in 2017. Other activities that impacted the net transfers (to)/from Lilly include corporate overhead and other allocations, income taxes, retirement benefits, and centralized cash management.

Corporate Overhead and Other Allocations

        Lilly provides us certain services, including executive oversight, treasury, legal, finance, human resources, tax, internal audit, financial reporting, information technology and investor relations. We provide Lilly certain services related to manufacturing support. Our financial statements reflect an allocation of these costs prior to IPO. When specific identification is not practicable, the remainder have been allocated primarily on a proportional cost method on a basis of revenue or headcount.

Elanco Animal Health Incorporated

Notes to Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 19. Related Party Agreements and Transactions (Continued)

        The allocations of services from Lilly, prior to IPO, to us were reflected as follows in the combined statements of operations:

	2018(1)	2017	2016
Cost of sales	$21.8	$31.8	$32.5
Research and development	2.2	2.8	2.3
Marketing, selling and administrative	81.2	117.1	110.5

Total	$105.2	$151.7	$145.3

(1)
Through September 30, 2018

        We provide Lilly certain services related to manufacturing support. Allocations of manufacturing support from us to Lilly $3.7 million, $6.2 million and $5.5 million for the for the years ended December 31, 2018, 2017 and 2016, respectively, reduced the cost of sales in the consolidated and combined statements of operations.

        The financial information herein may not necessarily reflect our consolidated financial position, results of operations and cash flows in the future or what they would have been if we had been a separate, standalone entity during the periods presented. Management believes that the methods used to allocate expenses are reasonable.

Stock-based Compensation

        As discussed in Note 13, our employees participate in Lilly stock-based compensation plans, the costs of which have been allocated to us and recorded in cost of sales, research and development, and marketing, selling and administrative expenses in the consolidated and combined statements of operations. The costs of such plans related to our employees were $26.0 million, $25.0 million and $20.4 million for the year ended December 31, 2018, 2017 and 2016, respectively.

Retirement Benefits

        As discussed in Note 17, our employees participate in defined benefit pension and other post retirement plans sponsored by Lilly, the costs and benefits of which have been recorded in the consolidated and combined statement of operations in cost of sales, research and development, and marketing, selling and administrative expenses. the costs/(benefits) of such plans related to the Company's employees were $(6.3) million, $73.7 million and $11.3 million for the years ended December 31, 2018, 2017 and 2016, respectively.

Centralized Cash Management

        Lilly uses a centralized approach to cash management and financing of operations. Until Separation, the majority of our business was party to Lilly's cash pooling arrangements to maximize Lilly's availability of cash for general operating and investing purposes. Under these cash pooling arrangements, cash balances were swept regularly from our accounts prior to IPO. Cash transfers to

Elanco Animal Health Incorporated

Notes to Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 19. Related Party Agreements and Transactions (Continued)

and from Lilly's cash concentration accounts and the resulting balances at the end of each reporting period were reflected in net parent company investment in the combined balance sheets.

Debt

        Prior to IPO, Lilly's third-party debt and the related interest expense were not allocated to us for any of the periods presented in the combined statement of operations and balance sheets as we were not the legal obligor of the debt and Lilly borrowings were not directly attributable to our business.

Other Related Party Transactions

        We sell certain products to and receive certain goods and services from a customer/vendor, whose chairman and Chief Executive Officer is a member of Lilly's Board of Directors. These product sales resulted in revenue of $23.5 million, $24.8 million and $14.3 million for the years ended December 31, 2018, 2017 and 2016, respectively. The product sales resulted in accounts receivable of $2.5 million and $2.0 million at December 31, 2018 and 2017, respectively. The purchase of goods and services resulted in cost of sales and operating expenses of $3.9 million, $5.9 million and $7.1 million for the years ended December 31, 2018, 2017 and 2016, respectively. The purchase of goods and services resulted in accounts payable of $0.7 million and $0.4 million at December 31, 2018 and 2017, respectively.

Note 20. Selected Quarterly Data (unaudited)

2018	Fourth	Third	Second	First
Revenue	$799.3	$761.1	$770.2	$736.2
Cost of sales	412.5	369.8	431.5	360.0
Operating expenses(1)	246.2	237.9	252.5	245.2
Asset Impairment, restructuring, and other special charges	46.0	12.4	68.0	2.4
Interest expense, net of capitalized interest	21.0	8.6	—	—
Income (loss) before income taxes	(2.2)	78.8	(40.0)	77.5
Income taxes	(18.6)	18.6	22.8	4.8
Net income (loss)	16.4	60.2	(62.8)	72.7
Earnings (loss) per share—basic and diluted	0.04	0.20	(0.21)	0.25

Elanco Animal Health Incorporated

Notes to Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 20. Selected Quarterly Data (unaudited) (Continued)

2017	Fourth	Third	Second	First
Revenue	$754.3	$697.1	$732.8	$704.8
Cost of sales	405.0	376.2	374.0	338.6
Operating expenses(1)	258.8	256.6	257.8	258.3
Asset Impairment, restructuring, and other special charges	185.8	23.7	58.8	106.8
Interest expense, net of capitalized interest	—	—	—	—
Income (loss) before income taxes	(155.4)	(9.1)	(15.2)	(52.9)
Income taxes	6.1	11.6	15.0	45.4
Net income (loss)	(161.5)	(20.7)	(30.2)	(98.3)
Earnings (loss) per share—basic and diluted	(0.55)	(0.07)	(0.10)	(0.34)

(1)
Includes research and development and marketing, selling, and administrative expenses.

Elanco Animal Health Incorporated

Unaudited Condensed Consolidated and Combined Statements of Operations

(Dollars and shares in millions, except per-share data)

	Three Months Ended March 31,
	2019	2018
Revenue	$731.1	$736.2
Costs, expenses and other:
Cost of sales	343.8	360.0
Research and development	64.1	65.2
Marketing, selling and administrative	181.1	180.0
Amortization of intangible assets	49.0	49.2
Asset impairments, restructuring and other special charges (Note 6)	24.9	2.4
Interest expense, net of capitalized interest	20.8	—
Other—net, expense	2.6	1.9

	686.3	658.7

Income before income taxes	44.8	77.5
Income tax expense	13.3	4.8

Net income	$31.5	$72.7

Earnings per share:
Basic	$0.09	$0.25
Diluted	$0.09	$0.25
Weighted average shares outstanding:
Basic	365.7	293.3
Diluted	366.0	293.3

See notes to unaudited condensed consolidated and combined financial statements.

Elanco Animal Health Incorporated

Unaudited Condensed Consolidated and Combined Statements of Comprehensive Income

(Dollars in millions)

	Three Months Ended March 31,
	2019	2018
Net income	$31.5	$72.7
Other comprehensive income (loss):
Foreign currency translation	(30.2)	119.2
Defined benefit pension and retiree health benefit plans, net of taxes	2.0	(0.6)

Other comprehensive income (loss), net of tax	(28.2)	118.6

Comprehensive income	$3.3	$191.3

See notes to unaudited condensed consolidated and combined financial statements.

Elanco Animal Health Incorporated

Unaudited Condensed Consolidated Balance Sheets

(Dollars in millions)

	March 31, 2019	December 31, 2018
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$272.1	$474.8
Accounts receivable, net of allowances of $8.3 (2019) and $8.4 (2018)	684.1	651.8
Other receivables	107.8	57.6
Inventories (Note 7)	1,035.5	1,004.1
Prepaid expenses and other	114.8	113.9
Receivable from Lilly (Note 15)	35.5	—
Restricted cash (Note 15)	28.5	202.7

Total current assets	2,278.3	2,504.9

Noncurrent Assets
Goodwill	2,933.1	2,958.0
Other intangibles, net	2,386.5	2,453.0
Other noncurrent assets	219.3	118.4
Property and equipment, net of accumulated depreciation $909.3 (2019) and $878.6 (2018)	930.2	922.4

Total assets	$8,747.4	$8,956.7

Liabilities and Equity
Current Liabilities
Accounts payable	$252.1	$205.2
Employee compensation	64.2	98.9
Sales rebates and discounts	171.7	169.9
Current portion of long-term debt (Note 8)	29.0	29.0
Other current liabilities	191.2	199.0
Payable to Lilly (Note 15)	—	268.7

Total current liabilities	708.2	970.7

Noncurrent Liabilities
Long-term debt (Note 8)	2,436.6	2,443.3
Accrued retirement benefits	106.2	109.1
Deferred taxes (Note 11)	131.8	114.6
Other noncurrent liabilities	168.4	121.5

Total liabilities	3,551.2	3,759.2

Commitments and Contingencies (Note 12)	—	—
Equity
Common stock, no par value, 5,000,000,000 shares authorized, 365,702,757 and 365,643,911 shares issued and outstanding as of March 31, 2019 and December 31, 2018, respectively	—	—
Additional paid-in capital	5,398.7	5,403.3
Retained earnings	47.9	16.4
Accumulated other comprehensive loss	(250.4)	(222.2)

Total equity	5,196.2	5,197.5

Total liabilities and equity	$8,747.4	$8,956.7

See notes to unaudited condensed consolidated and combined financial statements.

Elanco Animal Health Incorporated

Unaudited Condensed Consolidated and Combined Statements of Equity

(Dollars and shares in millions)

						Accumulated Other Comprehensive Income (Loss)
	Common Stock						Defined Benefit Pension and Retiree Health Benefit Plans
			Additional Paid-in Capital	Net Parent Company Investment	Retained Earnings	Foreign Currency Translation			Total Equity
	Shares	Amount						Total
December 31, 2017	293.3	$—	$—	$8,036.9	$—	$(227.2)	$(29.4)	$(256.6)	$7,780.3
Adoption of Accounting Standards Update 2016-16	—	—	—	(0.3)	—	—	—	—	(0.3)
Net income	—	—	—	72.7	—	—	—	—	72.7
Other comprehensive income (loss), net of tax	—	—	—	—	—	119.2	(0.6)	118.6	118.6
Transfers (to)/from Lilly, net	—	—	—	(69.2)	—	—	—	—	(69.2)

March 31, 2018	293.3	$—	$—	$8,040.1	$—	$(108.0)	$(30.0)	$(138.0)	$7,902.1

December 31, 2018	365.6	$—	$5,403.3	$—	$16.4	$(218.2)	$(4.0)	$(222.2)	$5,197.5
Net income	—	—	—	—	31.5	—	—	—	31.5
Other comprehensive income (loss), net of tax	—	—	—	—	—	(30.2)	2.0	(28.2)	(28.2)
Net capital contributions from/(distributions to) Lilly(1)	—	—	(7.0)	—	—	—	—	—	(7.0)
Stock compensation	—	—	2.4	—	—	—	—	—	2.4
Issuance of stock under employee stock plans, net	0.1	—	—	—	—	—	—	—	—

March 31, 2019	365.7	$—	$5,398.7	$—	$47.9	$(248.4)	$(2.0)	$(250.4)	$5,196.2

(1)
See Note 15: Related Party Agreements and Transactions for further discussion.

See notes to unaudited condensed consolidated and combined financial statements.

Elanco Animal Health Incorporated

Unaudited Condensed Consolidated and Combined Statements of Cash Flows

(Dollars in millions)

	Three Months Ended March 31,
	2019	2018
Cash Flows from Operating Activities
Net income	$31.5	$72.7
Adjustments to Reconcile Net Income to Cash Flows from Operating Activities:
Depreciation and amortization	83.1	74.3
Change in deferred income taxes	16.3	(2.4)
Stock-based compensation expense	7.7	6.9
Asset impairment charges	4.0	—
Other changes in operating assets and liabilities	(127.6)	(105.9)
Other non-cash operating activities, net	(9.4)	1.4

Net Cash Provided by Operating Activities	5.6	47.0
Cash Flows from Investing Activities
Net purchases of property and equipment	(28.0)	(32.7)
Other investing activities, net	(0.5)	(1.7)

Net Cash Used for Investing Activities	(28.5)	(34.4)
Cash Flows from Financing Activities
Repayments of borrowings (Note 8)	(7.5)	—
Consideration paid to Lilly in connection with the Separation (Note 1)	(175.1)	—
Other net financing transactions with Lilly	(156.4)	(76.1)
Other financing activities, net	(0.5)	(0.4)

Net Cash Used for Financing Activities	(339.5)	(76.5)
Effect of exchange rate changes on cash and cash equivalents	(14.5)	3.9

Net decrease in cash, cash equivalents and restricted cash	(376.9)	(60.0)
Cash, cash equivalents and restricted cash at January 1	677.5	323.4

Cash, cash equivalents and restricted cash at March 31	$300.6	$263.4

	March 31,
	2019	2018
Cash and cash equivalents	$272.1	$263.4
Restricted cash (Note 15)	28.5	—

Cash, cash equivalents and restricted cash at March 31	$300.6	$263.4

See notes to unaudited condensed consolidated and combined financial statements.

Elanco Animal Health Incorporated

Notes to Unaudited Condensed Consolidated and Combined Financial Statements

(Tables present dollars in millions, except per-share data)

Note 1. Nature of Business and Organization

Nature of Business

        Elanco Animal Health Incorporated (Elanco Parent) and its subsidiaries (collectively, Elanco, the Company, we, us or our) was formed as a wholly-owned subsidiary of Eli Lilly and Company (Lilly). Elanco is a global animal health company that innovates, develops, manufactures and markets products for companion and food animals. We offer a diverse portfolio of more than 125 brands to veterinarians and food animal producers in more than 90 countries.

Organization

        Elanco Parent was formed in 2018, as a wholly-owned subsidiary of Lilly, to serve as the ultimate parent company of substantially all of the animal health businesses of Lilly.

        On September 24, 2018, Elanco Parent completed an initial public offering resulting in the issuance of 72.3 million shares of its common stock (including shares issued pursuant to the underwriters' option to purchase additional shares), which represented 19.8% of the outstanding shares, at $24 per share (IPO) for a total net proceeds, after underwriting discounts and commissions, of $1.7 billion. In connection with the completion of the IPO, through a series of equity and other transactions, Lilly transferred to Elanco Parent the animal health businesses that form its business going forward. In exchange Elanco Parent has paid, or will pay, to Lilly approximately $4.2 billion, which includes the net proceeds from the IPO, the net proceeds from the debt offering completed by Elanco Parent in August 2018 and the term loan facility entered into by Elanco Parent in September 2018 (see Note 8). These transactions are collectively referred to herein as the Separation.

        On February 8, 2019, Lilly announced an exchange offer whereby Lilly shareholders could exchange all or a portion of Lilly common stock for shares of Elanco common stock owned by Lilly. The disposition of Elanco shares was completed on March 11, 2019 and resulted in the full separation of Elanco and disposal of Lilly's entire ownership and voting interest in Elanco.

Note 2. Basis of Presentation

        We have prepared the accompanying unaudited condensed consolidated and combined financial statements in accordance with the requirements of Form 10-Q and, therefore, they do not include all information and footnotes necessary for a fair presentation of financial position, results of operations, and cash flows in conformity with accounting principles generally accepted in the United States (GAAP). In our opinion, the financial statements reflect all adjustments (including those that are normal and recurring) that are necessary for a fair presentation of the results of operations for the periods shown. In preparing financial statements in conformity with GAAP, we must make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses, and related disclosures at the date of the financial statements and during the reporting period. Actual results could differ from those estimates.

        Certain reclassifications have been made to prior periods in the unaudited condensed consolidated and combined financial statements and accompanying notes to conform with current presentation.

Elanco Animal Health Incorporated

Notes to Unaudited Condensed Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 2. Basis of Presentation (Continued)

        The information included in this Quarterly Report on Form 10-Q should be read in conjunction with our combined financial statements and accompanying notes for the year ended December 31, 2018 included in our Annual Report on Form 10-K filed with the SEC on February 20, 2019.

        For the periods after Separation, the financial statements are prepared on a consolidated basis and reflect the results of operations, comprehensive income, financial position, equity and cash flows resulting from our operations as an independent company. For periods prior to the Separation, our financial statements are combined, have been prepared on a standalone basis, and are derived from Lilly's consolidated financial statements and accounting records. The consolidated and combined financial statements reflect the financial position, results of operations and cash flows related to the animal health businesses that were transferred to Elanco Parent and are prepared in conformity with GAAP.

        The combined financial statements include the attribution of certain assets and liabilities that historically have been held at the Lilly corporate level but which are specifically identifiable or attributable to the businesses that have been transferred to Elanco Parent. All intercompany transactions and accounts within Elanco have been eliminated. All transactions between us and Lilly are considered to be effectively settled in the combined financial statements at the time the intercompany transaction is recorded. The total net effect of the settlement of these intercompany transactions is reflected in the combined statements of cash flows as a financing activity and in the condensed consolidated and combined statement of equity as net parent company investment.

        Prior to Separation, these combined financial statements include an allocation of expenses related to certain Lilly corporate functions, including executive oversight, treasury, legal, finance, human resources, tax, internal audit, financial reporting, information technology and investor relations, prior to IPO. These expenses have been allocated to us based on direct usage or benefit where specifically identifiable, with the remainder allocated primarily on a pro rata basis of revenue, headcount and other measures. We consider the expenses methodology and results to be reasonable for all periods presented. However, the allocations may not be indicative of the actual expense that would have been incurred had we operated as an independent, publicly traded company for the periods presented. It is impractical to estimate what the standalone costs of Elanco would have been in the historical periods. After the Separation, a Transitional Services Agreement (TSA) between Lilly and Elanco went into effect. Under the terms of the TSA, we will be able to use these Lilly services for a fixed term established on a service-by-service basis. We are paying Lilly mutually agreed upon fees for the Lilly services provided under the TSA. Our consolidated and combined financial statements reflect the charges for Lilly services after the IPO. See Note 15 for additional details.

        The income tax amounts in the combined financial statements have been calculated based on a separate return methodology and presented as if our operations were separate taxpayers in the respective jurisdictions. We file income tax returns in the United States (U.S.) federal jurisdiction and various state, local and non-U.S. jurisdictions. Certain of these income tax returns are filed on a consolidated or combined basis with Eli Lilly and Company and/or its subsidiaries.

        Prior to Separation, Lilly maintained various benefit and combined stock-based compensation plans at a corporate level and other benefit plans at a country level. Our employees participated in such programs and the portion of the cost of those plans related to our employees is included in our

Elanco Animal Health Incorporated

Notes to Unaudited Condensed Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 2. Basis of Presentation (Continued)

financial statements. However, the condensed balance sheets do not include any equity issued related to stock-based compensation plans or any net benefit plan obligations unless the benefit plan covers only our dedicated employees or where the legal obligation associated with the benefit plan transferred to Elanco. Upon Lilly's full divestiture of Elanco in March 2019, all Lilly share-based awards held by our employees were converted into awards that will be settled in Elanco shares.

        Prior to Separation, the equity balance in the combined financial statements represents the excess of total assets over liabilities, including intercompany balances between Elanco and Lilly (net parent company investment) and accumulated other comprehensive income/(loss). Net parent company investment is primarily impacted by contributions from Lilly which are the result of treasury activities and net funding provided by or distributed to Lilly. See Note 15 for further information.

Note 3. Impact of Separation

        In connection with the Separation, we issued $2.0 billion aggregate principal amount of senior notes in a private placement, and we also entered into a $750.0 million senior unsecured revolving credit facility and $500.0 million senior unsecured term credit facility. In connection with the Separation, we entered into various agreements with Lilly, including a master separation agreement, a tax matters agreement and a transitional services agreement.

        We will continue to have certain ongoing relationships with Lilly as described in Note 15.

Elanco Animal Health Incorporated

Notes to Unaudited Condensed Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 4. Implementation of New Financial Accounting Pronouncements

        The following table provides a brief description of the accounting standard that was effective January 1, 2019 and was adopted on that date:

Standard	Description	Effect on the financial statements or other significant matters
Accounting Standards Update 2016-02, Leases	This standard was issued to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities, including leases classified as operating leases under previous GAAP, on the balance sheet and requiring additional disclosures about leasing arrangements.	We adopted the standard on January 1, 2019 using the modified retrospective approach, applied at the beginning of the period of adoption, and we elected the package of transition practical expedients. Upon adoption of the standard, we recorded $84.9 million of right-of-use assets and $85.3 million of operating lease liabilities on our consolidated balance sheet. Adoption of this standard did not have a material impact on our consolidated statement of operations for the three months ended March 31, 2019. See Note 10: Leases for further information.

Elanco Animal Health Incorporated

Notes to Unaudited Condensed Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 4. Implementation of New Financial Accounting Pronouncements (Continued)

        The following table provides a brief description of the accounting standards that have not yet been adopted and could have a material effect on the consolidated financial statements:

Standard	Description	Effective Date	Effect on the financial statements or other significant matters
Accounting Standards Update 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments	This standard modifies the impairment model by requiring entities to use a forward-looking approach based on expected losses to estimate credit losses on certain types of financial instruments, including trade receivables. This may result in the earlier recognition of allowances for losses.	This standard is effective January 1, 2020, with early adoption permitted. We intend to adopt this standard on that date.	We are currently evaluating the effect of this standard on our financial statements.

Accounting Standards Update 2018-15, Intangibles—Goodwill and Other Internal-Use Software (Subtopic 350-40): Customer's Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement that is a Service Contract

This guidance aligns the requirements for capitalizing implementation costs incurred in a cloud-based hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software.

		This standard is effective January 1, 2020, with early adoption permitted. We intend to adopt this standard on that date.	We are currently evaluating the effect of this standard on our financial statements.

Note 5. Revenue

Product Sales

        We recognize revenue primarily from product sales to customers. Revenue from sales of products is recognized at the point where the customer obtains control of the goods and we satisfy our performance obligation, which generally is at the time we ship the product to the customer. Payment terms differ by jurisdiction and customer, but payment terms in most of our major jurisdictions typically range from 30 to 100 days from date of shipment. Revenue for our product sales has not been adjusted for the effects of a financing component as we expect, at contract inception, that the period between

Elanco Animal Health Incorporated

Notes to Unaudited Condensed Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 5. Revenue (Continued)

when we transfer control of the product and when we receive payment will be one year or less. Any exceptions are either not material or we collect interest for payments made after the due date. Provisions for rebates and discounts, and returns are established in the same period the related sales are recognized. We generally ship product shortly after orders are received; therefore, we generally only have a few days of orders received but not yet shipped at the end of any reporting period. Shipping and handling activities are considered to be fulfillment activities and are not considered to be a separate performance obligation. We exclude from the measurement of the transaction price all taxes assessed by a governmental authority that are imposed on our sales of product and collected from a customer.

        Significant judgments must be made in determining the transaction price for sales of products related to anticipated rebates and discounts, and returns. The following describe the most significant of these judgments:

Sales Rebates and Discounts—Background and Uncertainties

  •
  Most of our products are sold to wholesale distributors. We initially invoice our customers contractual list prices. Contracts with direct and indirect customers may provide for various rebates and discounts that may differ in each contract. As a consequence, to determine the appropriate transaction price for our product sales at the time we recognize a sale to a direct customer, we must estimate any rebates or discounts that ultimately will be due to the direct customer and other customers in the distribution chain under the terms of our contracts. Judgments are required in making these estimates.

  •
  The rebate and discount amounts are recorded as a deduction to arrive at our net product sales. We estimate these accruals using an expected value approach.

  •
  In determining the appropriate accrual amount, we consider our historical experience with similar incentives programs and current sales data to estimate the impact of such programs on revenue and continually monitor the impact of this experience and adjust as necessary. Although we accrue a liability for rebates related to these programs at the time the sale is recorded, the rebate related to that sale is typically paid up to six months after the rebate or incentive period expires. Because of this time lag, in any particular period rebate adjustments may incorporate revisions of accruals for several periods.

        Our sales rebates and discounts are based on specific agreements and the majority relate to sales in the U.S. As of March 31, 2019 and 2018, liability for sales rebates and discounts in the U.S. represents approximately 72% and 69%, respectively, of our total liability with the next largest country representing approximately 8% and 5%, respectively, of our total liability.

Elanco Animal Health Incorporated

Notes to Unaudited Condensed Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 5. Revenue (Continued)

        The following table summarizes the activity in the sales rebates and discounts liability in the U.S.:

	Three Months Ended March 31,
	2019	2018
Beginning balance	$118.5	$114.8
Reduction of revenue	65.7	44.5
Payments	(64.2)	(68.2)

Ending balance	$120.0	$91.1

        Adjustments to revenue recognized as a result of changes in estimates for the judgments described above during the three months ended March 31, 2019 and 2018 for product shipped in previous periods were not material.

Sales Returns—Background and Uncertainties

  •
  We estimate a reserve for future product returns related to product sales using an expected value approach. This estimate is based on several factors, including: local returns policies and practices; returns as a percentage of revenue; an understanding of the reasons for past returns; estimated shelf life by product; and estimate of the amount of time between shipment and return. Adjustments to the returns reserve have been and may in the future be required based on revised estimates to our assumptions, which would have an impact on our consolidated results of operations. We record the return amounts as a deduction to arrive at our net product sales.

  •
  Actual product returns were approximately 0.3% and 0.2% of net revenue for the three months ended March 31, 2019 and 2018, respectively, and have not fluctuated significantly as a percentage of revenue.

Disaggregation of Revenue

        The following table summarizes our revenue disaggregated by product category:

	Three Months Ended March 31,
	2019	2018
Companion Animal Disease Prevention	$185.9	$201.3
Companion Animal Therapeutics	81.4	62.3
Food Animal Future Protein & Health	167.2	166.7
Food Animal Ruminants & Swine	274.1	282.5
Strategic Exits(1)	22.5	23.4

Revenue	$731.1	$736.2

(1)
Represents revenue from business activities we have either exited or made a strategic decision to exit.

Elanco Animal Health Incorporated

Notes to Unaudited Condensed Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 6. Asset Impairment, Restructuring and Other Special Charges

        Our total charges related to asset impairment, restructuring and other special charges, including integration of acquired businesses, in the unaudited condensed consolidated and combined statements of operations consisted of the following:

	Three Months Ended March 31,
	2019	2018
Cash expense:
Severance and other	$0.5	$0.1
Integration	20.4	2.8
Facility exit costs	—	(0.5)

Total cash expense	20.9	2.4

Non-cash expense:
Asset impairment	4.0	—

Total non-cash expense	4.0	—

Total expense	$24.9	$2.4

Restructuring

        We historically participated in Lilly's cost-reduction initiatives, which resulted in restructuring charges in the period prior to our IPO. The restructuring costs include severance and other costs incurred as a result of actions taken to reduce our cost structure.

Integration

        Integration and other costs primarily represent costs related to our integration efforts as a result of our acquired businesses and costs to stand our organization up to be an independent company.

Facility exit costs

        Facility exit costs primarily represent contract termination costs and reserves for costs related to facilities which we have exited.

Asset impairment

        Asset impairment recognized during the three months ended March 31, 2019 resulted from the adjustment to fair value of intangible assets that were subject to product rationalization.

Elanco Animal Health Incorporated

Notes to Unaudited Condensed Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 6. Asset Impairment, Restructuring and Other Special Charges (Continued)

        The following table summarizes the activity in our reserves established in connection with these restructuring activities:

	Facility exit costs	Severance	Total
Balance at December 31, 2017	$34.9	$43.1	$78.0
Charges	—	0.1	0.1
Reserve adjustments	(0.2)	—	(0.2)
Cash paid	(6.7)	(13.6)	(20.3)

Balance at March 31, 2018	$28.0	$29.6	$57.6

Balance at December 31, 2018	$9.3	$35.1	$44.4
Charges	—	0.5	0.5
Cash paid	(0.3)	(7.3)	(7.6)

Balance at March 31, 2019	$9.0	$28.3	$37.3

        Substantially all of the reserves are expected to be paid in the next twelve months. We believe that the reserves are adequate.

Note 7. Inventories

        We state all inventories at the lower of cost or net realizable value. We use the last-in, first-out (LIFO) method for a portion of our inventories located in the continental U.S. Other inventories are valued by the first-in, first-out (FIFO) method. FIFO cost approximates current replacement cost.

        Inventories consisted of the following:

	March 31, 2019	December 31, 2018
Finished products	$415.5	$400.7
Work in process	580.5	570.4
Raw materials and supplies	83.7	80.4

Total (approximates replacement cost)	1,079.7	1,051.5
Decrease to LIFO cost	(44.2)	(47.4)

Inventories	$1,035.5	$1,004.1

Elanco Animal Health Incorporated

Notes to Unaudited Condensed Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 8. Debt

        Long-term debt consisted of the following:

	March 31, 2019	December 31, 2018
Term credit facility	$485.0	$492.5
3.912% Senior Notes due 2021	500.0	500.0
4.272% Senior Notes due 2023	750.0	750.0
4.900% Senior Notes due 2028	750.0	750.0
Other obligations	0.3	0.5
Unamortized debt issuance costs	(19.7)	(20.7)

Total debt	2,465.6	2,472.3
Less current portion of long-term debt	29.0	29.0

Total long-term debt	$2,436.6	$2,443.3

Note 9. Financial Instruments and Fair Value

        Financial instruments that are potentially subject to credit risk consist principally of trade receivables. Collateral is generally not required. The risk associated with this concentration is mitigated by our ongoing credit-review procedures and insurance.

        A large portion of our cash is held by a few major financial institutions. We monitor the exposure with these institutions and do not expect any of these institutions to fail to meet their obligations. All highly liquid investments with a maturity of three months or less from the date of purchase are considered to be cash equivalents. The cost of these investments approximates fair value. We also consider the carrying value of restricted cash balances to be representative of its fair value.

        As of March 31, 2019 and December 31, 2018, we had $15.7 million and $15.3 million, respectively, of equity method investments included in other noncurrent assets in our condensed consolidated balance sheet.

Elanco Animal Health Incorporated

Notes to Unaudited Condensed Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 9. Financial Instruments and Fair Value (Continued)

        The following table summarizes the fair value information at March 31, 2019 and December 31, 2018 for contingent consideration liabilities and net investment hedge liability measured at fair value on a recurring basis in the respective balance sheet line items:

		Fair Value Measurements Using
Financial statement line item	Carrying Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Fair Value
March 31, 2019
Other current liabilities—contingent consideration	$(9.2)	$—	$—	$(9.2)	$(9.2)
Other noncurrent liabilities—contingent consideration	(67.7)	—	—	(67.7)	(67.7)
Other noncurrent assets/(liabilities)—cross currency interest rate contracts designated as net investment hedges	8.0	—	8.0	—	8.0
December 31, 2018
Other current liabilities—contingent consideration	$(5.1)	$—	$—	$(5.1)	$(5.1)
Other noncurrent liabilities—contingent consideration	(69.0)	—	—	(69.0)	(69.0)
Other noncurrent assets/(liabilities)—cross currency interest rate contracts designated as net investment hedges	(7.4)	—	(7.4)	—	(7.4)

        We determine our Level 2 fair value measurements based on a market approach using quoted market values, significant other observable inputs for identical or comparable assets or liabilities, or discounted cash flow analysis.

        Contingent consideration liabilities relate to Galliprant for which the fair value was estimated using a discounted cash flow analysis and Level 3 inputs, including projections representative of a market participant view for the probability of achieving potential future payments to Aratana Therapeutics, Inc. and an estimated discount rate. The amount to be paid is dependent upon certain development, success-based regulatory, and sales-based milestones. In addition, the amount of royalties to be paid is calculated as a percentage of net sales dependent upon the timing and geography and will, therefore, vary directly with increases and decreases in net sales of Galliprant. There is no cap on the amount that may be paid pursuant to this arrangement.

        We have long term debt of $2.5 billion that is recorded at amortized cost in our condensed consolidated balance sheet as of March 31, 2019 and December 31, 2018. We consider the carrying value of the long term debt to be representative of its fair value as of March 31, 2019 and December 31, 2018. The fair value of this long term debt is estimated based on quoted market prices of similar liabilities and is classified as Level 2.

Elanco Animal Health Incorporated

Notes to Unaudited Condensed Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 9. Financial Instruments and Fair Value (Continued)

        In October 2018, we entered into a cross-currency fixed interest rate swap, 5-year, 750 million Swiss Franc (CHF), which is designated as a net investment hedge (NIH) against CHF denominated assets for which the fair value was estimated based on quoted market values of similar hedges and is classified as Level 2. The NIH is expected to generate approximately $25 million in cash and an offset to interest expense on an annual basis. During the three months ended March 31, 2019, our interest expense was offset by $6.1 million as a result of the NIH. Over the life of the derivative, gains or losses due to spot rate fluctuations are recorded in cumulative translation adjustment. During the three months ended March 31, 2019, we recorded a $12.2 million gain, net of tax, on the NIH, which is included in the change in the cumulative translation adjustment in other comprehensive income. There is a potential for significant 2023 settlement exposure as the U.S. dollar fluctuates against the Swiss Franc. The risk management objective is to manage foreign currency risk relating to net investments in certain CHF denominated assets. Changes in fair value of the derivative instruments are recognized in a component of Accumulated Other Comprehensive Loss to offset the changes in the values of the net investments being hedged.

Note 10. Leases

        We determine if an arrangement is a lease at inception. We have operating leases for corporate offices, research and development facilities, vehicles, and equipment. Our leases have remaining lease terms of one to 10 years, some of which have options to extend or terminate the leases. Finance leases are included in property and equipment, current portion of long-term debt, and long-term debt in our condensed consolidated balance sheets. Finance leases are not material to our condensed consolidated statements of operations, condensed consolidated balance sheets, or condensed consolidated statements of cash flows. Beginning January 1, 2019, operating leases are included in noncurrent assets, other current liabilities, and other noncurrent liabilities in our consolidated balance sheets.

        Right-of-use assets included in noncurrent assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Right-of-use assets and operating lease liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most of our leases do not provide an implicit rate, we use our incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. We use the implicit rate if it is readily determinable. The right-of-use asset also includes any lease payments made and excludes lease incentives. Our lease terms may include options to extend or terminate the lease when it is reasonably certain and there is a significant economic incentive to exercise that option.

        Operating lease expense for right-of-use assets is recognized on a straight-line basis over the lease term. Variable lease payments, which represent lease payments that vary due to changes in facts or circumstances occurring after the commencement date other than the passage of time, are expensed in the period in which the obligation for these payments was incurred. Variable lease expense recognized in the three months ended March 31, 2019 was not material.

        We elected not to apply the recognition requirements of ASC 842, Leases, to short-term leases, which are deemed to be leases with a lease term of 12 months or less. Instead, we recognized lease payments in the condensed consolidated statements of operations on a straight-line basis over the lease term and variable payments in the period in which the obligation for these payments was incurred. We

Elanco Animal Health Incorporated

Notes to Unaudited Condensed Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 10. Leases (Continued)

elected this policy for all classes of underlying assets. Short-term lease expense recognized in the three months ended March 31, 2019 was not material. We elected not to apply the practical expedient related to the separation of lease and non-lease components or the practical expedient which allows entities to use hindsight when determining lease term.

        The impact of operating leases to our condensed consolidated financial statements was as follows:

Three months ended March 31, 2019
Lease cost
Operating lease cost	$5.7
Short-term lease cost	0.2
Variable lease cost	0.5
Other information
Operating cash flows from operating leases	6.6
Right-of-use assets obtained in exchange for new operating lease liabilities	0.1
Weighted-average remaining lease term—operating leases	5 years
Weighted-average discount rate—operating leases	4.2%

        Supplemental balance sheet information related to our operating leases is as follows:

	Balance Sheet Classification	March 31, 2019
Right-of-use assets	Other noncurrent assets	$80.7
Current operating lease liabilities	Other current liabilities	21.8
Non-current operating lease liabilities	Other noncurrent liabilities	59.4

        As of March 31, 2019, the annual minimum lease payments of our operating lease liabilities were as follows:

Year 1	$24.6
Year 2	19.6
Year 3	12.7
Year 4	9.5
Year 5	7.7
After Year 5	16.7

Total lease payments	90.8
Less imputed interest	(9.6)

Total	$81.2

Elanco Animal Health Incorporated

Notes to Unaudited Condensed Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 11. Income Taxes

	Three Months Ended March 31,
Provision for Taxes on Income	2019	2018
Provision for Taxes on Income	$13.3	$4.8
Effective Tax Rate	29.7%	6.2%

        During the periods presented in the consolidated and combined financial statements, our operations were generally included in the tax grouping of other Lilly entities within the respective entity's tax jurisdiction; however, in certain jurisdictions, we filed separate tax returns. Prior to the Separation, the income tax expense included in these financial statements has been calculated using the separate return basis as if Elanco filed separate tax returns.

        In December 2017, the President of the U.S. signed into law the Tax Cuts and Jobs Act (2017 Tax Act). The 2017 Tax Act includes significant changes to the U.S. corporate income tax system, such as the reduction in the corporate income tax rate from 35 percent to 21 percent, transition to a territorial tax system, changes to business related exclusions, deductions and credits, and modifications to international tax provisions, including a one-time repatriation transition tax (also known as the 'Toll Tax') on unremitted foreign earnings.

        We finalized our accounting for the tax effects of the 2017 Tax Act during 2018. We expect that further guidance will continue to be issued in 2019 which may impact our interpretations of the 2017 Tax Act and could materially affect the estimates used. The 2017 Tax Act also includes a new U.S. minimum tax, global intangible low-taxed income (GILTI), on the earnings of our foreign subsidiaries. We have elected to account for the tax related to GILTI as a period cost in the year the tax is incurred. Deferred taxes are recognized for the future tax effects of temporary differences between financial and income tax reporting based on enacted tax laws and rates. We recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate resolution.

        For the three months ended March 31, 2019, we incurred $13.3 million of income tax expense. The effective rate for the three months ended March 31, 2019, of 29.7% was different from the statutory income tax rate primarily due to a one-time foreign exchange gain on the transfer of assets upon separation in addition to the impact of state income taxes.

        For the three months ended March 31, 2018, we incurred $4.8 million of income tax expense. The effective tax rate for the three months ended March 31, 2018 of 6.2% was different from the statutory income tax rate primarily due to the benefit of releasing certain valuation allowances. These valuation allowances related to net operating losses operated in prior periods of Elanco's separate company financial statements. As of the separation, those net operating losses remained with, and were utilized by, Lilly.

Elanco Animal Health Incorporated

Notes to Unaudited Condensed Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 12. Contingencies

        We are party to various legal actions in the normal course of business. In determining whether a pending matter is significant for financial reporting and disclosure purposes, we consider both quantitative and qualitative factors in order to assess materiality. We record a liability for claims to the extent that we can formulate a reasonable estimate of their costs and there is a reasonable probability of incurring significant costs or expenses. At March 31, 2019 and December 31, 2018, we had no liabilities established related to litigation as there were no significant claims which were probable and estimable. We have not historically had any significant litigation expense and are not currently subject to a significant claim.

Note 13. Geographic Information

        We operate as a single operating segment engaged in the development, manufacturing, marketing and sales of animal health products worldwide for both food animals and companion animals. Consistent with our operational structure, our President and Chief Executive Officer (CEO), as the chief operating decision maker, makes resource allocation and business process decisions globally across our consolidated business. Strategic decisions are managed globally with global functional leaders responsible for determining significant cost/investments and with regional leaders responsible for overseeing the execution of the global strategy. Our global research and development organization is responsible for development of new products. Our manufacturing organization is responsible for the manufacturing and supply of products and for the optimization of our supply chain. Regional leaders are responsible for the distribution and sale of our products and for local direct costs. The business is also supported by global corporate staff functions. Managing and allocating resources at the global corporate level enables our CEO to assess the overall level of resources available and how to best deploy these resources across functions, product types, regional commercial organizations and research and development projects in line with our overarching long-term corporate-wide strategic goals, rather than on a product or geographic basis. Consistent with this decision-making process, our CEO uses consolidated, single-segment financial information for purposes of evaluating performance, allocating resources, setting incentive compensation targets, as well as forecasting future period financial results.

        Our products include Rumensin®, Optaflexx®, Denagard®, Tylan®, Maxiban® and other products for livestock and poultry, as well as Trifexis®, Interceptor®, Comfortis®, Galliprant® and other products for companion animals.

        We have a single customer that accounted for 12.3% and 11.3% of revenue for the three months ended March 31, 2019 and 2018, respectively, and that represented accounts receivable of $83.5 million and $96.4 million as of March 31, 2019 and December 31, 2018, respectively.

        We are exposed to the risk of changes in social, political and economic conditions inherent in foreign operations and our results of operations and the value of our foreign assets are affected by fluctuations in foreign currency exchange rates.

Elanco Animal Health Incorporated

Notes to Unaudited Condensed Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 13. Geographic Information (Continued)

        Selected geographic area information was as follows:

	Three Months Ended March 31,
	2019	2018
Revenue—to unaffiliated customers(1)
United States	$383.9	$360.0
International	347.2	376.2

Revenue	$731.1	$736.2

	March 31, 2019	December 31, 2018
Long-lived assets(2)
United States	$619.0	$602.6
United Kingdom	192.3	187.5
Other foreign countries	195.6	195.8

Long-lived assets	$1,006.9	$985.9

(1)
Revenue is attributed to the countries based on the location of the customer.

(2)
Long-lived assets consist of property and equipment, net, and certain noncurrent assets.

Note 14. Earnings Per Share

        As discussed in Note 1, Elanco Parent was formed for the purpose of facilitating the IPO. Lilly held all shares of Elanco Parent from the time of formation until the IPO.

        Prior to IPO, there were an aggregate of 293,290,000 shares of our common stock held by Lilly (which represents the 100 shares held by Lilly prior to giving effect to the 2,932,900-for-1 stock split that occurred on September 19, 2018). In connection with the completion of the IPO, an additional 72,335,000 shares were issued. Earnings per share was calculated based on the assumption that the shares held by Lilly were outstanding for all periods prior to IPO.

        We compute basic earnings per share by dividing net earnings available to common shareholders by the actual weighted average number of common shares outstanding for the reporting period. Diluted earnings per share reflects the potential dilution that could occur if holders of unvested restricted stock units and stock options converted their holdings into common stock.

        Potential common shares that would have the effect of increasing diluted earnings per share are considered to be anti-dilutive and as such, these shares are not included in the calculation of diluted earnings per share. For the three months ended March 31, 2019, approximately 0.2 million of potential common shares were excluded from the calculation of diluted earnings per share because their effect was anti-dilutive.

Elanco Animal Health Incorporated

Notes to Unaudited Condensed Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 15. Related Party Agreements and Transactions

Transactions with Lilly Subsequent to Separation and Related to the Separation

        Amounts due from/(due to) Lilly in connection with the Separation and agreed upon services were as follows:

	March 31, 2019	December 31, 2018
TSA	$(30.2)	$(28.0)
Other activities	94.2	(38.0)
Local country asset purchases	(28.5)	(202.7)

Total receivable from/(payable to) Lilly	$35.5	$(268.7)

        As described in Note 1, we completed an IPO in September 2018 and Lilly fully divested of all ownership of Elanco in March 2019. In connection with the Separation, we entered into various agreements with Lilly related to the form of our separation and certain ongoing activities that will continue for a period of time. These included, among others, a master separation agreement (MSA), a transitional services agreement (TSA) and a tax matters agreement. In addition, there was a portion of our operations for which the legal transfer of our net assets did not occur prior to the Separation due to certain regulatory requirements in each of these countries.

Transitional Services Agreement (TSA)

        Historically, Lilly has provided us significant shared services and resources related to corporate functions such as executive oversight, treasury, legal, finance, human resources, tax, internal audit, financial reporting, information technology and investor relations, which we refer to collectively as the "Lilly Services." Under the terms of the TSA, we will be able to use Lilly Services for a fixed term established on a service-by-service basis. We will pay Lilly mutually agreed-upon fees for the Lilly Services provided under the TSA, which will be based on Lilly's cost (including third-party costs) of providing the Lilly Services through March 31, 2021, and subject to a mark-up of 7% thereafter, with additional inflation-based escalation beginning January 1, 2022. The fees under the TSA became payable for all periods beginning after October 1, 2018.

Other Activities

        We continue to share certain services and back office functions with Lilly, which in certain instances result in Lilly paying costs for Elanco (e.g., utilities, local country operating costs, etc.) that are then passed through to Elanco for reimbursement. These amounts are included in cash flows from operating activities in our condensed consolidated and combined statements of cash flows. In addition, we operate through a single treasury settlement process and prior to the local country asset purchases (as described below) continued to transact through Lilly's processes in certain instances. As a result of these activities, there were certain amounts of financing that occurred between Lilly and Elanco during the three-month period ended March 31, 2019. These amounts are included in cash flows from financing activities in our condensed consolidated and combined statements of cash flows.

Elanco Animal Health Incorporated

Notes to Unaudited Condensed Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 15. Related Party Agreements and Transactions (Continued)

Local Country Asset Purchases

        The legal transfer of certain of our net assets did not occur prior to the Separation due to certain regulatory requirements in each of these countries. The related assets, liabilities, and results of operations have been reported in our condensed consolidated and combined financial statements, as we are responsible for the business activities conducted by Lilly on our behalf and are subject to the risks and entitled to the benefits generated by these operations and assets under the terms of the MSA. We held restricted cash, and the associated payable to Lilly, at the date of Separation to fund the acquisition of these assets. As of March 31, 2019, the majority of these assets have been legally acquired and the remainder are expected to be purchased during 2019.

Transactions with Lilly Prior to Separation

        Prior to IPO, we did not operate as a standalone business and had various relationships with Lilly whereby Lilly provided services to us. The impact on our historical combined financial statements includes the following:

Transfers to/from Lilly, net

        As discussed in Note 2: Basis of Presentation, net parent company investment is primarily impacted by contributions from Lilly which are the result of treasury activity and net funding provided by or distributed to Lilly. For the three months ended March 31, 2018, net transfers (to)/from Lilly were $(69.2) million. Activities that impacted the net transfers (to)/from Lilly include corporate overhead and other allocations, income taxes, retirement benefits, and centralized cash management.

Net capital contributions from/(distributions to) Lilly

        For the three months ended March 31, 2019, net capital contributions from/(distributions to) Lilly were $(7.0) million.

        Activities that impacted net capital contributions from/(distributions to) Lilly include income taxes, retirement benefits, and centralized cash management, prior to full separation.

Corporate overhead and other allocations

        Prior to full separation, Lilly provided us certain services, including executive oversight, treasury, legal, finance, human resources, tax, internal audit, financial reporting, information technology and investor relations. We provide Lilly certain services related to manufacturing support. Our financial statements reflected an allocation of these costs. When specific identification is not practicable, the remainder have been allocated primarily on a proportional cost method on a basis of revenue or headcount.

Elanco Animal Health Incorporated

Notes to Unaudited Condensed Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 15. Related Party Agreements and Transactions (Continued)

        The allocations of services from Lilly to us were reflected as follows in the consolidated and combined statements of operations:

	Three Months Ended March 31,
	2019	2018
Cost of sales	$—	$7.5
Research and development	—	0.8
Marketing, selling and administrative	—	27.3

Total	$—	$35.6

        We provide Lilly certain services related to manufacturing support. Allocations of manufacturing support from us to Lilly were $1.2 million for the three months ended March 31, 2018, which reduced the cost of sales in the unaudited condensed consolidated and combined statements of operations.

        The financial information herein may not necessarily reflect our consolidated financial position, results of operations and cash flows in the future or what they would have been if we had been a separate, standalone entity during the periods presented. Management believes that the methods used to allocate expenses are reasonable.

Stock-based Compensation

        Prior to full separation, our employees participated in Lilly stock-based compensation plans, the costs of which were allocated to us and recorded in cost of sales, research and development, and marketing, selling and administrative expenses in the unaudited condensed consolidated and combined statements of operations. The costs of such plans related to our employees were $5.1 million and $6.7 million for the three months ended March 31, 2019 and 2018, respectively.

Retirement Benefits

        Prior to full separation, our employees participated in defined benefit pension and other post retirement plans sponsored by Lilly, the costs and benefits of which were recorded in the unaudited condensed consolidated and combined statement of operations in cost of sales, research and development, and marketing, selling and administrative expenses. For the three months ended March 31, 2018, the benefit of such plans related to our employees was $0.6 million.

Centralized Cash Management

        Lilly uses a centralized approach to cash management and financing of operations. Until Separation, the majority of our business was party to Lilly's cash pooling arrangements to maximize Lilly's availability of cash for general operating and investing purposes. Under these cash pooling arrangements, cash balances were swept regularly from our accounts. Cash transfers to and from Lilly's cash concentration accounts and the resulting balances at the end of each reporting period were reflected in net parent company investment in the condensed consolidated and combined statements of equity.

Elanco Animal Health Incorporated

Notes to Unaudited Condensed Consolidated and Combined Financial Statements (Continued)

(Tables present dollars in millions, except per-share data)

Note 15. Related Party Agreements and Transactions (Continued)

Debt

        Lilly's third-party debt and the related interest expense were not allocated to us for any of the periods presented as we were not the legal obligor of the debt and Lilly borrowings were not directly attributable to our business.

Other Related Party Transactions

        We sell certain products to and receive certain goods and services from a customer/vendor, whose chairman and Chief Executive Officer is a member of Lilly's Board of Directors, which represented related party transactions prior to the full separation. These product sales resulted in revenue of $4.2 million and $5.5 million for the three months ended March 31, 2019 and 2018, respectively. The product sales resulted in accounts receivable of $1.2 million and $2.5 million at March 31, 2019 and December 31, 2018, respectively. The purchase of goods and services resulted in cost of sales and operating expenses of $1.5 million and $0.8 million for the three months ended March 31, 2019 and 2018, respectively. The purchase of goods and services resulted in accounts payable of $0.9 million and $0.7 million at March 31, 2019 and December 31, 2018, respectively.

Note 16. Subsequent Events

Aratana Acquisition

        On April 26, 2019, we entered into an agreement (the Merger Agreement) to acquire Aratana Therapeutics, Inc. (Aratana). Aratana is a pet therapeutics company focused on innovative therapies for dogs and cats, and creator of the canine osteoarthritis medicine, Galliprant®, the rights to which we acquired in 2016. Subject to the terms and conditions set forth in the Merger Agreement, upon the consummation of the merger, each share of Aratana common stock will be converted into the right to receive 0.1481 shares of Elanco's common stock plus one contingent value right, which shall represent the right to receive a contingent payment of $0.25 in cash upon the achievement of a specified milestone as outlined in the Merger Agreement. Based on the closing price of a share of Elanco common stock on April 24, 2019, the date on which the exchange ratio was set, the stock portion of the merger consideration represented approximately $234 million. The maximum aggregate contingent payment is approximately $12 million. The transaction is expected to close in the middle of 2019, subject to customary closing conditions, including the registration of shares of Elanco common stock issuable in the merger, receipt of regulatory approvals, and approval by the stockholders of Aratana.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.    Indemnification of Directors and Officers

        The registrant is an Indiana corporation. The registrant's officers and directors are and will be indemnified under Indiana law and the amended and restated articles of incorporation and amended and restated bylaws of the registrant against certain liabilities. Chapter 37 of the IBCL requires every Indiana corporation to indemnify any of its officers or directors (unless limited by the articles of incorporation of the corporation) who were wholly successful, on the merits or otherwise, in the defense of any proceeding to which the officer or director was a party because the officer or director is or was an officer or director of the registrant against reasonable expenses incurred in connection with the proceeding. A corporation may also, under certain circumstances, pay for or reimburse the reasonable expenses incurred by an officer or director who is a party to a proceeding in advance of final disposition of the proceeding. The registrant's amended and restated articles of incorporation do not contain any provision limiting such indemnification.

        Chapter 37 of the IBCL also authorizes every Indiana corporation to indemnify its officers and directors under certain circumstances against liability incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, to which the officers or directors are made a party by reason of their relationship to the corporation. Officers and directors may be indemnified where they have acted in good faith; in the case of official action, the individual reasonably believed that the conduct was in the corporation's best interests and in all other cases, the individual reasonably believed that the conduct was not against the best interests of the corporation; and in the case of criminal proceedings, the individual either had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful. Chapter 37 states that the indemnification provided for therein is not exclusive of any other rights to which a person may be entitled under the articles of incorporation, bylaws or resolutions of the board of directors or shareholders.

        The amended and restated articles of incorporation and amended and restated bylaws provide for indemnification, to the fullest extent permitted by the IBCL, of directors, officers and employees of the corporation against liability and reasonable expense that may be incurred by them, arising out of any threatened, pending or completed investigation, claim, suit or proceeding, whether civil, administrative, investigative or criminal, in which they may become involved by reason of being or having been a director, officer or employee. To be entitled to indemnification, (a) those persons must have been wholly successful in the claim or action, or (b) the board of directors, independent legal counsel or the shareholders must have determined that such persons acted in good faith in what they reasonably believed to be in the corporation's best interest, or in the case of conduct not in the individual's official capacity with the corporation, did not act in opposition to the corporation's best interest. In addition, in any criminal action, such persons must have had no reasonable cause to believe that their conduct was unlawful. The Amended and Restated Bylaws provide for mandatory advancement of expenses to such persons provided certain conditions are met, including provision of a written undertaking to repay such advancements, should it be determined that the person is not entitled to indemnification.

        The IBCL permits the registrant to purchase insurance on behalf of directors, officers, employees and agents against liabilities arising out of their positions with the corporation, whether or not such liabilities would be within the above indemnification provisions. Pursuant to this authority, the corporation will maintain such insurance for directors, officers and employees, subject to certain exclusions and deductible and maximum amounts, against loss from claims arising in connection with their acting in their respective capacities, including claims under the Securities Act.

ITEM 21.    Exhibits and Financial Statements Schedules

        (a)   Exhibits: The list of exhibits is set forth under "Exhibit Index" at the end of the registration statement of which this prospectus forma a part and is incorporated by reference.

        (b)   Financial Statement Schedules: See Index to Combined Financial Statements and the related notes thereto.

ITEM 22.    Undertakings

        (a)   The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for purposes of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use

          (5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

              (i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

             (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        (b)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (c)   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

EXHIBIT INDEX

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of April 26, 2019, by and among Elanco Animal Health Incorporated, Elanco Athens Inc. and Aratana Therapeutics, Inc. (incorporated by reference to Exhibit 2.1 to Elanco Animal Health Incorporated's Report on Form 8-K filed on April 26, 2019)
3.1	Amended and Restated Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to Elanco Animal Health Incorporated's Report on Form 8-K filed on September 26, 2018)
3.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to Elanco Animal Health Incorporated's Report on Form 8-K filed on September 26, 2018)
4.1	Form of Certificate of Common Stock (incorporated by reference to Exhibit 4.1 to Elanco Animal Health Incorporated's registration statement on Form S-1 (File No. 333-226536))

Exhibit Number	Description
4.2	Indenture, dated as of August 28, 2018, between Elanco Animal Health Incorporated and Deutsche Bank Trust Company Americas, as trustee (incorporated by reference to Exhibit 4.2 to Elanco Animal Health Incorporated's registration statement on Form S-1 (File No. 333-226536))
4.3
First Supplemental Indenture, dated as of August 28, 2018, between Elanco Animal Health Incorporated and Deutsche Bank Trust Company Americas, as trustee (incorporated by reference to Exhibit 4.3 to Elanco Animal Health Incorporated's registration statement on Form S-1 (File No. 333-226536))
4.4
Exchange and Registration Rights Agreement, dated as of August 28, 2018, between Elanco Animal Health Incorporated and Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC, as representatives of the initial purchasers (incorporated by reference to Exhibit 4.4 to Elanco Animal Health Incorporated's registration statement on Form S-1 (File No. 333-226536))
5.1	Opinion of Bryan Cave Leighton Paisner LLP†
5.2	Opinion of Barnes & Thornburg LLP†
10.1
Master Separation Agreement, dated as of September 24, 2018, by and between Elanco Animal Health Incorporated and Eli Lilly and Company (incorporated by reference to Exhibit 10.1 to Elanco Animal Health Incorporated's Report on Form 8-K filed on September 26, 2018)
10.2
Transitional Services Agreement, dated as of September 24, 2018, by and between Elanco Animal Health Incorporated and Eli Lilly and Company (incorporated by reference to Exhibit 10.2 to Elanco Animal Health Incorporated's Report on Form 8-K filed on September 26, 2018)
10.3
Tax Matters Agreement, dated as of September 24, 2018, by and between Elanco Animal Health Incorporated and Eli Lilly and Company (incorporated by reference to Exhibit 10.3 to Elanco Animal Health Incorporated's Report on Form 8-K filed on September 26, 2018)
10.4
Employee Matters Agreement, dated as of September 24, 2018, by and between Elanco Animal Health Incorporated and Eli Lilly and Company (incorporated by reference to Exhibit 10.4 to Elanco Animal Health Incorporated's Report on Form 8-K filed on September 26, 2018)
10.5
Toll Manufacturing and Supply Agreement, dated as of September 24, 2018, by and between Elanco UK AH Limited and Eli Lilly Export S.A. (incorporated by reference to Exhibit 10.5 to Elanco Animal Health Incorporated's Report on Form 8-K filed on September 26, 2018)
10.6
Registration Rights Agreement, dated as of September 24, 2018, by and between Elanco Animal Health Incorporated and Eli Lilly and Company (incorporated by reference to Exhibit 10.6 to Elanco Animal Health Incorporated's Report on Form 8-K filed on September 26, 2018)
10.7
Transitional Trademark License Agreement, dated as of September 24, 2018, by and among Elanco Animal Health Incorporated, Eli Lilly and Company and Elanco US Inc. (incorporated by reference to Exhibit 10.7 to Elanco Animal Health Incorporated's Report on Form 8-K filed on September 26, 2018)

Exhibit Number	Description
10.8	Intellectual Property and Technology License Agreement, dated as of September 24, 2018, by and among Elanco Animal Health Incorporated, Eli Lilly and Company and Elanco US Inc. (incorporated by reference to Exhibit 10.7 to Elanco Animal Health Incorporated's Report on Form 8-K filed on September 26, 2018)
10.9	2002 Lilly Stock Plan, as amended (incorporated by reference to Exhibit 10.1 to Eli Lilly and Company's Report on Form 10-Q for the quarter ended June 30, 2018)*
10.10	The Eli Lilly and Company Bonus Plan, as amended (incorporated by reference to Exhibit 10.7 to Eli Lilly and Company's Report on Form 10-K for the year ended December 31, 2013)*
10.11	Form of Performance Award under the 2002 Lilly Stock Plan (incorporated by reference to Exhibit 10.2 to Eli Lilly and Company's Report on Form 10-K for the year ended December 31, 2018)*
10.12	Form of Shareholder Value Award under the 2002 Lilly Stock Plan (incorporated by reference to Exhibit 10.3 to Eli Lilly and Company's Report on Form 10-K for the year ended December 31, 2018)*
10.13	The Lilly Deferred Compensation Plan, as amended (incorporated by reference to Exhibit 10.5 to Eli Lilly and Company's Report on Form 10-K for the year ended December 31, 2013)*
10.14
The Eli Lilly and Company Executive Offer Incentive Plan (incorporated by reference to Appendix B to Eli Lilly and Company's proxy statement on Schedule 14A filed on March 7, 2011 (SEC File No. 001-06351, Film No. 11666753))*
10.15
2007 Change in Control Severance Pay Plan (incorporated by reference to Exhibit 10 to Eli Lilly and Company's Report on Form 10-Q for the quarter ended September 30, 2010 (SEC File No. 001-06351, Film No. 101149876))*
10.16	The Elanco Corporate Bonus Plan (incorporated by reference to Exhibit 10.16 to Elanco Animal Health Incorporated's registration statement on Form S-1 (File No. 333-226536))*
10.17	2018 Elanco Stock Plan (incorporated by reference to Exhibit 4.3 to Elanco Animal Health Incorporated's registration statement on Form S-8 (File No. 333-227447))*
10.18	Elanco Animal Health Incorporated Directors' Deferral Plan (incorporated by reference to Exhibit 4.4 to Elanco Animal Health Incorporated's registration statement on Form S-8 (File No. 333-227447))*
10.19
Director Letter Agreement between Emu Holdings Company and R. David Hoover, dated as of May 25, 2018 (incorporated by reference to Exhibit 10.19 to Elanco Animal Health Incorporated's registration statement on Form S-1 (File No. 333-226536))
10.20
Form of 2018 Change in Control Severance Pay Plan for Select Employees (incorporated by reference to Exhibit 10.20 to Elanco Animal Health Incorporated's registration statement on Form S-1 (File No. 333-226536))*
10.21
Form of Elanco Animal Health Incorporated Restricted Stock Unit Awards Agreement (incorporated by reference to Exhibit 10.21 to Elanco Animal Health Incorporated's registration statement on Form S-1 (File No. 333-226536))*

Exhibit Number	Description
10.22	Form of Elanco Animal Health Incorporated Nonqualified Stock Option Award Agreement (incorporated by reference to Exhibit 10.22 to Elanco Animal Health Incorporated's registration statement on Form S-1 (File No. 333-226536))*
10.23	The Lilly Severance Pay Plan (incorporated by reference to Exhibit 10.23 to Elanco Animal Health Incorporated's registration statement on Form S-1 (File No. 333-226536))*
10.24
Revolving Loan Credit Agreement, dated as of September 5, 2018, among Elanco Animal Health Incorporated, as borrower, JPMorgan Chase Bank, N.A., as administrative agent and the other Lenders party thereto (incorporated by reference to Exhibit 10.24 to Elanco Animal Health Incorporated's registration statement on Form S-1 (File No. 333-226536))
10.25
Term Loan Credit Agreement, dated as of September 5, 2018, among Elanco Animal Health Incorporated, as borrower, JPMorgan Chase Bank, N.A., as administrative agent and the other Lenders party thereto (incorporated by reference to Exhibit 10.25 to Elanco Animal Health Incorporated's registration statement on Form S-1 (File No. 333-226536))
10.26
Retention Bonus Agreement, dated October 18, 2018, by and between Elanco US Inc. and Todd S. Young (incorporated by reference to Exhibit 10.2 to Elanco Animal Health Incorporated's Report on Form 8-K filed on October 30, 2018)*
10.27
Employment Offer Letter with Mr. Todd S. Young, dated October 15, 2018, by and between Elanco US Inc. and Todd S. Young (incorporated by reference to Exhibit 10.1 to Elanco Animal Health Incorporated's Report on Form 8-K filed on October 30, 2018)*
10.28	Form of Performance Award Agreement (incorporated by reference to Exhibit 10.1 to Elanco Animal Health Incorporated's Report on Form 8-K filed on February 19, 2019)*
10.29	Form of Restricted Stock Unit Award Agreement (incorporated by reference to Exhibit 10.2 to Elanco Animal Health Incorporated's Report on Form 8-K filed on February 19, 2019)*
10.30	Form of Restricted Stock Unit Award Agreement (incorporated by reference to Exhibit 10.22 to Elanco Animal Health Incorporated's Report on Form 10-K for the year ended December 31, 2018)*
10.31
Form of Replacement Performance Award Agreement for Certain Named Executive Officers (incorporated by reference to Exhibit 10.23 to Elanco Animal Health Incorporated's Report on Form 10-K for the year ended December 31, 2018)*
10.32
Form of Replacement Performance Award Agreement for Jeffrey N. Simmons (incorporated by reference to Exhibit 10.24 to Elanco Animal Health Incorporated's Report on Form 10-K for the year ended December 31, 2018)*
10.33
Form of Replacement Restricted Stock Unit Award Agreement for Certain Named Executive Officers (incorporated by reference to Exhibit 10.25 to Elanco Animal Health Incorporated's Report on Form 10-K for the year ended December 31, 2018)*
10.34	Elanco Animal Health Incorporated Directors' Deferral Plan (incorporated by reference to Exhibit 10.1 to Elanco Animal Health Incorporated's Report on Form 10-Q for the quarter ended March 31, 2019)*
10.35
Form of Elanco Animal Health Incorporated Restricted Stock Unit Award Agreement for non-employee directors with respect to annual awards (incorporated by reference to Exhibit 10.2 to Elanco Animal Health Incorporated's Report on Form 10-Q for the quarter ended March 31, 2019)*

Exhibit Number	Description
10.36	Form of Elanco Animal Health Incorporated Restricted Stock Unit Award Agreement for non-employee directors with respect to one-time founder award (incorporated by reference to Exhibit 10.3 to Elanco Animal Health Incorporated's Report on Form 10-Q for the quarter ended March 31, 2019)*
10.37
Elanco Animal Health Incorporated Replacement Restricted Stock Unit Award Agreement (incorporated by reference to Exhibit 10.4 to Elanco Animal Health Incorporated's Report on Form 10-Q for the quarter ended March 31, 2019)*
21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to Elanco Animal Health Incorporated's Annual Report on Form 10-K for the year ended December 31, 2018)
23.1	Consent of Ernst & Young LLP†
23.2	Consent of Bryan Cave Leighton Paisner LLP (included in Exhibit 5.1)
23.3	Consent of Barnes & Thornburg LLP (included in Exhibit 5.2)
24.1	Power of Attorney (included as part of signature page)
25.1	Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of the Trustee under the Indenture.†
99.1	Form of Letter of Transmittal†
99.2	Form of Notice of Guaranteed Delivery†
99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies, Custodians and Similar Institutions†
99.4	Form of Letter to Clients†
101.INS	XBRL Instance Document†
101.SCH	XBRL Taxonomy Extension Schema Document†
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document†
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document†
101.LAB	XBRL Taxonomy Extension Label Linkbase Document†
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document†

†
Filed herewith

*
Management contracts or compensatory plans or arrangements

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on the 17th day of May, 2019.

ELANCO ANIMAL HEALTH INCORPORATED
By:	/s/ JEFFREY N. SIMMONS
	Name:	Jeffrey N. Simmons
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY

        We, the undersigned directors and officers of Elanco Animal Health Incorporated, do hereby constitute and appoint Jeffrey N. Simmons, Todd S. Young and Michael-Bryant Hicks, and each of them acting individually, as our true and lawful attorneys and agents, with full power of substitution, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, this registration statement or any and all amendments thereto and to file the same, with all relevant exhibits and other documents in connection therewith, with the Securities and Exchange Commission and we do hereby ratify and confirm that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ JEFFREY N. SIMMONS Jeffrey N. Simmons	President and Chief Executive Officer (Principal Executive Officer) and Director	May 17, 2019
/s/ TODD S. YOUNG Todd S. Young	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 17, 2019
/s/ JAMES M. MEER James M. Meer	Vice President, Chief Accounting Officer (Principal Accounting Officer)	May 17, 2019
/s/ R. DAVID HOOVER R. David Hoover	Chairman	May 17, 2019

Name	Title	Date

/s/ KAPILA K. ANAND Kapila K. Anand	Director	May 17, 2019
/s/ JOHN P. BILBREY John P. Bilbrey	Director	May 17, 2019
/s/ ART A. GARCIA Art A. Garcia	Director	May 17, 2019
/s/ MICHAEL J. HARRINGTON Michael J. Harrington	Director	May 17, 2019
/s/ DEBORAH T. KOCHEVAR Deborah T. Kochevar	Director	May 17, 2019
/s/ LAWRENCE E. KURZIUS Lawrence E. Kurzius	Director	May 17, 2019
/s/ KIRK MCDONALD Kirk McDonald	Director	May 17, 2019
/s/ DENISE SCOTS-KNIGHT Denise Scots-Knight	Director	May 17, 2019